Exhibit 10.1

*** TEXT OMITTED

AND FILED SEPARATELY

CONFIDENTIAL TREATMENT

REQUESTED

CREDIT AGREEMENT

by and among

GLOBAL POWER EQUIPMENT GROUP INC.,

as the Borrower

and

the other Credit Parties hereto from time to time,

as Guarantors

and

the LENDERS party hereto from time to time

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Lead Arranger, Bookrunner and Administrative Agent

and

MORGAN STANLEY & CO. INCORPORATED,

as Collateral Agent

and

THE CIT GROUP/BUSINESS CREDIT INC.,

as Syndication Agent and Revolving Agent

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Documentation Agent

Dated as of January 22, 2008

i

v

CREDIT AGREEMENT

This Credit Agreement, dated as of January 22, 2008 (as it may be amended, restated, modified, supplemented or extended from time to time, including all schedules hereto, or otherwise modified, this “Agreement”), by and among GLOBAL POWER EQUIPMENT GROUP INC., a corporation formed under the laws of Delaware (the “Company” or the “Borrower”), certain Subsidiaries of the Company party hereto from time to time, as Guarantors, the Lenders party hereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., a corporation formed under the laws of Delaware, as lead arranger and bookrunner (in such capacity, the “Lead Arranger”) and as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Administrative Agent”), MORGAN STANLEY & CO. INCORPORATED, a corporation formed under the laws of Delaware, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, if any, the “Collateral Agent”), THE CIT GROUP/BUSINESS CREDIT, INC. a corporation formed under the laws of Delaware, as syndication agent (in such capacity, the “Syndication Agent”) and as revolving agent for the Revolving Lenders (in such capacity, together with its successors and assigns, if any, the “Revolving Agent”) and GENERAL ELECTRIC CAPITAL CORPORATION, a corporation formed under the laws of Delaware, as documentation agent.

RECITALS

WHEREAS, on September 28, 2006 (the “Commencement Date”) the Borrower and certain of its Subsidiaries filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, Case No. 06-11045 (BLS) (the “Chapter 11 Cases”);

WHEREAS, on December 7, 2006, the Borrower entered into a post-petition loan and security agreement (the “Post-Petition Loan Agreement”) with the parties thereto;

WHEREAS, on December 21, 2007, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the First Amended Joint Chapter 11 Plan of Reorganization for Global Power Equipment Group Inc. and its Affiliated Debtors (the “Plan of Reorganization”);

WHEREAS, pursuant to the Confirmation Order, the Borrower and such Subsidiaries will exit from the Chapter 11 Cases and all claims and liabilities against the Borrower and such Subsidiaries that arose prior to the date of the Confirmation Order will be satisfied, discharged and released in full, except as set forth therein or in the Plan of Reorganization;

WHEREAS, in accordance with the Confirmation Order, the Borrower has requested that the Lenders make available to it the Commitments, on the terms and conditions set forth herein, to, among other things, pay in full all obligations under the Post-Petition Loan Agreement, fund payments required under the Plan of Reorganization and fund working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries;

WHEREAS, the Administrative Agent and the Lenders are willing to make the Loans to the Borrower upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE FACILITY

Section 1.01. Revolving Loans.

(a) Revolving Loan Commitments. Subject to the terms and conditions of this Agreement, each Revolving Lender hereby severally agrees to make loans (each a “Revolving Loan”), to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time such Revolving Lender’s Pro Rata Share of the lesser of (i) ten million Dollars ($10,000,000) or (ii) the Available Commitments; provided that such aggregate principal amount does not result in such Revolving Lender’s Pro Rata Share of the Aggregate Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment as of such date or the Aggregate Revolving Exposure of all Revolving Lenders exceeding the Total Revolving Commitment of all Revolving Lenders; provided further that no Revolving Loans shall be made on the Closing Date. Within the foregoing limits, upon the terms of this Agreement and the other Loan Documents and subject to the conditions set forth in Section 4.02, from time to time prior to the Maturity Date, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Notice of Borrowing Revolving Loans. If the Borrower desires to borrow a Revolving Loan under Section 1.01(a), the Borrower shall deliver to the Revolving Agent a Notice of Borrowing substantially in the form attached as Exhibit A, signed by the Borrower, not later than 11:00 a.m., New York City time, (i) in the case of a request for an Alternate Base Rate Loan, on the Business Day prior to the proposed Funding Date or (ii) in the case of a request for LIBOR Rate Loans, at least three (3) Business Days prior to the proposed Funding Date. Such Notice of Borrowing shall specify (A) the aggregate principal amount of Revolving Loans to be made on the Funding Date; (B) whether such Revolving Loans shall be comprised of LIBOR Rate Loans or Alternate Base Rate Loans; (C) the proposed Funding Date, which must be a Business Day; and (D) if applicable, the LIBOR Period for such Revolving Loans. The Revolving Loans to be made on any Funding Date shall be in a minimum amount of $250,000 and shall be in an integral multiple of $50,000 in excess thereof. In lieu of delivering such a Notice of Borrowing, the Borrower may give the Revolving Agent telephonic notice of any proposed borrowing by the time required under this Section 1.01(b) if the Borrower confirms such notice by delivery of the Notice of Borrowing to the Revolving Agent promptly, but in no event later than 2:00 p.m., New York City time, on the same day. Each Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this Section 1.01(b) shall be irrevocable and binding on the Borrower.

(c) Making the Revolving Loans.

(i) The Revolving Agent shall promptly notify each Revolving Lender of the amount of each borrowing of Revolving Loans. Each Revolving Lender shall deposit into an account specified by the Revolving Agent an amount equal to its Pro Rata Share of the amount of such borrowing in immediately available funds, not later than 10:00 a.m., New York City time, on the Funding Date applicable thereto. Subject to the satisfaction of the conditions precedent set forth in Article IV, the Revolving Agent shall make the proceeds of such amounts received by it available to the Borrower on such Funding Date.

(ii) Except as otherwise provided in this Section 1.01(c)(ii), all Revolving Loans under this Agreement shall be made by the Revolving Lenders simultaneously and proportionately to their Pro Rata Shares. The failure of any Revolving Lender to deposit the amount described in clause (i) above with the Revolving Agent on the applicable Funding Date shall not relieve any other Revolving Lender of its obligations hereunder to make its Revolving Loan on such Funding Date. No Revolving Lender shall be responsible for any failure by any other Revolving Lender to perform its obligation to make a Revolving Loan hereunder nor shall the Revolving Commitment of any Revolving Lender be increased or decreased as a result of any such failure.

(d) Funding of Revolving Loans. Unless the Revolving Agent shall have received notice from a Revolving Lender, prior to the requested Funding Date for any Revolving Loan, that such Lender will not make available to the Revolving Agent such Revolving Lender’s Pro Rata Share of such Revolving Loan, the Revolving Agent may, but shall not be required to, assume that such Revolving Lender has made such share available on such date in accordance with Section 1.01(c) and may in its sole discretion, but shall not be required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Revolving Lender either does not make its share of the applicable Revolving Loan available to the Revolving Agent or delays in doing so past 4:00 p.m., New York City time, on the Funding Date (such Lender (until it makes such share available) hereinafter referred to as a “Revolving Defaulting Lender”), then the Revolving Agent promptly shall notify the Administrative Agent and the Borrower of such default. If the Revolving Agent has, in its sole discretion, made available to the Borrower an amount corresponding to such Revolving Defaulting Lender’s Pro Rata Share of the Revolving Loan, then each of the Revolving Defaulting Lender and the Borrower agrees to pay to the Revolving Agent forthwith on demand such corresponding amount with interest thereon, on each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Revolving Agent, at:

(i) in the case of the Revolving Defaulting Lender, the Federal Funds Rate; or

(ii) in the case of the Borrower, the interest rate applicable to Alternate Base Rate Loans.

If, with respect to the immediately preceding sentence, the Borrower pays such amount (including interest thereon) to the Revolving Agent, then the Revolving Defaulting Lender shall indemnify and hold harmless the Borrower from and against such amount, and if such Revolving Defaulting Lender pays such amount to the Revolving Agent, then such amount shall constitute such Revolving Defaulting Lender’s Revolving Loan.

(e) Repayment of Revolving Loans; Termination of Revolving Commitments. The Borrower shall pay the principal amount of the Revolving Loans in full on the Maturity Date and the Revolving Commitments shall terminate on the Maturity Date.

Section 1.02. Term Loans.

(a) Loan Commitment. Subject to the terms and conditions set forth herein, each Term Lender hereby severally agrees to make a term loan (each, a “Term Loan”) in the principal amount set forth opposite each such Term Lender’s name on Schedule A hereto to the Borrower on the Closing Date, in accordance with this Section 1.02. The aggregate principal amount of the Term Loans to be advanced shall not exceed ninety million Dollars ($90,000,000). Amounts repaid or prepaid under this Section 1.02 may not be reborrowed.

(b) Notice of Borrowing. If the Borrower desires to borrow under Section 1.02(a), the Borrower shall deliver to the Administrative Agent a Notice of Borrowing signed by the Borrower in substantially the form attached as Exhibit A (i) not later than 2:00 p.m., New York City time, at least three (3) Business Days in advance of the Closing Date, in the case of LIBOR Rate Loans and (ii) not later than 11:00 a.m., New York City time, at least one (1) Business Day prior to the Closing Date, in the case of Alternate Base Rate Loans. Such Notice of Borrowing shall specify: (A) the amount of the proposed Term Loans; (B) the proposed Closing Date, which must be a Business Day; and (C) in the case of LIBOR Rate Loans, the LIBOR Period applicable to such Term Loan. The Notice of Borrowing given pursuant to this Section 1.02(b) shall be irrevocable and binding on the Borrower.

(c) Making the Term Loans.

(i) The Administrative Agent promptly shall notify each Term Lender of the amount of Term Loans requested by the Borrower. Each Term Lender shall deposit into an account specified by the Administrative Agent an amount equal to its Pro Rata Share of the Term Loan Commitments, in immediately available funds, not later than 1:00 p.m., New York City time, on the Closing Date. Subject to the satisfaction of the conditions precedent set forth in Article IV, the Administrative Agent shall make the proceeds of the Term Loans received by it available to the Borrower on the Closing Date.

(ii) Except as otherwise provided in this Section 1.02(c), all Term Loans under this Agreement shall be made by the Term Lenders simultaneously and proportionately to their Pro Rata Shares. The failure of any Term Lender to deposit the amount described in clause (i) above with the Administrative Agent on the Closing Date shall not relieve any other Term Lender of its obligations hereunder to make its Term Loan on the Closing Date. No Term Lender shall be responsible for any failure by any other Term Lender to perform its obligation to make a Term Loan hereunder nor shall the Term Loan Commitment of any Term Lender be increased or decreased as a result of any such failure.

(d) Funding of Term Loans. Unless the Administrative Agent shall have received notice from a Term Lender, prior to the Closing Date, that such Term Lender will not make available to the Administrative Agent such Term Lender’s Pro Rata Share of such Term Loans, the Administrative Agent may, but shall not be required to, assume that such Term Lender has made such Pro Rata Share available on such date in accordance with Section 1.02(c) and may in its sole discretion, but shall not be required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Term Lender either does not make its Pro Rata Share of the Term Loans available to the Administrative Agent or delays in doing so past 3:00 p.m., New York City time, on the Closing Date (such Term Lender (until it makes such Pro Rata Share available) hereinafter referred to as a “Term Defaulting Lender”), then the Administrative Agent shall immediately notify the Borrower of such default. If the Administrative Agent has, in its sole discretion, made available to the Borrower an amount corresponding to such Term Defaulting Lender’s Pro Rata Share of the Term Loans, then each of the Term Defaulting Lender and the Borrower agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, on each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at:

(i) in the case of the Term Defaulting Lender, the Federal Funds Rate; or

(ii) in the case of the Borrower, the interest rate applicable to Alternate Base Rate Loans.

If, with respect to the immediately preceding sentence, the Borrower pays such amount and interest thereon to the Administrative Agent, then the Term Defaulting Lender shall indemnify and hold harmless the Borrower from and against such amount and interest thereon, and if such Term Defaulting Lender pays such amount to the Administrative Agent, then such amount shall constitute such Term Defaulting Lender’s Pro Rata Share of the Term Loans.

(e) Repayment of Term Loans. The Borrower shall pay the aggregate principal amount of the Term Loans on the dates and in the amounts set forth below:

Date	Loan Scheduled Repayment
March 31, 2008	$1,250,000
June 30, 2008	$1,250,000
September 30, 2008	$1,250,000
December 31, 2008	$1,250,000
March 31, 2009	$1,250,000
June 30, 2009	$1,250,000
September 30, 2009	$1,250,000
December 31, 2009	$1,250,000
March 31, 2010	$1,250,000
June 30, 2010	$1,250,000
September 30, 2010	$1,250,000
December 31, 2010	$1,250,000
March 31, 2011	$1,250,000
June 30, 2011	$1,250,000
September 30, 2011	$1,250,000
December 31, 2011	$1,250,000
March 31, 2012	$1,250,000
June 30, 2012	$1,250,000
September 30, 2012	$1,250,000
December 31, 2012	$1,250,000
March 31, 2013	$1,250,000
June 30, 2013	$1,250,000
September 30, 2013	$1,250,000
December 31, 2013	$1,250,000
Maturity Date	All amounts outstanding in respect of the Term Loans.

Section 1.03. Use of Proceeds. Proceeds of the Loans shall be utilized to(a) pay in full all amounts and obligations outstanding under the Post-Petition Loan Agreement, (b) pay or satisfy claims and other obligations in connection with the Borrower’s and certain of its Subsidiaries emergence from bankruptcy as required by the Plan of Reorganization, (c) fund working capital and ongoing corporate needs following the Borrower’s and such Subsidiaries emergence from bankruptcy, and (d) pay fees and expenses associated with the transactions contemplated by this Agreement.

Section 1.04. Promise to Pay. The Borrower agrees to pay (a) the principal amount of the Term Loans on the dates and in the amounts set forth in Section 1.02(e), (b) all interest, fees and expenses (including without limitation Participating Lender Expenses) payable under this Agreement or otherwise under any other Loan Document on demand in accordance with the terms of this Agreement, the other Loan Documents and any applicable Note, (c) cash to secure and collateralize Letters of Credit as and when requested under this Agreement or any underlying documentation with respect to Letters of Credit and (d) the Loans and all other Obligations (other than Hedging Obligations and indemnification obligations and other contingent Obligations under the Loan Documents, in each case, that are not then due pursuant to their terms) on the Maturity Date.

Section 1.05. Notes.

(a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made to the Borrower by each Lender shall be set forth (i) with respect to the Term Loans, on the Term Register maintained by the Administrative Agent and (ii) with respect to Revolving Loans, on the Revolving Register maintained by the Revolving Agent and, subject to the provisions of Section 1.05(b), (c) and (d), shall be evidenced by, at the request of the Revolving Agent or the Administrative Agent, as the case may be, a promissory note substantially in the form of Exhibit B for Revolving Loans (each, a “Revolving Note”) and Exhibit C for Term Loans (each, a “Term Note”), with blanks appropriately completed in conformity herewith (each Revolving Note or Term Note, as the same may be amended, supplemented or otherwise modified from time to time, a “Note”).

(b) The Revolving Note issued to each Revolving Lender shall (i) be executed by the Borrower, (ii) be payable to such Revolving Lender or its registered assigns and be dated the Closing Date (or in the case of any Revolving Note issued after the Closing Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Revolving Commitment of such Revolving Lender on the date of the issuance thereof and be payable in the principal amount of the Revolving Loan evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided herein and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

(c) The Term Note issued to each Term Lender shall (i) be executed by the Borrower, (ii) be payable to such Term Lender or its registered assigns and be dated the Closing Date (or, in the case of any Term Note issued after the Closing Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the principal amount of the Term Loan of such Term Lender on the date of the issuance thereof and be payable in the principal amount of the Term Loan evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided for herein and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

(d) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to those Lenders that at any time specifically request the delivery of such Notes. The failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall not affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) and shall not in any way affect the security or Guarantees provided pursuant to the Loan Documents. At any time if any Lender shall request the delivery of a Note to evidence any of its Loans, the Borrower promptly shall execute and deliver to that Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

Section 1.06. Letters of Credit.

(a) Issuance. (i) Upon the terms and subject to the conditions of this Agreement, the Revolving Lenders agree to incur, from time to time during the Availability Period, upon the request of the Borrower, and for the Borrower’s account, Letter of Credit Obligations by issuing Letters of Credit through the Revolving Agent or an affiliate, bank or other legally authorized Person selected or approved by the Revolving Agent (each, an “L/C Issuer”) for the Borrower’s account; provided that each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit, as more fully described in paragraph (b)(ii) below. Letters of Credit shall be made such that the aggregate amount of all such Letter of Credit Obligations, plus the aggregate amount of any outstanding Revolving Loans, shall not at any time exceed the Available Commitments. No such Letter of Credit shall have an expiry date that is (A) more than one year following the date of issuance thereof, unless otherwise consented to in writing by the Revolving Agent in its sole discretion (subject to renewal provisions as described in Section 1.06(a)(ii)), or (B) later than the Maturity Date, unless otherwise consented to in writing by the Required Revolving Lenders (including with respect to customary evergreen provisions).

(ii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Maturity Date; provided that the relevant L/C Issuer shall not permit any such renewal if the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof.

(b) Advances Automatic; Participations. (i) In the event that any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall be deemed automatically to constitute a Revolving Loan to the Borrower (not taking into account the limitation on the maximum amount of cash borrowings set forth in Section 1.01(a)) under this Agreement regardless of whether a Default or Event of Default has occurred or is continuing and notwithstanding the Borrower’s failure to satisfy the conditions precedent set forth in Article IV. Each Revolving Lender shall be obligated to pay its Pro Rata Share of each Letter of Credit Obligation in accordance with this Agreement. The failure of any Revolving Lender to make available its Pro Rata Share of any such Revolving Loan under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Pro Rata Share of any such payment.

(ii) If it shall be illegal or unlawful for the Borrower to incur a Revolving Loan as contemplated above or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from such L/C Issuer an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share (based on the Revolving Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from such L/C Issuer an undivided interest and participation in such Revolving Lender’s Pro Rata Share (based on the Revolving Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in Section 1.01 with respect to Revolving Loans.

(c) Letter of Credit Fees and Expenses. The Borrower agrees to pay to the Revolving Agent for the benefit of the Revolving Lenders, the fees set forth in Section 3.06(c) in connection with Letter of Credit Obligations. The Borrower agrees to pay to the Revolving Agent for the benefit of the L/C Issuer, (i) the fees set forth in Section 3.06(d) in connection with the issuance of Letters of Credit and, (ii) on demand, such reasonable fees (including all per annum fees), charges and expenses of the L/C Issuer customarily charged by the L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of Letters of Credit or otherwise payable pursuant to the application and related documentation under which any Letter of Credit is issued.

(d) Request for Incurrence of Letter of Credit Obligations. The Borrower shall give the Revolving Agent by 11:00 a.m., New York City time, at least two (2) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed application in the form set forth in Exhibit D (each a “Letter of Credit Application”). Notwithstanding anything contained herein to the contrary, Letter of Credit Applications by the Borrower, and approvals by the Revolving Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among the Borrower, the Revolving Agent and the L/C Issuer. In the case of any conflict between any Letter of Credit or application therefor, and this Agreement, this Agreement shall prevail.

(e) Obligation Absolute. The obligation of the Borrower to reimburse the Revolving Lenders and the L/C Issuers for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities. The L/C Issuer shall promptly notify the Borrower of any claims or draws under any Letter of Credit. The Borrower shall reimburse the L/C Issuer for any claims or draws on any Letter of Credit by no later than 3:00 p.m. New York City time on the date such draw is made. The obligations of each Revolving Lender to make payments to the Revolving Agent and the L/C Issuer with respect to Letters of Credit shall be unconditional and irrevocable. All obligations of the Borrower and the Revolving Lenders shall be paid strictly in accordance with the terms hereof irrespective of any fact or circumstance whatsoever, including the following:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;

(ii) the existence of any claim, setoff, defense or other right that the Borrower or any of its respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Revolving Agent, any Lender, any L/C Issuer, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between the Borrower or any of its respective Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default has occurred and is continuing.

(f) Indemnification; Nature of Lenders’ Duties. (i) In addition to amounts payable as elsewhere provided in the Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save harmless the Revolving Agent and each Revolving Lender and L/C Issuer from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Revolving Agent or any Revolving Lender or any L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of the Revolving Agent or any Revolving Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of the Revolving Agent or such Revolving Lender (as finally determined by a court of competent jurisdiction).

(ii) As between the Revolving Agent and any Revolving Lender and any L/C Issuer and the Borrower, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither the Revolving Agent nor any Revolving Lender nor any L/C Issuer shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided that in the case of any payment by a Revolving Lender or L/C Issuer under any Letter of Credit, such Revolving Lender or L/C Issuer shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit thereof substantially complies on its face with any applicable requirements for a demand for payment under such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit; and (H) any consequences arising from causes beyond the control of the Revolving Agent or any Revolving Lender or L/C Issuer. None of the above shall affect, impair, or prevent the vesting of any of the Agents’ or any Lender’s or L/C Issuer’s rights or powers hereunder or under this Agreement.

(g) Cash Collateral. In the event that any Letter of Credit Obligations, whether or not then due or payable, shall for any reason be outstanding on the Maturity Date, the Borrower will either (i) cause the underlying Letter of Credit to be returned and canceled and each corresponding Letter of Credit Obligation to be terminated, or (ii) pay to the Collateral Agent, for the benefit of the Secured Parties, in immediately available funds, an amount equal to 105% of the maximum amount then available to be drawn under all Letters of Credit not so returned and canceled to be held by the Collateral Agent, for the benefit of the Secured Parties, as cash collateral in an account of the Collateral Agent (the “Cash Collateral Account”).

Section 1.07. Intentionally Omitted.

Section 1.08. Intentionally Omitted.

Section 1.09. Allocation of Proceeds of Collateral and Payments.

(a) At any time after an Event of Default has occurred and is continuing and after the Commitments have terminated, whether at their stated maturity, by acceleration, automatically or otherwise in accordance with the terms hereof, the proceeds of the Collateral that are received by any Agent shall be paid over or delivered to the Collateral Agent for distribution as follows:

FIRST, on a pro rata basis, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agents constituting Participating Lender Expenses, and to the payment of any fees then due to any Agent;

SECOND, on a pro rata basis, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lenders constituting Participating Lender Expenses, and to the payment of any fees then due to any Lender;

THIRD, on a pro rata basis, to the payment of the Borrower’s Obligations to the Revolving Lenders and the L/C Issuer consisting of accrued fees and interest (other than Default Interest) then due with respect to Revolving Loans and Letters of Credit (including interest (other than Default Interest) that, but for the filing of a petition in bankruptcy with respect to the Borrower or any of its Subsidiaries, would have accrued on the Revolving Loans and Letters of Credit (including any refinancing of such Obligations), whether or not a claim is allowed against such Person for such interest in the related bankruptcy proceeding);

FOURTH, on a pro rata basis, to the payment of interest (other than Default Interest) and accrued fees and all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each Hedging Agreement Provider then due in connection with obligations of the Credit Parties under Hedging Agreements not to exceed the Hedging Priority Amount;

FIFTH, on a pro rata basis, (i) to the payment of the outstanding principal amount of the Revolving Loans then due to the Revolving Lenders and the principal amount of any unreimbursed drawings under Letters of Credit then due to the Revolving Lenders and (ii) to fund the Cash Collateral Account of all outstanding Letters of Credit then due in an amount equal to 105% of the face amount;

SIXTH, on a pro rata basis, to the payment of the Hedging Obligations up to the Hedging Priority Amount, less amounts paid in the Fourth priority of this Section 1.09(a);

SEVENTH, on a pro rata basis, to the payment of all of the Borrower’s Obligations to the Term Lenders with respect to the Term Loans, including the outstanding principal amount, accrued fees and interest (other than Default Interest) then due of the Term Loans;

EIGHTH, on a pro rata basis, to the payment of all of the Borrower’s Obligations to the Lenders consisting of Default Interest then due, first, with respect to the Revolving Loans, second, with respect to the Hedging Agreements (to the extent accrued on the portion of the Hedging Agreements constituting the Hedging Priority Amounts), and third, with respect to the Term Loan;

NINTH, to all other Obligations, if any, which shall have become due and payable under the Loan Documents or otherwise and not otherwise repaid;

TENTH, to the payment of Hedging Obligations, if any, that comprise the Excess Hedging Amount; and

ELEVENTH, to the payment of the surplus, if any, to the Borrower or whomever may be lawfully entitled to receive such surplus.

(b) All payments and proceeds in respect of the Obligations, other than those specified in Section 1.09(a) above, shall be applied, as specified by the Borrower or, at any other time or if not so specified, shall be paid over or delivered to the Administrative Agent for distribution as follows:

FIRST, on a pro rata basis, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agents constituting Participating Lender Expenses, and to the payment of any fees then due to any Agent;

SECOND, on a pro rata basis, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lenders constituting Participating Lender Expenses, and to the payment of any fees then due to any Lender;

THIRD, on a pro rata basis, to the payment of all of the Borrower’s Obligations to the Lenders and the L/C Issuer consisting of accrued fees and interest (other than Default Interest) then due with respect to the Loans (including interest (other than Default Interest) that, but for the filing of a petition in bankruptcy with respect to the Borrower or any of its Subsidiaries, would have accrued on the Loans (including any refinancing of such Obligations), whether or not a claim is allowed against such Person for such interest in the related bankruptcy proceeding);

FOURTH, on a pro rata basis, to the payment of interest (other than Default Interest) and accrued fees and all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each Hedging Agreement Provider then due in connection with obligations of the Credit Parties under Hedging Agreements not to exceed the Hedging Priority Amount;

FIFTH, on a pro rata basis, (i) to the payment of the outstanding principal amount of the Loans then due to the Lenders and the principal amount of any unreimbursed drawings under Letters of Credit then due to the Revolving Lenders and (ii) to fund the Cash Collateral Account of all outstanding Letters of Credit then due in an amount equal to 105% of the face amount;

SIXTH, on a pro rata basis, to the payment of (i) all of the Borrower’s Obligations to the Lenders consisting of Default Interest then due with respect to the Loans, and (ii) Hedging Obligations up to the Hedging Priority Amount, less amounts paid in the Fourth priority of this Section 1.09(b);

SEVENTH, to all other Obligations, if any, which shall have become due and payable under the Loan Documents or otherwise and not otherwise repaid;

EIGHTH, to the payment of Hedging Obligations, if any, that comprise the Excess Hedging Amount; and

NINTH, to the payment of the surplus, if any, to the Borrower or whoever may be lawfully entitled to receive such surplus.

(c) In carrying out the provisions of Sections 1.09(a) and (b), (i) amounts received shall be applied equally and ratably in the numerical order provided until exhausted prior to the application to the next succeeding category; (ii) amounts payable to the Lenders shall be applied to each Lender in accordance with its Pro Rata Share; (iii) amounts payable to each of the Hedging Agreement Providers shall be applied on a pro rata basis; and (iv) to the extent that any amounts pursuant to clause FIFTH of Section 1.09(a) or clause FIFTH of Section 1.09(b) above are attributable to the cash collateralization of issued but undrawn amount of outstanding Letters of Credit, such amounts shall be paid to the Revolving Agent and applied (1) first, to all ongoing fees and expenses of the L/C Issuer and the Revolving Agent in connection with the outstanding Letters of Credit, (2) second, to reimburse the L/C Issuer from time to time for any drawings under such Letters of Credit, and (3) third, following the expiration of all Letters of Credit, to the Collateral Agent for all other obligations of the types described above in the manner provided in this Section 1.09 or otherwise reimbursed to the Borrower.

(d) No Defaulting Lender shall be entitled to any payments under this Section 1.09 during the time that the default of such Defaulting Lender is continuing.

Section 1.10. Limitations on LIBOR Loans. No more than twelve (12) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different LIBOR Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date or have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing LIBOR Periods to constitute a new LIBOR Rate Loan with a single LIBOR Period. The Borrower may only exercise the LIBOR option for LIBOR Rate Loans of at least one million Dollars ($1,000,000) and integral multiples of one million Dollars ($1,000,000) in excess thereof.

ARTICLE II

PAYMENTS AND OTHER COMPENSATION

Section 2.01. Voluntary Prepayments/Reductions of Commitments.

(a) Optional Prepayment of Term Loans. Subject to Section 1.09, the Borrower shall have the right, upon at least three (3) Business Days’ prior written notice by the Borrower to each of the Administrative Agent and the Revolving Agent, to voluntarily prepay all or any portion (in a minimum amount of $5,000,000 or such lesser amount as may then remain outstanding or integral multiples of $1,000,000 in excess thereof) of the Term Loans on any Business Day upon payment of the applicable Prepayment Fee pursuant to Section 2.03. Any voluntary prepayment of any Term Loan shall be accompanied by the payment of all accrued and unpaid interest with respect to the principal being prepaid through the date of prepayment and any applicable Prepayment Fee pursuant to Section 2.03. Any voluntary partial prepayment of any Term Loans shall be applied to the scheduled repayment of Term Loans in the inverse order of maturity thereof until all Term Loans are repaid in full.

(b) Optional Prepayment of Revolving Loans. As set forth in Section 1.01(a), at any time after the Closing Date, the Borrower may prepay, and thereafter reborrow, subject to the terms and conditions set forth herein (including Section 3.03), all or any portion of the Revolving Loans then outstanding.

(c) Optional Reduction of Revolving Commitments. The Borrower shall have the right, upon at least five (5) Business Days’ prior written notice by the Borrower to each of the Administrative Agent and the Revolving Agent to cancel the Total Revolving Commitment in full or to reduce the amount thereof; provided that the amount of the Total Revolving Commitment shall at no time be less than the sum of (i) the outstanding principal amount of all Revolving Loans plus (ii) the Letter of Credit Exposure. Partial reductions of the Total Revolving Commitment shall be in a minimum amount of $5,000,000 or such lesser amount as may then remain outstanding or integral multiples of $1,000,000 in excess thereof and shall reduce each Revolving Lender’s Revolving Commitment on a pro rata basis based upon such Revolving Lender’s Pro Rata Share. All cancellations or reductions shall be permanent. Any such notice of reduction shall be accompanied by the payment of the Unused Commitment Fee accrued through the date of such cancellation or reduction.

(d) Reduction of Term Loan Commitments. The Term Loan Commitments shall be automatically and permanently reduced to $0 on the Closing Date after giving effect to the incurrence of Term Loans on such date.

Section 2.02. Mandatory Prepayments.

(a) Prepayments from Asset Dispositions. Within five (5) Business Days after the receipt by a Credit Party or any Subsidiary of a Credit Party of any Net Cash Proceeds from an Asset Sale or Net Casualty/Condemnation Proceeds, the Borrower shall cause 100% of such Net Cash Proceeds or Net Casualty/Condemnation Proceeds to be applied to prepay the Loans; provided however that if the Borrower notifies each of the Administrative Agent and the Revolving Agent in writing within such five (5) Business Day period that the applicable Credit Party or Subsidiary has applied or intends to apply such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade, replace, repair or invest in long term assets used or useful in the business of such Credit Party or such applicable Subsidiary or any other Credit Party, then the applicable Credit Party or Subsidiary, shall, so long as no Event of Default shall have occurred and be continuing, be permitted to use such proceeds as notified to the Administrative Agent and the Revolving Agent within two hundred seventy (270) days of the receipt thereof; provided further, that to the extent such proceeds have not been used or irrevocably committed to be used for such a purpose within two hundred seventy (270) days of the receipt thereof, such Net Cash Proceeds or Net Casualty/Condemnation Proceeds shall be applied to prepay the Loans in accordance with Section 1.09. All prepayments under this Section 2.02(a) shall be accompanied by all accrued and unpaid interest on the Loans being prepaid and, in the case of any prepayment under this Section 2.02(a) resulting from the receipt of Net Cash Proceeds, the applicable Prepayment Fee (which, subject to Section 1.09, shall be deducted from such Net Cash Proceeds prior to the application of such Net Cash Proceeds in prepayment of the Loans in accordance with the terms of the preceding sentence).

(b) Prepayments from Incurrence of Indebtedness. Immediately upon the receipt by any Credit Party or any Subsidiary of a Credit Party of cash proceeds from the issuance or incurrence of any Indebtedness (other than Permitted Indebtedness), the Borrower shall prepay the Loans in an amount equal to 100% of the proceeds from such issuance or incurrence, net of taxes, underwriting discounts and commissions and other reasonable, out-of-pocket costs and expenses associated therewith. All such prepayments shall be accompanied by all accrued and unpaid interest on the Loans being prepaid and the applicable Prepayment Fee (which, subject to Section 1.09, shall be deducted from the cash proceeds prior to the application of such cash proceeds in prepayment of the Loans in accordance with the terms of the preceding sentence).

(c) Prepayments from Equity Issuances. Immediately upon the receipt by any Credit Party or any Subsidiary of a Credit Party of any Net Cash Proceeds from any Equity Issuance (other than Net Cash Proceeds from any Equity Issuance described in Section 4.01(t)), the Borrower shall prepay the Loans in an amount equal to 50% of such Net Cash Proceeds. All such prepayments shall be accompanied by all accrued and unpaid interest on the Loans being prepaid and the applicable Prepayment Fee (which, subject to Section 1.09, shall be deducted from such Net Cash Proceeds prior to the application of such Net Cash Proceeds in prepayment of the Loans in accordance with the terms of the preceding sentence).

(d) Mandatory Repayments from Excess Cash Flow. In addition to any other mandatory repayments pursuant to this Section 2.02, no later than the Sweep Date for each Fiscal Year, the Borrower shall make an offer to prepay (an “Offer to Prepay”) or, if a Default has occurred and is continuing, the Borrower shall prepay, the Term Loans in an amount equal to the Applicable Cash Flow Percentage of Excess Cash Flow for such Fiscal Year. Each Offer to Prepay shall be in writing and shall be delivered to the Administrative Agent and each of the Term Lenders and shall include or state the following terms of the Offer to Prepay: (A) a reference that the Offer to Prepay is made pursuant to this Section 2.02(d), (B) a calculation of the Excess Cash Flow for such year and the amount of such offer, and (C) that each Term Lender that desires to accept such offer must notify the Administrative Agent (with a copy to the Borrower) in writing by executing an acceptance set forth in such Offer to Prepay within thirty (30) days of the date of such Offer to Prepay. An Offer to Prepay shall be deemed accepted by each accepting Term Lender unless such Term Lender provides written notice to the Administrative Agent of its rejection of the Offer to Prepay within the time period set forth in clause (C) above. Notwithstanding the foregoing, the Administrative Agent may accept Offers to Prepay on behalf of any or all Term Lenders only upon receipt from such Term Lender of its acceptance of such Offer to Prepay. Upon acceptance of an Offer to Prepay by a Term Lender or by the Administrative Agent on behalf of any or all Term Lenders (and in any event within three (3) days thereof) the Borrower shall prepay the Term Loans due to such Term Lender in the amount equal to such Term Lender’s Pro Rata Share of the amount set forth in the first sentence of this Section 2.02(d).

(e) Application of Mandatory Prepayments. Subject to Section 1.09, each mandatory prepayment made pursuant to this Agreement shall be applied first, to permanently reduce the Term Loans; second, to the Revolving Loans (other than Revolving Loans incurred pursuant to Section 1.06(b) as a result of payments under Letters of Credit), third to the Revolving Loans incurred pursuant to Section 1.06(b) as a result of payments under Letters of Credit; and fourth, to Letter of Credit Obligations. Any mandatory prepayment applied to Letter of Credit Obligations in respect of outstanding Letters of Credit that have not been drawn upon shall be effected by the reduction of the Available Commitments by the amount prepaid and, to the extent that after giving effect to such reductions, the Aggregate Revolving Exposure would exceed the Available Commitments, 105% of such excess amount shall be funded to the Cash Collateral Account by the Borrower.

Section 2.03. Prepayment Fees.

In connection with (a) any repayments of Term Loans made pursuant to Section 1.09, (b) any prepayments of Term Loans made pursuant to Section 2.01(a), 2.02(a) (other than prepayments in respect of Net Casualty/Condemnation Proceeds), 2.02(b) or 2.02(c), the Borrower shall pay to the Administrative Agent a prepayment fee (the “Prepayment Fee”) for the benefit of the Term Lenders in an amount equal to the aggregate principal amount to be repaid multiplied by the percentage set forth below:

Prepayment Date	Percentage
On or prior to January 22, 2009	3.0%
After January 22, 2009 and on or prior to January 22, 2010	2.0%
After January 22, 2010 and on or prior to January 22, 2011	1.0%
After January 22, 2011	0%

Section 2.04. Payments.

(a) General Provisions. All payments to be made by any Credit Party shall be made without set-off, counterclaim or other defense. All payments by any Credit Party on account of Revolving Loans shall be made to the Revolving Agent at the payment office identified by the Revolving Agent. All other payments by any Credit Party shall be made to the Administrative Agent at the payment office identified by the Administrative Agent. Except as otherwise expressly provided herein, each payment shall be made in immediately available funds, no later than 2:00 p.m., New York City time, on the date specified herein for the payment to be made. The Revolving Agent or the Administrative Agent, as the case may be, will promptly distribute to the relevant Participating Lender or Agent its Pro Rata Share or other applicable share as expressly provided herein, of each such payment in like funds as received. Any payment received by the Revolving Agent or the Administrative Agent later than 2:00 p.m., New York City time, on any Business Day shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Sharing of Payments. Except as otherwise provided herein, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall (i) notify the Administrative Agent or the Revolving Agent of such fact and (ii) forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). Each Credit Party jointly and severally agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.04(b) may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Credit Party in the amount of such participation.

(c) Payments on Non-Business Days. Whenever any payment to be made by the Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day.

Section 2.05. Taxes.

(a) Payment of Taxes. Except as set forth below, any and all payments by a Credit Party hereunder, under the Notes or under any other Loan Document shall be made free and clear of and without deduction for any and all Indemnified Taxes. If a Credit Party shall be required by law to withhold or deduct any Indemnified Taxes from or in respect of any sum payable hereunder, under the Notes or under any other Loan Document to any Lender or Agent, (i) such sum payable shall be increased by an additional amount so that after making all such required withholdings or deductions (including such withholdings or deductions applicable to additional amounts payable under this Section 2.05(a)), such Lender or Agent receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Credit Party shall make such withholdings or deductions, and (iii) such Credit Party shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) Other Taxes. In addition, the Credit Parties jointly and severally agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Indemnification. The Credit Parties will indemnify each Participating Lender and each Agent against, and reimburse each, within twenty (20) days of a receipt of written demand therefor, for the full amount of all Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any Governmental Authority on amounts payable to such Agent or Lender under this Section 2.05(c)) incurred or paid by such Participating Lender or such Agent (as the case may be), or any Affiliate of such Participating Lender or Agent on or with respect to any payment by or on account of any obligation of the Credit Parties hereunder, and any penalties, interest, and reasonable out-of-pocket expenses paid to third parties arising therefrom or with respect thereto.

(d) Receipts. Within thirty (30) days after a request from the Administrative Agent or the Revolving Agent, each Credit Party will furnish to the Administrative Agent the original or a certified copy of a receipt, if available, or other reasonably available documentation reasonably satisfactory to the Administrative Agent evidencing payment of such Indemnified Taxes or Other Taxes (including in respect of payments of additional amounts) required to be paid by such Credit Party pursuant to this Section 2.05. The Borrower will furnish to the Administrative Agent and the Revolving Agent upon the Administrative Agent’s or the Revolving Agent’s request, a certificate executed by an Authorized Officer stating that all Indemnified Taxes and Other Taxes have been paid when due.

(e) Nonresident Certifications.

(i) Each Participating Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall deliver to the Administrative Agent on or prior to the Closing Date, or, in the case of a Non-U.S. Lender that becomes a Participating Lender pursuant to Section 3.05 hereof, on or prior to the date on which such Participating Lender becomes a Participating Lender pursuant to Section 3.05, a true and accurate IRS Form W-8BEN, W-8IMY (with the necessary attachments), W-8EXP or W-8ECI, as appropriate to the Participating Lender’s circumstances, or any subsequent version thereof or successors thereto and such other documentation prescribed by Applicable Law executed in duplicate by a duly authorized officer of such Participating Lender along with a certificate executed by a duly authorized officer of such Participating Lender to the effect that such Participating Lender is eligible as of such date to receive payments hereunder and under any Notes free and clear or at a reduced rate of United States federal withholding tax.

(ii) Each Non-U.S. Lender further agrees to deliver to the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate or IRS form previously delivered by it to the Administrative Agent pursuant to this Section 2.05(e) (including upon the expiration, obsolescence or invalidity of such certificate or form, upon the designation of a new lending office and at such other times as may be necessary in the determination of the Administrative Agent or a Credit Party (in the reasonable exercise of its discretion)). Each certificate required to be delivered pursuant to this Section 2.05(e)(ii) shall certify as to one of the following:

(A) that such Participating Lender can receive payments hereunder and under any Notes free and clear or at a reduced rate of United States federal withholding tax (in which case the certificate shall be accompanied by two true and accurate originals of IRS Form W-8BEN, W-8IMY (with the necessary attachments), W-8EXP or W-8ECI, as applicable (or any successor form));

(B) that such Participating Lender is no longer capable of receiving payments hereunder or under the Notes free and clear or at a reduced rate of United States federal withholding tax by reason of a Change in Law (including the Code or any applicable tax treaty) after the later of the Closing Date, or in the case of a Participating Lender that becomes a Participating Lender pursuant to Section 3.05, after the date on which the Participating Lender became a Participating Lender pursuant to Section 3.05; or

(C) that such Participating Lender is not capable of receiving payments hereunder free and clear or at a reduced rate of United States federal withholding tax other than by reason of a Change in Law (including the Code or applicable tax treaty) after the later of the Closing Date, or in the case of a Lender that becomes a Participating Lender pursuant to Section 3.05, after the date on which the Participating Lender became a Participating Lender pursuant to Section 3.05.

(f) Resident Certifications. Each Participating Lender that is a United States Person (as defined in Section 7701(a)(30) of the Code) and is not an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations) shall deliver to the Administrative Agent on or prior to the Closing Date, or, in the case of a Participating Lender that becomes a Participating Lender pursuant to Section 3.05 hereof, on or prior to the date on which such Participating Lender becomes a Participating Lender pursuant to Section 3.05 hereof, two original copies of IRS Form W-9 (or any successor forms), properly completed and duly executed by such Lender, and such other documentation reasonably requested by the Administrative Agent.

(g) Refunds. If a Lender or Agent becomes aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to Section 2.05(a), it shall make reasonable efforts to timely file a claim to such Governmental Authority for such refund at such Credit Party’s expense. If a Lender or Agent actually receives a payment of a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Indemnified Tax or Other Tax as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to Section 2.05(a), it shall within sixty (60) days from the date of the receipt of such refund pay over the amount of such refund to the Credit Party, net of all reasonable out-of-pocket expenses of such Lender or Agent and without interest; provided that the Credit Party, upon the request of such Lender or Agent, agrees to repay the amount paid over to the Credit Party (plus penalties, interest or other reasonable charges paid by such Lender or Agent) to such Lender or Agent in the event such Lender or Agent is required to repay such refund to such Governmental Authority.

(h) If a Credit Party determines that a reasonable basis exists for contesting a Tax, the relevant Participating Lender or Agent shall make reasonable efforts to cooperate with the Credit Party in challenging such Tax at the Credit Party’s expenses and if requested by the Credit Party in writing; provided, however, that no Participating Lender or Agent shall be required to take any action hereunder which, in the reasonable discretion of such Participating Lender or Agent, would cause such Participating Lender or Agent or its applicable lending office to suffer a material economic, legal or regulatory disadvantage.

ARTICLE III

INTEREST

Section 3.01. Interest on the Loans and Other Obligations.

(a) Interest on Loans. The Borrower agrees to pay interest on the unpaid principal amount of each Loan on each Interest Payment Date from the date of such Loan until such Loan is repaid in full at a rate equal to the Interest Rate for such Loan. The Borrower shall pay accrued interest on the Loans in cash on each Interest Payment Date. All computations of interest hereunder shall be made on the actual number of days elapsed over a year of, with respect to LIBOR Rate Loans, 360 days or, with respect to Alternate Base Rate Loans only, 365/366 days.

(b) Default Interest. Upon the occurrence, and during the continuance, of an Event of Default, the Obligations then due and unpaid shall bear interest, payable on demand, at a per annum rate that is two (2) percentage points greater than the rate which would otherwise be applicable to such Obligations (or if no rate is applicable, whether in respect of interest, fees or other amounts, the Alternate Base Rate plus the Applicable Margin for Term Loans plus two (2) percentage points) (any such interest referred to herein as “Default Interest”).

Section 3.02. Conversion or Continuation. Unless a Default or Event of Default is continuing and the Required Lenders have expressly required otherwise, the Borrower shall have the option (i) to convert all or any part of the outstanding LIBOR Rate Loans to Alternate Base Rate Loans, (ii) to convert Alternate Base Rate Loans to LIBOR Rate Loans or (iii) to change or continue the LIBOR Period applicable to all or a portion of the LIBOR Rate Loans; provided, however, that (A) except as provided in Section 3.04, LIBOR Rate Loans may be converted into Alternate Base Rate Loans only on the last day of the LIBOR Period applicable thereto unless the Borrower agrees to pay all amounts due pursuant to Section 3.03, (B) Loans extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of “LIBOR Period” and (C) any request for extension or conversion of a LIBOR Rate Loan that shall fail to specify a LIBOR Period shall be deemed to be a request for a LIBOR Period of one month. Each such extension or conversion shall be effected by the Borrower, giving written notice (or telephone notice promptly confirmed in writing) (a “Notice of Conversion/Continuation”) to the Revolving Agent prior to 11:00 a.m., New York City time, on the third Business Day prior to the date of the proposed extension or conversion, substantially in the form of Exhibit E hereto, specifying (a) the date of the proposed extension or conversion, (b) the Loans to be so extended or converted, (c) the types of Loans into which such Loans are to be converted, and, if appropriate, (d) the applicable LIBOR Periods with respect thereto. In the event the Borrower does not request extension or conversion of any LIBOR Rate Loan in accordance with this Section 3.02, then such LIBOR Rate Loan shall be continued as a LIBOR Rate Loan (with a LIBOR Period of one month) at the end of each LIBOR Period applicable thereto, until the Borrower selects an alternate LIBOR Period or converts such Loans to Alternate Base Rate Loans. In the event any LIBOR Rate Loans are not permitted to be converted into another LIBOR Rate Loan hereunder, such LIBOR Rate Loans shall automatically be converted to Alternate Base Rate Loans at the end of the applicable LIBOR Period with respect thereto. The Administrative Agent and/or the Revolving Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan. Promptly after receipt of a Notice of Conversion/Continuation under this Section 3.02, the Administrative Agent and/or the Revolving Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan shall be irrevocable, and the Borrower shall be bound to convert or continue in accordance therewith.

Section 3.03. Break Funding Payments. In the event of the payment of any principal of any LIBOR Rate Loan other than on the last day of the LIBOR Period applicable thereto (including as a result of an Event of Default), or the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each applicable Lender for the loss, cost and expense (excluding in any event any Applicable Margin or other lost profit) attributable to such event, calculated by such Lender in accordance with its customary procedures. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.03 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate upon receipt thereof.

Section 3.04. Increased Costs; Illegality.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Participating Lender;

(ii) subject any Participating Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Participating Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.05 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Participating Lender); or

(iii) impose on any Participating Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Participating Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Participating Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Participating Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Participating Lender, the Borrower will pay to such Participating Lender, as the case may be, such additional amount or amounts as will compensate such Participating Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Participating Lender determines that any Change in Law affecting such Participating Lender or any lending office of such Participating Lender or such Participating Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Participating Lender’s capital or on the capital of such Participating Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Participating Lender or the Loans made by, or participations in Letters of Credit held by, such Participating Lender, to a level below that which such Participating Lender or such Participating Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Participating Lender’s policies and the policies of such Participating Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Participating Lender, as the case may be, such additional amount or amounts as will compensate such Participating Lender or such Participating Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Participating Lender setting forth the amount or amounts necessary to compensate such Participating Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Participating Lender, as the case may be, the amount shown as due on any such certificate upon receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Participating Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Participating Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Participating Lender pursuant to this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Participating Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Participating Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Illegality. Notwithstanding anything to the contrary contained herein, if any Change in Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to continue to fund or maintain any LIBOR Rate Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Rate Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its LIBOR Rate Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent or the Revolving Agent, the obligation of such Lender to make, to continue to fund or maintain LIBOR Rate Loans shall terminate and the Borrower shall forthwith prepay in full, without any premium or penalty, all outstanding LIBOR Rate Loans owing by the Borrower to such Lender, together with interest accrued thereon and any amounts due pursuant to Section 3.03. Each Agent and Participating Lender, with respect to such Agent or Participating Lender, if reasonably requested in writing by the Borrower and at Borrower’s sole expense, agrees to use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for this Agreement, with the object of avoiding the consequence of the event giving rise to the operation of this Section 3.04, provided that, such designation can be and is made on such terms that such Agent or Participating Lender and its lending offices suffer no economic, legal or regulatory disadvantage.

Section 3.05. Replacement of Lenders. If any Participating Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Participating Lender or any Governmental Authority for the account of any Participating Lender pursuant to Section 2.05, then the Borrower, within thirty (30) days following such request and at its sole expense and effort, upon notice to such Participating Lender and the Administrative Agent and Revolving Agent, require such Participating Lender to assign and delegate (in accordance with the procedures of Section 13.09), without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Participating Lender, if a Participating Lender accepts such assignment); provided that:

(a) such Participating Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in drawings under any Letter of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts payable under any of Sections 2.05, 3.03 or 3.04 through the effective date of such assignment but not including any Prepayment Fee) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(b) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 2.05, such assignment will result in a reduction in such compensation or payments thereafter; and

(c) such assignment does not conflict with Applicable Law.

A Participating Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Participating Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 3.06. Fees. The Borrower agrees to pay to:

(a) the Administrative Agent such fees as are set forth in the Fee Letter in accordance with the terms thereof;

(b) the Revolving Agent for the account of the Revolving Lenders in accordance with their respective Pro Rata Shares, a fee (the “Unused Commitment Fee”) in an amount equal to 0.50% per annum times the average daily Available Commitments for the period for which such fee is payable. The Unused Commitment Fee shall be non-refundable and paid quarterly in arrears and on the date of the termination or expiration of the Revolving Commitments;

(c) the Revolving Agent, for the account of the Revolving Lenders, a Letter of Credit fee in an amount equal to the Applicable Margin for Revolving Loans that are LIBOR Rate Loans times the undrawn amount of all outstanding Letters of Credit, payable monthly in arrears and on the date of the termination or expiration of the Revolving Commitments; and

(d) to the Revolving Agent for the benefit of the L/C Issuer, upon the issuance, renewal, extension or continuation of each Letter of Credit by the L/C Issuer, an additional fee (the “Letter of Credit Issuance Fee”), plus applicable bank issuance charges, in an amount equal to 0.25% times the face amount of the Letter of Credit issued, renewed, extended or continued.

ARTICLE IV

CONDITIONS TO LOANS

Section 4.01. Conditions Precedent to the Initial Loans. The obligation of each Lender to make the Loans requested, and the Obligation of the L/C Issuer to issue Letters of Credit to be issued by it on the Closing Date shall be subject to the satisfaction, or waiver by each of the Agents, of each of the following conditions precedent:

(a) Authority. Each of the Administrative Agent and the Revolving Agent shall have received certified copies of all resolutions, certificates or other documents evidencing other necessary corporate action and necessary approvals of any Governmental Authority, if any, with respect to the authorization for the execution, delivery and performance of each Loan Document by a Credit Party and for the consummation of the transactions contemplated thereby. All certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the Closing Date.

(b) Loan Documents. Each of the Administrative Agent and the Revolving Agent shall have received, on the Closing Date, counterparts of each of the following documents duly executed and delivered by each party thereto, and in full force and effect and in form and substance reasonably satisfactory to the Lenders:

(i) this Agreement;

(ii) the Notes, if any;

(iii) the Security Documents;

(iv) such corporate resolutions, certificates and other documents as the Administrative Agent reasonably requests; and

(v) each other Loan Document to be delivered on the Closing Date, in each case duly executed and delivered by the parties thereto and dated no later than the Closing Date, except for those Loan Documents that are dated prior to the Closing Date and have been delivered prior to the Closing Date to the Agents by the Credit Parties.

(c) Capital Stock; Perfection of Liens. All of the Capital Stock of each of the Credit Party’s Subsidiaries shall be owned by such Credit Party or one or more of such Credit Party’s Subsidiaries as described on Schedule 5.01(f), in each case free and clear of any Lien (other than Permitted Liens). The Collateral Agent, on behalf of the Secured Parties, shall have a perfected first priority Lien and security interest in the Collateral (other than Permitted Liens); all filings, recordations and searches necessary or desirable in connection with such Liens and security interests shall have been duly made or arranged for; and all filing and recording fees and Taxes shall have been duly paid.

(d) No Material Adverse Effect. There shall not have occurred any event, circumstance, change or condition since December 31, 2006, which could reasonably be expected to have a Material Adverse Effect.

(e) Minimum Consolidated EBITDA. Consolidated EBITDA for the twelve-month period ended November 30, 2007 shall be at least $27,000,000.

(f) Litigation. There shall exist no action, suit, claim, investigation, arbitration, litigation or proceeding or any judgments, decrees, injunctions, rules or orders of any governmental or regulatory agency or authority pending or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party or its property or assets, except for any of the foregoing that (i) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) does not purport to adversely affect the legality, validity or enforceability of any Loan Document or the consummation of the Loans evidenced hereby and by the other Loan Documents.

(g) Consents, Etc. Each Credit Party shall have received all material consents and authorizations, if any, required pursuant to any Material Contract with any other Person and shall have obtained all material Permits of, or approvals from, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow such Credit Party lawfully (i) to execute, deliver and perform, in all material respects, its respective obligations under the Loan Documents to which it is, or shall be, a party and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith, (ii) consummate the transactions contemplated hereunder and under the other Loan Documents and (iii) create and perfect the Liens on the Collateral to the extent, in the manner and for the purpose contemplated by the Loan Documents. Each such consent, authorization, Permit, approval, notice or filing shall be in full force and effect and any condition to the continued effectiveness or validity of any such consent, authorization, Permit, approval, notice or filing shall have been satisfied or shall otherwise be acceptable to the Required Term Lenders. Each Credit Party shall have received all shareholder, Governmental Authority and material third-party consents, licenses and approvals necessary in connection with the execution and delivery of the Loan Documents and the transactions contemplated by the Loan Documents, and any applicable waiting period shall have expired without any action being taken by any Governmental Authority that could restrain, prevent or impose any material adverse conditions on such Credit Party or such transactions or that could seek to restrain or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of any Agent could have such effect.

(h) Margin Regulations. All Loans to be made by the Lenders to the Borrower shall be in full compliance with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States, as in effect from time to time.

(i) Insurance. Each of the Agents shall be satisfied with the amounts, types and terms and conditions of all insurance maintained by the Borrower. The Collateral Agent shall have received evidence that all insurance policies required to be maintained pursuant to Section 7.12, including any insurance policies with respect to the properties of each Credit Party forming part of the Collateral, are in full force and effect, including endorsements in form and substance reasonably acceptable to each of the Agents naming the Collateral Agent as an additional insured and loss payee, as applicable.

(j) Opinions of Borrower’s Counsel. The Lenders shall have received (i) the opinion of White & Case LLP, special counsel to the Credit Parties, in substantially the form of Exhibit F-1 and (ii) the opinion of Warren H. Johnson (Georgia), special counsel to certain of the Credit Parties in the form of Exhibit F-2.

(k) Any fees and expenses required to be paid on or before the Closing Date and invoiced prior to the Closing Date shall have been paid, including those fees and expenses set forth in the Commitment Letter and Fee Letter.

(l) Collateral. (i) The Collateral Agent shall have received a letter duly executed by each Credit Party authorizing the Collateral Agent to file appropriate financing statements in such offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests on the Collateral to be created by the Loan Documents;

(ii) The Collateral Agent shall have received, on or before the Closing Date, (A) all of the certificated Securities then owned by each of the Company and its Subsidiaries that are to be pledged pursuant to the Security Agreement, together with executed and undated transfer powers in the case of such certificated Securities and (B) all other items required to be delivered pursuant to the Security Documents; and

(iii) The Collateral Agent shall have received certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11) or similar search reports certified by a party acceptable to the Collateral Agent, dated a date reasonably near (but prior to) the Closing Date, listing all effective UCC financing statements, tax liens and judgment liens which name any Credit Party as the debtor, and which are filed in the jurisdictions in which the Credit Parties are organized, together with copies of such financing statements, none of which (other than financing statements filed pursuant to the terms hereof in favor of the Administrative Agent, if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements) shall cover any of the Collateral, other than Liens existing on the date hereof and listed on Schedule 8.01;

(iv) The Collateral Agent, on behalf of the Secured Parties, shall be satisfied that, upon the making of Loans hereunder, it shall have a perfected first priority Lien and security interest in the Collateral, subject only to Permitted Liens and there shall be no other Liens on or against the assets or properties of the Credit Parties or their Subsidiaries (other than Permitted Liens); all filings, recordations and searches necessary or desirable in connection with such liens and security interests (including UCC, tax lien and litigation searches) shall have been duly made or arranged for, and the results of which shall have been reasonably satisfactory to the Lenders; and all filing and recording fees and taxes shall have been duly paid.

(m) Good Standing Certificates. Each of the Administrative Agent and the Revolving Agent shall have received, on the Closing Date, governmental certificates, dated the most recent practicable date prior to the Closing Date, showing that each Credit Party is organized and in good standing in the jurisdiction of its organization, and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(n) Organizational Documents. Each of the Administrative Agent and the Revolving Agent shall have received on the Closing Date, a copy of the certificate of incorporation or certificate of formation, as applicable, and all amendments thereto of each Credit Party, certified as of a recent date by the appropriate government official of the jurisdiction of its organization, and copies of each Credit Party’s by-laws or limited liability company agreement, as applicable, certified by the Secretary, Assistant Secretary or managing member, as applicable, of such Credit Party as true and correct as of the Closing Date.

(o) Financial Statements. Each of the Administrative Agent and the Revolving Agent shall have received the 2007 Financial Statements, and all financial statements and projections described in Section 5.01(h) in form and substance reasonably satisfactory to the Administrative Agent and the Revolving Agent.

(p) Certificates.

(i) Each of the Administrative Agent and the Revolving Agent shall have received, on the Closing Date, certificates of the Secretary, Assistant Secretary or managing member of each Credit Party, dated the Closing Date, as to the incumbency and signatures of its officers executing this Agreement and each other Loan Document to which such Credit Party is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, Assistant Secretary or managing member.

(ii) Each of the Administrative Agent and the Revolving Agent shall have received, on the Closing Date, the certificate of a Senior Officer of each Credit Party, dated the Closing Date, stating that all of the representations and warranties of such Credit Party contained herein or in any of the other Loan Documents are true and correct in all material respects on and as of the Closing Date as if made on such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), that no breach of any covenant contained in Article VII, Article VIII or Article IX has occurred or would result from the execution, delivery of and performance under this Agreement and the transactions contemplated hereunder, and that all of the conditions set forth in this Section 4.01 have been satisfied on such date (or shall, to the extent permitted herein, be satisfied substantially simultaneously with the incurrence of Loans on the Closing Date).

(q) Representations and Warranties. Both before and after giving effect to the Loans to be made on the Closing Date, as the case may be, all of the representations and warranties of any Credit Party contained in Article V and in the other Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(r) No Defaults. No Event of Default or Default, and no default under any other Loan Document, shall have occurred and be continuing or would result from the execution and delivery of, or the performance under, the Loan Documents, or making the requested Loans or the application of the proceeds therefrom.

(s) Plan of Reorganization. The Plan of Reorganization shall have, or contemporaneous with the Closing Date and the effectiveness of this Agreement and the making of the initial Loans hereunder will, become effective, without waiver or modification of any condition to effectiveness that would individually or in the aggregate be adverse to the interests of the Lenders, except those reasonably consented to in writing by the Administrative Agent. The Confirmation Order shall not have been stayed, reversed, vacated or otherwise modified in any manner that is adverse to the interests of the Lenders.

(t) Closing Date Cash Proceeds. The Company shall have received net cash proceeds of at least $71,000,000 (seventy one million Dollars) from the rights offering, private placement and/or backstop purchase agreement as specified in the Plan of Reorganization and such proceeds shall be available and, together with the proceeds of the Loans and cash on hand, sufficient to effectuate payment of all obligations to be discharged under the Confirmation Order and Plan of Reorganization.

(u) Closing Date. The Closing Date shall occur by not later than January 31, 2008.

(v) Ratings. Initiation of the process of obtaining ratings of the Company and the Loans from Moody’s, it being understood that the issuance of any such rating and the rating itself are not conditions to the Closing Date.

(w) Background Checks. Each Agent shall have concluded background checks and other investigations it customarily employs to ensure compliance with the Patriot Act, Patriot Act-Related Requirements, anti-money laundering laws and other Applicable Laws and regulations with results satisfactory to each Agent.

(x) Cash Availability. On the Closing Date, Liquidity shall be equal to or greater than $27,000,000 (after giving effect to any Loans made and Letters of Credit issued on the Closing Date and to the payment of all amounts required to be paid under the Confirmation Order and Plan of Reorganization).

(y) Mortgaged Properties. The Administrative Agent shall have received:

(i) fully executed and notarized Mortgages, in proper form for recording in each applicable jurisdiction, encumbering each Mortgaged Property;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Agents) in each state in which a Mortgaged Property is located with respect to the enforceability of the Mortgage to be recorded in such state and such other matters as any Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Agents;

(iii) binding and effective ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Agents (the “Title Company”) with respect to each Mortgaged Property (each, a “Title Policy”), with such reinsurance arrangements, if any, as are reasonably acceptable to the Agents, each in an amount equal to 125% of the fair market value of such Mortgaged Property, insuring the Collateral Agent, as agent for the Secured Parties, that the Credit Parties are vested with good and marketable fee simple title to such Mortgaged Property and that the Mortgage insured thereby creates a valid and enforceable first priority Lien on such Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties; and

(iv) such other information, documentation, and certifications as may be reasonably required by any Agent as may be necessary or appropriate to effectuate the conditions set forth in this Section 4.01(y).

(z) Cash Management.

(i) The Credit Parties shall have established and maintained cash management services of a type and on terms satisfactory to the Collateral Agent at one or more of the banks set forth on Schedule 5.01(t) (each a “Cash Management Bank”), and shall have requested in writing and otherwise taken such reasonable steps to ensure that all of their domestic Account Debtors forward payment of the amounts owed by them directly to a Deposit Account subject to a Control Agreement (other than with respect to the Excluded Account) at a Cash Management Bank.

(ii) Each Cash Management Bank shall have established and maintained Control Agreements with the Collateral Agent covering the Deposit Accounts of each Credit Party (other than the Excluded Account) in form and substance reasonably acceptable to each of the Agents. Each such Control Agreement shall have provided, among other things, that (A) the Cash Management Bank will comply with any instructions originated by the Collateral Agent directing the disposition of the funds in such Deposit Account without further consent by any Credit Party, (B) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Deposit Account, other than for payment of its service fees and other charges directly related to the administration of such Deposit Account and for returned checks or other items of payment, and (C) it will, following notice from the Collateral Agent, forward by daily sweep all amounts in the Deposit Accounts to the Collateral Agent’s account.

Section 4.02. Conditions Precedent to Revolving Loans and Issuances, Renewals or Extensions of Letters of Credit. The obligation of each Revolving Lender to make any Revolving Loan requested to be made by it on any Funding Date on or after the Closing Date and the obligation of the L/C Issuer to issue, renew or extend any Letter of Credit on any Business Day on or after the Closing Date are subject to the satisfaction or waiver of each of the following conditions precedent as of each such date and after giving effect to such transaction:

(a) Representations and Warranties. As of such date, both before and after giving effect to the Loans to be made on such date or the issuance, renewal, extension or continuation of any Letter of Credit on such date, as the case may be, all of the representations and warranties of any Credit Party contained in Article V and in the other Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b) No Events of Default. As of such date, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(c) No Change in Condition. There shall not have occurred any event or condition since December 31, 2006, which could reasonably be expected to have a Material Adverse Effect.

(d) No Legal Impediment. No injunction, writ, restraining order, or other order of any nature (whether temporary, preliminary or permanent) restricting or prohibiting, directly or indirectly, the extending or continuing of such credit shall have been issued and remain in force by any Governmental Authority against the Borrower, any Agent or any Participating Lender, and such extension or continuation of credit shall not violate any requirement of Applicable Law; provided, however, that each Agent and Participating Lender, with respect to such Agent or Participating Lender, if reasonably requested in writing by the Borrower and at Borrower’s sole expense, agrees to use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for this Agreement, with the object of avoiding the consequence of the event giving rise to the operation of Section 3.04, provided further that, such designation can be and is made on such terms that such Agent or Participating Lender and its lending offices suffer no economic, legal or regulatory disadvantage.

(e) No Overadvance. After giving effect to any Revolving Loan or the issuance of any Letter of Credit, the Aggregate Revolving Exposure of all Revolving Lenders shall not exceed the Total Revolving Commitments of all Revolving Lenders at such time.

Each request by the Borrower for a Loan, each submission by the Borrower of a Notice of Borrowing or a request for a Letter of Credit, and each acceptance by the Borrower of the proceeds of each Loan made hereunder shall constitute a representation and warranty by the Borrower, as of the Funding Date in respect of such Loan, or as of the date on which any Letter of Credit is issued, renewed, extended or continued, as the case may be, that all conditions set forth in this Section 4.02 have been satisfied.

Section 4.03. Post Closing Conditions. The Credit Parties shall fulfill the obligations set forth on Schedule 4.03.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties. In order to induce the Agents and Participating Lenders to enter into this Agreement and to make the Loans or issue Letters of Credit, as the case may be, each Credit Party hereby represents and warrants as follows:

(a) Organization, Good Standing, Etc. Each Credit Party (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, to make the borrowings hereunder (in the case of the Borrower), to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary for its business as currently conducted save for those jurisdictions where failure to be so qualified does not or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Authorization, No Conflict, Etc. The execution, delivery and performance by each Credit Party of each Loan Document to which it is or will be a party and the transactions contemplated thereunder, (i) have been or, with respect to such Credit Parties formed or acquired hereafter, will be, duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, (ii) do not and will not contravene its Governing Documents, (iii) do not and will not violate any Requirements of Law or any Material Contract of such Credit Party binding on or otherwise affecting it, any of its Subsidiaries or any of its properties or its Subsidiaries’ properties except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iv) do not and will not result in or require the creation of any Lien (other than Permitted Liens or pursuant to any Loan Document) upon or with respect to any of its properties or its Subsidiaries’ properties.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority that has not been obtained is required in connection with the due execution, delivery and performance by each Credit Party of each Loan Document to which it is a party.

(d) Enforceability of Loan Documents. Each of the Loan Documents to which a Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) Capitalization. On the Closing Date, (i) the authorized Capital Stock of each of the Credit Parties and each of their Subsidiaries, and the issued and outstanding Capital Stock of each of the Credit Parties and each of their Subsidiaries, are as set forth on Schedule 5.01(e); (ii) all of the issued and outstanding shares of Capital Stock of the Borrower and each of its Subsidiaries have been validly issued and, to the extent applicable, are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights; (iii) Schedule 5.01(e) sets forth each plan pursuant to which shares of the Capital Stock of each of the Credit Parties and each of their Subsidiaries are issuable as of such date, copies of which plans have been delivered to the Administrative Agent and the Revolving Agent under this Agreement, in the form and on the terms in effect on such date, and the number of shares of Capital Stock of the Borrower and each of its Subsidiaries and each such subsidiary issuable under each such plan; (iv) except as set forth on Schedule 5.01(e), there are no other plans or arrangements in existence relating to the issuance of shares of Capital Stock of any Subsidiary of any of the Credit Parties; and (v) except as set forth on Schedule 5.01(e), there are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries, and no outstanding obligations of any of the Credit Parties or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from any of the Credit Parties or any of their Subsidiaries or other obligations of any of the Credit Parties or any of their Subsidiaries, to issue, directly or indirectly, any shares of Capital Stock of any such Person.

(f) Subsidiaries. Schedule 5.01(f) is a complete and correct description of the name, jurisdiction of organization and ownership of the outstanding Capital Stock of each Subsidiary of the Credit Parties in existence on the Closing Date hereof. All of the issued and outstanding shares or units of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule 5.01(f), all such Capital Stock is owned by one of the Credit Parties or one or more of their Wholly-Owned Subsidiaries. Except as set forth on Schedule 5.01(f), there are no subscriptions, options, warrants, or calls relating to any shares of any Credit Party’s Subsidiaries’ Capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Credit Party or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Credit Party’s Subsidiaries’ Capital Stock or any security convertible into or exchangeable for any such Capital Stock.

(g) Litigation. As of the Closing Date, there is no pending, or to the knowledge of such Credit Party threatened, action, suit or proceeding affecting any Credit Party, its Subsidiaries or any of its respective properties or assets before any court or other Governmental Authority or any arbitrator that, individually or in the aggregate, (i) would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Loans evidenced hereby and by the other Loan Documents.

(h) Financial Condition; Material Adverse Effect.

(i) The 2007 Financial Statements, copies of which have been delivered to the Administrative Agent and the Revolving Agent, and any financial statements delivered pursuant to Section 6.01, fairly present, in all material respects, the consolidated financial condition of the Company as at the respective dates thereof and the consolidated results of operations of the Company, the Credit Parties and their Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP.

(ii) The Credit Parties have heretofore furnished to the Administrative Agent and the Revolving Agent projected annual balance sheets, income statements and statements of cash flows of the Company and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP, for each Fiscal Year from and including the Fiscal Year ending December 31, 2007 to and including the Fiscal Year ending December 31, 2011. Such projections have been prepared in good faith based upon accounting principles consistent with the historical financial statements of the Company and are based upon stated assumptions that are reasonably believed by the Credit Parties to have been accurate (A) at the time made (B) at each time such projections are made available to any Agent or Lender or any of their Affiliates and (C) as of the Closing Date.

(iii) As of the Closing Date, since December 31, 2006, no event or development has occurred and is continuing that has had or could reasonably be expected to have a Material Adverse Effect.

(i) Compliance with Law, Etc. No Credit Party or any Subsidiary of any Credit Party is in violation of its Governing Documents, any Requirements of Law, any judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any Material Contract binding on it or any of its properties except for any such violations which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Each Credit Party and each Subsidiary of each Credit Party has policies in place to observe the requirements of the Patriot Act-Related Requirements consistent with U.S. industry practice.

(j) ERISA. None of the Credit Parties nor any ERISA Affiliate has (i) any “accumulated funding deficiency” (within the meaning of Section 412 of the Code and Section 302 of ERISA), whether or not waived, with respect to any Benefit Plan, (ii) failed to make any contribution or payment to any Benefit Plan which has resulted, or could reasonably be expected to result, in the imposition of a Lien or the posting of a bond or other security under Section 302(f) of ERISA or Section 401(a)(29) of the Code, (iii) incurred, or is reasonably likely to incur, any material liability under Title IV of ERISA (other than a liability to the U.S. Pension Benefit Guaranty Corporation for premiums under Section 4007 of ERISA) or (iv) violated any provision of ERISA that individually or in the aggregate can reasonably be expected to result in a Material Adverse Effect. None of the Credit Parties nor any ERISA Affiliate is obligated to contribute to a Multiemployer Plan.

(k) Taxes, Etc. Save in respect of the Fiscal Years of the Borrower ending December 31, 2005, December 31, 2006 and December 31, 2007 all material, Federal, state, foreign, provincial and local Tax returns and other reports (all such returns for all years, whether or not filed, the “Applicable Tax Returns”) required by Applicable Law to be filed by any Credit Party or any Subsidiary of a Credit Party have been filed, or extensions have been obtained, except to the extent subject to a Permitted Protest, and all Taxes due and payable (the “Applicable Taxes”) and all assessments, fees, applicable penalties, if any, and all other governmental charges upon such Credit Party and any Subsidiary of a Credit Party and upon its properties, assets, income, businesses and franchises that are due and payable have been paid, except to the extent subject to a Permitted Protest, and with respect to the Tax Returns in respect of the Fiscal Years of the Borrower ending December 31, 2005, December 31, 2006 and December 31, 2007, not yet filed, the aggregate liability as a result thereof does not exceed $2,000,000. All returns and reports filed are true, correct and complete in all material respects. Except as set forth in Schedule 5.01(k), no taxing authority has, or has asserted, a right to a Lien on any assets of any Credit Party or Subsidiary of a Credit Party and with respect to each item listed on Schedule 5.01(k), the Company has fully paid the tax liability associated therewith or will do so on the Closing Date. Each taxing authority with jurisdiction over the Credit Parties and with whom any Credit Party or any Subsidiary of a Credit Party should have and did not file an Applicable Tax Return received due, timely and proper notice of (a) the applicable bar date for filing a proof of claim in the Chapter 11 Cases; (b) notice of the hearing to approve the disclosure statement in the Chapter 11 Cases; and (c) the confirmation of the Plan of Reorganization and, in each case, proof of such service was filed with the Bankruptcy Court. All claims arising out of or related to the Applicable Tax Returns not filed would fall under Section 6.3 of the Plan of Reorganization and except to the extent expressly set forth therein, have been discharged by the Order confirming the Plan of Reorganization. Proper and accurate amounts have been withheld by each Credit Party and each Subsidiary of a Credit Party from its employees for all periods in compliance in all material respects with the federal, state, local, foreign or other tax, social security and unemployment withholding provisions of Applicable Law and such withholdings have been paid to the respective Governmental Authorities, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) Margin Regulations. No Credit Party is, nor will any Credit Party be engaged, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Loans, the use of proceeds thereof and the pledge of the Collateral pursuant to the Security Documents do not violate Regulation T, U or X.

(m) Permits, Etc. Each Credit Party and any Subsidiary of a Credit Party has, and is in compliance with, all material permits, licenses, authorizations, approvals, entitlements and accreditations (collectively, the “Permits”) required for such Person lawfully to own, lease, manage or operate each business and Property currently owned, leased, managed or operated by such Person, except where the failure to have or to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any Permit, and there is no claim that any portion thereof is not in full force and effect, except for any condition or event which, individually or in the aggregate, does not or could not, reasonably be expected to have a Material Adverse Effect.

(n) Properties. All Property of each Credit Party and any Subsidiary of a Credit Party material to its business is in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to be in such condition could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Real Estate. (i) As of the Closing Date, Schedule 5.01(o) contains a true, accurate and complete list of (A) all Real Estate Assets and (B) all existing leases, subleases and any other occupancy agreements to which any Credit Party is a party with respect to any Real Estate Asset, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease or other agreement (each such agreement, together with all amendments, modifications, supplements, renewals or extensions of any thereof, a “Lease”). Each Credit Party has, and is the sole owner of, good, insurable and marketable fee simple title to all of its owned Real Estate Assets or a good and valid leasehold estate and title in and to its leased Real Estate Assets, and has all necessary right, power and authority to mortgage, encumber, give, grant, bargain, sell, convey, confirm, pledge, assign, and hypothecate all of the Real Estate Assets in accordance with the terms of this Agreement. Except as identified on Schedule 5.01(o), each Lease is in full force and effect and no Credit Party has any knowledge of any default that has occurred and is continuing thereunder, except for defaults as may have occurred as a result of the commencement of the Chapter 11 Cases on the Commencement Date. Each Lease constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(ii) Condemnation. As of the Closing Date, there are neither any actual, nor, to the knowledge of any Credit Party, any threatened or contemplated condemnation or eminent domain proceedings that affect any Real Estate Asset or any part thereof, and no Credit Party has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(iii) Encroachments. No improvements constituting a part of any Real Estate Asset encroach on any real property not owned or leased by a particular Credit Party.

(iv) Repairs and Alterations. As of the Closing Date, no Credit Party has received any notice from any insurance company which has issued an insurance policy with respect to any Real Estate Asset requesting performance of any structural or other repairs or alterations to such Real Estate Asset.

(v) Access to Public Streets. Except as indicated on a title policy insuring the Mortgage encumbering any particular Real Estate Asset, each parcel (or group of parcels) comprising such particular Real Estate Asset is located on public roads and streets with adequate ingress and egress available between such streets and such Real Estate Asset or otherwise has access to public roads and streets pursuant to access easements benefiting such Real Estate Asset.

(vi) Utilities. All utility systems required in connection with the use, occupancy and operation of each Real Estate Asset are sufficient for their present purposes, are fully operational and in working order, and are benefited by customary utility easements providing for the continued use and maintenance of such systems or, in the case of a leased Real Estate Asset, the Credit Party leasing the same has valid and enforceable rights to the same under the applicable Lease or otherwise.

(vii) Parking. Each Real Estate Asset consists of or otherwise has rights to use sufficient land, parking areas, sidewalks, driveways and other improvements to permit the continued use of such Real Estate Asset in the manner and for the purposes to which it is presently devoted.

(p) Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of a Credit Party to the Administrative Agent, the Revolving Agent or the Collateral Agent under this Agreement or any other Loan Document in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which it was made, not materially misleading; provided that to the extent any such reports, financial statements, certificates or other written information therein was based upon or constitutes a forecast or projection, the Credit Parties represent only that the Credit Parties acted in good faith and utilized assumptions reasonably believed by them to be accurate (i) at the time made (ii) at each time such projections are made available to any Agent or Lender or any of their Affiliates and (iii) as of the Closing Date. There are no contingent liabilities or obligations that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(q) Environmental Matters. Except as set forth on Schedule 5.01(q), (i) the operations of each Credit Party and any Subsidiary of a Credit Party are and have been in material compliance with all applicable Environmental Laws, (ii) there has been no Release on, in, at, to, from or under any of the properties currently or formerly owned or operated by any Credit Party or any Subsidiary of a Credit Party or a predecessor in interest that could reasonably be expected to result in any material Environmental Liabilities and Costs to any Credit Party or any Subsidiary of a Credit Party, (iii) no Environmental Action has been asserted or threatened in writing against any Credit Party or any Subsidiary of a Credit Party which is unresolved, nor to the knowledge of any Credit Party are there any threatened Environmental Actions against a Credit Party or any Subsidiary of a Credit Party that in either case could reasonably be expected to result in any material Environmental Liabilities and Costs to any Credit Party or any Subsidiary of a Credit Party, (iv) to the knowledge of the Credit Parties no Environmental Action has been asserted against any facilities that may have received Hazardous Materials generated by a Credit Party or any Subsidiary of a Credit Party or any predecessor in interest that could reasonably be expected to result in any material Environmental Liabilities and Costs to any Credit Party or any Subsidiary of a Credit Party, (v) none of the Credit Parties or any Subsidiary of a Credit Party is subject to any outstanding order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement (other than routine permits, approvals, credit agreements and lease terms) imposing obligations with any third party relating to any Environmental Law that could reasonably be expected to result in any material Environmental Liabilities and Costs to any Credit Party or any Subsidiary of a Credit Party, (vi) to the knowledge of any Credit Parties there are no other circumstances or existing conditions involving any Credit Party or any Subsidiary of a Credit Party that could reasonably be expected to result in any such Credit Party or Subsidiary of a Credit Party becoming the subject of any Environmental Actions or material Environmental Liabilities and Costs including any material restriction on the ownership, use, or transfer of any property in connection with any Environmental Law, and (vii) the Credit Parties and any Subsidiary of a Credit Party made available to the Administrative Agent and the Revolving Agent copies of all material environmental reports, studies, assessments, sampling data and other material environmental documents in its possession relating to the Credit Parties and any Subsidiary of a Credit Party and their current and former properties and operations.

(r) Insurance. Each Credit Party and each Subsidiary of a Credit Party maintains (either in the name of such Credit Party or in such Subsidiary’s own name) insurance with financially sound and reputable insurance companies or associations (including, without limitation, commercial general liability, property and business interruption insurance) with respect to its Properties (including all Real Estate Assets leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies of similar size in similar businesses similarly situated. All property policies covering the Collateral name the Collateral Agent as an additional insured or loss payee, in case of loss. Schedule 5.01(r) sets forth a list of all insurance maintained by such Credit Party or any Subsidiary of a Credit Party on the Closing Date.

(s) Solvency. On the Closing Date, on the date of each borrowing under Section 1.01(b) and on the date of the issuance, renewal or extension of any Letter of Credit under Section 1.06(a), 1.06(b) or 1.06(d), the Credit Parties, taken as a whole, are Solvent after giving effect to the transactions effected by the Loan Documents.

(t) Location of Bank Accounts. (i) Schedule 5.01(t)(i) sets forth a complete and accurate list as of the Closing Date of all Deposit Accounts, commodities accounts and Securities Accounts of the Credit Parties and (ii) Schedule 5.01(t)(ii) sets forth a complete and accurate list as of the Closing Date of all Deposit Accounts, commodities accounts and Securities Accounts of each Foreign Subsidiary, in each case, from which any of the Credit Parties receives cash in the ordinary course of business or on a regular basis (with respect to the Deposit Accounts), together with a description thereof (i.e., the bank or broker-dealer at which such Deposit Account or Securities Account is maintained, and the account number and the purpose thereof).

(u) Intellectual Property. (i) Each Credit Party and each Subsidiary of a Credit Party owns or has a right to use all the Intellectual Property that is used in the conduct of its business as currently conducted (the “Company Intellectual Property”). Schedule 5.01(u) to this Agreement is, as of the Closing Date or as of the most recent update thereof, a true, correct, and complete listing of all Registered Intellectual Property, material unregistered Trademarks and material unregistered Software as to which each Credit Party or Subsidiary of a Credit Party is the owner or is an exclusive licensee (collectively, “Scheduled Intellectual Property Collateral”).

(ii) Except as set forth in Schedule 5.01(u):

(A) to the knowledge of each Credit Party and each Subsidiary of any Credit Party, the Company Intellectual Property owned or exclusively licensed by any Credit Party or Subsidiary does not misappropriate, infringe or otherwise violate any rights of any other Person. No Credit Party or Subsidiary of any Credit Party has received any demand, claim, notice, injunction, decree, order, judgment, award or inquiry from any Person in respect of the Company Intellectual Property which challenges, threatens to challenge or inquires as to whether there is any basis to challenge the validity or enforceability of the rights of, or the ownership by, any Credit Party or any Subsidiary of any Credit Party in, or the right of any Credit Party or any Subsidiary of any Credit Party to use, any such Company Intellectual Property, and no Credit Party nor any Subsidiary of any Credit Party knows of any basis for any such challenge;

(B) no Credit Party or Subsidiary of any Credit Party has received any notice of any violation or infringement of any proprietary rights of any other Person that could reasonably be expected to result in a Material Adverse Effect;

(C) to the knowledge of each Credit Party and each Subsidiary of any Credit Party, no other Person is misappropriating, infringing or otherwise violating any rights of any Credit Party or any Subsidiary of any Credit Party in the Company Intellectual Property. No Credit Party or Subsidiary of any Credit Party is pursuing any claim or cause of action against any Person for infringement of the Company Intellectual Property owned or exclusively licensed by only Credit Party or Subsidiary of any Credit Party that could reasonably be expected to result in a Material Adverse Effect.

(v) Material Contracts. Set forth on Schedule 5.01(v) is a complete and accurate list of all Material Contracts to which any Credit Party or any Subsidiary of a Credit Party is a party, showing the parties and subject matter thereof and amendments and modifications thereto. As of the Closing Date, no Credit Party nor any Subsidiary of any Credit Party is in default under any Material Contract.

(w) Investment Company Act. None of the Credit Parties is, or is controlled by, an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(x) Employee and Labor Matters. As of the Closing Date there is (i) no unfair labor practice complaint pending or, to the best of any Credit Party’s or any Subsidiary of a Credit Party’s knowledge, threatened against any Credit Party or any Subsidiary of a Credit Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to the best of such Credit Party’s or any Subsidiary of such Credit Party’s knowledge, threatened against any Credit Party or any Subsidiary of a Credit Party which arises out of or under any collective bargaining agreement, and (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best of such Credit Party’s or any Subsidiary of a Credit Party’s knowledge, threatened against any Credit Party or any Subsidiary of a Credit Party that, in the case of clause (i) or (ii) could reasonably be expected to have a Material Adverse Effect.

(y) Location of Collateral; Chief Place of Business; Chief Executive Office FEIN; Name. The Perfection Certificate sets forth a complete and accurate list as of the Closing Date of (i) each place of business (other than a location that is only a sales office) of each Credit Party, (ii) the chief executive office of each Credit Party, (iii) the exact legal name of each Credit Party, (iv) the jurisdiction of organization of each Credit Party, (v) the organizational identification number of each Credit Party (or indicates that such Credit Party has no organizational identification number) and (vi) the federal employer identification number of such Credit Party.

(z) Collateral; Records; Commercial Tort Claims. Each material item of Collateral of the Credit Parties and their Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted. Each Credit Party keeps materially correct, complete and accurate books and records. Schedule 5.01(z) sets forth a true and complete list of all material commercial tort claims of each of the Credit Parties.

(aa) Security Interests. Each Security Document creates in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral purported to be secured thereby. Upon the filing of the UCC-1 financing statements and the recording of the collateral assignments for security referred to in the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, such security interests in and Liens on the Collateral granted thereby shall be perfected security interests (to the extent the Collateral is governed by Article 9 of the UCC or constitutes Intellectual Property) and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements or financing change statements in accordance with Applicable Law, (ii) the recording of the collateral assignments for security pursuant to the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired United States patent and trademark applications and registrations and United States copyrights and additional filings and/or other actions as may be required to perfect the Collateral Agent’s Lien in Registered Intellectual Property under the laws of a jurisdiction outside the United States and (iii) additional filings if a relevant Credit Party changes its name, identity or organizational structure or the jurisdiction in which each relevant Credit Party is organized.

(bb) Foreign Assets Control Regulations, Etc. Neither the execution and delivery of, nor the borrowing under any Loan Document, nor the use of proceeds from any Loan will violate (i) the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) the Patriot Act or (iii) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism). Without limiting the foregoing, none of the Credit Parties is or will become a “blocked person” as described in Section 1 of such Executive Order or engages or will engage in any dealings or transactions with, or is otherwise associated with, any such blocked person.

(cc) Ownership of Collateral. Each Credit Party has good and indefeasible title to, or a valid leasehold interest in, the Collateral, in each case, free and clear of Liens except for Permitted Liens.

(dd) Payments under Plan. No Credit Party and no Subsidiary of any Credit Party has or will make any payments on Indebtedness that arose prior to the commencement of the Chapter 11 Cases except in accordance with the Plan of Reorganization or the Confirmation Order or as otherwise authorized by order of the Bankruptcy Court entered prior to December 21, 2007.

ARTICLE VI

REPORTING COVENANTS

Each Credit Party covenants and agrees jointly and severally that, from and after the date hereof (except as otherwise provided herein, or unless the Required Lenders have given their prior written consent) until all amounts owing hereunder or under any Security Document or in connection herewith or therewith have been paid in full, that:

Section 6.01. Financial Statements. Each Credit Party (i) shall keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which true and correct entries shall be made of all material financial transactions and the assets and business of each Credit Party and each such Subsidiary and (ii) shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Borrower shall deliver or cause to be delivered to the Agents and the Documentation Agent, in form and detail satisfactory to the Agents:

(a) Monthly Reports. As soon as available, but in any event within thirty five (35) days after the end of each Fiscal Month (including the last month of each Fiscal Year commencing with the Fiscal Month (and the year-to-date) ending December 31, 2007), (i) a consolidated balance sheet for the Company and its Subsidiaries as at the end of such Fiscal Month (and showing the same period from the previous Fiscal Year), (ii) the related consolidated statements of income of the Company and its Subsidiaries for such Fiscal Month (and the year-to-date), (iii) the related consolidated statements of cash flow of the Company and its Subsidiaries for such Fiscal Month and (iv) schedules of revenue backlog, surety obligations and outstanding Letters of Credit, in each case, in a form reasonably satisfactory to the Administrative Agent and the Revolving Agent, and certified by a Senior Officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations for the Fiscal Months indicated, such consolidated balance sheets and consolidated statements of income in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

(b) Certificates. (i) Together with each delivery of any financial statement pursuant to subsection (a) of this Section 6.01, an Officer’s Certificate substantially in the form of Exhibit G (the “Monthly Officer’s Certificate”), executed by a Senior Officer of the Company, stating that, as of such date, such Senior Officer has reviewed the terms of the Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Company and its Subsidiaries during the accounting period covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or a continuing Default, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company and its Subsidiaries have taken, are taking and propose to take with respect thereto and (ii) together with the delivery of any financial statements pursuant to subsection (a) of this Section 6.01 for the third, sixth, ninth and twelfth Fiscal Months of each Fiscal Year, (A) a certificate substantially in the form of Exhibit H (the “Quarterly Compliance Certificate”), signed by the Company’s chief financial officer, chief executive officer or controller, setting forth calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of Section 2.02, ARTICLE VIII and ARTICLE IX during such period, and (B) a certificate executed by the corporate secretary of the Company, stating that, as of such date, all of the representations and warranties of each Credit Party contained in Article V and in the other Loan Documents are true and correct in all material respects (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and providing, as an attachment thereto updated Schedules to such representations and warranties to reflect matters or events occurring from the date of the prior certificate delivered pursuant to this Section 6.01(b)(i)(B) to the date of such certificate (or, in the case of the first certificate delivered hereunder, from the Closing Date to the date of such certificate), and (iii) together with each delivery of the annual financial projections pursuant to subsection (c) of this Section 6.01, (A) a supplemental update to the Perfection Certificate or a confirmation that the information contained in such Perfection Certificate (as supplemented prior to such date) remains true and complete, and (B) a supplemental update to Schedule 5.01(t)(ii) or a confirmation that the information contained in such schedule (as supplemented prior to such date) remains true and complete, in each case, certified by an Authorized Officer of the Company.

(c) Annual Financial Statements and Projections. As soon as practicable and in any event not later than (i) ninety (90) days following the beginning of each Fiscal Year of the Company (except that the financial statements to be delivered pursuant to this Section 6.01(c)(i) in respect of Fiscal Year 2007 shall be delivered no later than July 31, 2008), the consolidated audited balance sheet of the Company and its Subsidiaries as at the end of the preceding Fiscal Year, and the respective related consolidated audited statements of income or operations, shareholders’ equity and cash flows for the preceding Fiscal Year, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated balance sheet and statements to be certified by an Authorized Officer of the Company to the best of his or her knowledge, and qualified as set forth in said certification (including that such statements are subject to adjustments required by an independent public accounting firm during the course of its audit for that period), as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP and (ii) forty-five (45) days following the beginning of each Fiscal Year of the Company, a financial forecast, prepared in accordance with the Company’s normal accounting procedures applied on a consistent basis, for such Fiscal Year including (A) a forecasted consolidated balance sheet, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for and as of the end of such Fiscal Year and (B) the amount of forecasted Capital Expenditures for such Fiscal Year.

(d) Monthly Cash Forecasts and Liquidity Statements. As soon as practicable but in any event not later than (i) twenty-five (25) days following the beginning of each Fiscal Month concluded after the Closing Date, a monthly cash forecast for the next three (3) succeeding Fiscal Months, including the amount of forecasted cash collections and cash disbursements of the Company and its Subsidiaries for each such Fiscal Month, (ii) twenty-five (25) days following the beginning of each Fiscal Month concluded after the Closing Date, a summary of the actual monthly cash performance of the Company and its Subsidiaries for the preceding Fiscal Month, prepared in the same format as the forecasts delivered pursuant to clause (i) of this Section 6.01(d), together with a comparison of such performance to plan and (iii) ten (10) days following the beginning of each Fiscal Month, a statement (including relevant supporting reports) showing Liquidity as of the last day of the preceding Fiscal Month. The reports delivered pursuant to this Section 6.01(d) shall be prepared in accordance with the Company’s normal accounting procedures applied on a consistent basis and acceptable to the Administrative Agent and the Revolving Agent.

The financial statements, forecasts and other reports to be provided pursuant to Sections 6.01(a), (c) and (d) (collectively, the “Reports”), shall each be prepared and delivered to the Term Lenders in consolidated and consolidating (by division) format with respect to the Company and its Subsidiaries. Each Report shall be prepared and delivered to the Revolving Lenders in consolidated format with respect to the Company and its Subsidiaries and in consolidating (by division) format with respect to the Williams Group only in the form previously agreed to between the Borrower and the Revolving Lenders party to this Agreement on the Closing Date (to include revenue, EBITDA and backlog information for the Williams Group); provided that, following the occurrence of an Event of Default, the Reports shall be delivered to the Revolving Lenders in consolidated and consolidating (by division) formats with respect to the Company and its Subsidiaries.

Section 6.02. Other Financial Information. (a) Each Credit Party shall deliver to each Agent and to the Documentation Agent any Credit Party’s such other information, with respect to (i) the Collateral, (ii) any Credit Party’s business, financial condition, results of operations, properties, projections, business or business prospects as such Agent may, from time to time, reasonably request, or (iii) Applicable Taxes or the status of filing the Applicable Tax Returns. Each of the Credit Parties hereby authorizes each Agent, the Documentation Agent and their respective representatives to communicate directly with the accountants so long as an Authorized Officer of such Credit Party participates in such communication and authorizes the accountants to disclose to each Agent, the Documentation Agent, each Lender and their respective representatives any and all financial statements and other financial information, including copies of any final management letter, that such accountants may have with respect to the Collateral or such Credit Party’s financial condition, results of operations, properties, projections, business and business prospects. The Agents, the Documentation Agent, the Lenders and their respective representatives shall treat any non-public information so obtained as confidential pursuant to, with respect to the Agents and the Lenders, Section 13.20 of this Agreement and, with respect to the Documentation Agent, such separate confidentiality agreement entered into between the Documentation Agent and the Credit Parties.

(b) Each of the Credit Parties shall deliver to the Administrative Agent, the Revolving Agent and the Documentation Agent copies of all documents and financial statements, reports and notices, if any, sent or made available generally by such Credit Party to the holders of its Securities or to any Governmental Authority, and promptly upon their becoming available, copies of all press releases and other statements made available by any Credit Party to the public concerning material developments in the business of any Credit Party.

(c) The Company shall deliver to the Administrative Agent, the Revolving Agent and the Documentation Agent copies of any final management reports delivered to any of the Credit Parties or their Subsidiaries by the accountants in connection with the preparation of their financial statements.

Section 6.03. Defaults, Events of Default. Promptly upon any Authorized Officer obtaining knowledge of any condition or event which constitutes an Event of Default or Default, each Credit Party shall deliver to the Administrative Agent, the Revolving Agent and the Documentation Agent an Officer’s Certificate specifying (a) the nature and period of existence of any such claimed Event of Default, Default, condition or event, and (b) what action such Credit Party has taken, is and proposes to take with respect thereto.

Section 6.04. Lawsuits. (a) Promptly upon any Credit Party obtaining knowledge of the institution of, or written threat of, (i) any action, suit, proceeding or arbitration against or affecting such Credit Party or any Subsidiary or asset of such Credit Party which action, suit, proceeding or arbitration (A) claims damages in excess of $5,000,000 (five million Dollars), (B) could reasonably be expected to have a Material Adverse Effect, or (C) purports to affect the legality, validity or enforceability of any Loan Document, the Obligations or the security therefore, (ii) any investigation or proceeding before or by any Governmental Authority, the effect of which could reasonably be expected to materially limit, prohibit or restrict the manner in which such Credit Party currently conducts its business, (iii) any Forfeiture Proceeding which could reasonably be expected to have a Material Adverse Effect, and (iv) any material Condemnation or Condemnation proceeding, such Credit Party shall give written notice thereof to the Administrative Agent, the Revolving Agent and the Documentation Agent and provide such other information reasonably requested by the Administrative Agent, the Revolving Agent or the Documentation Agent as may be reasonably available to enable the Administrative Agent, the Revolving Agent or the Documentation Agent to evaluate such matters except, in each case, where the same is fully covered by insurance (other than applicable deductibles), and (b) in addition to the requirements set forth in clause (a) of this Section 6.04, such Credit Party, upon request of the Administrative Agent, the Revolving Agent or the Documentation Agent, shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (a) above and provide such other information as may be reasonably requested by the Administrative Agent, the Revolving Agent or the Documentation Agent and reasonably available to such Credit Party to enable the Administrative Agent, the Revolving Agent or the Documentation Agent to evaluate such matters.

Section 6.05. Insurance. As soon as practicable and in any event within ten (10) Business Days of any cancellation without replacement thereof of any material insurance coverage set forth on the most recent schedule delivered pursuant to Section 5.01(r), the Company shall deliver to the Administrative Agent, Revolving Agent and Documentation Agent notice of such cancellation.

Section 6.06. Environmental Notices. The Credit Parties shall, and shall cause their Subsidiaries to, notify the Agents and the Documentation Agent, in writing, promptly, and in any event within ten (10) Business Days after such Credit Party’s obtaining knowledge thereof, of any: (a) notice or claim to the effect that such Credit Party or any of its Subsidiaries is or may be liable to any Person as a result of the Release of any Hazardous Material; (b) investigation by any Governmental Authority of any Credit Party or any of its Subsidiaries evaluating whether any Remedial Action is needed to respond to the Release of any Hazardous Material; (c) notice that any Property of such Credit Party or any of its Subsidiaries is subject to an Environmental Lien; (d) any material violation of Environmental Laws by such Credit Party or any of its Subsidiaries or awareness by such Credit Party of a condition which would reasonably be expected to result in a material violation of any Environmental Law by such Credit Party or any of its Subsidiaries; (e) commencement or written threat of any judicial or administrative proceeding alleging a violation of or liability under any Environmental Law involving such Credit Party or any of its Subsidiaries; (f) any proposed acquisition of stock, assets, real estate or leasing of property, or any other action by such Credit Party or any of its Subsidiaries that would reasonably be expected to subject such Credit Party or such Subsidiary to material Environmental Liabilities and Costs; or (g) notice by or to a Governmental Authority concerning any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by such Credit Party or any of its Subsidiaries or any Release or event requiring reporting pursuant to any Environmental Law or any material obligation to take any Remedial Action to abate any Release. For purposes of this Section 6.06, notice shall include any other written communications given to an agent or employee of any Credit Party with direct or indirect supervisory responsibility with respect to the activity, if any, which is the subject of such notice. Upon the written request of the Administrative Agent, the Credit Parties shall provide the Administrative Agent with copies of any non-privileged documents related to any matter for which notice has been given pursuant to this Section 6.06.

Section 6.07. Labor Matters. Each Credit Party shall notify the Administrative Agent, the Revolving Agent and the Documentation Agent in writing, promptly, but in any event within ten (10) Business Days after learning thereof, of (a) any material labor dispute to which such Credit Party could reasonably be likely to become a party, any actual or threatened strikes, lockouts or other disputes relating to such Credit Party’s plants and other facilities and (b) any material liability incurred with respect to the closing of any plant or other facility of such Credit Party.

Section 6.08. Other Information. Promptly upon receiving a request therefor from the Administrative Agent, Revolving Agent or the Documentation Agent, each Credit Party shall prepare and deliver to the Administrative Agent, the Revolving Agent and the Documentation Agent (a) such other information with respect to such Credit Party’s business, financial condition, results of operations, properties, projections, business or business prospects, (b) such other information with respect to the Collateral, including, without limitation, schedules identifying and describing the Collateral and any Dispositions thereof or (c) such other information with respect to such Credit Party, as from time to time may be reasonably requested by the Administrative Agent, the Revolving Agent or the Documentation Agent.

Section 6.09. Taxes. The Credit Parties shall, and shall cause their Subsidiaries to, notify the Agents and the Documentation Agent, in writing, promptly, and in any event within five (5) Business Days after receipt thereof, of any: (a) notice or claim to the effect that a Credit Party or any Subsidiary of a Credit Party is or may be liable to any Governmental Authority for any Applicable Taxes; (b) notice that any Property of a Credit Party or any Subsidiary of a Credit Party is or may become subject to a Lien in favor of any Governmental Authority for Taxes; or (c) commencement or written threat of any judicial or administrative proceeding involving any Credit Party or any Subsidiary of any Credit Party for any Applicable Taxes. For purposes of this Section 6.09, notice shall include any other written communications given to an agent or employee of any Credit Party with direct or indirect supervisory responsibility with respect to the activity, if any, which is the subject of such notice. Upon the written request of the Administrative Agent, the Credit Parties shall provide the Administrative Agent with copies of any non-privileged documents related to any matter for which notice has been given pursuant to this Section 6.09.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees jointly and severally, from and after the date hereof (except as otherwise provided herein, or unless the Required Lenders have given their prior written consent) until all amounts owing hereunder or under any Loan Document or in connection herewith or therewith have been paid in full, that:

Section 7.01. Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law (including with respect to the licenses, approvals, certificates, permits, franchises, notices, registrations and other governmental authorizations necessary to the ownership of its respective properties or to the conduct of its respective business, antitrust laws or Environmental Laws and laws with respect to social security and pension funds obligations) any judgment or order of any Governmental Authority applicable to it or any of its property or assets, and any material term of any Material Contract binding on it or any of its properties, except where the failure to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party shall, and shall cause each of its Subsidiaries to, have policies in place to observe the applicable requirements of the Patriot Act-Related Requirements consistent with U.S. industry practice.

Section 7.02. Payment of Taxes and Claims. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay (a) all material Taxes, assessments and other governmental charges imposed upon it or on any of its Properties or assets or in respect of any of its franchises, business, income or Property, and (b) all claims (including claims for labor, services, materials and supplies) for sums material in the aggregate to such Credit Party which have become due and payable and which by law have resulted or may result in a Lien upon any of such Credit Party’s Properties or assets, in each case prior to the time when any penalty or fine will be incurred by the Credit Party with respect thereto, except for (i) such Taxes, assessments, other governmental charges and claims that are being contested in a Permitted Protest or (ii) to the extent that the aggregate amount of such Taxes, assessments, charges and claims does not exceed $500,000 (five hundred thousand Dollars) at any one time.

Section 7.03. Preservation of Corporate Existence. Each Credit Party shall, and shall cause each of its Subsidiaries to preserve and maintain its corporate existence; provided that this Section 7.03 shall not prohibit any merger, consolidation, liquidation or dissolution otherwise permitted by Section 8.04 or any sale, transfer or other Disposition permitted under Section 8.05.

Section 7.04. Inspection of Property; Books and Records; Discussions. At any reasonable time during normal business hours and from time to time with at least three (3) Business Days’ prior notice, or at any time if a Default or Event of Default shall have occurred and be continuing, each Credit Party shall, and shall cause each of its Subsidiaries to, permit any authorized representative(s) designated by any Agent to visit and inspect any of its assets, to examine, audit, check and make copies of its financial and accounting records, books, journals, orders, receipts and any correspondence with regulators and other data relating to its respective businesses or the transactions contemplated by the Loan Documents (including in connection with environmental compliance, hazard or liability or insurance programs and in connection with the filing of any Tax Returns), and to discuss its affairs, finances and accounts with its officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours. The visitations and/or inspections by or on behalf of the Agents shall be at the Borrower’s expense; provided, however, that so long as no Default or Event of Default has occurred and is continuing, no more than one (1) visitation or inspection per Credit Party shall be made in any Fiscal Year. Each Credit Party shall, and shall cause each of its Subsidiaries to, keep and maintain in all material respects proper, complete and accurate books of record and account, in which entries in conformity with GAAP shall be made of all dealings and financial transactions and the assets and business of such Credit Party or Subsidiary in relation to its businesses and activities, including transactions and other dealings with respect to the Collateral. In addition, until all Applicable Tax Returns due have been filed, the Revolving Agent and/or the Administrative Agent may, at the Borrower’s expense, conduct tax Lien searches as to any Credit Party or any Subsidiary of a Credit Party, from time to time and in such Agent’s sole discretion, which is anticipated to be no less frequently than monthly. If an Event of Default has occurred and is continuing and the Loans have been accelerated, the Borrower, upon any Agent’s request, shall provide copies of any such records to such Agent or its representatives.

Section 7.05. Maintenance of Properties. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain, preserve and protect consistent with past practice all of its tangible Properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and Casualty and Condemnation excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and comply in all material respects with the provisions of all material Leases to which it is a party so as to prevent any material loss or forfeiture thereof or thereunder. With respect to Company Intellectual Property, if consistent with reasonable commercial judgment, each Credit Party shall, and shall cause each of its Subsidiaries to, maintain all Company Intellectual Property owned by such Credit Party or Subsidiary, including taking all commercially reasonable steps to preserve and protect such Company Intellectual Property, including maintaining the quality of any and all products or services used or provided in connection with any Trademark, substantially consistent with the quality of the products and services as of the date hereof, and ensuring that all licensed users of any such Trademark use such substantially consistent standards of quality. Immediately upon learning of the institution of any Condemnation of any of its owned or leased real property, any Credit Party shall notify each of the Agents of the pendency of such proceeding.

Section 7.06. Further Assurances. Each Credit Party shall take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments, updated or amended schedules (including without limitation Schedule 5.01(u)) or other documents as the Collateral Agent may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected first priority Liens (except for Permitted Liens) any of the Collateral or any other property of the Credit Parties acquired after the Closing Date and required to be so perfected pursuant to any Loan Document, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby (except for Permitted Liens), and (d) to better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent for the ratable benefit of the Secured Parties the rights now or hereafter intended to be granted to the Collateral Agent for the ratable benefit of the Secured Parties under this Agreement or any other Loan Document.

Section 7.07. Additional Security; Additional Guarantees; Further Assurances.

(a) If any Credit Party acquires a fee interest in any Real Estate Asset with a fair market value in excess of five hundred thousand Dollars ($500,000), such Credit Party shall notify the Agents thereof within fifteen (15) days thereafter, and if such interest has not otherwise been made subject to a Lien in favor of Collateral Agent, for the benefit of the Secured Parties, under a Mortgage delivered on the date hereof, then within sixty (60) days after acquiring such Real Estate Asset, or such later time as may be reasonably necessary, in the Collateral Agent’s reasonable discretion, the applicable Credit Party shall take all such actions and execute and deliver, or cause to be executed and delivered to the Agents, all such Mortgages, documents, instruments, agreements, opinions and certificates that the Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable perfected first priority (subject to any Permitted Liens) Lien and security interest in such Real Estate Asset. In addition to the foregoing, each Credit Party shall, at the request of the Required Lenders, deliver, from time to time, to the Administrative Agent and the Revolving Agent such appraisals as are required by law or regulation applicable to such Real Estate Asset or to any Secured Party’s interest in such Real Estate Asset hereunder or under any Mortgage thereof.

(b) If any Credit Party acquires or develops any Intellectual Property, such Credit Party shall notify the Agents thereof within fifteen (15) days thereafter, and if such Intellectual Property has not otherwise been made subject to a valid and enforceable perfected first priority (subject to any Permitted Liens) Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, then within fifteen (15) days after acquiring such Intellectual Property, or such later time as may be reasonably necessary, in the Collateral Agent’s reasonable discretion, the Credit Parties shall take all such actions and execute and deliver, or cause to be executed and delivered to the Agents, all such documents, instruments, agreements, opinions and certificates that the Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable perfected first priority (subject to any Permitted Liens) Lien and security interest in such Intellectual Property.

(c) Each Credit Party shall pledge, or cause to be pledged, to the Collateral Agent, for the benefit of the Collateral Agent and Secured Parties, all of the Capital Stock owned by a Credit Party of each Person that after the date hereof becomes a Domestic Subsidiary of such Credit Party, and 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of each new Foreign Subsidiary of such Credit Party. The documentation for such security and pledge shall be in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent and shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by the Collateral Agent.

(d) Each Credit Party will cause each Subsidiary which, after the Closing Date, is required to become a Guarantor to, at its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation and perfection of the Liens on its assets intended to be created pursuant to the relevant Security Documents. The Credit Parties will take, and cause each Subsidiary described above in Section 7.07(c) to take, all actions reasonably requested by any Agent (including the filing of UCC-1s (or the appropriate equivalent filings under the laws of any relevant foreign jurisdiction), or the furnishing of legal opinions, etc.) in connection with the granting of such Liens.

(e) The Liens required to be granted pursuant to this Section 7.07 shall be granted pursuant to the respective Security Documents executed and delivered by the Credit Parties (or other security documentation substantially similar to such Security Documents or otherwise reasonably satisfactory in form and substance to the Collateral Agent) for the benefit of the Secured Parties and shall constitute valid and enforceable first priority perfected Liens on all of the Collateral subject thereto, prior to the rights of all third Persons and subject to no other Liens except Permitted Liens, and with such exceptions, conditions and qualifications as shall be permitted by the respective Security Documents. Any Additional Security Documents and other instruments related thereto or related to existing Security Documents shall be duly recorded or filed in such manner and in such places and at such times as are required by law to create, maintain, effect, perfect, preserve, maintain and protect the Liens, in favor of the Collateral Agent for the benefit of the Secured Parties, required to be granted pursuant to the Loan Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrower. At the time of the execution and delivery of any Security Documents or Additional Security Documents, the Credit Parties will, at the request of the Collateral Agent, cause to be delivered to the Collateral Agent such customary opinions of counsel and other related documents as may be reasonably requested by the Collateral Agent to assure that this Section 7.07 has been complied with.

(f) Each Credit Party jointly and severally agrees that each action required above by this Section 7.07 shall be completed as promptly as reasonably practicable after such action is requested to be taken by any Agent; provided that any action required above by Section 7.07(c), (d), or (e) with respect to a newly formed, created or acquired Subsidiary shall be completed as promptly as practicable following the formation, creation or acquisition of such Subsidiary.

Section 7.08. Powers; Conduct of Business. Each Credit Party shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership of its properties requires it to be so qualified except for those jurisdictions where failure to so qualify does not have or could not reasonably be expected to have a Material Adverse Effect. Each Credit Party shall obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business, except where the failure to maintain and preserve such permits, licenses, authorizations, approvals, entitlements and accreditations does not or could not reasonably be expected to have a Material Adverse Effect.

Section 7.09. Use of Proceeds. Proceeds of the Loans shall be used in accordance with Section 1.03 hereof.

Section 7.10. Environmental. Each Credit Party shall, and shall cause each of its Subsidiaries to, (a) comply, and cause it Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent documentation of such compliance which Collateral Agent reasonably requests, which documentation shall include a notice by the Company six (6) months after the Closing Date of the steps taken by the Credit Parties or their Subsidiaries to address any outstanding matters described on Schedule 5.01(q), (b) in the event of any material violation of any Environmental Law promptly commence and diligently pursue appropriate measures to abate such violation, and (c) perform any Remedial Action at property owned or operated by any Credit Party or any Subsidiary of any Credit Party (i) that is required of any Credit Party or any such Subsidiary pursuant to any Environmental Law or agreement with any Governmental Authority, or (ii) that was initiated prior to the Closing Date and is identified on Schedule 5.01(q).

Section 7.11. Fiscal Year. Each Credit Party shall cause its Fiscal Year to end on December 31 of each year unless the Required Lenders consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

Section 7.12. Maintenance of Insurance. (a) Each Credit Party shall maintain, and cause each of its Subsidiaries to maintain (either in the name of such Credit Party or in such Subsidiary’s own name), insurance with financially sound and reputable insurance companies or associations (including, without limitation, commercial general liability, property and business interruption insurance) with respect to its Properties (including all Real Estate Assets leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies of similar size in similar businesses similarly situated. All property policies covering the Collateral shall name the Collateral Agent as an additional insured or loss payee, in case of loss. All certificates of insurance are to be delivered to the Collateral Agent and the policies shall contain a loss payable and additional insured endorsements in favor of the Collateral Agent (substantially in the form reasonably requested by the Collateral Agent), and shall provide for not less than thirty (30) days’ prior written notice to the Collateral Agent and other named insureds of the exercise of any right of cancellation.

(b) Each Credit Party shall provide, and shall cause each of its Subsidiaries to provide, the Collateral Agent with copies of all insurance renewal certificates obtained by the Credit Parties and their Subsidiaries within three (3) Business Days of the receipt thereof.

(c) Until the indefeasible payment and satisfaction in full in cash of the Obligations, each Credit Party hereby waives, and shall cause each of its Subsidiaries to waive, all rights of subrogation against any Agent and the Secured Parties.

Section 7.13. Change in Collateral; Collateral Records. Each Credit Party shall advise the Collateral Agent promptly, in sufficient detail, of any change which could reasonably be expected to have a Material Adverse Effect relating to the value of the Collateral or any Lien granted thereon (other than Permitted Liens) and execute and, upon the Collateral Agent’s reasonable request, deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules, maintained by any Credit Party or any Subsidiary of any Credit Party in the ordinary course of business, as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

Section 7.14. Formation of Subsidiaries. In addition to Section 7.07, at the time that any Credit Party forms any Domestic Subsidiary or acquires any Domestic Subsidiary after the Closing Date, such Credit Party shall within twenty (20) days (a) cause such Domestic Subsidiary to execute and deliver to each Agent a Guarantor Joinder Agreement in the form of Exhibit K-2, the Security Agreement, and such security documents all in form and substance reasonably satisfactory to the Agents (including being sufficient to grant the Collateral Agent, on behalf of the Secured Parties, a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary) and (b) provide to the Agents all other documentation (including financing statements), including, at the Collateral Agent’s request, one or more opinions of counsel reasonably satisfactory to the Agents, which in the opinion of each of them is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including the grant and perfection of any Lien contemplated thereby). Any document, agreement, or instrument executed or issued pursuant to clause (a) of this Section 7.14 shall be a Loan Document.

Section 7.15. Cash Management.

(a) No Credit Party shall have any Deposit Account (other than the Excluded Account), commodities account or Securities Account other than accounts subject to Control Agreements and the Credit Parties shall cause the Collateral Agent, on behalf of the Secured Parties, to have a valid, perfected, first-priority security interest in such accounts, subject in the case of the Excluded Account only, to the Lien permitted under Section 8.01(m). The Credit Parties shall not permit the balance in the Excluded Account to exceed $3,000,000 (plus accrued and unpaid interest thereon) at any time.

(b) No Credit Party shall close any Deposit Account, commodities account or Securities Account or any lockbox maintained by it as of the date hereof without the prior written consent of the Collateral Agent.

(c) Each Credit Party shall take all reasonable steps necessary from time to time to deposit or cause to be deposited promptly all of its Collections (including those sent in cash or otherwise directly to any Credit Party) into an account subject to a Control Agreement (other than with respect to the Excluded Account).

(d) The Credit Parties shall notify each Agent in writing no later than ten (10) days prior to the establishment of any Deposit Account, commodities account or Securities Account that would have been required to be listed on Schedule 5.01(t) if such account was established on or prior to the Closing Date.

(e) Each Credit Party shall comply in all material respects with the provisions of each Control Agreement to which it is a party.

ARTICLE VIII

NEGATIVE COVENANTS

Each Credit Party covenants and agrees jointly and severally, from and after the date hereof (except as otherwise provided herein, or unless the Required Lenders have given their prior written consent) until all amounts owing hereunder or under any other Loan Document or in connection herewith or therewith have been paid in full that:

Section 8.01. Liens. It shall not and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (such Liens described below being referred to herein as “Permitted Liens”):

(a) Liens in favor of the Collateral Agent for the benefit of the Secured Party pursuant to any Loan Document;

(b) Liens existing on the Closing Date in the amounts and as otherwise listed on Schedule 8.01 and any renewals or extensions thereof in connection with any refinancing or renewal of the obligations secured thereby; provided that (i) such Lien is not extended to cover any additional property, (ii) the amount secured or benefited thereby is not increased from the amount then due on the obligation so refinanced or renewed and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c) Statutory Liens for Taxes, fees, assessments or other governmental charges, not yet due or which are not delinquent or remain payable without penalty, or to the extent subject to a Permitted Protest;

(d) Statutory Liens securing the rights or claims of carriers, warehousemen, mechanics, materialmen, repairmen, landlords or other like Liens in favor of similar Persons arising in the ordinary course of business which are not delinquent or which are the subject of a Permitted Protest;

(e) Liens consisting of pledges or deposits required to be made by the Company or any of its Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or public liability laws or similar legislation, other than any Lien imposed by ERISA;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property of the Company or any of its Subsidiaries which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) Liens incurred or deposits made to secure performance of (i) tenders, statutory obligations, bids, trade contracts, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or (ii) obligations under performance or surety bonds provided in the ordinary course of business; provided that any such Liens permitted under this Section 8.01(g) shall attach only to property directly relating to, or that is the subject of, such underlying obligations;

(h) licenses, operating Leases or subleases granted or entered into in the ordinary course of business not interfering in any material respect with the business of the Company or any of its Subsidiaries and not constituting Indebtedness;

(i) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens upon assets of the Company or any of its Subsidiaries subject to Capital Lease Obligations or purchase money Indebtedness to the extent such Capital Lease Obligations or purchase money Indebtedness are permitted by Section 8.03(i); provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capital Lease Obligations or purchase money Indebtedness and (y) the Lien encumbering the asset or assets giving rise to any Capital Lease Obligations or purchase money Indebtedness does not encumber any other asset of the Company or any of its Subsidiaries;

(k) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business or from UCC financing statement filings or any other similar notices of Lien under any similar recording or notice statute regarding Liens permitted hereunder;

(l) Liens upon the Property of Foreign Subsidiaries securing Indebtedness permitted under Section 8.03(b); provided that (x) such Liens only serve to secure the payment of Indebtedness of Foreign Subsidiaries and (y) the Lien encumbering such Property does not encumber any other asset of the Company or any of its other Subsidiaries; and

(m) a Lien in favor of Bank of America N.A. upon cash and/or Cash Equivalents in the Excluded Account in an amount not to exceed $3,000,000 (three million Dollars) plus the amount of accrued and unpaid interest thereon;

(n) statutory banker’s Liens or set-off rights in Deposit Accounts, Securities Accounts or commodities accounts to the extent of monthly and customary fees not yet due for maintenance of any Deposit Account, Securities Account or commodities account and permitted under a Control Agreement governing such Deposit Account, Securities Account or commodities account.

Section 8.02. Investments. It shall not and shall not permit any of its Subsidiaries to, directly or indirectly make or hold any Investments in any Person, except:

(a) Investments held in the form of cash or Cash Equivalents;

(b) Investments made prior to the Closing Date set forth in Schedule 8.02;

(c) Advances or loans to directors, officers and employees of any Credit Party in the ordinary course of business as presently conducted in an aggregate principal amount not to exceed $100,000 in the aggregate at any one time outstanding;

(d) Investments by:

(i) any Credit Party in and to any Foreign Subsidiary in the form of contributions to capital, loans, advances, guarantees or other forms of credit support; provided that (A) the aggregate amount of such Investments does not exceed (i) $250,000 (two hundred and fifty thousand Dollars) outstanding at any time, plus (ii) up to $500,000 outstanding at any time from Braden Manufacturing LLC to Braden Manufacturing S.A. de C.V., and (B) each item of intercompany Indebtedness shall be evidenced by the Global Intercompany Note which shall be pledged as security for the Obligations of the holder thereof under the Loan Documents and delivered to the Administrative Agent pursuant to the terms of the Security Documents;

(ii) any Credit Party in and to any other Credit Party in the form of contributions to capital or loans or advances; provided that (A) any intercompany Indebtedness shall be unsecured, and (B) each item of intercompany Indebtedness held by any Credit Party shall be evidenced by the Global Intercompany Note which shall be pledged as security for the obligations of the holder thereof under the Loan Documents and delivered to the Administrative Agent pursuant to the terms of the Security Documents;

(iii) any Foreign Subsidiary in and to any other Foreign Subsidiary in an aggregate amount not to exceed $1,000,000;

(e) Guarantees permitted by Section 8.03(c);

(f) Investments received in connection with (x) the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, or (y) in satisfaction of judgments or in settlement of litigation, arbitration or other disputes;

(g) Investments made by the Company and its Subsidiaries that constitute (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(h) advances to subcontractors in the ordinary course of business;

(i) Investments by Foreign Subsidiaries not to exceed $500,000 in the aggregate;

(j) Investments consisting of the entry into joint venture agreements for unincorporated joint ventures by any Credit Party for the limited purpose of negotiating, signing and performing construction, engineering, procurement, construction management and similar services provided that the aggregate value of all such Investments does not exceed $500,000 at any one time outstanding and provided further that no Credit Party or any Subsidiary of any Credit Party shall have any liability in excess of the Investment actually paid to such joint venture (as permitted by this Section 8.02(j)) for any Indebtedness or any other obligation of any such joint venture; and

(k) Investments by a Credit Party in the form of Letters of Credit issued under this Agreement (i) in favor of the customers of Braden Europe to support the obligations of Braden Europe to such customers under Braden Europe Project Contracts in an aggregate amount that, when added together with the Letters of Credit listed on Schedule 8.02 in favor of customers of Braden Europe, does not exceed $5,000,000 (five million dollars); and/or (ii) in favor of the lender or lenders to Braden Shanghai to support, and not to exceed the amount of, Indebtedness permitted under Section 8.03(k).

Section 8.03. Indebtedness. It shall not and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Indebtedness, except for the following (such Indebtedness described below being referred to herein as “Permitted Indebtedness”):

(a) Indebtedness under the Loan Documents or any Hedging Agreement;

(b) Indebtedness outstanding prior to the Closing Date in the amount and as otherwise set forth in Schedule 8.03 and, solely with respect to the facility provided by ABN Amro as specified on Schedule 8.03, any Permitted Indebtedness Refinancing in respect of such facility;

(c) guarantees of any Credit Party in respect of Indebtedness of the Credit Parties otherwise permitted hereunder;

(d) intercompany Indebtedness permitted under Section 8.02(d);

(e) (i) Indebtedness of the Company and its Subsidiaries in respect of performance, surety or appeal bonds provided in the ordinary course of business or (ii) unsecured Indebtedness of the Company and its Subsidiaries in respect of performance or completion guarantees provided in the ordinary course of business, but excluding, in each case, Indebtedness incurred through the borrowing of money or contingent liabilities in respect thereof and provided that the aggregate amount of all Indebtedness under this Section 8.03(e), when added together with all Indebtedness consisting of performance, surety or appeal bonds and performance guarantees permitted under Section 8.03(b), does not exceed $60,000,000 outstanding at any time;

(f) Indebtedness of the Company and its Subsidiaries in respect of trade payables and accrued expenses arising in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(h) Indebtedness which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement;

(i) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness, in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(j) Indebtedness of Braden Europe under (i) a revolving credit facility in an amount not to exceed €1,000,000 and (ii) a letter of credit facility in an amount not to exceed €5,000,000;

(k) Indebtedness of Braden Shanghai in an aggregate amount not to exceed $2,000,000; and

(l) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness not otherwise permitted hereunder in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

Section 8.04. Fundamental Changes and Acquisitions. It shall not and shall not permit any of its Subsidiaries to, directly or indirectly, (a) merge, dissolve, liquidate, consolidate with or into another Person, (b) in addition to the conditions in Section 8.05, Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or (c) acquire all or substantially all of the assets of any Person or any division, brand or business unit thereof; provided that any Credit Party may merge into or consolidate with another Credit Party (provided that a Borrower is the surviving entity to any such merger or consolidation between a Guarantor and a Borrower), make such Disposal to another Credit Party, or make such acquisition from another Credit Party and further provided that any Immaterial Foreign Subsidiary may voluntarily dissolve or merge into a Credit Party or a Subsidiary of a Credit Party.

Section 8.05. Dispositions. It shall not and shall not permit any of its Subsidiaries to, directly or indirectly, make any Disposition (other than any Casualty or Condemnation) or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory and finished goods (i) in the ordinary course of business or (ii) consisting of the Deltak Customer Equipment Disposition;

(c) Dispositions of equipment or real property in the ordinary course of business in an amount not to exceed $500,000 per annum;

(d) (i) Dispositions of Property of any Credit Party to another Credit Party and (ii) Dispositions by any Credit Party of equipment not used in the business of such Credit Party to a Foreign Subsidiary, provided that with respect to any such Disposition by a Credit Party to a Foreign Subsidiary, such Disposition shall only be permitted to the extent the Deemed Investment Amount (as defined below) is permitted as an Investment under Section 8.02(d)(i) (and “Deemed Investment Amount” shall mean the amount by which the fair market value of the relevant Disposition exceeds the consideration received for such Disposition);

(e) Dispositions pursuant to a non-exclusive licensing arrangement entered into by the Company or any of its Subsidiaries with respect to any of its Intellectual Property in the ordinary course of its business consistent with past practice; and

(f) Any Disposition not otherwise permitted pursuant to this Section 8.05 provided (i) the Disposition is for not less than the fair market value of the assets subject thereto, (ii) the consideration received by the Company or applicable Subsidiary consists of at least 75% Cash, (iii) the net book value of such assets, together with the net book value of all other assets Disposed of pursuant to this clause (f), does not exceed $2,500,000 over the term of this Agreement, (iv) immediately prior to and after giving effect to such Disposition no Default shall have occurred and be continuing and (v) the proceeds thereof are applied pursuant to Section 2.02.

Section 8.06. Restricted Payments. It shall not and shall not permit any of its Subsidiaries to, directly or indirectly declare or make any Restricted Payment or incur any obligation contingent or otherwise to do so; provided that (a) any Credit Party may make Restricted Payments to any other Credit Party, (b) any Subsidiary that is not a Credit Party may make Restricted Payments to any Credit Party, (c) any Subsidiary that is not a Credit Party may make Restricted Payments to any wholly owned Subsidiary of any Credit Party and (d) the Company may redeem, repurchase or otherwise acquire for value outstanding Capital Stock of the Company (or options or warrants to purchases the Company’s Capital Stock) following the death, disability or termination of employment of officers, directors or employees of the Company or any of its Subsidiaries so long as such redemption, repurchase or acquisition would not result in a Default or Event of Default.

Section 8.07. Amendment of Governing Documents. It shall not and shall not permit any of its Subsidiaries to amend, modify or otherwise change (a) its Governing Documents in any manner materially adverse to the Lenders or (b) its accounting policies or reporting practices.

Section 8.08. Change in Nature of Business. It shall not and shall not permit any of its Subsidiaries to, directly or indirectly engage in any business activity except (a) the business of designing, engineering, fabricating, installing and servicing equipment for the global energy, power infrastructure, process and other industrial operations or (b) providing routine and specialty maintenance and construction services to Persons engaged in the global energy, power infrastructure, process and other industrial operations and to governmental agencies and business activities that are reasonable extensions thereof and activities reasonably incidental thereto.

Section 8.09. Transactions with Affiliates. It shall not and shall not permit any of its Subsidiaries to, directly or indirectly engage in any transaction or series of transactions with any Affiliate of any Credit Party other than (i) transactions exclusively between or among the Company and one or more Credit Parties that are Wholly-Owned Subsidiaries and not Foreign Subsidiaries or exclusively between or among such Credit Parties; (ii) transactions in the ordinary course of its business on terms and conditions as favorable to the Company or such Credit Party as would be obtainable by it in a comparable arm’s-length transaction with an independent, unrelated third party and (iii) to the extent permitted by Sections 8.01, 8.02, 8.04, 8.05 or 8.06.

Section 8.10. Limitations on Restricted Actions. It shall not and shall not permit any of its Subsidiaries to, directly or indirectly enter into or create or otherwise cause to exist or become effective any agreement or arrangement other than the Loan Documents that: (a) limits the ability (i) of any Credit Party to make Restricted Payments to any other Credit Party or any Domestic Subsidiary of a Credit Party except as provided in Section 8.14, (ii) of any Credit Party to act as a guarantor and pledge its assets pursuant to the Loan Documents; or (iii) of any Credit Party to create, incur, assume or suffer to exist Liens in favor of the Secured Parties on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) customary provisions restricting subletting or assignment of any Lease governing any Leasehold Property of the Company or any of its Subsidiaries, (B) customary provisions restricting assignment of any licensing agreement (in which the Company or any of its Subsidiaries is the licensee) or other contract entered into by the Company or any of its Subsidiaries in the ordinary course of business and (C) any Operating Lease or Capitalized Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related Leasehold Property to any other Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Section 8.11. Sale-Leasebacks; Off-Balance Sheet Obligation. It shall not and shall not permit any of its Subsidiaries to, directly or indirectly enter into any Sale and Leaseback Transaction or Off-Balance Sheet Obligation.

Section 8.12. Impairment of Security Interests. It shall not and shall not permit any of its Subsidiaries to, directly or indirectly (a) refuse to take or omit to take any action within ten (10) days following the request by any Agent to take or omit to take such action, which action or omission is, in the reasonable opinion of such Agent, necessary so as not to terminate, impair or limit the security interests in favor of the Secured Parties with respect to the Collateral or (b) grant to any Person (other than the Collateral Agent pursuant to the Security Documents) any interest whatsoever in the Collateral (other than Permitted Liens).

Section 8.13. Ownership of Subsidiaries and Other Restrictions Relating to the Subsidiaries. Notwithstanding any other provision of this Agreement, It shall not and shall not permit any of its Subsidiaries to, directly or indirectly permit any Person (other than the Company or any Wholly-Owned Subsidiary) to own any Capital Stock of any Subsidiary of the Company except as otherwise permitted pursuant to this Agreement.

Section 8.14. Limitations on Dividends and Distributions and Other Payment Restrictions Affecting Subsidiaries. It shall not, and it shall not permit any of its Subsidiaries to, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on its ability (a) to pay dividends or to make any other distribution on any shares of its Capital Stock, (b) to subordinate or to pay, prepay, redeem or repurchase any Indebtedness owed to any Credit Party or Subsidiary of a Credit Party, (c) to make loans or advances to any Credit Party or Subsidiary of a Credit Party or (d) to transfer any of its property or assets to any Credit Party or Subsidiary of a Credit Party; provided, however, that nothing in clauses (a) through (d) of this Section 8.14 shall prohibit or restrict: (A) this Agreement and the other Loan Documents; (B) any Applicable Law (including applicable currency control laws and applicable state or provincial corporate statutes restricting the payment of dividends or any other distributions in certain circumstances); (C) any restriction set forth in any document or agreement governing or securing any Permitted Indebtedness under Section 8.03(b); (D) in the case of clause (d) any restrictions on the subletting, assignment or transfer of any property or asset included in a Lease, license, sale conveyance or similar agreement with respect to such property or asset; (E) in the case of clause (d) any holder of a Permitted Lien from restricting on customary terms the transfer of any property or assets subject to such Permitted Lien; (F) any agreement or instrument in effect at the time a Person first became a Subsidiary of a Credit Party or the date such agreement or instrument is otherwise assumed by a Credit Party or any of its Subsidiaries, so long as such agreement or instrument was not entered into solely in contemplation of such Person becoming a Subsidiary of such Credit Party or such assumption; (G) customary provisions restricting assignment of any licensing agreement or other contract entered into by a Credit Party or any of its Subsidiaries in the ordinary course of business; (H) restrictions on the transfer of any asset pending the close of the sale of such asset; or (I) customary provisions with respect to the payment of dividends or other distributions by any Subsidiary that is not a Credit Party set forth in the Governing Documents for such Subsidiary so long as such provisions were not entered into in connection with any other agreement or arrangement not otherwise permitted under this Section 8.14.

Section 8.15. Limitation on Issuance of Capital Stock. It shall not, and it shall not permit any of its Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any Securities convertible into or exchangeable for its Capital Stock or any warrants, options or other rights for the purchase or acquisition of any of its Capital Stock, other than (a) in connection with the plans set forth on Schedule 8.15; (b) the issuance of Capital Stock of any Subsidiary to any Credit Party (so long as such Capital Stock is pledged and delivered to the Collateral Agent within ten (10) days of the issuance thereof in accordance with the terms of the Security Agreement); (c) the issuance of Capital Stock by any Subsidiary of directors’ qualifying shares; or (d) the issuance of Capital Stock by the Company so long as any such issuance does not constitute a Change of Control.

Section 8.16. Federal Reserve Regulations. It shall not, and it shall not permit any of its Subsidiaries to, use any Loan or the proceeds of any Loan for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X.

Section 8.17. Investment Company Act of 1940. It shall not, and it shall not permit any of its Subsidiaries to, engage in any business, enter into any transaction, use any Securities or take any other action that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

Section 8.18. Change Name. It shall not, and it shall not permit any of its Subsidiaries which are Credit Parties to, change any Credit Party’s name, organizational identification number, jurisdiction of organization, or organizational identity; provided, however, that a Credit Party may change its name upon at least ten (10) days’ prior written notice by the Company to the Collateral Agent of such change and so long as, at the time of such written notification, such Credit Party provides any financing statements, fixture filings, mortgages, Control Agreements or other documents necessary to perfect and continue perfected Liens.

ARTICLE IX

FINANCIAL COVENANTS

Each Credit Party covenants and agrees jointly and severally, from and after the date hereof (except as otherwise provided herein, or unless the Required Lenders have given their prior written consent) until all amounts owing hereunder or under any Security Document or in connection herewith or therewith have been paid in full, that:

Section 9.01. Total Leverage Ratio. Total Leverage Ratio, as of each date set forth below, shall not be greater than the ratio set forth opposite such date below:

Measurement Period Ending	Ratio
March 31, 2008	3.00x
June 30, 2008	3.00x
September 30, 2008	3.00x
December 31, 2008	3.50x
March 31, 2009	3.75x
June 30, 2009	4.00x
September 30, 2009	4.00x
December 31, 2009	4.50x
March 31, 2010	4.50x
June 30, 2010	4.25x

Measurement Period Ending	Ratio
September 30, 2010	4.00x
December 31, 2010	3.75x
March 31, 2011	3.75x
June 30, 2011	3.50x
September 30, 2011	3.25x
December 31, 2011	3.00x
March 31, 2012	3.00x
June 30, 2012	2.75x
September 30, 2012	2.50x
December 31, 2012	2.25x
March 31, 2013	2.25x
June 30, 2013	2.25x
September 30, 2013	2.25x
December 31, 2013	2.25x

Section 9.02. Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of any date set forth below, shall not be less than the ratio set forth opposite such date below:

Measurement Period Ending	Ratio
June 30, 2008	1.15x
September 30, 2008	1.25x
December 31, 2008	1.40x
March 31, 2009	1.30x
June 30, 2009	1.10x
September 30, 2009	1.10x
December 31, 2009	1.05x
March 31, 2010	1.05x
June 30, 2010	1.10x
September 30, 2010	1.10x
December 31, 2010	1.15x
March 31, 2011	1.20x
June 30, 2011	1.25x
September 30, 2011	1.35x
December 31, 2011	1.45x
March 31, 2012	1.50x
June 30, 2012	1.50x
September 30, 2012	1.50x
December 31, 2012	1.50x
March 31, 2013	1.50x
June 30, 2013	1.50x
September 30, 2013	1.50x
December 31, 2013	1.50x

Section 9.03. Minimum Liquidity. The Credit Parties, on a consolidated basis, shall have a level of Liquidity of not less than the amount set forth below on the date set forth opposite such amount.

Fiscal Month Ending	Minimum Liquidity
January 31, 2008	$15,000,000
February 29, 2008	$15,000,000
March 31, 2008	$15,000,000
April 30, 2008	$15,000,000
May 31, 2008	$15,000,000
June 30, 2008	$15,000,000
July 31, 2008	$20,000,000
August 31, 2008	$20,000,000
September 30, 2008	$20,000,000
October 31, 2008	$20,000,000
November 30, 2008	$20,000,000
December 31, 2008	$20,000,000
January 31, 2009	$20,000,000
February 28, 2009	$20,000,000
March 31, 2009	$20,000,000
April 30, 2009	$15,000,000
May 31, 2009	$15,000,000
June 30, 2009	$15,000,000
July 31, 2009	$20,000,000
August 31, 2009	$20,000,000
September 30, 2009	$20,000,000
October 31, 2009	$20,000,000
November 30, 2009	$20,000,000
December 31, 2009	$20,000,000
January 31, 2010	$20,000,000
February 28, 2010	$20,000,000
March 31, 2010	$20,000,000
April 30, 2010	$15,000,000
May 31, 2010	$15,000,000
June 30, 2010	$15,000,000
July 31, 2010	$20,000,000
August 31, 2010	$20,000,000
September 30, 2010	$20,000,000
October 31, 2010	$20,000,000
November 30, 2010	$20,000,000
December 31, 2010	$20,000,000
January 31, 2011	$20,000,000
February 28, 2011	$20,000,000
March 31, 2011	$20,000,000

Fiscal Month Ending	Minimum Liquidity
April 30, 2011	$15,000,000
May 31, 2011	$15,000,000
June 30, 2011	$15,000,000
July 31, 2011	$20,000,000
August 31, 2011	$20,000,000
September 30, 2011	$20,000,000
October 31, 2011	$20,000,000
November 30, 2011	$20,000,000
December 31, 2011	$20,000,000
January 31, 2012	$20,000,000
February 29, 2012	$20,000,000
March 31, 2012	$20,000,000
April 30, 2012	$15,000,000
May 31, 2012	$15,000,000
June 30, 2012	$15,000,000
July 31, 2012	$20,000,000
August 31, 2012	$20,000,000
September 30, 2012	$20,000,000
October 31, 2012	$20,000,000
November 30, 2012	$20,000,000
December 31, 2012	$20,000,000
January 31, 2013	$20,000,000
February 28, 2013	$20,000,000
March 31, 2013	$20,000,000
April 30, 2013	$15,000,000
May 31, 2013	$15,000,000
June 30, 2013	$15,000,000
July 31, 2013	$20,000,000
August 31, 2013	$20,000,000
September 30, 2013	$20,000,000
October 31, 2013	$20,000,000
November 30, 2013	$20,000,000
December 31, 2013	$20,000,000

ARTICLE X

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 10.01. Events of Default. Each of the following occurrences shall constitute an event of default (an “Event of Default”).

(a) Failure to Make Payments When Due. Any Credit Party shall fail to pay (i) any principal or reimbursement obligations when due or (ii) any interest, fees, or any other monetary Obligation, and such failure shall continue for a period of three (3) Business Days after such amount was due (in each case, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise).

(b) Breach of Certain Covenants. Any Credit Party shall fail to perform or comply with any covenant or agreement contained in Section 7.03, Section 7.04, Section 7.06, Section 7.07, Section 7.08, Section 7.09, Section 7.10, Section 7.11, Section 7.12, Section 7.14, Section 7.15, Article VIII, or Article IX under this Agreement.

(c) Breach of Representation or Warranty. Any representation, warranty or statement made or deemed made by or on behalf of any Credit Party or by any officer of the foregoing under any Loan Document or in any report, certificate, or other document delivered to any Agent or any Lender under Article VI of this Agreement or otherwise pursuant to any Loan Document prove to be incorrect or misleading in any material respect when made or deemed made.

(d) Other Defaults (Thirty (30) Day Cure). Any Credit Party shall fail to perform or comply with any other covenant or agreement in any Loan Document and such failure continues for a period of thirty (30) days after learning of such failure or receiving written notice thereof from any Agent.

(e) Default as to Other Indebtedness and Material Contracts. Any Credit Party or any Subsidiary of a Credit Party shall (i) fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness if the aggregate amount of such Indebtedness is in excess of $2,500,000 in the aggregate and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof (with or without the giving of notice or lapse of time or both) is to permit or require an acceleration, mandatory redemption or other required repurchase of such Indebtedness or, as to such Indebtedness, permit the holder or holders of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any Indebtedness if the aggregate amount of such Indebtedness is $2,500,000 shall be declared due and payable (by acceleration or otherwise) by a Person (other than a Credit Party or any Subsidiary of a Credit Party) as a result of a breach, default or event of default by a Credit Party or any Subsidiary of a Credit Party, or required to be prepaid, redeemed or otherwise repurchased by any Credit Party or any Subsidiary of a Credit Party (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or the holder or holders of any Lien, securing obligations of $2,500,000 or more, shall commence foreclosure of such Lien upon property of any Credit Party or any Subsidiary of a Credit Party; or (ii) fail in the performance or observance (beyond the applicable grace period with respect thereto, if any) of one or more Material Contracts representing, in the aggregate, 10% or more of annual revenue or expense of the Credit Parties and their Subsidiaries on a consolidated basis during the trailing 12-month period measured as of the most recently completed Fiscal Quarter (other than those covered in clause (i) hereof) and (A) such failure together with any other such failures, has a Material Adverse Effect, whether as a result of termination or cancellation of any such Material Contract or otherwise, or (B) such failure (1) is not reasonably subject to cure by such Credit Parties and is not reasonably likely to be waived by the other contracting party, (2) would permit the other contracting party to cancel or terminate such Material Contract and (3) such termination or cancellation could reasonably be expected to have a Material Adverse Effect.

(f) Voluntary Bankruptcy Proceeding. Any Credit Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, receiver and manager, interim receiver, sequestration, administrator, monitor, custodian or other similar official for any such Credit Party or any Subsidiaries or for any substantial part of its property, (ii) shall consent to the entry of an order for relief in an involuntary bankruptcy case or to the conversion of an involuntary case to a voluntary case under bankruptcy, insolvency or reorganization law, (iii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iv) shall make a general assignment for the benefit of creditors or (v) shall take any action to authorize or effect any of the actions set forth above in this Section 10.01(f).

(g) Involuntary Bankruptcy Proceeding.

(i) An involuntary case shall be commenced against any Credit Party or any Subsidiary of a Credit Party and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days; or a court having jurisdiction shall enter a decree or order for relief in respect of such Credit Party or Subsidiary of a Credit Party in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, provincial, local or foreign law; or the board of directors of such Credit Party or Subsidiary of a Credit Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(ii) A decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, receiver and manager, administrator, monitor, custodian or other officer having similar powers over any Credit Party or any Subsidiary of a Credit Party or over all or a substantial part of their respective assets shall be entered; or an interim receiver, trustee or other custodian of any Credit Party or any Subsidiary of a Credit Party or of all or a substantial part of their respective assets shall be appointed or a warrant of attachment, execution or similar process against any substantial part of their respective assets shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days; or the board of directors of any Credit Party or any Subsidiary of a Credit Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(h) Invalidity of Documents. A court of competent jurisdiction shall declare that any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against a Credit Party intended to be a party thereto; or the validity or enforceability thereof shall be contested by any Credit Party that is a party thereto; or a proceeding shall be commenced by a Credit Party or any Governmental Authority having jurisdiction over any Credit Party, seeking to establish the invalidity or unenforceability thereof; or a Credit Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document.

(i) Loan Documents; Impairment. At any time, for any reason, (i) any Loan Document shall for any reason (other than pursuant to the express terms hereof or thereof) fail or cease to create a valid and perfected Lien on any Collateral or the Liens intended to be created or perfected thereby are, or any Credit Party seeks to render such Liens, invalid or unperfected with respect to any Collateral except as otherwise contemplated hereby or thereby, or (ii) Liens with respect to any Collateral in favor of the Collateral Agent contemplated by the Loan Documents shall be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Loan Documents (subject to Permitted Liens and to the exceptions set forth in the applicable Security Documents).

(j) Judgments. (i) One or more judgments or judicial or administrative orders for the payment of money exceeding $2,500,000 in the aggregate shall be rendered against any Credit Party or any Subsidiary of a Credit Party and remain unsatisfied, undischarged, unvacated or unbonded and either (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment or judicial or administrative order or (B) there shall be a period of twenty (20) consecutive Business Days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 10.01(j)(i) if and to the extent that (I) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (II) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or (ii) one or more judgments or judicial or administrative orders are rendered against any Credit Party or any Subsidiary of a Credit Party that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and such judgments or orders are not stayed within 10 days of entry, or (iii) any Credit Party or any Subsidiary or Affiliate of a Credit Party asserts any claim, or commences or threatens to commence any action, litigation, or proceeding, that purports to affect the legality, validity or enforceability of any Loan Document, the Obligations or the security therefor, or any judgment or judicial or administrative order is entered in any action, litigation or proceeding brought by any other Person that purports to affect the legality, validity or enforceability of any Loan Document, the Obligations or the security therefor.

(k) Change of Control. A Change of Control shall have occurred.

(l) ERISA. With respect to any Plan or Benefit Plan, as applicable, (i) a prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA occurs which could reasonably be expected to result in material liability to any Credit Party or any Subsidiary of a Credit Party, (ii) any accumulated funding deficiency (within the meaning of Section 412 of the Code and Section 302 of ERISA), whether or not waived, shall exist with respect to any Benefit Plan, or (iii) the occurrence of any ERISA Event; provided, however, that the events listed in clauses (i) through (iii) shall constitute Events of Default only if the liability or deficiency of any Credit Party or any Subsidiary of a Credit Party or ERISA Affiliate, would reasonably be expected to exceed $2,500,000 in the aggregate for all such events.

Section 10.02. Remedies. If any Event of Default specified in Section 10.01 shall have occurred and be continuing, the Administrative Agent upon the written request of Required Lenders, or, with respect to the termination of the Commitments of the Revolving Lenders, at the written request of the Required Revolving Lenders, at any time an Event of Default has occurred and is continuing, shall by written notice to the Company, take any or all of the following actions, without prejudice to the rights of any Agent or any Lender to enforce its claims against any Credit Party: (a) terminate or reduce the Commitments, whereupon the Commitments shall immediately be terminated or reduced, (b) declare all or a portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of such Loans and reimbursement obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and all other Obligations (other than Hedging Obligations) shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Credit Parties, (c) require the Borrower to cash collateralize all outstanding Letters of Credit in an amount equal to 105% of the face amount of such Letters of Credit (by transfer of such funds to a Cash Collateral Account) and (d) exercise any and all of its other rights and remedies hereunder, under the other Loan Documents, under Applicable Law and otherwise; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of Section 10.01, the Commitments shall automatically terminate and the Loans and reimbursement obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement shall become immediately due and payable automatically, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Borrower, and provided further that the Collateral Agent shall pay and apply the proceeds of any sale or other disposition of the Collateral, or any part thereof, resulting from the exercise of the remedies as provided for in this Section 10.02 in accordance with Section 1.09(a).

Section 10.03. Waivers by the Credit Parties. Except as otherwise provided for in this Agreement and Applicable Law, the Credit Parties waive (a) presentment, demand, protest, notice of presentment or dishonor, notice of intent to accelerate and notice of acceleration, (b) all rights to notice and a hearing prior to the Lenders’ taking possession or control of, or to the Lenders’ replevin, attachment or levy upon, any Collateral or any bond or Security which might be required by any court prior to allowing such Lenders to exercise any of their remedies, (c) the benefit of all valuation, appraisal and exemption laws and (d) all rights of set-off against any Secured Party as it applies to the payment of the Obligations. The Credit Parties acknowledge that they have been advised by counsel of their choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

ARTICLE XI

GUARANTY OF OBLIGATIONS OF BORROWER

Section 11.01. Guaranty. In order to induce the Agents and the Secured Parties to enter into this Agreement and to make available the Loans and Letters of Credit hereunder, and in recognition of the direct benefits to be received by each Guarantor from the proceeds of the Loans and Letters of Credit, each Guarantor hereby jointly and severally agrees with each Agent, for the benefit of the Secured Parties, as follows: each Guarantor hereby jointly, severally, unconditionally and irrevocably guarantees, as Primary Obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, and the performance, of any and all of the Obligations of all other Credit Parties (such Obligations, collectively, the “Guaranteed Obligations”). If any or all of the Obligations becomes due and payable hereunder, each Guarantor jointly, severally, irrevocably and unconditionally promises to pay such Indebtedness to the Collateral Agent, for the benefit of the Secured Parties.

Section 11.02. Nature of Liability. The Guarantors jointly and severally agree that this Guaranty is a guaranty of payment and performance and not of collection, and that their obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and the liability of each Guarantor shall not be affected by, nor shall this Guaranty be discharged or reduced by reason of:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Guaranty, any other Loan Document or any other agreement, document or instrument to which any Credit Party and/or Guarantors are or may become a party;

(b) the absence of any action to enforce this Guaranty or any other Loan Document or the waiver or consent by the Administrative Agent, the Revolving Agent, the Collateral Agent and/or Secured Parties with respect to any of the provisions thereof;

(c) any other continuing or other guaranty or undertaking of any Guarantor or of any other party as to the Obligations, or any payment on or in reduction of any such other guaranty or undertaking;

(d) the incapacity or any change in the name, style or constitution of any Credit Party or any other person liable;

(e) any dissolution, termination, increase, decrease or change in personnel by the Borrower;

(f) the Collateral Agent granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Credit Party or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Credit Party or any other person liable;

(g) the existence, value or condition of, or failure to perfect its Lien against, any Collateral for the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent, the Revolving Agent or the Collateral Agent in respect thereof (including, without limitation, the release of any such Collateral);

(h) the insolvency of any Credit Party, or any payment made to any Agent or Secured Party on the Obligations which any such Agent or Secured Party repays to any Credit Party pursuant to a court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding;

(i) any act or omission which would not have discharged or affected the liability of any Guarantor had it been a principal debtor instead of a Guarantor or by anything done or omitted which but for this provision might operate to exonerate or discharge any Guarantor; or

(j) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor.

Section 11.03. Independent Obligation.

(a) The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other party or the Borrower and whether or not any other Guarantor, any other party or the Borrower be joined in any such action or actions.

(b) Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations. Each Guarantor jointly and severally agrees that any notice or directive given at any time to any Agent that is inconsistent with this Section 11.03 shall be null and void and may be ignored by the Administrative Agent, the Revolving Agent, the Collateral Agent and the Secured Parties, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Agents and the Secured Parties have specifically agreed otherwise in writing. It is agreed by and among the Guarantors, jointly and severally, the Agents and the Secured Parties that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, the Agents and the Secured Parties would decline to enter into this Agreement.

Section 11.04. Demand by the Administrative Agent, the Revolving Agent or the Secured Parties. In addition to the terms of the Guaranty set forth in Section 11.01, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under this Agreement (including all accrued interest thereon) is declared to be immediately due and payable, then the Guarantors shall, without demand, pay to the holders of the Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders. Payment by the Guarantors shall be made to the Administrative Agent or the Revolving Agent in immediately available funds to an account designated by the Administrative Agent or the Revolving Agent, as the case may be, or at the address set forth herein for the giving of notice to the Administrative Agent or the Revolving Agent or at any other address that may be specified in writing from time to time by the Administrative Agent or the Revolving Agent, and shall be credited and applied to the Guaranteed Obligations.

Section 11.05. Enforcement of Guaranty. In no event shall the Administrative Agent, the Collateral Agent or the Revolving Agent have any obligation (although it is entitled, at its option) to proceed against the Borrower or any other Credit Party or any Collateral pledged to secure Guaranteed Obligations before seeking satisfaction from any or all of the Guarantors, and the Administrative Agent, the Collateral Agent or the Revolving Agent may proceed, prior or subsequent to, or simultaneously with, the enforcement of the Administrative Agent’s, the Collateral Agent’s or the Revolving Agent’s rights hereunder, to exercise any right or remedy it may have against any Collateral, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.

Section 11.06. Waiver. In addition to the waivers contained in Section 11.02, the Guarantors waive, and agree jointly and severally that they shall not at any time insist upon, plead or in any manner claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption law, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their Guaranteed Obligations under, or the enforcement by the Collateral Agent, the Administrative Agent, the Revolving Agent or the Secured Parties of, the Guaranty. The Guarantors hereby waive diligence, presentment and demand (whether for non payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further Collateral, release of further Collateral, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in the Borrower’s financial condition or any other fact which might increase the risk to the Guarantors) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of the Guaranty. The Guarantors represent, warrant and jointly and severally agree that, as of the date of this Agreement, their obligations under the Guaranty are not subject to any offsets or defenses against the Administrative Agent, the Revolving Agent, the Collateral Agent or the Secured Parties or any Credit Party of any kind. The Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against the Collateral Agent, the Revolving Agent, the Administrative Agent or any Secured Party or against any Credit Party of any kind which may arise in the future.

Section 11.07. Benefit of Guaranty. The provisions of the Guaranty are for the benefit of the Agents and the Secured Parties and their respective permitted successors, permitted transferees, endorsees and assigns, and nothing herein contained shall impair, as between any Credit Party and the Agents or the Secured Parties, the obligations of any Credit Party under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Agents or any Secured Party to any Person or Persons in a manner permitted by this Agreement, any reference to “the Agents” or “the Secured Parties” herein shall be deemed to refer equally to such Person or Persons.

Section 11.08. Modification of Guaranteed Obligations, Etc. Each Guarantor hereby acknowledges and agrees jointly and severally that the Agents and the Secured Parties may at any time or from time to time, with or without the consent of, or notice to, the Guarantors (in their capacity as Guarantors):

(a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

(b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(c) amend or modify, in any manner whatsoever, the Loan Documents;

(d) extend or waive the time for any Credit Party’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e) take and hold Collateral for the payment of the Guaranteed Obligations guaranteed hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Agents or the Secured Parties have been granted a Lien, to secure any Obligations;

(f) release anyone who may be liable in any manner for the payment of any amounts owed by the Guarantors or any Credit Party to the Agents or any Secured Party;

(g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor or any other Credit Party are subordinated to the claims of the Agents and the Secured Parties; and/or

(h) apply any sums by whomever paid or however realized to any amounts owing by any Guarantor or any other Credit Party to any Agent or any Secured Party in such manner as any Agent or any Secured Party shall determine in its discretion.

The Agents and the Secured Parties shall not incur any liability to the Guarantors as a result of any of the foregoing actions, and no such action shall impair or release the Guaranteed Obligations of the Guarantors or any of them under the Guaranty.

Section 11.09. Reinstatement.

(a) The Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party or any Guarantor for liquidation or reorganization, should any Credit Party or any Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s or any Guarantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any Agent or any Secured Party, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b) If any claim is ever made upon any Agent or Secured Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) compliance by the Secured Parties or the Agents with any requirement of a Governmental Authority having jurisdiction over the Secured Parties or the Agents, then and in such event each Guarantor jointly and severally agrees that any such judgment, decree or order shall be binding upon it, notwithstanding any revocation of the Guaranty or other instrument evidencing any liability of the Borrower or any termination of this Agreement, and each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 11.10. Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in the Guaranty or in any other Loan Document, each Guarantor hereby:

(a) until the indefeasible payment and satisfaction in full in cash of the Guaranteed Obligations, expressly waives, on behalf of itself and its successors and assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to any Guarantor against a principal, to any Guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which any Guarantor may have or hereafter acquire against any other Credit Party in connection with or as a result of any Guarantor’s execution, delivery and/or performance of this Agreement; and

(b) acknowledges and agrees jointly and severally (i) that this waiver is intended to benefit the Agents and the Secured Parties and shall not limit or otherwise effect any Guarantor’s liability hereunder or the enforceability of the Guaranty and (ii) that the Agents, the Secured Parties and their respective successors and assigns are intended third-party beneficiaries of the waivers and agreements set forth in this Section 11.10 and their rights under this Section 11.10 shall survive payment in full of the Guaranteed Obligations.

Section 11.11. Election of Remedies. If any Agent may, under Applicable Law, proceed to realize benefits under any of the Loan Documents giving the Agents and the Secured Parties a Lien upon any Collateral owned by any Credit Party, either by judicial foreclosure or by non judicial sale or enforcement, the Collateral Agent may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty. If, in the exercise of any of its rights and remedies, the Collateral Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party, whether because of any applicable laws pertaining to “election of remedies” or the like, the Guarantors hereby consent to such action by any Agent and waive any claim based upon such action, even if such action by any Agent shall result in a full or partial loss of any rights of subrogation which the Guarantors might otherwise have had but for such action by any Agent. Any election of remedies that results in the denial or impairment of the right of any Agent to seek a deficiency judgment against any Credit Party shall not impair each Guarantor’s obligation to pay the full amount of the Guaranteed Obligations. In the event any Agent shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, such Agent may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by such Agent but shall be credited against the Guaranteed Obligations. The amount of the successful bid at any such sale shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under the Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent and the Secured Parties might otherwise be entitled but for such bidding at any such sale.

Section 11.12. Limitation on Amount Guaranteed; Contribution by Guarantors. Anything contained in this Article XI to the contrary notwithstanding, if any Fraudulent Transfer Law (as defined below) is determined by a court of competent jurisdiction to be applicable to the obligations of any Guarantor under this Agreement, such obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (excluding, however, any liabilities of such Guarantor (a) in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (b) under any guarantee of any subordinated indebtedness which guarantee contains a limitation as to maximum amount similar to that set forth in this Section 11.12, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount).

Section 11.13. Additional Waivers. Each Guarantor waives all rights and defenses that the Guarantors may have because the Borrower’s Obligations are secured by real property. This means, among other things:

(i) The Secured Parties may collect from the Guarantors without first foreclosing on any real or personal property collateral pledged by the Borrower.

(ii) If the Secured Parties foreclose on any real property collateral pledged by the Borrower, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price or (2) the Secured Parties may collect from the Guarantors even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right the Guarantors may have to collect from the Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses the Guarantors may have because the debtor’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or similar provisions in any other jurisdiction.

ARTICLE XII

THE AGENTS

Section 12.01. Appointment of Agents.

(a) Each Participating Lender hereby irrevocably designates and appoints MORGAN STANLEY SENIOR FUNDING, INC. as Administrative Agent under this Agreement and the other Loan Documents, MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent under this Agreement and the other Loan Documents and THE CIT GROUP/BUSINESS CREDIT, INC. as Revolving Agent under this Agreement and the other Loan Documents. The provisions of this Article 12 are solely for the benefit of the Agents, the Agent-Related Persons and the Participating Lenders and no Credit Party nor any other Person, other than permitted sub-agents, shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. No Agent shall have duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. Unless otherwise provided, each Agent may execute its functions and duties under this Agreement and the other Loan Documents by or through any Agent-Related Person and shall be entitled to the advice of counsel concerning all matters pertaining to such functions and duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct. The duties of each Agent shall be mechanical and administrative in nature and no Agent shall have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise, a fiduciary relationship in respect of any Secured Party or any other Person. Except to the extent, if any, expressly set forth otherwise in this Agreement, no Agent shall have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party, any of such Credit Party’s Subsidiaries, any Account Debtor or any other Person that is communicated to or obtained by any Agent-Related Person in any capacity. No Agent-Related Person shall be liable to any Secured Party for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for damages caused by its own gross negligence or willful misconduct.

(b) If any Agent shall request instructions from the Required Lenders, Required Revolving Lenders, Required Term Lenders or all affected Lenders with respect to any act or action (including a failure to act) in connection with this Agreement or any other Loan Document, then such Agent shall be entitled to refrain from taking any action (or to take any action) with respect thereto, unless and until such Agent shall have received instructions from the Required Lenders, Required Revolving Lenders, Required Term Lenders or all affected Lenders, as the case may be, and no Agent shall incur liability to any Person by reason of so refraining from acting (or taking any action). Each Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of such Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of such Agent, expose such Agent to any claim or liability to any Person (including without limitation Environmental Liabilities and Costs) or (c) if such Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Participating Lender shall have any claim or right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Required Lenders, Required Revolving Lenders, Required Term Lenders or all affected Lenders.

Section 12.02. Agents’ Reliance, Etc. No Agent-Related Person shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents, except to the extent of actual damages, if any, caused by such Agent-Related Person’s own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent or Revolving Agent, as the case may be, receives written notice of the assignment or transfer thereof signed by such payee and in form and substance reasonably satisfactory to such Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Secured Party and shall not be responsible to any Secured Party for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy) believed by it to be genuine and signed or sent by the proper party or parties.

Section 12.03. Agents in Individual Capacities. With respect to its Commitments hereunder, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each of the Agents in its individual capacity. Each Agent and its respective Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any Credit Party’s Affiliate and any Person that may do business with or own securities of any Credit Party or any such Affiliate, all as if such Agent were not an Agent and without any duty to account therefor to Lenders. Each Agent and its respective Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between the Agents in their capacity as Lenders holding disproportionate interests in the Loans and Agents in their capacity as Agents and expressly consents to, and waives any claim based in whole or in part upon, such conflict of interest.

Section 12.04. Lender Credit Decision. Each Lender and each other Secured Party acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent-Related Person hereinafter taken, including any review of the affairs or Property of the Credit Parties, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender or any other Secured Party. Each Lender and each other Secured Party also acknowledges that it has, independently and without reliance upon any Agent-Related Person, any Lender or any Secured Party and based on such documents and information as such Lender or such other Secured Party has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby. Each Lender and each other Secured Party also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Secured Party and based on such documents and information as such Lender or such Secured Party shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, the other Loan Documents or otherwise. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by such Agent, if any, no Agent-Related Person shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospectus, operations, Property, financial and other condition or creditworthiness of the Borrower or any other Person, whether or not party to a Loan Document, that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

Section 12.05. Costs and Expenses; Indemnification. Each Lender hereby agrees that it is and shall be obligated to pay to or reimburse each Agent for the amount of such Lender’s Pro Rata Share of any fees, costs, and expenses incurred by such Agent or permitted sub-agent in the performance of its functions and duties under this Agreement and the Loan Documents to the extent that the Credit Parties have not done so and without limiting their obligation to do so. The Lenders agree to indemnify the Agents and permitted sub-agents (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent or permitted sub-agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent or permitted sub-agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or permitted sub-agent’s own gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse each Agent or permitted sub-agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent or permitted sub-agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that such Agent or permitted sub-agent is not reimbursed for such expenses by Credit Parties.

Section 12.06. Successor Agents.

(a) The Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to the other Agents, the Participating Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent with the consent of the Company (not to be unreasonably withheld or delayed); provided that such consent shall not be required if a Default or Event of Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days following the resigning Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may (after consulting with the Company), on behalf of Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least three hundred million Dollars ($300,000,000). If no successor Administrative Agent has been appointed pursuant to the foregoing, within thirty (30) days following the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as such Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Administrative Agent under this Agreement and the other Loan Documents.

(b) The Collateral Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to the other Agents, the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Collateral Agent with the consent of the Company (not to be unreasonably withheld or delayed); provided that such consent shall not be required if a Default or Event of Default shall have occurred and be continuing. If no successor Collateral Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the resigning Collateral Agent’s giving notice of resignation, then the resigning Collateral Agent may (after consulting with the Company), on behalf of Lenders, appoint a successor Collateral Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least three hundred million Dollars ($300,000,000). If no successor Collateral Agent has been appointed pursuant to the foregoing, within thirty (30) days following the date such notice of resignation was given by the resigning Collateral Agent, such resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided above. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Collateral Agent. Upon the earlier of the acceptance of any appointment as such Collateral Agent hereunder by a successor Collateral Agent or the effective date of the resigning Collateral Agent’s resignation, the resigning Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Collateral Agent shall continue. After any resigning Collateral Agent’s resignation hereunder, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Collateral Agent under this Agreement and the other Loan Documents.

(c) The Revolving Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to the other Agents, the L/C Issuer, the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Revolving Agent with the consent of the Company (not to be unreasonably withheld or delayed); provided that such consent shall not be required if a Default or Event of Default shall have occurred and be continuing. If no successor Revolving Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the resigning Revolving Agent’s giving notice of resignation, then the resigning Revolving Agent may (after consulting with the Company), on behalf of Lenders, appoint a successor Revolving Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least three hundred million Dollars ($300,000,000). If no successor Revolving Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Revolving Agent, such resignation shall become effective and the Required Revolving Lenders shall thereafter perform all the duties of such Revolving Agent hereunder until such time, if any, as the Required Lenders appoint a successor Revolving Agent as provided above. Upon the acceptance of any appointment as Revolving Agent hereunder by a successor Revolving Agent, such successor Revolving Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Revolving Agent. Upon the earlier of the acceptance of any appointment as such Revolving Agent hereunder by a successor Revolving Agent or the effective date of the resigning Revolving Agent’s resignation, the resigning Revolving Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Revolving Agent shall continue. After any resigning Revolving Agent’s resignation hereunder, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Revolving Agent under this Agreement and the other Loan Documents.

(d) Collateral Sub-Agents. Each Lender by its execution and delivery of this Agreement (or any joinder hereto or any Assignment and Acceptance hereunder) agrees that, in the event it shall hold any monies or other investments on account of the Credit Parties, such monies or other investments shall be held in the name and under the control of the Administrative Agent, Revolving Agent or such Lender, and the Administrative Agent, Revolving Agent or such Lender shall hold such monies or other investments as a collateral sub-agent for the Collateral Agent under this Agreement and the other Loan Documents. The Credit Parties, by their execution and delivery of this Agreement, hereby consent to the foregoing.

Section 12.07. Collateral Matters.

(a) Each Participating Lender hereby irrevocably authorizes the Collateral Agent and any permitted sub-agent, at its option and in its sole discretion, to release any Lien on any or all Collateral (i) upon the termination of the Commitments and the payment and satisfaction in full of all Obligations; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Company certifies in writing to the Collateral Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting Property in which the Credit Parties owned no interest at the time the security interest was granted or at any time thereafter; (iv) constituting property leased to the Credit Parties under a lease that has expired or is terminated in a transaction permitted under this Agreement; or (v) constituting Equipment which, in the aggregate with all other dispositions of Equipment covered by this clause (v), has a fair market value or book value, whichever is less, of five million Dollars ($5,000,000) or less over the life of the Loans. Upon request by the Collateral Agent or the Company at any time, the Administrative Agent, the Revolving Agent and the Lenders will confirm in writing the Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 12.07. Notwithstanding the foregoing, the Collateral Agent is not and shall not be required to execute any document necessary to evidence the release of any Lien on terms that, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability, create any obligation, or entail any consequence other than the release of such Lien without recourse, representation, or warranty. No release of any Lien shall in any manner discharge, affect, or impair the Obligations or any other Lien, including, the Collateral Agent’s Lien upon the proceeds of sale of any Collateral that is the subject of any such release.

(b) The Collateral Agent shall have no obligation whatsoever to any Secured Party (i) to assure that the Collateral exists or is owned by the applicable Credit Party or is cared for, protected, or insured or has been encumbered, or (ii) to assure that the Liens of the Collateral Agent or any other Secured Party have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or (iii) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to any of the Loan Documents. It is understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral and in its capacity as one of the Secured Parties and that the Collateral Agent shall have no other duty or liability whatsoever to any Secured Party as to any of the foregoing, except as otherwise provided herein.

Section 12.08. Collateral Restrictions on Actions by the Agents and the Participating Lenders; Sharing Payments. Subject to Section 12.03, if, at any time or times any Participating Lender shall receive (a) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral for application to any of the Obligations or any other payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Participating Lender from the Administrative Agent or the Revolving Agent pursuant to the terms of this Agreement or (b) payments from the Administrative Agent or the Revolving Agent in excess of such Participating Lender’s ratable portion of all such distributions by the Administrative Agent or the Revolving Agent, such Participating Lender promptly shall turn the same over to the Administrative Agent or the Revolving Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent or the Revolving Agent, or in same-day funds, as applicable, for the account of the Participating Lenders and for apportionment and application to the Obligations in accordance with this Agreement.

Section 12.09. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of an Agent in its capacity as such, and not by or in favor of the Participating Lenders, any and all obligations on the part of the Administrative Agent or the Revolving Agent, if any, to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Participating Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Participating Lender any interest in, or subject any Participating Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Participating Lender. Each Participating Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Participating Lender shall have any obligation, duty, or liability to any Participant of any other Participating Lender. Except as provided in Section 12.05, no Agent-Related Person and no Participating Lender shall have any liability for the acts of any other Agent-Related Person or any other Participating Lender. No Participating Lender shall be responsible to the Credit Parties or any other Person for any failure by any other Participating Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

Section 12.10. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of an Agents in their capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of the Administrative Agent and/or the Revolving Agent, if any, to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lenders. Each Lender shall be solely responsible for notifying its Participating Lenders of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participating Lender of any other Lender. Except as provided expressly herein, no Agent and no Lender shall have any liability for the acts of any other Agent or any other Lender. No Lender shall be responsible to the Borrowers or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder, under any other Loan Document or in connection with the financing contemplated herein.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied, emailed or delivered:

if to any Credit Party, at the following address:

Global Power Equipment Group Inc.

6120 South Yale, Suite 1480

Tulsa, Oklahoma 74136

United States

Attention: Candice Cheeseman, General Counsel

Phone: (918) 274-2554

Fax: (918) 274-2367

Email: ccheeseman@globalpower.com

with a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Attention: David E. Joyce

Phone: (212) 819-8200

Fax: (212) 354-8113

Email: djoyce@whitecase.com

Conner & Winters, LLP

4000 One Williams Center

Tulsa, OK 74172-1048

Attn: Gary Betow

Tel: (918) 586-5714

Fax: (918) 586-8688

if to the Administrative Agent or the Collateral Agent, at the following address:

Morgan Stanley Senior Funding, Inc.

1585 Broadway, Floor 2

New York, New York 10036

United States

Attention: Jim Farner

Phone: 212-761-1596

Fax: 212-507-2086

Email: jim.farner@morganstanley.com

Or

Morgan Stanley & Co., Inc.

1585 Broadway, Floor 2

New York, New York 10036

United States

Attention: Jim Farner

Phone: 212-761-1596

Fax: 212-507-2086

Email: jim.farner@morganstanley.com

In each case, with a copy to:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067-1725

United States

Attention: Hydee R. Feldstein

Phone: +1-310-712-6690

Fax: +1-310-712-8800

Email: feldsteinh@sullcrom.com

if to the Revolving Agent, at the following address:

The CIT Group/Business Credit, Inc.

11 West 42nd, 13th Floor

New York, New York 10036

United States

Attention: Renee Singer

Phone: (212) 461-7751

Fax: (212) 461-7760

Email: renee.singer@cit.com

with a copy to:

The CIT Group/Business Credit, Inc.

11 West 42nd, 13th Floor

New York, New York 10036

United States

Attention: Andrew Hausspiegel

Phone: (212) 461-7720

Fax: (212) 461-7760

Email: andrew.hausspiegel@cit.com

And with a copy to:

Paul, Hastings, Janofsky & Walker LLP

600 Peachtree Street, NE, Suite 2400

Atlanta, Georgia 30308

United States

Attention: Chris D. Molen

Phone: (404) 815-2210

Fax: (404) 815-2424

Email: chrismolen@paulhastings.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 13.01. All such notices and other communications shall be effective, (a) if mailed, when received or five (5) Business Days after deposited in the mails as registered or certified (in each case with return receipt requested) with postage pre-paid and properly addressed, whichever occurs first, (b) if telecopied, when transmitted and confirmation received, (c) if emailed, when transmitted and confirmation acknowledged by recipient or (d) if delivered, upon delivery, except that notices to the Administrative Agent or Revolving Agent pursuant to Article I shall not be effective until received by the Administrative Agent or Revolving Agent.

Section 13.02. Amendments, Etc.

(a) Except as set forth below or as otherwise provided in this Agreement, no amendment or waiver of any provision of this Agreement, any Loan or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and the Required Lenders (or the Administrative Agent at the request of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as set forth below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Required Lenders.

(b) No amendment, modification, termination or waiver or consent shall, without the consent of the Administrative Agent, the Revolving Agent, the Company and each Lender directly affected thereby, do any of the following:

(i) increase the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased and may be approved by Required Lenders, including those Lenders whose Commitments are increased);

(ii) reduce the principal of or rate of interest on any Loan owed or any fees payable to such affected Lender;

(iii) postpone or extend any date fixed for any payment of principal or, interest due on, any Loan owed to such affected Lender;

(iv) release all or substantially all of the Collateral or the Guarantors, or subordinate the right of the Collateral Agent and the Lenders with respect to all or substantially all of the Collateral (except as expressly permitted herein or in the other Loan Documents);

(v) amend, modify or waive this Section 13.02; or

(vi) amend or waive the priorities established under Section 1.09, the definitions of the terms “Required Lenders”, “Required Revolving Lenders,” “Required Term Lenders” or “Pro Rata Share”; insofar as such definitions affect the substance of this Section 13.02.

(c) If at any time (i) the Fixed Charge Coverage Ratio is greater than 1.2 to 1.0 for the last four Fiscal Quarter period most recently ended, and (ii) the Credit Parties, on a consolidated basis, have a Liquidity level of $5,000,000 (five million dollars) in excess of the requirement set forth in Section 9.03 as of the end of the most recently ended Fiscal Month, then any non-compliance under Section 9.01 or Section 9.02 or any Event of Default under Section 10.01 (e)(ii) may be waived and/or the covenant levels may be amended by the Required Term Lenders (or by the Administrative Agent upon the written direction of the Required Term Lenders) without the consent of any of the Revolving Lenders; provided however, that any such waiver or amendment shall not reduce the Fixed Charge Coverage Ratio covenant level set forth in Section 9.02 below 1.2 to 1.0 without the consent of the Required Revolving Lenders.

(d) No amendment, modification, termination or waiver affecting the rights or duties of any Agent or any L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by such Agent or the L/C Issuer, as the case may be, in addition to the Lenders required hereinabove to take such action.

Furthermore, no amendment, modification, termination or waiver shall be required for the Collateral Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 13.02 shall be binding upon each Lender and each future Lender.

Section 13.03. Non-Consenting Lenders; Defaulting Lenders.

(a) If in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of Required Lenders or all affected Lenders, the consent of the Required Term Lenders and the Required Revolving Lenders and the consent of the Administrative Agent has been obtained, but the consent of other Lenders or Agents whose consent is required has not been obtained (any Lender whose consent is obtained as described in this Section 13.03 being referred to as a “Consenting Lender,” and any Lender whose consent is not obtained as described in this Section 13.03 being referred to as a “Non-Consenting Lender”), then at the Borrower’s request the Administrative Agent (or a Person reasonably acceptable to the Administrative Agent) shall have the right (but shall have no obligation), with the Administrative Agent’s written consent and in the Administrative Agent’s sole discretion, to purchase for Cash from any such Non-Consenting Lenders, and all such Non-Consenting Lenders agree that they shall, upon Administrative Agent’s request, sell and assign to Administrative Agent (or to such Person), all right, title and interest of such Non-Consenting Lender under the Loan Documents for an amount equal to the principal balance of all Loans held by such Non-Consenting Lender and all accrued interest and fees (but not including any Prepayment Fee) with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

(b) Defaulting Lenders. The failure of any Defaulting Lender to make any Loan or any payment required to be made by such Lender hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of any of its obligations to make any Loan or payment or otherwise, but none of any Other Lender, the Administrative Agent or the Revolving Agent shall be responsible to the Credit Parties or to any other Person for the failure of any Defaulting Lender to meet its obligations hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders,” “Required Revolving Lenders” or “Required Term Lenders,” as applicable) for any voting or consent rights under or with respect to any Loan Document. At the Borrower’s request with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion, the Administrative Agent (or a Person reasonably acceptable to the Administrative Agent) shall have the right (but shall have no obligation) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Administrative Agent’s request, sell and assign to Administrative Agent (or to such Person), all right, title and interest of such Defaulting Lender under the Loan Documents for an amount equal to the principal balance of all Loans held by such Defaulting Lender and all accrued interest and fees then due and other Obligations owing to such Lender (but not including any Prepayment Fee) with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

Section 13.04. No Waiver; Remedies, Etc. No failure on the part of the Lenders or any Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Lenders and the Agents provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Lenders and the Agents under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Lenders and the Agents to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 13.05. Expenses; Taxes; Attorneys’ Fees. The Borrower will pay promptly following demand therefor, all Participating Lender Expenses. Without limitation of the foregoing or any other provision of any Loan Document: (i) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter reasonably determined by the Lenders to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to hold the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (ii) the Borrower agrees to pay all broker fees with respect to any broker retained by the Borrower or any of its Subsidiaries that may become due in connection with the transactions contemplated by this Agreement and (iii) during the continuance of a Default or an Event of Default, if a Credit Party (A) fails to make any payments or deposits with respect to any taxes of any kind or nature to the extent that such payments or deposits are due and payable prior to delinquency, (B) fails to make any payments or deposits with respect to any other governmental assessment prior to the time that any Lien may inure against any property of any Credit Party, or (C) fails to make any payments or deposits with respect to any insurance premiums then due and payable or otherwise comply with Section 7.12, then the Administrative Agent, in its sole discretion and without prior notice to the Borrower, may do any or all of the following, without duplication: (1) make payment of the same or any part thereof, (2) in the case of any failure described in clause (iii)(C) above, obtain and maintain insurance policies of the type described in Section 5.01(r) and take the actions with respect to such policies which are authorized pursuant to such policies. Any payment described above in clause (2) shall not constitute an agreement by the Lenders to make similar payments in the future or a waiver by the Lenders of any Event of Default under this Agreement. The Administrative Agent and Revolving Agent need not inquire as to, or contest the validity of, any such obligation. The Administrative Agent and Revolving Agent agree to provide to the Borrower an invoice with respect to each cost or expense incurred in connection with the Loan Documents by any Lender promptly upon the Administrative Agent’s or Revolving Agent’s receipt thereof, and agree, upon the reasonable request of the Borrower, to provide reasonable backup information with respect to such costs or expenses (subject to the right of the Administrative Agent and Revolving Agent to take whatever steps are reasonably necessary to protect any confidential or privileged information which may be contained therein). Notwithstanding the foregoing, no Borrower shall be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for each of (i) the Administrative Agent, the Collateral Agent or the Participating Lenders and (ii) the Revolving Agent, in each case under this Section 13.05 unless on advice of outside counsel, representation of more than one such Person would be inappropriate due to the existence of an actual or potential conflict of interest.

Section 13.06. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 13.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent and Revolving Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 13.07. Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.08. Complete Agreement; Sale of Interest. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except by an agreement in writing signed by the Credit Parties and the Lenders in accordance with Section 13.02. The Credit Parties may not sell, assign or transfer any of the Loan Documents or any portion thereof, including their rights, title, interests, remedies, powers and duties hereunder or thereunder. The Credit Parties hereby consent to any Lender’s sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including such Lender’s rights, title, interests, remedies, powers or duties thereunder, subject, in the case of a participation, assignment, transfer or other disposition, to the provisions of Section 13.09.

Section 13.09. Binding Effect; Assignment; Register.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining outstanding amount of the Loans at the time owing to it (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) or in the case of an assignment to an entity described in clause (d) of the definition of Eligible Assignee, any such assignment shall not be less than one million Dollars ($1,000,000), unless each of the Administrative Agent and Revolving Agent otherwise consents (such consent not to be unreasonably withheld or delayed), and (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (d) of this Section 13.09, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement, and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.05, Section 3.03, Section 3.04, Section 13.17, and Section 13.18 to the extent any claim thereunder relates to an event arising out of such Lender’s status or activity as Lender prior to such assignment.

(c) Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.09 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 13.09.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Term Lenders, and the Term Loan Commitment of, and principal amount of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Term Register”). The Revolving Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Revolving Agent’s office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Revolving Lenders, and the Revolving Commitment of, and principal amount of the Revolving Loans owing to, each Revolving Lender pursuant to the terms hereof from time to time (the “Revolving Register”). The entries in either register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower may request in writing a copy of either register from time to time and the Administrative Agent or the Revolving Agent, as appropriate, will promptly deliver a copy of such register to the Borrower promptly thereafter.

(e) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the Participating Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 13.02(b)(ii) or Section 13.02(b)(iii) that affects such Participant. Subject to paragraph (f) of this Section 13.09 the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.05, Section 3.03 and Section 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.09. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.05 as though it were a Lender, provided such Participant agrees to be subject to Section 12.05 as though it were a Lender.

(f) Any Lender selling a participation to a Participant shall, as agent for the Borrower, keep a register, in substantially the same form as such Lender’s respective register, of each such Participant, specifying such Participant’s entitlement to payments of principal and interest with respect to such participation.

(g) A Participant shall not be entitled to receive any greater payment under Section 2.05 or Article III than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.05 unless the Borrower are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.05 as though it were a Lender.

(h) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Revolving Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section 13.09 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.10. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Loan Documents by telecopy shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Documents. Any party delivering an executed counterpart of any such agreement by telecopy shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

Section 13.11. GOVERNING LAW. THIS AGREEMENT, THE NOTES AND, EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.12. CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH CREDIT PARTY AT THE ADDRESS FOR NOTICES SET FORTH IN SECTION 13.01, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDERS OR THE AGENTS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION. EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 13.13. WAIVER OF JURY TRIAL, ETC. THE CREDIT PARTIES, THE LENDERS AND THE AGENTS HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH CREDIT PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDERS OR THE AGENTS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDERS OR THE AGENTS WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH CREDIT PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS AND THE AGENTS ENTERING INTO THIS AGREEMENT.

Section 13.14. Consent. Except as otherwise expressly set forth herein or in any other Loan Document to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the Lenders or the Agents shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Borrower or any other Guarantors are parties and to which the Lenders or the Agents are party or have succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Lenders or the Agents with or without any reason in their reasonable discretion.

Section 13.15. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lenders, the Agents or the Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

Section 13.16. Reinstatement; Certain Payments. If any claim is ever made upon the Secured Parties or the Agents for repayment or recovery of any amount or amounts received by the Secured Parties or the Agents in payment or received on account of any of the Obligations, the Secured Parties or the Agents shall give prompt notice of such claim to the Borrower, and if the Secured Parties or the Agents repay all or part of such amount by reason of (a) any judgment, decree or order of any court of competent jurisdiction or administrative body having jurisdiction over the Secured Parties or the Agents or any of their respective property, or (b) compliance by the Secured Parties or the Agents with any requirement of a Governmental Authority having jurisdiction over the Secured Parties or the Agents, then and in such event the Borrower agrees that (i) any such judgment, decree or order shall be binding upon it notwithstanding the cancellation of any instrument evidencing the Obligations or the other Loan Documents or the termination of this Agreement or the other Loan Documents and (ii) it shall be and remain liable to the Secured Parties or the Agents hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Secured Parties or the Agents.

Section 13.17. Indemnification. In addition to the Borrower’s other Obligations under this Agreement, the Borrower agrees to defend, protect, indemnify and hold harmless the Lenders and each of their respective Affiliates and their officers, directors, trustees, employees, agents and advisors, the Administrative Agent, the Revolving Agent, the Collateral Agent, the Agent-Related Persons and the Lender-Related Persons (collectively called the “Indemnitees”) from and against any and all claims, losses, demands, settlements, damages, liabilities, obligations, penalties, fines, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses, but excluding income, franchise and similar taxes of an Indemnitee) incurred by such Indemnitees (but not taxes, which shall be governed by Section 2.05 and Section 13.05), whether prior to or from and after the Closing Date, as a result of or arising from or relating to or in connection with any of the following: (a) the Administrative Agent, the Revolving Agent, the Collateral Agent or the Lenders furnishing of funds to the Borrower under this Agreement, including, without limitation, the management of any such Loans, (b) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, (c) any claim, litigation, investigation or administrative or judicial proceeding in connection with any transaction contemplated in, or consummated under, the Loan Documents or (d) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, including without limitation, claims, litigations, investigations or other proceedings arising out of (i) the presence, disposal, Release of any Hazardous Materials on, in, at, to, from or under any property at any time owned or occupied by the Borrower or any of its Subsidiaries (or any of their respective predecessors in interest or title) or at any facility which received Hazardous Materials generated by the Borrower or any of its Subsidiaries or any of their respective predecessors in interest in connection with the receipt of such Hazardous Materials, (ii) any alleged personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any Hazardous Materials generated by any Credit Party or any of its Subsidiaries, (iii) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (iv) any alleged violation of any Environmental Law by any Credit Party or any of its Subsidiaries or any of their respective predecessors in interest, and/or (v) any Environmental Action (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation to any Indemnitee under this Section 13.17 if such Indemnified Matter results solely from the gross negligence or willful misconduct of such Indemnitee, as determined by a final and non-appealable order by a court of competent jurisdiction, or as a result of the presence or release of Hazardous Materials that are first brought on to a property after such property is transferred to any Indemnitee or its successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer; provided, however, that no Credit Party shall be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnitees under this Section 13.17 unless on advice of outside counsel, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees shall be due and payable promptly after demand therefor. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 13.17 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under Applicable Law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

Section 13.18. Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such Applicable Law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (b) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such Applicable Law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such Applicable Law. If at any time and from time to time, (i) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 13.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 13.18.

For purposes of this Section 13.18, the term “Applicable Law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 13.19. Records. The unpaid principal of, and interest on, the Obligations, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitment, and the accrued and unpaid fees payable pursuant to Section 3.06, including, without limitation, fees set forth in the Fee Letter, shall at all times be ascertained from the records of the Lender and Agents, which shall be conclusive and binding absent manifest or demonstrable error.

Section 13.20. Confidentiality. The Agents and the Participating Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by the Agents and the Participating Lenders in a confidential manner, and shall not be disclosed (i) by any Agent or any Participating Lender to Persons who are not parties to this Agreement, or (ii) in the case of the consolidating reports provided to the Term Lenders only under Section 6.01(d), by any Agent or any Term Lender to any Person who is not a Term Lender under this Agreement, in each case, for a period of six (6) months following the Maturity Date, and, in each case, except (a) to attorneys for and other advisors, accountants, auditors, employees and consultants to any Participating Lender or any Agent, (b) to Subsidiaries and Affiliates of any Participating Lender or any Agent; provided, however, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 13.20, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance in writing by the Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by any Agent or any Participating Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Participating Lender’s interest under this Agreement; provided, however, that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 13.20, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Participating Lender or such Agent shall: (x) where legally permissible, notify the Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or, if practicable, prior to the disclosure thereof, and (y) notify all other Persons described in clause (a) above that they are bound by, the provisions of this Section 13.20; provided, however, with respect to such material, non-public information identified by the Credit Parties in writing as restricted material (“Restricted Material”) that the Credit Parties are required to keep confidential for a longer period of time (such additional period, a “Restricted Period”), the Agents and the Participating Lenders agree to treat such Restricted Material confidentially in accordance with this Section 13.20 for such applicable Restricted Period to the extent the Agents and the Participating Lenders receive written notice of such Restricted Period.

Section 13.21. Lender Advertising. The Agents and the Lenders shall be entitled to advertise the closing of the transactions contemplated by this Agreement in such trade publications, business journals, newspapers of general circulation and otherwise, as the Agents and the Lenders shall deem appropriate, including, without limitation, the publication of a tombstone announcing the closing of this transaction; provided that the Agents and the Lenders shall obtain written consent of the Borrower prior to disseminating any advertisement described in this Section 13.21 which consent shall not be reasonably withheld.

Section 13.22. Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party. Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Credit Parties and (b) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery and performance of this Agreement and any other Loan Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

Section 13.23. USA PATRIOT ACT. Each Participating Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party and each Subsidiary of the Credit Parties, which information includes the name and address of each Credit Party and each Subsidiary of the Credit Parties and other information that will allow such Lender to identify the Credit Parties and their Subsidiaries in accordance with the Patriot Act.

Section 13.24. Survival of Representations, Warranties Covenants and Obligations. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith and all agreements, covenants and obligations set forth in Sections 1.04, 1.06(f), 1.08, 1.09, 2.05, 12.05, 13.05, 13.16 and 13.17 shall survive the execution and delivery hereof and thereof, notwithstanding any investigation made by any Agent or any Participating Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at any time, and such representations, warranties, agreements, covenants and obligations shall continue in full force and effect as long as any Obligation shall remain unpaid or unsatisfied.

ARTICLE XIV

DEFINITIONS; CERTAIN TERMS

Section 14.01. Definitions.

“2007 Financial Statements” means the unaudited consolidated (and consolidating by division) balance sheet of the Company and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP, as of November 30, 2007 and the related consolidated (and consolidating by division) statement of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP, for the 11-month period then ended.

“Account” means an “account” as that term is defined in the UCC.

“Account Debtor” means any Person that is obligated on an Account, chattel paper or general intangible.

“Action” has the meaning ascribed to such term in Section 13.14.

“Additional Security Documents” means any Security Documents entered into pursuant to Section 7.07.

“Administrative Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” means each of the Agents, each Affiliate of an Agent, and each officer, director, employee, counsel, consultant, agent, and attorney-in-fact of each Agent and each Affiliate of an Agent.

“Agents” means, collectively, the Administrative Agent, the Revolving Agent and the Collateral Agent.

“Aggregate Revolving Exposure” means the sum of (a) the outstanding Revolving Loans under this Agreement and (b) the Letter of Credit Exposure.

“Agreement” has the meaning ascribed to such term in the introductory paragraph hereto.

“ALTA” means American Land Title Association.

“Alternate Base Rate” at any time means the rate of interest per annum equal to the higher of (a) the rate of interest quoted by the Administrative Agent prime or base commercial lending rate and (b) the rate that is 0.50% in excess of the Federal Funds Rate. Any change in the Alternate Base Rate due to a change in rate referred to in clause (a) of this definition or the Federal Funds Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” means Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Cash Flow Percentage” means, in connection with Offers to Prepay (a) on any Sweep Date occurring prior to Fiscal Year 2011, 75%, (b) on any Sweep Date occurring during or following Fiscal Year 2011, (i) 50%, if the Total Leverage Ratio for the preceding Fiscal Year was at least 3.0:1.0, or (ii) 25%, if the Total Leverage Ratio for the preceding Fiscal Year was less than 3.0:1.0.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, laws, statutes, rules, regulations, treaties, directives, guidelines and orders of Governmental Authorities applicable to such Person, including zoning ordinances, all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” means a percentage per annum, as set forth below:

	Alternate Base Rate Loan	LIBOR Rate Loan
Revolving Loans	1.75%	2.75%
Term Loans	5.75%	6.75%

“Applicable Tax Returns” has the meaning ascribed to such term in Section 5.01(k).

“Applicable Taxes” has the meaning ascribed to such term in Section 5.01(k).

“Approved Bank” has the meaning ascribed to such term in the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation) by the Company or any of its Subsidiaries of any asset but excluding Dispositions permitted by Sections 8.05(a), (b), (c), (d)(i) and (e).

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit I attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with Section 13.09.

“Authorized Officer” means, with respect to any Credit Party, the chief executive officer, chief administrative officer, chief financial officer, vice president of financial compliance and reporting, and treasurer, controller or chief accounting officer or other officer with similar responsibility designated by the Board of Directors or similar governing body of the Credit Party.

“Auto Renewal Letter of Credit” has the meaning ascribed to such term in Section 1.06(a)(ii).

“Availability Period” means the period from the Closing Date to the Maturity Date.

“Available Commitments” means, as of any date, the Total Revolving Commitment minus the Aggregate Revolving Exposure.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.

“Bankruptcy Court” has the meaning ascribed to such term in the Recitals.

“Benefit Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Braden Europe” means Braden Europe B.V.

“Braden Shanghai” means Braden Power Equipment (Shanghai) Co., Ltd.

“Board of Directors” means the board of directors of the Company.

“Borrower” has the meaning ascribed to such term in the introductory paragraph hereto.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banks are required or permitted to be closed in the State of New York; provided that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in U.S. Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries arising during such period that, in accordance with GAAP, are or should be included in the “property, plant and equipment” account on its consolidated balance sheet, including all applicable Capitalized Lease Obligations with respect to “property, plant and equipment”, paid or payable during such period, excluding in each case, (a) any such expenditures made for the repair, replacement or restoration of assets to the extent paid or reimbursed by any insurance policy or condemnation award to the extent such expenditures are permitted under the Loan Documents, (b) any leasehold improvement expenditures to the extent paid or reimbursed by the applicable lessor, sublessor or sublessee and (c) any acquisition of all or substantially all of the assets of, all of the Capital Stock of, or a business line, unit, office or division of any Person.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, options, warrants, interests, participations or other equivalents (however designated and whether or not voting) of or in a Person, including common stock, preferred stock or any other “equity security” and (b) with respect to any Person that is not a corporation, any and all partnership, limited liability company interests or other equity interests of such Person excluding, in the case of clauses (a) and (b) above, any debt security that is exchangeable for or convertible into such capital stock.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries as lessee under Capitalized Leases as determined in accordance with GAAP.

“Cash Collateral Account” has the meaning ascribed to such term in Section 1.06(g).

“Cash Equivalents” means:

(a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than 364 days from the date of acquisition;

(b) time deposits (including Eurocurrency time deposits), certificates of deposit (including Eurocurrency certificates of deposit) and bankers’ acceptances of (i) any Lender or any Affiliate of any Lender, (ii) any commercial bank of recognized standing either organized under the laws of the United States (or any State or territory thereof) having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating (at the time of acquisition of such security) by S&P is at least “A-1” or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition;

(c) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least “A-1” or the equivalent thereof by S&P of at least “P-1” or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of at least “Aa” or the equivalent thereof by Moody’s, and in each case maturing within 364 days after the date of acquisition;

(d) repurchase agreements with any Lender or any Approved Bank maturing within seven (7) days from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalents; and

(e) investments in money market funds with any Approved Bank substantially all of whose assets of which are comprised of securities described in the foregoing clauses (a) through (d).

“Cash Management Bank” has the meaning ascribed to such term in Section 4.01(z)(i).

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (a) that any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act) acquires Control or otherwise becomes beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of 35%, or more, of the Capital Stock of the Company having the right to vote for the election of members of the Board of Directors or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Chapter 11 Cases” has the meaning ascribed to such term in the Recitals.

“Closing Date” means the Business Day, on or before January 31, 2008, on which all of the conditions precedent set forth in Section 4.01 have been satisfied (or waived in accordance with the terms of this Agreement).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” has the meaning ascribed to such term in the Security Agreement.

“Collateral Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance and condemnation proceeds, cash proceeds of sales and other voluntary or involuntary dispositions of property, rental proceeds, and tax refunds).

“Commencement Date” has the meaning ascribed to such term in the Recitals.

“Commercial Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Commitment Letter” means the Commitment Letter, dated December 20, 2007, between the Company and the Administrative Agent.

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Company” has the meaning ascribed to such term in the introductory paragraph hereto.

“Company Intellectual Property” has the meaning ascribed to such term in Section 5.01(v)(i).

“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Confirmation Order” has the meaning ascribed to such term in the Recitals.

“Consenting Lender” has the meaning ascribed to such term in Section 13.03(a).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures of the Company during such period, except, for purposes of this definition, consolidated solely with respect to the Credit Parties.

“Consolidated EBITDA” means, for any period, for the Credit Parties, determined on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus (a) the following (without duplication) to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period; (ii) the provision for federal, state, local and foreign income taxes for such period; (iii) depreciation and amortization expense; (iv) cash restructuring charges and associated professional fee expenses taken on or after December 1, 2007 and prior to January 31, 2008 in an amount not to exceed $12,000,000 (twelve million Dollars), (v) extraordinary cash expenses associated with tax and audit work incurred on or after December 1, 2007 and prior to the first anniversary of the Closing Date in an amount not to exceed $2,000,000 (two million Dollars), (vi) cash expenses resulting from a draw of a Letter of Credit issued for the benefit of Air Liquide and associated with the Air Liquide settlement in an amount not to exceed $5,700,000 (five million seven hundred thousand Dollars) (vii) any non-cash write downs or non-cash write-offs including fixed asset impairments or write-downs, intangible asset impairments, deferred tax asset write-offs and non-cash stock compensation expenses, (viii) all extraordinary, non-recurring, non-cash items decreasing Consolidated Net Income for such period and (ix) cash costs and expenses not to exceed $1,000,000 (one million Dollars), incurred with respect to defending and/or prosecuting the SNC Litigation during the period from the Closing Date to December 31, 2009; and minus (b) the following (without duplication) to the extent included in calculating such Consolidated Net Income: (i) all items constituting interest income, (ii) Federal, state, local and foreign income tax benefits for such period; (iii) write ups, re-evaluations and non-Cash gains resulting from the marking or re-evaluation of any asset and (iv) all extraordinary, non-recurring, non-Cash items increasing Consolidated Net Income for such period; provided that Consolidated EBITDA for each monthly period ending on or prior to November 30, 2007 shall be the amount specified for such period on Schedule C-1 hereto.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of the amounts for such period, as determined on a consolidated basis for the Credit Parties, of (a) Consolidated Interest Expense paid or payable in Cash and (b) scheduled principal payments in respect of Consolidated Total Debt.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capitalized Leases in accordance with GAAP and capitalized interest) of the Credit Parties, as determined on a consolidated basis, with respect to all outstanding Indebtedness of the Credit Parties, including all commissions, discounts and other fees and charges owed with respect to letters of credit.

“Consolidated Net Income” means, for any period, the net income (loss) of the Credit Parties for such period, determined on a consolidated basis.

“Consolidated Total Debt” means, as of any particular time and after eliminating inter-company items, all Debt for Borrowed Money of the Credit Parties, determined on a consolidated basis.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of the Company on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Company and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to a Securities Account, a Deposit Account or a commodities account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, which effectively gives control (under the UCC) to the Collateral Agent in such Securities Account and all investment property contained therein, in such Deposit Account and all funds contained therein, or such commodities account and all property contained therein, in each case, as amended, supplemented or otherwise modified.

“Copyrights” has the meaning ascribed to such term in the Security Agreement.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Debt for Borrowed Money” of any Person means, at any date of determination, without duplication, the sum of (a) all items that, in accordance with GAAP, would be classified as debt on a consolidated balance sheet of such Person at such date and (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date; provided that, with respect to the Company and its Subsidiaries, Debt for Borrowed Money shall exclude, to the extent otherwise included in the items in clause (a) or (b) above, (i) accounts payable and accrued liabilities in the ordinary course of business of the Company and its Subsidiaries, and (ii) notes, bills and checks presented in the ordinary course of business by such Person to banks for collection or deposit.

“Deemed Investment Amount” has the meaning set forth in Section 8.05(d).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning ascribed to it in Section 3.01(b).

“Defaulting Lender” means a Revolving Defaulting Lender or a Term Defaulting Lender.

“Deltak Customer Equipment Disposition” means a disposition of Deltak assets to a customer party to, and as required pursuant to, those certain agreements by and between Deltak and certain of its customers for the completion of heat recovery steam generation units, as authorized by the Bankruptcy Court pursuant to orders entered on October 2, 2006 and October 26, 2006.

“Deposit Account” means a “deposit account” as that term is defined in the UCC.

“Disposition” or “Dispose” means the sale, transfer, license, lease, Casualty or Condemnation or other disposition (including any Sale and Leaseback Transaction or any sale of any Capital Stock of any Subsidiary) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes issued by any other Person or accounts receivable or any rights and claims associated therewith or any capital stock of, or other Capital Stock of, any other Person; provided that the foregoing shall not be deemed to imply that any such disposition is permitted under this Agreement. The term “Disposition” shall not include any Equity Issuance.

“Dollar”, “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) (i) approved by the Administrative Agent and, in the case of a Revolving Loan assignment, the Revolving Agent (each such consent not to be unreasonably withheld or delayed), and, (ii) unless an Event of Default has occurred and is continuing, notified in writing to and approved by the Company (each such approval not to be unreasonably withheld or delayed and to be deemed given in all cases unless, within two business days after receipt of any such notification identifying any Person as a potential assignee, the Company shall have delivered a written objection to the Administrative Agent identifying reasonable grounds for such objection).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or other Person alleging a violation of, or liability under, any Environmental Law or Release of Hazardous Materials on, in, at, to, from or under (a) any assets, properties or businesses of the Credit Parties or any of their Subsidiaries or any of their respective predecessors in interest and (b) any facilities which received Hazardous Materials generated by the Credit Parties or any of their Subsidiaries or any of their respective predecessors in interest.

“Environmental Laws” means any federal, state, local or foreign law or regulation relating to the protection of the environment or health and safety as it relates to any Hazardous Material compliance or exposure, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) as it relates to any Hazardous Material compliance or exposure and any other law, including common law, relating to the environment or health and safety as it relates to any Hazardous Material compliance or exposure (including, without limitation, laws relating to the storage, generation, use, handling, manufacture, processing, labeling, transportation, treatment, reuse, recycling, release and disposal of Hazardous Materials) and any environmental requirement or any health or safety requirement as it relates to any Hazardous Material compliance or exposure of any Governmental Authority, as such laws or requirements may be amended or otherwise modified from time to time, and any other present or future federal, state, provincial, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination (including the common law) of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any violation of any Environmental Law, environmental condition or any Release of Hazardous Materials from or onto (a) any property presently or formerly owned by the Credit Parties or any of their Subsidiaries or (b) any facility which received Hazardous Materials or wastes generated by the Credit Parties or any of their Subsidiaries but excluding the routine costs and expenses incurred in the ordinary course of maintaining compliance with Environmental Laws.

“Environmental Lien” means any Lien in favor of any Person or Governmental Authority for Environmental Liabilities and Costs or otherwise relating to any Environmental Law.

“Equipment” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to equipment (including, without limitation, “equipment” as such term is defined in Article 9 of the UCC), machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Equity Issuance” means any issuance by any Credit Party of any Capital Stock to any Person (other than another Credit Party) or receipt by any Credit Party of a capital contribution from any Person (other than another Credit Party), including the issuance of Capital Stock, pursuant to the exercise of options or warrants and the conversion of any Indebtedness to equity; provided that the foregoing shall not be deemed to imply that any such issuance is permitted under this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan, (b) the filing of a notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (c) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate a Benefit Plan or Multiemployer Plan, (d) the appointment of a trustee to administer any Benefit Plan under Section 4042 of ERISA, or (e) any event requiring any Credit Party or any Subsidiary of any Credit Party or any ERISA Affiliate of any Credit Party or any Subsidiary of any Credit Party to provide security to a Benefit Plan under Section 401(a)(29) of the Code.

“Eurocurrency” and the symbol “€” each means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Event of Default” has the meaning ascribed to such term in Section 10.01.

“Excess Cash Flow” means, for any Fiscal Year, without duplication, (a) Consolidated EBITDA during such Fiscal Year plus (b) Extraordinary Receipts received during such Fiscal Year plus (c) the amount of any increase in Net Working Capital during such Fiscal Year minus (d) Capital Expenditures of the Company paid in Cash during such Fiscal Year to the extent such Capital Expenditures are made in accordance with the Loan Documents minus (e) all regularly scheduled payments and voluntary prepayments of principal of the Term Loans during such Fiscal Year minus (f) the aggregate amount of cash Taxes and net cash interest paid or payable by the Credit Parties on a consolidated basis during such Fiscal Year minus (g) to the extent item (c) of this definition is not relevant for the applicable testing period, the amount of any decrease in Net Working Capital during such Fiscal Year.

“Excess Hedging Amount” means the amount of all Hedging Obligations outstanding in excess of $3,000,000 (three million Dollars).

“Excluded Account” means the deposit account no. 003344879484 of Williams Industrial Services Group, LLC held with Bank of America, N.A.

“Excluded Taxes” means, with respect to the Participating Lenders or any other recipient of any payment to be made by or on account of any obligation of the Credit Parties hereunder: (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient, for tax purposes, is organized or in which its principal office or applicable lending office is located, or in which it or its lending office does business; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction; and (c) any withholding taxes payable with respect to payments under the Loan Documents under any law (including any law, rule, regulation or treaty or any interpretation or application thereof by any Governmental Authority or any request, guideline or directive (whether or not having the force of law) by any Governmental Authority) in effect on the Closing Date; (d) any withholding tax that is attributable to such Non-U.S. Lender’s failure to comply with Section 2.05(e).

“Extraordinary Receipts” means any cash received by the Company and its Subsidiaries not in the ordinary course of business, not consisting of proceeds from the issuance of Capital Stock, debt or Disposition of Collateral and not otherwise included in the calculation of Net Income of the Company, including without limitation, (a) pension plan reversions, (b) judgments, proceeds of settlements or other consideration of any kind in connection with any claim or cause of action, (c) indemnity payments, (d) tax refunds but excluding tax refunds received in connection with or as the result of any settlement, audit, or amendment to any tax return and (e) insurance proceeds other than Net Casualty/Condemnation Proceeds.

“Federal Funds Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent in the exercise of its reasonable discretion.

“Federal Reserve Board” means the Board of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Fee Letter” means the Fee Letter, dated December 20, 2007, between the Company and the Administrative Agent.

“Fiscal Month” means each fiscal month of the Company consisting of a four (4) or five (5) week period.

“Fiscal Quarter” means the fiscal quarter of the Company ending on each March 31, June 30, September 30 and December 31 of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company ending on the last day of the last Fiscal Month of the Company.

“Fixed Charge Coverage Ratio” means, as of any date of determination, from and after December 31, 2008, the ratio of (a) Consolidated EBITDA for the four consecutive Fiscal Quarters most recently ended minus Consolidated Capital Expenditures for such period minus provisions for Federal, state, local and foreign taxes of the Credit Parties for such period to (b) Consolidated Fixed Charges for such period; provided however, that for the period ended June 30, 2008 the Fixed Charge Coverage Ratio shall be calculated for the two consecutive Fiscal Quarters (rather than the four) most recently ended, and for the period ended September 30, 2008 the Fixed Charge Coverage Ratio shall be calculated for the three consecutive Fiscal Quarters (rather than the four) most recently ended.

“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.

“Forfeiture Proceeding” means any action, proceeding or investigation affecting any Credit Party before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation, in each case, which may result in an indictment of any of them or the seizure or forfeiture of any of its properties.

“Fraudulent Transfer Laws” has the meaning ascribed to such term in Section 11.12.

“Fund” means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means, with respect to any Loan, the date of the funding of a Loan.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, provided that, for the purpose of the financial amounts and the definitions used herein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the financial statements, and provided further that, if there occurs after the date of this Agreement any change in GAAP that affects in any material respect the calculation of any financial covenant contained in ARTICLE IX, the Administrative Agent, the Revolving Agent and the Borrower shall negotiate in good faith an amendment to such financial covenant and any other provision of this Agreement that relates to the calculation of such financial covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, after the execution of any such amendment or consent by the Required Lenders in connection with any such change in GAAP, “GAAP” shall mean generally accepted accounting principles in effect on the effective date of such amendment or consent. Until any such amendments have been agreed upon, the covenants in ARTICLE IX shall be calculated as if no such change in GAAP has occurred.

“Global Intercompany Note” means the promissory note issued as contemplated by the Security Agreement, substantially in the form of Exhibit M to the Security Agreement.

“Governing Documents” means, (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of the corporation and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s Capital Stock; (b) with respect to any general partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership and (ii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (c) with respect to any limited partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, (ii) a certificate of limited partnership (or the equivalent organizational documents) and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (d) with respect to any limited liability company, (i) the certificate of limited liability (or equivalent filings) of such limited liability company, (ii) the operating agreement (or the equivalent organizational documents) of such limited liability company, and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of such company’s membership interests; and (e) with respect to any unlimited liability company, (i) the certificate of incorporation (or the equivalent organizational documents) of such unlimited liability company, (ii) the memorandum and articles of association (or the equivalent governing documents) of such unlimited liability company and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such unlimited liability company’s Capital Stock.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning ascribed to such term in Section 11.01.

“Guarantors” means the Domestic Subsidiaries of the Borrower.

“Guaranty” means the guaranty of each of the Guarantors pursuant to ARTICLE XI.

“Hazardous Materials” means (a) any element, compound or chemical that is regulated under any Environmental Law including any substance that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any waste exhibiting a hazardous characteristic as defined by applicable Environmental Laws, including, but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) friable asbestos-containing materials.

“Hedging Agreement” means any and all interest rate or short term currency transactions, agreements or documents now existing or hereafter entered into by a Credit Party or any Subsidiary of a Credit Party with a Hedging Agreement Provider so long as a copy of such transaction agreement or document is delivered to the Administrative Agent within three (3) business days of the date entered into and, in the case of each such transaction, agreement or document, is entered into solely for the purpose of hedging such Credit Party’s or such Subsidiary’s exposure to fluctuations in interest rates or currencies and not for speculative purposes.

“Hedging Agreement Provider” means with respect to a Hedging Agreement, any of (a) the Administrative Agent, (b) a Lender at the time the Hedging Agreement is entered into or (c) an Affiliate of any of the foregoing.

“Hedging Agreement Provider Joinder Agreement” means a joinder agreement substantially in the form of Exhibit K-1. Each Hedging Agreement Provider may from time to time enter into a Joinder Agreement.

“Hedging Obligations” means obligations and liabilities owed to a any Hedging Agreement Provider, by any Credit Party or any Subsidiary under a Hedging Agreement.

“Hedging Priority Amount” means the amount of all Hedging Obligations outstanding up to an aggregate amount not to exceed $3,000,000 (three million Dollars).

“Highest Lawful Rate” means the highest rate of interest permissible under any law which a court of competent jurisdiction shall deem applicable.

“Immaterial Foreign Subsidiary” means a Foreign Subsidiary that, as of any date of determination, (a) has less than $100,000 in assets, (b) has less than $25,000 of liabilities owed to Persons other than a Credit Party or a Subsidiary of a Credit Party, and (c) has generated less than $100,000 of revenue for the 12 months most recently ended as of such date (or, in the case of a Subsidiary without at least 12 months of prior operating history, is reasonably projected by the Credit Parties to generate less than $100,000 of revenue during its first full year of operation). All Immaterial Foreign Subsidiaries in existence on the Closing Date are identified on Schedule I.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capitalized Leases, Off-Balance Sheet Obligations, and Sale and Leaseback Transactions;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer in an amount proportionate to such Person’s interest therein, unless such Indebtedness is expressly made non-recourse to such Person or except to the extent such Indebtedness is owed by such partnership or joint venture to such Person; provided that the pledge of any Capital Stock of such joint venture shall not constitute recourse to such Person for the purposes of this definition. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Off-Balance Sheet Obligation as of any date shall be deemed to be the amount of attributable Indebtedness in respect thereof as of such date.

“Indemnified Matters” has the meaning ascribed to such term in Section 13.17.

“Indemnified Taxes” means all Taxes imposed upon or with respect to payments from the Credit Parties to the Participating Lenders or any recipient of any payment to be made by or on account of any obligation of the Credit Parties hereunder pursuant to this Agreement, other than Excluded Taxes.

“Indemnitees” has the meaning ascribed to such term in Section 13.17.

“Intellectual Property” has the meaning ascribed to such term in the Security Agreement.

“Interest Payment Date” means the last Business Day of each Fiscal Quarter, commencing on the first such date to occur after the Closing Date, and the Maturity Date; provided that, with respect to the amount of any Loan prepaid, the Interest Payment Date shall be the date of such prepayment.

“Interest Rate” means (a) with respect to the Term Loans, interest at a rate equal to either, at the Borrower’s option, (i) LIBOR Rate plus the Applicable Margin for Term Loans or (ii) the Alternate Base Rate, plus the Applicable Margin for Term Loans and (b) with respect to the Revolving Loans, interest at a rate equal to, at the Borrower’s option, (i) the Alternate Base Rate plus the Applicable Margin for Revolving Loans or (ii) LIBOR Rate plus the Applicable Margin for Revolving Loans.

“Inventory” means all Credit Parties’ now owned or hereafter acquired right, title, and interest with respect to (a) all “inventory” as defined in Article 9 of the UCC and (b) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Credit Party’s business; all goods which are returned to or repossessed by any Credit Party; and all computer programs embedded in any of the foregoing and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities or other ownership or profits interest of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of, any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the Internal Revenue Service or any successor federal tax Governmental Authority.

“L/C Issuer” has the meaning ascribed to it in Section 1.06(a).

“Lead Arranger” has the meaning ascribed to such term in the introductory paragraph hereto.

“Lease” has the meaning ascribed to such term in Section 5.01(o).

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender-Related Persons” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Lender and such Lender’s Affiliates.

“Lenders” means, collectively, the lenders identified on the signature pages hereof, together with their respective successors and permitted assigns, each a “Lender”.

“Letter of Credit” means a letter of credit issued by the L/C Issuer (or its designee) or a Person approved by the Revolving Agent as it may hereafter be amended or replaced from time to time pursuant to the terms of this Agreement or otherwise in form and substance reasonably satisfactory to the L/C Issuer.

“Letter of Credit Application” shall have the meaning associated with such term in Section 1.06(d).

“Letter of Credit Exposure” means at any time, the sum of (a) the aggregate undrawn amount at such time of all outstanding Letters of Credit of the L/C Issuer plus (b) the aggregate unpaid amount at such time of all unreimbursed drawings under Letters of Credit.

“Letter of Credit Issuance Fee” shall have the meaning ascribed to it in Section 3.06(d).

“Letter of Credit Obligations” means all outstanding obligations incurred by the Revolving Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by the Revolving Lenders or another L/C Issuer or the purchase of a participation with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable under Letters of Credit at such time or at any time thereafter by the Revolving Lenders thereupon or pursuant thereto.

“LIBOR Period” means, with respect to any LIBOR Rate Loan, the period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of an Alternate Base Rate Loan to a LIBOR Rate Loan) and ending one, two, three or six months (and to the extent available to all of the Revolving Lenders or Term Lenders, as applicable, nine or twelve months) thereafter; and provided that the foregoing provisions are subject to the following:

(a) if any LIBOR Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month, in which event such LIBOR Period shall end on the immediately preceding Business Day;

(b) any LIBOR Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Business Day of the relevant calendar month; and

(c) any LIBOR Period in respect of any Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by the Revolving Agent equal to:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Reuter’s Page LIBOR 01 as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Reuter’s (or its successor satisfactory to Administrative Agent), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Revolving Agent and the Company.

“LIBOR Rate Loans” means Loans which bear interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any lien, security interest, imperfection of title or other encumbrance of any kind, or any other type of preferential arrangement which has the effect of a lien or security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidity” means the amount available to be borrowed as Revolving Loans under Section 1.01(a) plus cash or Cash Equivalents of the Credit Parties subject to Control Agreements.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Fee Letter and all other agreements, instruments, and other documents executed and delivered by any Credit Party pursuant hereto or thereto or otherwise evidencing or securing any Loan, in each case, excluding any Hedging Agreements.

“Loans” means, collectively, the Revolving Loans and the Term Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations, condition (financial or otherwise) operating results, performance or projections of the Company and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties to perform their obligations hereunder or under any of the other Loan Documents or (c) the rights and remedies of any Agent or any Lender hereunder or under any other Loan Document. It is understood that the filing of a notice of appeal by SNC-Lavalin from the Order Sustaining Estate Parties’ Objections to Proofs of Claim Nos. 1099 and 1100 Filed by SNC-Lavalin Power Ontario Inc. and Temporarily Allowing for Plan Voting Purposes Claim No. 1099 shall not, in and of itself, constitute a Material Adverse Effect.

“Material Contract” shall mean any agreement under which the Company and its Subsidiaries on a consolidated basis receives or pays or is projected to receive or pay $7,500,000 (seven million five hundred thousand Dollars) or more during any 12-month period.

“Maturity Date” means the earlier of (i) the Scheduled Maturity Date or (ii) the date upon which the Loans are due and payable hereunder, whether by acceleration or otherwise.

“Monthly Officer’s Certificate” has the meaning ascribed to such term in Section 6.01(b).

“Moody’s” means Moody’s Investors Service and any successor thereto.

“Mortgaged Property” means each parcel of real property and the improvements thereto as set forth as of the Closing Date on Schedule 14 and any other such property which becomes subject to a Mortgage granted in connection with this Agreement.

“Mortgages” means the mortgages and deeds of trust executed and delivered by certain of the Credit Parties in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, modified and otherwise supplemented from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any Subsidiary of any Credit Party or any of their ERISA Affiliates has contributed, or has been obligated to contribute, at any time during the preceding six years, or has liability.

“Net Cash Proceeds” means 100% of the Cash received by a Credit Party or any Subsidiary of a Credit Party from time to time in connection with an Asset Sale or Equity Issuance (whether as initial consideration, through the payment of deferred consideration, the release of any reserve taken in connection with such sale or issuance or the release or adjustment of any provision for Taxes in connection with such sale or issuance), after deducting therefrom only (a) the principal amount of any Indebtedness of such Credit Party secured by any Permitted Lien on any asset that is the subject of an Asset Sale (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Asset Sale (other than Indebtedness under this Agreement), together with any interest thereon or fees in connection therewith, (b) reasonable fees and expenses related to any such sale or issuance reasonably incurred by such Credit Party in connection therewith and (c) a provision for any Taxes to be paid or reasonably estimated to be payable, in connection with any such sale or issuance (after taking into account any tax credits or deductions and any tax sharing arrangements); provided, however, that with respect to any Asset Sale, in the event that a Credit Party or any Subsidiary is required to take a reserve in accordance with GAAP against any contingent liabilities associated with any such sale, such Credit Party or Subsidiary may deduct from the Net Cash Proceeds received from such Disposition an amount equal to such reserve; provided, further, upon the release of such reserves or the determination that such reserves are no longer necessary, such amounts shall be considered Net Cash Proceeds and applied to the prepayment of Loans in accordance with Section 2.02(a).

“Net Casualty/Condemnation Proceeds” means, with respect to any Casualty or Condemnation, the amount of any insurance proceeds or condemnation awards received by a Credit Party or any Subsidiary from time to time in connection with such Casualty or Condemnation (net of all reasonable fees and expenses related thereto reasonably incurred by such Credit Party in connection therewith), but excluding any proceeds or awards of errors and omissions insurance; provided, however, in the event that a Credit Party or any Subsidiary is required to take a reserve in accordance with GAAP against any contingent liabilities associated with such Casualty or Condemnation, such Credit Party or Subsidiary may deduct from the Net Cash Proceeds received from such Casualty or Condemnation an amount equal to such reserve; provided, further, upon the release of such reserves or the determination that such reserves are no longer necessary, such amounts shall be considered Net Cash Proceeds and applied to the prepayment of Loans in accordance with Section 2.02(a) or Section 2.20(c), as applicable.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Net Working Capital” means the (i) increase (or decrease) of each of accounts payable, billings in excess of costs, and other current liabilities of the Company and its Subsidiaries, on a consolidated basis, during any Fiscal Year, plus or minus (ii) the decrease (or increase) of each of total accounts receivable, inventory, cost in excess of billings, and other current assets of the Company and its Subsidiaries, on a consolidated basis, during any Fiscal Year; provided, however, that all of the accrued but unpaid professional fees and other costs of administration of, or incurred during, the Chapter 11 Cases by the Company or any of its Subsidiaries and any amounts identified in items (iv), (v), (vi), and (ix) of clause (a) of Consolidated EBITDA shall be deducted from both clause (i) and clause (ii) of this definition in determining Net Working Capital as of any date.

“Non-Consenting Lender” has the meaning ascribed to such term in Section 13.03(a).

“Non-U.S. Lender” has the meaning ascribed to such term in Section 2.05(e)(i).

“Note” has the meaning ascribed to such term in Section 1.05(a).

“Notice of Borrowing” means a notice substantially in the form of Exhibit A attached hereto and made a part hereof.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit E attached hereto and made a part hereof.

“Obligations” means all Loans, advances, debts, liabilities, obligations, Hedging Obligations, covenants and duties, owing by any Credit Party to the Administrative Agent, the Revolving Agent, the L/C Issuer, the Collateral Agent, any Lender, any Affiliate of any Lender, any Hedging Agreement Provider or any Person entitled to indemnification pursuant to this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, interest rate contract, foreign exchange contract or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, but in all such circumstances only to the extent now existing or hereafter arising or however acquired, arising under or in connection with this Agreement, the Notes or any other Loan Document. The term includes all interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), charges, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to the Credit Parties under this Agreement, the Notes or any other Loan Document or any Hedging Agreement.

“Off-Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment); it being the intent of the parties hereto that no monetary obligations under true operating leases be included in Off-Balance Sheet Obligations.

“Offer to Prepay” has the meaning ascribed to such term in Section 2.02(d).

“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease other than any such lease under which that Person is the lessor.

“Other Lender” has the meaning ascribed to such term in Section 13.03(b).

“Other Taxes” has the meaning ascribed to such term in Section 2.05(b).

“Participant” has the meaning ascribed to such term in Section 13.09(e).

“Participating Lender” means, individually and collectively, each of the Lenders and each L/C Issuer.

“Participating Lender Expenses” means all:

(a) costs or expenses (including taxes and insurance premiums) paid, advanced or incurred by or on behalf of any Agent in connection with the Loans or Letters of Credit, the Collateral, or any other transaction with the Credit Parties or any Subsidiary of a Credit Party;

(b) reasonable fees or charges paid or incurred by or on behalf of any Agent in connection with the Participating Lenders’ transactions with the Credit Parties or their Subsidiaries, including fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches, searches with the patent and trademark office, or the copyright office), filing, recording, publication, real estate surveys, real estate title policies and endorsements, environmental audits and appraisals;

(c) reasonable costs and expenses incurred by any Agent or any Participating Lender in the disbursement of funds to, for the benefit of, or on behalf of, any Credit Party, any Subsidiary of a Credit Party or any Participating Lender (by wire transfer or otherwise);

(d) charges paid or incurred by any Agent resulting from the dishonor or return of checks or other items of payment;

(e) reasonable costs and expenses paid or incurred by any Agent or any Participating Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated;

(f) fees and expenses of or incurred by any Agent related to any action permitted to be taken under this Agreement or any other Loan Document, including in connection with inspections, audits or appraisals of the Collateral, the resignation or appointment of any Agent, or the taking of any action upon the instruction of the Required Lenders, Required Revolving Lenders, Required Term Lenders or all affected Lenders;

(g) reasonable costs and expenses of or incurred by any Agent or any Participating Lender in connection with third party claims or any other suit or proceeding relating to the Loan Documents, the validity, priority or enforceability of the Obligations or the interest of the Secured Parties in all or any portion of the Collateral or otherwise in connection with the transactions contemplated by the Loan Documents or the relationship of any one or more of the Participating Lenders with any Credit Party or any Subsidiary of a Credit Party;

(h) the reasonable costs and expenses (including attorneys’ fees) incurred by any Agent in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents;

(i) each Agent’s and each Participating Lender’s reasonable costs and expenses (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) incurred after the occurrence of any Event of Default, in any workout or restructuring, in any bankruptcy or other insolvency proceeding, or otherwise in terminating, enforcing, or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral;

(j) all liabilities and costs arising from or in connection with the past, present or future operations of a Credit Party involving any damage to real or personal Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property;

(k) any Environmental Liabilities and Costs incurred in connection with any facility of any Credit Party including any Remedial Action for any Hazardous Materials present on or arising out of the operations of any facility of any Credit Party; and

(l) any liabilities and costs incurred in connection with any Environmental Lien.

“Participating Member State” means each state so described in any EMU Legislation.

“Patent” shall have the meaning ascribed to such term in the Security Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. No. 107-56 (signed into law October 26, 2001).

“Patriot Act-Related Requirements” means the Patriot Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the International Security and Development Cooperation Act, the Export Administration Act, the Arms Export Control Act and similar statutes administered by the Office of Foreign Assets Control or the U.S. Bureau of Export Administration and the regulations promulgated under such statutes.

“Perfection Certificate” means the perfection certificate in the form set forth as Exhibit J.

“Permits” has the meaning ascribed to such term in Section 5.01(m).

“Permitted Indebtedness” shall have the meaning ascribed to such term in Section 8.03.

“Permitted Indebtedness Refinancing” means, with respect to any Indebtedness, any subsequent extension, renewal or refinancing thereof; provided that (i) the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing and (ii) the terms of the Indebtedness following such extension, renewal or refinancing are no less favorable to the obligors than prior to such extension, renewal or refinancing and are not materially adverse to the Lenders taken as a whole.

“Permitted Liens” shall have the meaning ascribed to such term in Section 8.01.

“Permitted Protest” means the right of a Person to protest any Lien (other than any such Lien that secures all or any portion of the Obligations) or Taxes, provided that (a) a reserve with respect to such obligation is established, if required, by such Person in such amount as is required under GAAP and (b) any such protest is instituted promptly and prosecuted diligently and in good faith by such Person.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA.

“Plan of Reorganization” has the meaning ascribed to such term in the Recitals.

“Pledged Debt” has the meaning ascribed to such term in the Security Agreement.

“Post-Petition Loan Agreement” has the meaning ascribed to such term in the Recitals.

“Prepayment Fee” has the meaning ascribed to such term in Section 2.03.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proposed Change” shall have the meaning ascribed to such term in Section 13.03(a).

“Pro Rata Share” means, at any time, with respect to (a) any Revolving Lender in the case of any determination to be made hereunder dealing with the rights or obligations of such Revolving Lender as between itself and the other Revolving Lenders, the percentage obtained by dividing (i) the Revolving Commitment of such Revolving Lender at such time by the Total Revolving Commitments at such time or, (ii) if the Revolving Commitments have been terminated, the amount of such Revolving Lender’s Revolving Loans and Letter of Credit Exposure at such time by the Aggregate Revolving Exposure at such time (b) any Term Lender in the case of any determination to be made hereunder dealing with the rights or obligations of such Term Lender as between itself and the other Term Lenders, the percentage obtained by dividing the amount of such Term Lender’s Term Loan at such time by the aggregate Term Loans of all Term Lenders at such time or (c) any Lender in the case of any determination to be made hereunder dealing with the rights or obligations of such Lender as between itself and the other Lenders, the percentage obtained by dividing, (i) if such Lender is a Revolving Lender, (A) the Revolving Commitment of such Lender at such time by the Total Revolving Commitments and the aggregate Term Loans of all Term Lenders at such time or, (B) if the Revolving Commitments have been terminated, the amount of such Revolving Lender’s Revolving Loans and Letter of Credit Exposure at such time by the Total Aggregate Exposure at such time or (ii) if such Lender is a Term Lender, (A) the amount of such Term Lender’s Term Loan at such time by the Total Revolving Commitments and the aggregate Term Loans of all Term Lenders at such time or, (B) if the Revolving Commitments have been terminated, the amount of such Term Lender’s Term Loan at such time by the Total Aggregate Exposure at such time. The initial Pro Rata Shares are set out on Schedule B.

“Quarterly Compliance Certificate” has the meaning ascribed to such term in Section 6.01(b).

“Ratings Agencies” means Moody’s and S&P, or if either of such Persons cease to perform credit ratings or other applicable services, such nationally recognized statistical rating organization the Administrative Agent may select.

“Real Estate Asset” means any real property, or any direct or indirect interest in any real property, in which any Credit Party has a fee, leasehold or other interest, including without limitation the Mortgaged Properties.

“Registered Intellectual Property” means all Intellectual Property that has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other similar filing offices, domestic or foreign, as applicable.

“Regulation T”, “Regulation U”, and “Regulation X” mean, respectively, Regulations T, U, and X of the Federal Reserve Board or any successor, as the same may be amended or supplemented from time to time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor workplace environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of thirty (30) days’ notice to the Pension Benefit Guaranty Corporation is waived under applicable regulations.

“Reports” shall have the meaning assigned to such term in Section 6.01(e).

“Required Lenders” means Lenders comprising the Required Revolving Lenders and the Required Term Lenders.

“Required Revolving Lenders” means, at any time, collectively, (i) the Revolving Lenders having more than 50% of the Total Revolving Commitments or (ii) if the Revolving Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Aggregate Revolving Exposure.

“Required Term Lenders” means, at any time, Term Lenders having more than 50% of the aggregate outstanding amount of the Term Loans.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or Governing Documents of such Person, and any law, ordinance, rule, regulation, requirement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Patriot Act Related Requirements, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Internal Revenue Code, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Restricted Material” has the meaning ascribed to such term in Section 13.20.

“Restricted Payments” means, with respect to any Person, (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of, such Person, now or hereafter outstanding, except a dividend or distribution payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of, partnership interest of or other equity interest of, such Person now or hereafter outstanding, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Indebtedness which is subordinated to the Obligations and (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person now or hereafter outstanding.

“Restricted Period” has the meaning ascribed to such term in Section 13.20.

“Revolving Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Revolving Commitment” means, with respect to any Revolving Lender, the obligation of such Revolving Lender at such time to make Revolving Loans and to incur Letter of Credit Obligations or purchase risk participations in Letters of Credit pursuant to the terms and conditions of this Agreement and as specified in Schedule C.

“Revolving Defaulting Lender” has the meaning ascribed to such term in Section 1.01(d).

“Revolving Lender” means a Lender that has a Revolving Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan” has the meaning ascribed to such term in Section 1.01(a).

“Revolving Note” has the meaning ascribed to such term in Section 1.05(a).

“Revolving Register” has the meaning ascribed to such term in Section 13.09(d).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Credit Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any Lease, whether an Operating Lease or a Capitalized Lease, of any Property that such Credit Party (a) has sold or transferred (or is to sell or transfer) to, or arranged the purchase by, a Person other than a Credit Party or (b) intends to use for substantially the same purpose as any other Property that has been sold or is transferred (or is to be sold or transferred) by such Credit Party to a Person other than a Credit Party in connection with such Lease.

“Scheduled Maturity Date” means January 22, 2014.

“Secured Parties” means the Agents, the Participating Lenders and the Hedging Agreement Providers.

“Securities” means any Capital Stock, shares, voting trust certificates, bonds, debentures, notes, loans or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Obligations.

“Securities Account” shall have the meaning provided in Section 8-501(a) of the UCC.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Security Agreement” means the Security and Pledge Agreement, dated as of the date hereof, among the Borrower, the other Assignors identified therein and the Collateral Agent in the form of Exhibit L, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Security Documents” means the Security Agreement, the Mortgages, the Control Agreements and any other documents granting a Lien upon the Collateral as security for all or any part of the Obligations.

“Senior Officer” means, with respect to any Credit Party, such Credit Party’s president, chief executive officer, chief administrative officer, chief financial officer, managing director or chief accounting officer.

“SNC Litigation” means the litigation with respect to, or arising from, the filing of a notice of appeal by SNC-Lavalin from the Order Sustaining Estate Parties’ Objections to Proofs of Claim Nos. 1099 and 1100 Filed by SNC-Lavalin Power Ontario Inc. and Temporarily Allowing for Plan Voting Purposes Claim No. 1099.

“Software” shall have the meaning ascribed to such term in the Security Agreement.

“Solvent” or “Solvency” with respect to any Person means (a) the fair value of the property of such Person exceeds its total liabilities (including, without limitation, contingent liabilities), (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured, (c) such Person does not intend to incur debts or liabilities beyond its ability to pay, as such debts and liabilities mature, and (d) such Person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (ii) the interest in the capital or profits of such partnership or limited liability company or (iii) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, rate hedging agreements, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Sweep Date” means with respect to any Fiscal Year, the 120th day following the end of such Fiscal Year.

“Syndication Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Defaulting Lender” has the meaning ascribed to such term in Section 1.02(d).

“Term Lender” means a Lender that has a Term Loan Commitment outstanding and/or an outstanding Term Loan.

“Term Loan” has the meaning ascribed to such term in Section 1.02(a).

“Term Loan Commitment” means, with respect to any Lender, the obligation of such Lender at such time to make a Term Loan pursuant to the terms and conditions of this Agreement.

“Term Note” has the meaning ascribed to it in Section 1.05(a).

“Term Register” has the meaning ascribed to such term in Section 13.09(d).

“Title Company” shall have the meaning ascribed to such term in Section 4.01(y)(iii).

“Title Policy” shall have the meaning ascribed to such term in Section 4.01(y)(iii).

“Total Aggregate Exposure” means the sum of (a) the Aggregate Revolving Exposure and (b) the Term Loans.

“Total Leverage Ratio” means, on any date, the ratio of (a) an amount equal to (i) Consolidated Total Debt on such date minus (ii) the aggregate amount of Letter of Credit Obligations outstanding on such date to (b) Consolidated EBITDA for the four (4) Fiscal Quarters most recently ended on such date.

“Total Revolving Commitment” means the aggregate principal amount of the Revolving Commitments of all the Revolving Lenders (it being understood and agreed that the maximum aggregate principal amount of the Revolving Commitments shall not exceed sixty million Dollars ($60,000,000), as reduced from time to time pursuant to the terms hereof).

“Trademarks” shall have the meaning ascribed to such term in the Security Agreement.

“UCC” means the Uniform Commercial Code enacted in the State of New York, as in effect from time to time; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection, effect of perfection, non-perfection, priority or remedies with respect to the Collateral Agent’s Liens is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, effect of perfection, non-perfection, priority or remedies.

“Unused Commitment Fee” has the meaning ascribed to such term in Section 3.06(b).

“Wholly-Owned” means, when used to describe any Subsidiary of a Credit Party, that all of the Capital Stock (other than directors’ qualifying shares) of such Subsidiary is owned by one or more Credit Parties or Wholly-Owned Subsidiaries of the Credit Parties.

“Williams Group” means, collectively, Williams Industrial Services Group, L.L.C., Williams Industrial Services, LLC, Williams Specialty Services, LLC, Williams Plant Services, LLC and WSServices L.P.

Section 14.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 14.03. Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given to it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 14.04. Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Agents or the Lenders, such period shall in any event consist of at least one full day.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation, as Borrower

By:	/s/ John M. Matheson
	Name:	John M. Matheson
	Title:	President and Chief Executive Officer

DELTAK CONSTRUCTION SERVICES, INC., a Wisconsin corporation, as a Guarantor

By:	/s/ John M. Matheson
	Name:	John M. Matheson
	Title:	Director

DELTAK, L.L.C., A Delaware limited liability company, as a Guarantor

By:	/s/ John M. Matheson
	Name:	John M. Matheson
	Title:	Director

BRADEN CONSTRUCTION SERVICES, INC., A Delaware corporation, as a Guarantor

By:	/s/ John M. Matheson
	Name:	John M. Matheson
	Title:	Director

BRADEN MANUFACTURING, L.L.C., A Delaware limited liability company, as a Guarantor

By:	/s/ John M. Matheson
	Name:	John M. Matheson
	Title:	Director

GLOBAL POWER PROFESSIONAL SERVICES, L.L.C., A Delaware limited liability company, as a Guarantor

By:	/s/ John M. Matheson
	Name:	John M. Matheson
	Title:	Manager

WILLIAMS INDUSTRIAL SERVICES GROUP, L.L.C., a Delaware limited liability company, as a Guarantor

By:	/s/ John M. Matheson
	Name:	John M. Matheson
	Title:	Manager

WILLIAMS INDUSTRIAL SERVICES, LLC, a Georgia limited liability company, as a Guarantor

By:	/s/ Michael E. Hanson
	Name:	Michael E. Hanson
	Title:	Manager

WILLIAMS SPECIALTY SERVICES, LLC, a Georgia limited liability company, as a Guarantor

By:	/s/ John M. Matheson
	Name:	John M. Matheson
	Title:	Manager

WILLIAMS PLANT SERVICES, LLC, a Georgia limited liability company, as a Guarantor

By:	/s/ John M. Matheson
	Name:	John M. Matheson
	Title:	Manager

WSSERVICES, LP, a California limited partnership, as a Guarantor

By:	/s/ John M. Matheson
	Name:	John M. Matheson
	Title:	Manager

Schedule 4.03

As of the date hereof, the Borrower has been unable to conclude certain matters and/or provide certain items required or contemplated under the Credit Agreement and has requested that the Agent and Lenders agree as contemplated by Section 4.03 of the Credit Agreement (a) to permit the Borrower and the other Credit Parties to close the Credit Agreement, notwithstanding the outstanding items more fully described below, and (b) to grant an extension of time in which to satisfy each such outstanding items. The Agent and the Lenders are willing to permit the closing of the Credit Agreement and to provide this extension of time pursuant to the terms of this Agreement.

In consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows.

1. The Credit Parties shall:

(a) On or before January 25, 2008, deliver to the Administrative Agent copies of the articles of incorporation for Deltak Construction Services, Inc. certified as of a recent date by the appropriate governmental official of the state of Wisconsin;

(b) On or before January 25, 2008, deliver to the Collateral Agent the following stock certificates:

(i) a stock certificate (and related stock power) representing 100% of the Capital Stock held by Global Power Equipment Group Inc. in Williams Industrial Services Group, L.L.C.;

(ii) a stock certificate (and related stock power) representing 100% of the Capital Stock held by Williams Industrial Services Group, L.L.C. in Williams Industrial Services, LLC;

(iii) a stock certificate (and related stock power) representing 100% of the Capital Stock held by Williams Industrial Services Group, L.L.C. in Williams Plant Services, LLC;

(iv) a stock certificate (and related stock power) representing 100% of the Capital Stock held by Williams Industrial Services Group, L.L.C. in Williams Specialty Services, LLC; and

(v) a stock certificate (and related stock power) representing 100% of the Capital Stock held by Williams Specialty Services, LLC in WSServices, LP;

(c) On or before February 1, 2008, the Credit Parties shall, at their sole expense, have obtained and filed with all appropriate authorities, including without limitation the United States Patent and Trademark Office, any and all further documentation necessary and desirable in the Collateral Agent’s sole opinion, to (i) fully release any and all security interests Bank of America, N.A. or Deutsche Bank Trust Company Americas (successor-in-interest to Bankers Trust Company) has or may have in any Intellectual Property held by Deltak, L.L.C or

Deltak, LLC and Braden Manufacturing, L.L.C or Braden Manufacturing, LLC (including without limitation filing further security interest releases executed by Bank of America, N.A. or Deutsche Bank Trust Company Americas with the United States Patent and Trademark Office); and (ii) change the record owner for Intellectual Property held by Deltak, LLC from Deltak, LLC to Deltak, L.L.C. and the record owner for Intellectual property held by Braden Manufacturing, LLC from Braden Manufacturing, LLC to Braden Manufacturing, L.L.C.;

(d) On or before February 1, 2008, file appropriate documentation (including a form UCC-3) terminating that certain UCC Financing Statement filed by Mitel Corporation against Braden Manufacturing, L.L.C. with the Delaware Department of State (initial filing number 5083108);

(e) On or before February 8, 2008, deliver to the Collateral Agent the following stock certificates:

(i) a stock certificate (and related stock power) representing 65% of the Capital Stock held by Braden Manufacturing, L.L.C. in Braden Manufacturing S.A. de C.V.;

(ii) a stock certificate (and related stock power) representing 65% of the Capital Stock held by Deltak, L.L.C. of Deltak B.V.;

(iii) a stock certificate (and related stock power) representing 65% of the Capital Stock held by Global Power Equipment Group Inc. in Braden Power Equipment (Shanghai) Co., Ltd. (or, in the alternative, deliver such documentation or take such action as the Collateral Agent may reasonable require to perfect its Lien in the Capital Stock of Braden Power Equipment (Shanghai) Co. Ltd.)); and

(iv) a stock certificate (and related stock power) representing 65% of the Capital Stock held by Braden Manufacturing, L.L.C. in Braden-Europe B.V.;

(f) On or before February 11, 2008, deliver to the Administrative Agent an opinion in form and substance reasonably satisfactory to the Administrative Agent from Wisconsin counsel with respect to Deltak Construction Services, Inc.;

(g) On or before February 11, 2008, (i) execute all such documents and make, at their sole expense, all filings with the appropriate authorities, necessary to clean up all gaps and inconsistencies in the chain of title and all other imperfections of title with regard to the Registered Company Intellectual Property (as defined in the Security Agreement) owned by the Credit Parties and each Subsidiary of a Credit Party including without limitation, filings of appropriate name change certificates and merger certificates and making corrective filings to erroneously identified transactions, (ii) file such releases and such filings in non-U.S. jurisdictions with regard to the Collateral as are requested by the Agents in their sole discretion and (iii) provide an updated Schedule 5.01(u) to the Credit Agreement, Schedule 4.7 to the Security Agreement and Schedule 9(a) to the Perfection Certificate with respect to non-U.S. jurisdictions as required by the Loan Documents, certified as true and correct;

(h) On or before February 19, 2008, comply with each of their obligations to put into place Control Agreements pursuant to Section 7.15 of the Credit Agreement together with an opinion of counsel to the Credit Parties regarding the perfection and enforceability of the security interests related thereto;

(i) On or before February 22, 2008, dissolve WSServices LP, a California entity;

(j) On or before February 28, 2008, deliver to the Agents and the Documentation Agent a list of all jurisdictions from which any Credit Party or any Subsidiary of a Credit Party derives revenue or has customers, as of the Closing Date;

(k) On or before March 31, 2008, deliver to the Agents and the Documentation Agent copies of the audited financial statements for the Borrower and its Subsidiaries on a consolidated basis for the Fiscal Year ended December 31, 2006;

(l) On or before April 30, 2008, obtain ratings of the Borrower and the Loans from either of the Ratings Agencies; and

(m) On or before September 15, 2008, file and cause each Subsidiary of a Credit Party, to file all the Applicable Tax Returns.

2. Event of Default; Remedies. Should the Borrower or any Credit Party default on any obligation hereunder, such default shall be deemed an immediate “Event of Default” under the Credit Agreement and the other Loan Documents and, immediately after the passage of the applicable date set forth herein (taking into account any extended date to which the Administrative Agent may have agreed pursuant to the terms herein) and without any rights to cure provided for in the Credit Agreement and in the Loan Documents, the Agents, on behalf of the Lenders, shall be entitled to exercise all of their remedies under the Credit Agreement and the other Loan Documents.

3. Each date specified with respect to each obligation hereunder may be extended to such later date as may be agreed to by the Administrative Agent and the Revolving Agent in each of their sole discretion.

4. All conditions precedent, representations and covenants contained in the Credit Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time period required above, rather than as elsewhere provided in the Loan Documents), provided that to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with this Agreement.

5. Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Credit Agreement to which this Agreement is scheduled.

6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Binding Effect. Unless expressly modified herein, the Credit Agreement and each of the Loan Documents shall remain in full force and effect.

Schedule 5.01(e)

Subsidiaries and Other Equity Investments

Credit Parties and Subsidiaries	Authorized Capital Stock	Issued and Outstanding	Issuance
Global Power Equipment Group Inc.	170,000,000	To be determined in accordance with the Plan of Reorganization	Common

Braden Manufacturing, L.L.C.	1,000	100	Common Units

Braden Construction Services, Inc.	10,000	1,000	Common

Deltak, L.L.C.	1,000	100	Common Units

Deltak Construction Services, Inc.	9,000	1,000	Common

Braden Power Equipment (Shanghai) Co., Ltd.	200,000	Not certificated	N/A

Global Power Professional Services, L.L.C.	N/A	100%	Partnership Interest

Williams Industrial Services Group, L.L.C.	N/A	100%	Partnership Interest

Braden-Europe B.V.	NLG200,000	Not certificated	N/A

Braden Manufacturing, S.A. DE C.V.	N/A	63,600,000 Pesos	N/A

Deltak B.V.	EUR90,760	Not certificated	N/A

Deltak Israel Ltd.	29,400 Shekels	Not certificated	N/A

Williams Industrial Services, LLC	10	10	Units

Williams Specialty Services, LLC	10	10	Units

Williams Plant Services, LLC	10	10	Units

WSServices, LP	N/A	100%	Partnership Interest

Williams Specialty Services Limited	GBP 1.00	GBP 1.00	Common

Schedule 5.01(f)

Subsidiaries and Other Equity Investments

Subsidiary	Jurisdiction of Organization	Classes of Equity Interests	Percentage of Shares Owned		Direct Owner
Braden Manufacturing, L.L.C.	Delaware	Common	100%		Global Power Equipment Group Inc.

Braden Construction Services, Inc.	Delaware	Common	100%		Global Power Equipment Group Inc.

Deltak, L.L.C.	Delaware	Common	100%		Global Power Equipment Group Inc.

Deltak Construction Services, Inc.	Wisconsin	Common	100%		Global Power Equipment Group Inc.

Braden Power Equipment (Shanghai) Co., Ltd.	People’s Republic of China	Partnership Investment	100%		Global Power Equipment Group Inc.

Global Power Professional Services, L.L.C.	Delaware	Common	100%		Global Power Equipment Group Inc.

Williams Industrial Services Group, L.L.C.	Delaware	Common	100%		Global Power Equipment Group Inc.

Braden-Europe B.V.	Netherlands	Common	100%		Braden Manufacturing, L.L.C.

Braden Manufacturing, S.A. DE C.V.	Mexico	Common	1) 98 2) 2	% %	1) Braden Manufacturing, L.L.C. 2) Deltak, L.L.C.

Deltak B.V.	Netherlands	Common	100%		Deltak, L.L.C.

Deltak Israel Ltd.	Israel	Common	99%		Deltak, L.L.C.[1]

[1]	1 share of Deltak Israel Ltd. is owned by Larry Edwards

Williams Industrial Services, LLC	Georgia	Common	100%		Williams Industrial Services Group, L.L.C.

Williams Specialty Services, LLC	Georgia	Common	100%		Williams Industrial Services Group, L.L.C.

Williams Plant Services, LLC	Georgia	Common	100%		Williams Industrial Services Group, L.L.C.

WSServices, LP	California	Partnership Investment	1) 99 2) 1	% %	1) Williams Specialty Services, LLC 2) Williams Plant Services, LLC

Williams Specialty Services Limited	England and Wales	Common	100%		Williams Specialty Services, LLC

Schedule 5.01(j)

ERISA Matters

None.

Schedule 5.01(k)

Secured Tax Claims

1.	Claim #651 Hennepin County Treasurer for $36,956.98 in property taxes against Deltak, L.L.C.

Schedule 5.01(o)

Real Estate Matters

Owned Real Estate	Mortgages to be Recorded in:
Braden Manufacturing, L.L.C. 17 St. Mark Street Auburn, MA 01501	Worcester County, Massachusetts

Deltak, L.L.C. 13330 12th Avenue North Plymouth, MN 55441	Hennepin County, Minnesota

Leased Real Estate

Lessor	Lessee
Parmenter Two Warren L.P.	Global Power Equipment Group Inc. 6120 S. Yale, Suite 1480 Tulsa, OK 74136

HQ Global Workplaces, Inc.	Deltak, L.L.C. 601 Carlson Parkway Suite 1050 Plymouth, MN 55305

Braden Investors, L.L.C.	Braden Manufacturing, L.L.C. 5199 North Mingo Road Tulsa, OK 74117

Williams Group International, LLC	Williams Industrial Services Group, L.L.C. 2076 West Park Place Blvd., Suite B Stone Mountain, GA 30087

GDY, LLC	Williams Plant Services, LLC 600 Corporate Center Drive Suite 525 Scott Depot, WV 25560

Gentilly Corporation	Williams Specialty Services, LLC 2225 East Edgewood Drive Suite 7 Lakeland, FL 33803

Schedule 5.01(q)

Existing Environmental Matters/Actions/Liabilities

None.

Schedule 5.01(r)

Insurance

Carrier	Policy Number	Expiration Date	Type	Amount (USD)

***	(two pages omitted)

*** TEXT OMITTED AND FILED SEPARATELY

CONFIDENTIAL TREATMENT REQUESTED

Schedule 5.01(t)

Cash Management Banks / Location of Existing Bank Accounts

Schedule 5.01(t)(i)

Global Power Equipment Group Inc.:

Bank	Account Description	Account Number
Wells Fargo	Master account	***
Wells Fargo	A/P account	***

Braden Manufacturing, L.L.C.:

Bank	Account Description	Account Number
Wells Fargo	Master account	***
Wells Fargo	A/P account	***
Wells Fargo	Payroll	***

Deltak, L.L.C.:

Bank	Account Description	Account Number
Wells Fargo	Master account	***
Wells Fargo	A/P account	***
Wells Fargo	Payroll	***
Deltak Construction Services, Inc.

Bank	Account Description	Account Number
Wells Fargo	A/P account	***
Wells Fargo	Payroll	***

Williams Industrial Services Group, L.L.C.:

Bank	Account Description	Account Number
Bank of America	Escrow Account	***
Bank of America	Concentration Account	***
Bank of America	Disbursement	***
Bank of America	Depository	***
Williams Industrial Services, LLC

Bank	Account Description	Account Number
Bank of America	Disbursement	***

Williams Specialty Services, LLC

Bank	Account Description	Account Number
Bank of America	Disbursement	***
Bank of America	Disbursement	***

Williams Plant Services, LLC

Bank	Account Description	Account Number
Bank of America	Disbursement	***
Bank of America	Disbursement	***

Schedule 5.01(t)(ii)

Braden Power Equipment (Shanghai) Co., Ltd.

Bank	Account Description	Account Number
ICBC	Basic	***
ICBC	Capital	***
ICBC	C/A	***
China Merchants Bank	C/A	***
Bank of Shanghai	Tax	***
Bank of America	Loan	***

Braden Manufacturing S.A. DE C.V.

Bank	Account Description	Account Number
HSBC Pesos	General	***
Bancomer Pesos	General	***
Banorte Pesos	Payroll	***
Banca Afirme	Vendor payments, payroll & taxes	***
Banca Afirme	Vendor payments	***

Braden-Europe B.V.

Bank	Account Description	Account Number
ABN AMRO Bank N.V. (ABNHEERLEN)	General	***
ABN AMRO Bank N.V. (ABNHEERLEN)	General	***

Deltak B.V.

Bank	Account Description	Account Number
ABN AMRO Bank N.V. (ABNHEERLEN)	General	***
ABN AMRO Bank N.V. (ABNHEERLEN)	General	***

*** TEXT OMITTED AND FILED SEPARATELY

CONFIDENTIAL TREATMENT REQUESTED

Schedule 5.01(u)

Current Intellectual Property

Patents

Issued Patents

Grantor	Country	Patent No.	Issue Date	Inventor(s)	Title
Deltak, L.L.C.	US	5131459	7/21/1992	Thompson et al	Heat Exchanger with Movable Tube Assemblies
Deltak, L.L.C.	US	5219150	6/15/1993	Denysenko et al	Fluid Jack for a Heat Exchanger
Deltak, L.L.C.	US	5765510	6/16/1998	Krowech et al	Retractable, Sealed Sootblower for High Pressure, High Temperature Applications
Braden Manufacturing, L.L.C.	US	5669812	9/23/1997	Schockemoehl et al	Exhaust Gas Diffuser Interface
Braden Manufacturing, L.L.C.	US	5715672	2/10/1998	Schockemoehl et al	Exhaust Silencer Panel for Gas Turbine
Braden Manufacturing, L.L.C.	US	5957768	9/28/1999	Schockemoehl et al	Exhaust Gas Interface
Braden Manufacturing, L.L.C.	US	6056084	5/2/2000	Schockemoehl et al	Exhaust Silencer Panel
Braden Manufacturing, L.L.C.	US	6263998	7/24/2001	Schockemoehl et al	Exhaust Silencer Panel

Pending Patent Applications

Grantor	Country	Serial No.	Filing Date	Inventor(s)	Title
Braden Manufacturing, L.L.C.	US	11/475,610	6/27/2006	Gilstrap	Apparatus for Clipping Filter and Coalescer Elements on a Frame

COUNTRY	APPLICATION NO.	FILING DATE	PATENT TITLE
Belgium	9230905/85	10-02-92	Heat Exchanger with Moveable Tube Assemblies
Europe	9230905/85	10-02-92	Heat Exchanger with Moveable Tube Assemblies
France	9230905/85	10-02-92	Heat Exchanger with Moveable Tube Assemblies
Italy	9230905/85	10-02-92	Heat Exchanger with Moveable Tube Assemblies
UK	9230905/85	10-02-92	Heat Exchanger with Moveable Tube Assemblies

Trademarks

Registered Trademarks

Grantor	Country	Trademark	Registration No.	Registration Date
Deltak, L.L.C.	Australia	DELTAK & DESIGN	325720	1/12/1979
Deltak, L.L.C.	Austria	DELTAK	90826	4/4/1979
Deltak, L.L.C.	Austria	DESIGN ONLY (Stylized ‘x’ with vertical line)	90541	2/27/1979
Deltak, L.L.C.	Benelux	DC DELTAK	355509	10/12/1978
Deltak, L.L.C.	Canada	DELTAK & DESIGN	TMA247616	7/4/1980

Deltak, L.L.C.	China	DC & DESIGN	780765	10/7/1995
Deltak, L.L.C.	China	DELTAK	780772	10/7/1995
Deltak, L.L.C.	Columbia	DC & DESIGN	158969	4/26/1994
Deltak, L.L.C.	Denmark	DC DELTAK & DESIGN	36580	1/18/1980
Deltak, L.L.C.	France	DC DELTAK CORPORATION	1529617	12/21/1988
Deltak, L.L.C.	Germany	DC (Stylized)	993153	11/13/1979
Deltak, L.L.C.	Germany	DELTAK & DESIGN	991624	10/11/1979
Deltak, L.L.C.	Ireland	DELTAK	95328	10/12/1978
Deltak, L.L.C.	Italy	DELTAK & DESIGN	869040	07/23/1985
Deltak, L.L.C.	New Zealand	DELTAK & DESIGN	125723	11/3/1978
Deltak, L.L.C.	Norway	DC DELTAK CORPORATION & DESIGN	113235	2/24/1983
Deltak, L.L.C.	Spain	DC DELTAK & DESIGN	889102 M	7/5/1979
Deltak Corporation	Switzerland	DC DELTAK & DESIGN	P296978	10/16/1978
Deltak, L.L.C.	United Kingdom	DELTAK	1102709	02/01/1984
Deltak, L.L.C.	US	DC DELTAK CORPORATION	1026140	12/2/1975
Deltak, L.L.C.	US	DC & Design	1017375	8/5/1975
Deltak, L.L.C.	Vietnam	DELTAK	10011	12/14/1993
Braden Manufacturing, L.L.C.	US	BRADEN & DESIGN	1785232	8/3/1993
Braden Manufacturing, L.L.C.	US	EXCEL	2107670	10/21/1997
Braden Manufacturing, L.L.C.	US	TRICEL	2118311	12/2/1997
Braden Manufacturing, L.L.C.	US	PFS	2186188	9/1/1998
Braden Manufacturing, L.L.C.	US	CLS	2494051	10/2/2001
Braden Manufacturing, L.L.C.	US	BRADENFILTERS	3035321	12/27/2005
Williams Specialty Services, LLC	US	WILLIAMS INSIGHT	2029223	1/7/1997

Braden Manufacturing, L.L.C.	Benelux	BRADEN	531486	2/1/2003
Braden Manufacturing, L.L.C.	Germany	BRADEN	2051884	12/13/1993
Braden Manufacturing, L.L.C.	Finland	BRADEN	135462	12/20/1994
Braden Manufacturing, L.L.C.	Sweden	BRADEN	261649	11/11/1994
Braden Manufacturing, L.L.C.	Norway	BRADEN	162104	4/7/1994
Braden Manufacturing, L.L.C.	Japan	BRADEN & DESIGN	3221412	11/29/1996
Braden Manufacturing, L.L.C.	Singapore	BRADEN & DESIGN	T9300972E	9/4/1992
Braden Manufacturing, L.L.C.	Taiwan	BRADEN & DESIGN	619434	11/1/1993
Braden Manufacturing, L.L.C.	United Kingdom	BRADEN & DESIGN	1526888	9/4/1999
Braden Manufacturing, L.L.C.	Denmark	BRADEN & DESIGN	VR199307445	10/22/1993
Braden Manufacturing, L.L.C.	Egypt	BRADEN & DESIGN	85902	4/2/1997
Braden Manufacturing, L.L.C.	France	BRADEN & DESIGN	93454672	2/10/1993
Braden Manufacturing, L.L.C.	India	BRADEN & DESIGN	591267	2/22/1993
Braden Manufacturing, L.L.C.	Indonesia	BRADEN & DESIGN	541970	7/7/2003
Global Power Equipment Group Inc.	Community Trademark	GLOBAL POWER EQUIPMENT GROUP	3342292	12/17/2007
Braden Manufacturing, L.L.C.	US	BRADEN	3,250,835	6/12/2007
Braden Manufacturing, L.L.C.	US	CFI	3,250,836	6/12/2007

Internet Domain Names

Global Power Equipment Group Inc.

globalpower.com

Braden Manufacturing, L.L.C.

braden.com

Deltak, L.L.C.

deltak.com

Consolidated Fabricators, Inc.

consolidatedfabricators.com

Material Unregistered Trademarks

None.

Pending Trademark Applications

None.

Copyrights

Registered Copyrights

None.

Copyrights Pending Registration Applications

None.

Material Unregistered Copyrights

None.

Schedule 5.01(v)

Existing Material Contracts

Braden Manufacturing, L.L.C. and Braden- Europe B.V.:

Customer Name	Contract Number	Amount ($MM)
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***

Deltak, L.L.C.:
Customer Name	Contract Number	Amount ($MM)
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***

Williams Plant Services, LLC:
Customer Name	Contract Number	Amount ($MM)
***	***	***
***	***	***
***	***	***
***	***	***

Williams Specialty Services, LLC:
Customer Name	Contract Number	Amount ($MM)

Williams Industrial Services, LLC:
Customer Name	Contract Number	Amount ($MM)
***	***	***

*** TEXT OMITTED AND FILED SEPARATELY

CONFIDENTIAL TREATMENT REQUESTED

Schedule 5.01(z)

Existing Commercial Tort Claims

None.

Schedule 8.01

Existing Liens

Entity	Lienholder	Initial Filing Number	Filing Date	Nature of Lien
Deltak, L.L.C.	U.S. Bancorp	21561954	5/28/2002	Equipment

Deltak, L.L.C.	U.S. Bancorp	21666282	6/06/2002	Equipment

Deltak, L.L.C.	U.S. Bancorp	41754565	6/14/2004	Lease

Deltak, L.L.C.	U.S. Bancorp	42496497	9/03/2004	Lease

Deltak, L.L.C.	U.S. Bancorp	51166959	4/15/2005	Lease

Deltak, L.L.C.	U.S. Bancorp	52839133	9/14/2005	Lease

Braden Manufacturing, L.L.C.	Mitel Capital	50831082	3/16/2005	Equipment[2]

Braden Manufacturing, L.L.C.	CIT Bank	52772045	9/07/2005	Equipment

Braden Manufacturing, L.L.C.	CIT Bank	53447290	11/04/2005	Equipment

Braden Manufacturing, L.L.C.	CIT Bank	53887792	12/15/2005	Equipment

Contingent right of set-off of Air Liquide (if any) against a refund to the Borrower or any of its Subsidiaries of VAT taxes paid to the Netherlands prior to the date of, and pursuant to, that certain Conditions of Contract dated December 10, 2004 and Completion Agreement dated December 22, 2006 by Maasvlakte Energie BV and Deltak, L.L.C. .

Customer Liens on Equipment owned by Deltak, L.L.C. and not extending to the assets of a Credit Party other than Deltak, L.L.C. to any Subsidiary of a Credit Party or to any other assets of Deltak, L.L.C.

[2]	To be released in accordance with Schedule 4.03.

Schedule 8.02

Existing Investments

Investor	Investee	Amount (USD)
Global Power Equipment Group Inc.	Braden Power Equipment (Shanghai) Co., Ltd.	200,000
Global Power Equipment Group Inc.	Braden Manufacturing, L.L.C.	14,809,334
Global Power Equipment Group Inc.	Deltak, L.L.C.	29,836,668
Global Power Equipment Group Inc.	Deltak Construction Services, Inc.	231,000
Global Power Equipment Group Inc.	Braden Construction Services, Inc.	804,000
Global Power Equipment Group Inc.	Braden-Europe B.V.	1,741,000
Global Power Equipment Group Inc.	Williams Industrial Services Group, L.L.C.	72,380,000
Braden Manufacturing, L.L.C.	Braden Manufacturing S.A. DE C.V.	6,568,680
Deltak, L.L.C.	Deltak B.V.	66,505
Deltak, L.L.C.	Deltak Israel Ltd.	2,977

These amounts represent cash capital contributions by the Investor in the Investee following the initial acquisition thereof. The amounts permitted above will be permanently reduced by the write-down of any such Investment.

The following L/Cs are outstanding as of the Closing Date:

*** (half of the page omitted)

The “GPEG Indemnity” in favor of Deltak, L.L.C. as defined in the Plan of Reorganization, liability under which shall not exceed $5,000,000.

***TEXT OMITTED AND FILED SEPARATELY

CONFIDENTIAL TREATMENT REQUESTED

Schedule 8.03

Existing Indebtedness

Braden-Europe B.V. Loan Facility with ABN AMRO Bank N.V. (ABNHEERLEN) in the Netherlands, dated February 14, 2005 and amended June 5, 2007.

Balance due:	EURO 2,000,000 - overdraft facility
EURO 8,000,000 - LC facility

Expiration date:	Various

The “GPEG Indemnity” in favor of Deltak, L.L.C. as defined in the Plan of Reorganization, liability under which shall not exceed $5,000,000.

The following synthetic letters of credit (which are backstopped by a Letter of Credit issued under the Agreement)

Bank Ref Expire Date	Beneficiary	Amount (USD)

*** (one and a half of the page omitted)

*** TEXT OMITTED AND FILED SEPARATELY

CONFIDENTIAL TREATMENT REQUESTED

The following performance/surety bonds have been issued as of the Closing Date:

BOND NO.	PRINCIPAL	OBLIGEE	DESCRIPTION	TYPE	BOND AMOUNT	PREMIUM	EFF.	EXP.

*** (Three pages omitted)

*** TEXT OMITTED AND FILED SEPARATELY

CONFIDENTIAL TREATMENT REQUESTED

Schedule 8.15

Sale of Subsidiaries Capital Stock or Securities

The Management Incentive Plan as approved in the Plan of Reorganization.

Schedule 14

Mortgaged Real Property

Owned Real Estate	Mortgages to be Recorded in:
Braden Manufacturing, L.L.C. 17 St. Mark Street Auburn, MA 01501	Worcester County, Massachusetts

Deltak, L.L.C. 13330 12th Avenue North Plymouth, MN 55441	Hennepin County, Minnesota

Schedule C-1

Consolidated EBITDA for certain months prior to November 2007

[See separate Schedule]

Schedule C1

Global Power Equipment Group North America Monthly 2007 P&I. ($ in thousands)	CONFIDENTIAL FOR DISCUSSION PURPOSES ONLY
	Month of
	Jan-07	Feb-07	Mar-07	Apr-07	May-07	Jun-07	Jul-07	Aug-07	Sep-07	Oct-07	Nov-07
Revenue
Heat Recovery Equipment	$2,238	$2,169	$2,404	$3,277	$3,398	$4,486	$4,962	$8,618	$7,235	$9,106	$6,496
Auxiliary Power Equipment	5,618	7,096	6,854	5,988	7,138	8,628	6,657	9,642	6,470	16,817	11,569
Industrial Services	9,835	17,748	20,859	22,145	29,083	18,445	8,713	10,707	13,065	19,012	14,809

Total Revenue	17,691	27,013	30,117	31,410	39,619	31,559	20,332	28,967	26,770	44,935	32,874

Total Gross Profit
Heat Recovery Equipment	1,101	597	601	873	906	1,143	982	1,011	1,628	1,901	1,484
Auxiliary Power Equipment	1,105	823	1,260	1,699	2,091	1,404	1,041	3,257	1,460	4,791	4,029
Industrial Services	1,185	2,298	3,315	3,141	2,472	1,774	1,066	1,309	2,376	2,027	2,181

Total Gross Profit	3,391	3,718	5,176	5,713	5,469	4,321	3,089	5,577	5,464	8,719	7,694

Operating Expense
General & Administrative	3,934	4,381	4,148	3,769	3,764	3,515	9,560	6,047	5,333	5,434	7,054
Selling & Marketing	265	238	349	236	279	305	394	280	166	229	382
Commissions	57	29	36	36	37	33	36	91	74	80	90
Profit Sharing / MIC	—	—	—	—	—	—	—	—	—	—	—
Amortization	147	146	147	147	146	147	147	146	147	147	146
Other (Income) Expense - including LC Fees	1	—	—	(1)	(39)	—	—	(2)	(12)	(4)	(4)

Total Operating Expenses	4,404	4,794	4,680	4,187	4,187	4,000	10,137	6,562	5,708	5,886	7,668

Operating Profit (Loss)	$(1,013)	$(1,076)	$496	$1,526	$1,282	$321	$(7,048)	$(985)	$(244)	$2,833	$26

Restructuring Fees	—	—	—	—	—	—	—	—	—	—	—
Financing Fees	—	—	—	—	—	—	—	—	—	—	—
Discontinued Operations	—	—	—	—	—	—	—	—	—	—	—
Interest Income	—	—	—	—	—	—	—	—	—	—	—
Net Interest Expense	439	295	1,005	1,290	823	1,181	1,559	(189)	854	876	957

Income (Loss) Before Taxes and Minority Interest	(1,452)	(1,371)	(509)	236	459	(860)	(8,607)	(796)	(1,098)	1,957	(931)

Income Tax Provision (benefit)	50	28	47	58	(717)	50	14	52	30	44	57

Income (Loss) Before Minority Interest	(1,502)	(1,399)	(556)	178	1,176	(910)	(8,621)	(848)	(1,128)	1,913	(988)

Minority Interest Income/(Loss)	—	—	—	—	—	—	—	—	—	—	—
Net Income (Loss)	$(1,502)	$(1,399)	$(556)	$178	$1,176	$(910)	$(8,621)	$(848)	$(1,128)	$1,913	$(988)

Add Back:
Income Tax Provision (Benefit)	50	28	47	58	(717)	50	14	52	30	44	57
Depreciation & Amortization Included Above	181	172	266	180	179	178	179	161	134	153	150
Net Interest Included Above	439	295	1,005	1,290	823	1,181	1,559	(189)	854	877	957
Amortization Included Above	147	146	148	147	146	147	147	146	147	147	146

EBITDA	(685)	(758)	910	1,853	1,607	646	(6,722)	(678)	37	3,134	322

Non-cash FX loss (gain)	—	—	—	—	—	—	—	—	—	—	—
Consol Interest - LC fees not included above	—	—	—	—	—	—	—	—	—	—	—
Restructuring Fees	—	—	—	—	—	—	—	—	—	—	—
Empower/Consulting/Bankruptcy professionals	1,645	1,954	1,631	1,563	1,267	1,264	7,021	2,426	3,212	2,797	3,702
Loss (gain) from sale of Global Power Asia Ltd	—	—	—	—	—	—	—	—	—	—	—
Stock Based Compensation	49	49	133	49	49	132	49	49	132	49	49

Adjusted EBITDA	$1,009	$1,245	$2,674	$3,465	$2,923	$2,042	$348	$1,797	$3,381	$5,980	$4,073

Schedule I

Immaterial Foreign Subsidiaries

1.	Williams Specialty Services Limited.

2.	Deltak Israel Ltd.

CREDIT AGREEMENT

Exhibit A

[Form of] Notice of Borrowing

Reference is made to the Credit Agreement, to be dated as of January [—], 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among GLOBAL POWER EQUIPMENT GROUP INC. (the “Borrower”), and the other Credit Parties party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as Lead Arranger, Bookrunner and Administrative Agent, (in such capacity, the “Administrative Agent”), MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent, THE CIT GROUP/BUSINESS CREDIT INC., as Syndication Agent and Revolving Agent and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent. Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.

Pursuant to Section 1.01 (Revolving Loans) and Section 1.02 (Term Loans) of the Credit Agreement, as applicable, the Borrower desires that Lenders make the following Loan to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy], (the “Funding Date”):

Revolving Loans

☐	LIBOR Rate Loans, with a LIBOR Period of Month(s):	$[ , , ]

☐	Alternate Base Rate Loans:	$[ , , ]

Term Loans

☐	LIBOR Rate Loans, with a LIBOR Period of Month(s):	$[ , , ]

☐	Alternate Base Rate Loans:	$[ , , ]

The Borrower hereby certifies that:

(i) as of the Funding Date, the representations and warranties contained in each of the Loan Documents are true and complete in all material respects on and as of such Funding Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and complete in all material respects on and as of such earlier date;

A-1

(ii) as of the Funding Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default; and

(iii) the proceeds of each Loan shall be used only as permitted under the Credit Agreement.

Borrower hereby instruct the Administrative Agent to apply the proceeds of Loans available to the Borrower on the Funding Date to make transfers in the amounts and to the accounts specified in Schedule A hereto and agrees that (i) such Loans will be fully disbursed and borrowed for purposes of the Credit Agreement as of the Funding Date upon the initiation of such transfers by the Administrative Agent (whether or not such transfers are completed or value is received therefor by the Borrower), (ii) such transfers are being made at the instruction and risk of the Borrower and (iii) the provisions of this Notice of Borrowing and Schedule A hereto may be changed only by a written agreement signed by the Borrower and the Administrative Agent.

Pursuant to Section 3.03 of the Credit Agreement, in the event of the failure to borrow any LIBOR Rate Loan on the Funding Date, the Borrower shall compensate each applicable Lender for the loss, cost and expense (excluding in any event any Applicable Margin or other lost profit) attributable to such event.

The Borrower acknowledges that MORGAN STANLEY SENIOR FUNDING, INC., as the Initial Lender, has entered or is entering into agreements to assign Loans pursuant to Section 13.09 of the Credit Agreement in connection with syndication. The list of potential assignees has been provided by the Administrative Agent to the Borrower and is attached as Annex I hereto. The Borrower hereby consents for purposes of Section 13.09 of the Credit Agreement to any assignment in any amount and at any time by MORGAN STANLEY SENIOR FUNDING, INC. to any of the institutions set forth in the definition of Eligible Assignee in the Credit Agreement.

Date: [mm/dd/yy]	GLOBAL POWER EQUIPMENT GROUP INC.

By:
Title:

A-2

CREDIT AGREEMENT

Exhibit B

[Form of] Revolving Note

$[    ,    ,    ]

[mm/dd/yy]	[place]

For value received, GLOBAL POWER EQUIPMENT GROUP INC. a corporation formed under the laws of the State of Delaware (the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of DOLLARS                      ($[    ,    ,    ]), or, if less, the aggregate unpaid amount of all Revolving Loans made to the undersigned under the Credit Agreement (as defined below).

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of January [—], 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, and the other Credit Parties party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as Lead Arranger, Bookrunner and Administrative Agent, (in such capacity, the “Administrative Agent”), MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent, THE CIT GROUP/BUSINESS CREDIT INC., as Syndication Agent and Revolving Agent and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent. Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the payment office identified the Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Acceptance effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Revolving Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

B-1

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in and subject to the terms of the Credit Agreement, incurred in the collection and enforcement of this Note.

IN WITNESS WHEREOF, the Borrower have caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Title:

B-2

CREDIT AGREEMENT

Exhibit C

[Form of] Term Note

$[    ,    ,    ]

[mm/dd/yy]	[place]

For value received, GLOBAL POWER EQUIPMENT GROUP INC. a corporation formed under the laws of the State of Delaware (the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of DOLLARS                      ($[    ,    ,    ]) in the installments referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of January [—], 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, and the other Credit Parties party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as Lead Arranger, Bookrunner and Administrative Agent, (in such capacity, the “Administrative Agent”), MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent, THE CIT GROUP/BUSINESS CREDIT INC., as Syndication Agent and Revolving Agent and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent. Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.

The Borrower shall make scheduled installments of principal payments on this Note as set forth in Section 1.02(e) of the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the payment office identified the Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Acceptance effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Term Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

C-1

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in and subject to the terms of the Credit Agreement, incurred in the collection and enforcement of this Note.

IN WITNESS WHEREOF, the Borrower have caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Title:

C-2

CREDIT AGREEMENT

Exhibit D

[Form of] Letter of Credit Application

Application and Agreement for Irrevocable Standby Letter of Credit

WHEN TRANSMITTING THIS APPLICATION BY FACSIMILE ALL PAGES MUST BE TRANSMITTED.

To: JPMorgan Chase Bank, N.A. and/or its subsidiaries and/or affiliates.                                              Date:

I. Pursuant to the Terms and Conditions contained herein, please issue an IRREVOCABLE STANDBY Letter of Credit (together with any replacements, extensions or modifications, the “Credit”) and transmit it by:

☐ Teletransmission	☐ Courier	☐ Air Mail (Domestic addresses only)

If completing in Microsoft Word, please enter data by ‘clicking’ on the gray boxes.

Applicant/Obligor (Full name and address- jointly and severally if more than one, individually and collectively, “Applicant/Obligor”):

The CIT Group / Business Credit, Inc.

301 South Tryon Street

23rd Floor

Charlotte, North Carolina 28202

[Signature lines are on last page].

Beneficiary (Full name and address):

Account Party (Full name and address of entity to be named in Letter of Credit if different than the above Applicant/Obligor):	Advising Bank-Optional (If blank, Issuer will select its branch or affiliate or correspondent in the domicile of the beneficiary):

Amount: Up to an aggregate amount of If not USD, indicate currency	Expiry Date: Demands/claims must be presented to the counters of the Nominated bank not later than

Complete only if Automatic Extension of the expiry date is required.

Credit to contain Automatic Extension clause with extension period of ☐ one year/☐ other                                     (please specify).

No less than                                         calendar days non-extension notice to the beneficiary.

Automatic Extension final expiration date:                 (the date after which the Credit will no longer be subject to Automatic Extension).

AVAILABLE BY (indicate A, B or C)

☐  A. Beneficiary’s dated statement referencing JPMorgan Chase Bank, N.A. Letter of Credit Number indicating amount of demand/claim and purportedly signed by an authorized person reading as follows (Please state within the quotation marks the wording to appear on the statement to be presented):

      “ (insert appropriate reason for drawing)’’

☐  Demands received by authenticated teletransmission are acceptable in lieu of the beneficiary’s signed and dated statement provided that such authenticated teletransmission contains the beneficiary’s statement as provided for in the Credit.

1

☐    B. See attached sheet(s) for continuation of other documents and/or special instructions, which form an integral part of this Application and such specimen should be approved and signed by the applicant/obligor.

☐    C. Other:

Complete only when the Beneficiary’s bank or Correspondent is to issue its guarantee or undertaking based on the issued Standby Letter of Credit.

We understand and agree that by making this request, we shall remain liable under this Credit until Issuer is fully released in writing by such entity.

☐  Request Beneficiary’s bank to issue and deliver its:

      (Specify type of bid or performance bond, guarantee, undertaking or other)

In favor of:     Name(s)

Attention Party Name

Address

City/State/Zip/Country

Telephone

Fax

For an amount not exceeding that specified above, effective immediately and expiring at their office on

(at least 30 days prior to Expiry Date above) covering (brief description):            .

☐  Multiple drawings prohibited (if blank, multiple drawings will be permitted).

☐  Credit is transferable only in its entirety (Issuer is authorized to include its standard transfer conditions and is authorized to nominate a transferring bank, if applicable).

The Credit, or any Credit issued shall be subject to the International Standby Practices 1998, International Chamber of Commerce Publication 590 (“ISP”) or, ☐ if box is checked, it shall be subject to the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 (“UCP”).

Please include a brief description of the purpose of the Standby Letter of Credit including goods description, pricing, country of origin of the goods, shipment from and shipment to countries, as applicable:

Unless otherwise stated herein, the nominated bank (if any) is authorized to send all documents to you in one airmail or courier service, if available.

2

II: To induce JPMorgan Chase Bank, N.A. and/or any of its domestic or foreign subsidiaries or affiliates (individually and collectively, “Bank”), in its sole discretion, to issue for the account of the Applicant or for the account of the Account Party named in the Application, a standby letter of credit, or other independent undertaking at the request of the undersigned (individually and collectively, “Applicant”; jointly and severally, if more than one), Applicant agrees as to the letter of credit or undertaking (together with any replacements, extensions or modifications, a “Credit”, collectively, “Credits”) as follows.

1. Applications/Instructions. The request to issue a Credit (an “Application”) shall be irrevocable and in such form as Bank shall from time to time require or agree to accept (including any type of electronic form or means of communication). Inquiries, communications and instructions (whether oral, telephonic, written, telegraphic, facsimile, electronic or other) regarding a Credit, each Application and this Agreement are each referred to herein as “Instructions” (and the term “Application” is subsumed within the term “Instruction”). Bank’s records of the content of any Instruction shall be conclusive. Applicant shall be responsible for the final text of a Credit notwithstanding Bank’s recommendation, assistance or drafting or Bank’s use, non-use or refusal to use text submitted by Applicant. Bank may transmit a Credit and any amendment thereto by S.W.I.F.T. message and thereby bind Applicant directly and as indemnitor to the S.W.I.F.T. rules, including rules obligating Applicant or Bank to pay charges.

2. Payment Terms; Obligations Absolute. (a) For each Credit, Applicant shall pay Bank: (i) the amount of each drawing paid by Bank under the Credit on demand, if under a sight draft and at least one Business Day prior to the date when payment is to be made under a time draft (or acceptance relating thereto) or deferred payment obligation; (ii) commissions, fees and charges in respect of the Credit (including, commissions and fees for issuance, transfer, assignment of proceeds, amendments and drawings and of any adviser, confirming institution or entity or other nominated person), at such rates, amounts and times as Bank and Applicant shall mutually agree (or if no agreement, the rate then customarily charged by Bank); (iii) interest on each amount under this Agreement for each day from and including the date such payment is due through the date of payment, on demand, at a rate per annum (calculated on the basis of a 360 day year for the actual number of days elapsed) equal to the lesser of (A) Prime plus 3% and (B) the highest rate permitted by applicable law; (iv) Bank’s charges, costs and expenses (including reasonable internal and outside counsel fees, expenses and charges) incurred in connection with the protection or enforcement of Bank’s rights under this Agreement and any correspondent’s charges, with interest from the date paid or incurred by Bank through the date of payment by Applicant, on demand, at a rate per annum equal to Prime plus 3%; and (v) if as a result of any Regulatory Change, the Bank determines that the cost to the Bank of issuing or maintaining any Credit is increased, or any amount received or receivable by the Bank hereunder is reduced, or the Bank is required to make any payment in connection with any transaction contemplated hereby, then the Applicant shall pay to the Bank on demand such additional amount or amounts as the Bank determines will compensate the Bank for such increased cost, reduction or payment. “Regulatory Change” means any change after the date hereof in United States federal, state or foreign laws or regulations (including Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof. “Business Day” means any day on which commercial banks in New York City, New York are not authorized or required to be closed for business. “Prime” shall mean the rate of interest per annum announced by the Bank from time to time as its Prime Rate; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.

(b) If the amount drawn under any Credit is in non-United States currency (“foreign currency”), Applicant shall pay under paragraph 2(a)(i) above the United States dollar equivalent of the amount computed at Bank’s selling rate, as of the date of Applicant’s payment, for cable transfers of such foreign currency to the place of payment; provided, further, that if, for any reason, Bank has no selling rate for cable transfers of that currency to such place on the payment date, Applicant shall pay Bank an amount in United States currency equivalent to Bank’s actual cost of settlement of its obligation.

(c) All payments shall be made in immediately available funds, free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, withholdings, set-off or other liabilities. Applicant shall pay all withholding, stamp and other taxes or duties imposed by any taxing authority on payment under any Credit and this Agreement and shall indemnify Bank against all liabilities, costs, claims, and expenses resulting from Bank having to pay or from any omission to pay or delay in paying any duty or tax.

(d) Bank may (but shall not be required to), without demand for payment or notice to the Applicant, and in addition to any other right of set-off which Bank may have, (i) debit any account or accounts maintained by Applicant with any office of Bank (now or in the future) and set-off and apply (X) any balance or deposits (general, special, time, demand, provisional, final, matured, unmatured, contingent or absolute) in the account(s) and (Y) any sums due or payable from Bank, to the payment of any and all amounts owed by Applicant to Bank and/or (ii) advance funds to Applicant under any line of credit (committed or uncommitted) made available to Applicant by Bank and apply such funds to said payment obligations.

3

(e) Applicant’s payment obligations under this paragraph 2 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including, without limitation: (i) any lack of validity, enforceability or legal effect of any Credit or this Agreement, or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Credit or other document presented for purposes of drawing under any Credit (“Drawing Document”) that does not comply in whole or in part with the terms of the applicable Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person (or a transferee of such Person) purporting to be a successor or transferee of the beneficiary of such Credit; (iii) Bank or any of its branches or affiliates being the beneficiary of any Credit; (iv) Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Credit even if such Drawing Document claims an amount in excess of the amount available under the Credit; (v) the existence of any claim, set-off, defense or other right that Applicant or any other Person may have at any time against any beneficiary, any assignee of proceeds, Bank or any other Person; (vi) Bank or any correspondent having previously paid against fraudulently signed or presented Drawing Documents (whether or not Applicant reimbursed Bank for such drawing); and (vii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing, that might, but for this paragraph, constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Applicant’s obligations hereunder (whether against Bank, the beneficiary or any other Person); provided, however, that subject to paragraph 4 hereof, the foregoing shall not exculpate Bank from such liability to Applicant as may, be finally, judicially determined in an independent action or proceeding brought by Applicant against Bank following payment of Applicant’s obligations under this Agreement. “Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

3. Amendment; Waiver. Bank shall not be deemed to have amended or modified any term hereof, or waived any of its rights unless Bank consents in writing to such amendment, modification or waiver. No such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs subsequent to such waiver, nor as to any continuance of a breach after such waiver. Bank’s consent to any amendment, waiver, or modification does not mean that Bank shall consent or has consented to any other or subsequent Instruction to amend, modify, or waive a term of this Agreement or any Credit.

4. Indemnification; Limitation of Liability. (a) Applicant shall indemnify and hold harmless Bank, its parent, and correspondents and each of their respective directors, officers, employees and agents (each, including Bank, an “Indemnified Person”) from and against any and all claims, suits, judgments, costs, losses, fines, penalties, damages, liabilities, and expenses, including expert witness fees and legal fees, charges and disbursements of any counsel (including in-house counsel fees and allocated costs) for any Indemnified Person (“Costs”), arising out of, in connection with, or as a result of: (i) any Credit or any pre-advice of its issuance; (ii) any transfer, sale, delivery, surrender, or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with any Credit; (iii) any action or proceeding arising out of or in connection with any Credit or this Agreement (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Credit, or for the wrongful dishonor of or honoring a presentation under any Credit; (iv) any independent undertakings issued by the beneficiary of any Credit; (v) any unauthorized Instruction or error in computer transmission; (vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated; (vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of letter of credit proceeds or holder of an instrument or document; (viii) the fraud, forgery or illegal action of parties other than the Indemnified Person; (ix) the enforcement of this Agreement or any rights or remedies under or in connection with this Agreement or any Credit; (x) the Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; (xi) Bank dishonoring any presentation upon or during the continuance of any Event of Default or for which Applicant is unable or unwilling to make any payment to Bank required under paragraph 2 above; (xii) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of such Indemnified Person; in each case, including that resulting from Bank’s own negligence, provided, however, that such indemnity shall not be available to any Person claiming indemnification under (i) through (xii) above to the extent that such Costs are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Indemnified Person claiming indemnity. If and to the extent that the obligations of Applicant under this paragraph are unenforceable for any reason, Applicant shall make the maximum contribution to the Costs permissible under applicable law.

(b) The liability of Bank (or any other Indemnified Person) under, in connection with and/or arising out of this Agreement or any Credit (or any pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to any direct damages suffered by Applicant that are caused directly by Bank’s gross negligence or willful misconduct in (i) honoring a presentation that does not at least substantially comply with a Credit, (ii) failing to honor a presentation that strictly complies with a Credit or (iii) retaining Drawing Documents presented under a Credit. In no event shall Bank be deemed to have failed to act with due diligence or reasonable care if Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement, including paragraph 4(d) below. Applicant’s aggregate remedies against Bank and any Indemnified Person for wrongfully honoring a presentation under any Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Applicant to Bank in respect of the honored presentation in respect of such Credit under paragraph 2 above, plus interest. Notwithstanding anything to the contrary herein, Bank and the other Indemnified Persons shall not, under any circumstances

4

whatsoever, be liable for any punitive, consequential, indirect or special damages or losses regardless of whether Bank or any Indemnified Person shall have been advised of the possibility thereof or of the form of action in which such damages or losses may be claimed. Applicant shall take action to avoid and mitigate the amount of any damages claimed against Bank or any Indemnified Person, including by enforcing its rights in the underlying transaction. Any claim by Applicant for damages under or in connection with this Agreement or any Credit shall be reduced by an amount equal to the sum of (i) the amount saved by Applicant as a result of the breach or alleged wrongful conduct and (ii) the amount of the loss that would have been avoided had Applicant mitigated damages. If a Credit is to be governed by a law other than that of the State of New York, Bank shall not be liable for any Costs resulting from any act or omission by Bank in accord with the UCP or the ISP, as applicable, and Applicant shall indemnify Bank for all such Costs. “Standard Letter of Credit Practice” means, for Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Bank issued the applicable Credit or for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Credit, as the case may be. Such practices shall be (i) of banks that regularly issue Credits in the particular city and (ii) required or permitted under the UCP or the ISP, as chosen in the applicable Credit. “ISP” means, International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adhered to by Bank on the date such Credit is issued. “UCP” means, Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adhered to by Bank on the date such Credit is issued.

(c) Without limiting any other provision of this Agreement, Bank and each other Indemnified Person (if applicable), shall not be responsible to Applicant for, and Bank’s rights and remedies against Applicant and Applicant’s obligation to reimburse the Bank shall not be impaired by: (i) honor of a presentation under any Credit which on its face substantially complies with the terms of such Credit; (ii) honor of a presentation of any Drawing Documents which appear on their face to have been signed, presented or issued (X) by any purported successor or transferee of any beneficiary or other party required to sign, present or issue the Drawing Documents or (Y) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under a Credit, even if nonnegotiable or not in the form of a draft, and may disregard any requirement that such draft, demand or request bear any or adequate reference to the Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness, or legal effect of any presentation under any Credit or of any Drawing Documents; (v) disregard of any non-documentary conditions stated in any Credit; (vi) acting upon any Instruction which it, in Good Faith, believes to have been given by a Person or entity authorized to give such Instruction; (vii) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation; (viii) any delay in giving or failing to give any notice; (ix) any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated Person or any other Person; (x) any breach of contract between the beneficiary and Applicant or any of the parties to the underlying transaction; (xi) assertion or waiver of any provision of the UCP or ISP which primarily benefits an issuer of a letter of credit, including, any requirement that any Drawing Document be presented to it at a particular hour or place; (xii) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under the Standard Letter of Credit Practice applicable to it; (xiii) dishonor of any presentation upon or during any Event of Default or for which Applicant is unable or unwilling to reimburse or indemnify Bank (provided that Applicant acknowledges that if Bank shall later be required to honor the presentation, Applicant shall be liable therefore in accordance with paragraph 2 hereof); and (xiv) acting or failing to act as required or permitted under Standard Letter of Credit Practice (or in the case of other independent undertakings or guarantees, the UN Convention) applicable to where it has issued, confirmed, advised or negotiated such Credit, as the case may be. “Good Faith” means honesty in fact in the conduct of the transaction concerned. “UN Convention” means the United Nations Convention on Independent Guarantees and Standby Letters of Credit.

(d) Applicant shall notify Bank of (i) any noncompliance with any Instruction, any other irregularity with respect to the text of any Credit or any amendment thereto or any claim of an unauthorized, fraudulent or otherwise improper Instruction, within one (1) Business Day of Applicant’s receipt of a copy of such Credit or amendment and (ii) any objection Applicant may have to Bank’s honor or dishonor of any presentation under any Credit or any other action or inaction taken or proposed to be taken by Bank under or in connection with this Agreement or any Credit, within three (3) Business Days after Applicant receives notice of the objectionable action or inaction. The failure to so notify the Bank within said times shall discharge Bank from any loss or liability that Bank could have avoided or mitigated had it received such notice, to the extent that Bank could be held liable for damages hereunder; provided, that, if Applicant shall not provide such notice to Bank within three (3) Business Days of the date of receipt in the case of clause (i) or ten (10) Business Days from the date of receipt in the case of clause (ii), Bank shall have no liability whatsoever for such noncompliance, irregularity, action or inaction and Applicant shall be precluded from raising such noncompliance, irregularity or objection as a defense or claim against Bank. Applicant’s acceptance or retention of a Drawing Document presented under or in connection with any Credit (whether or not the document is genuine) or of any Released Merchandise shall ratify Bank’s honor of the presentation and preclude Applicant from raising a defense, set-off or claim with respect to Bank’s honor of such Credit. Bank shall not be required to seek any waiver of discrepancies from Applicant or to grant any waiver of discrepancies which Applicant approves or requests. “Released Merchandise” means all Property referred to in or relating to the applicable Credit, released (including pursuant to a forwarders cargo receipt or by any other means whatsoever) or consigned to Applicant or any Person designated by Applicant in connection with such Credit. “Property” means all property of any kind whatsoever (now existing or hereafter acquired)

5

including, without limitation, any and all right, title and interest of Applicant in any goods, equipment, inventory, money, documents, letters of credit, warehouse receipts, instruments, securities, security entitlements, financial assets, investment property, precious and base metals, chattel paper, electronic chattel paper, accounts, commercial tort claims, deposit accounts, general intangibles (including any claims for breach of contract, breach of warranty claims and any insurance policies and proceeds), letter of credit rights, choses in action and the proceeds of any and all thereof (including any and all of the aforesaid referred to in any Credit or the Drawing Documents relating thereto).

(e) Applicant will (i) comply with all foreign and domestic laws, rules and regulations (including the USA Patriot Act, foreign exchange control regulations, foreign asset control regulations and other trade-related regulations) now or hereafter applicable to each Credit, the transactions underlying such Credit or Applicant’s execution, delivery and performance of this Agreement, (ii) cause all Released Merchandise to be insured against theft, fire and such other risks usually insured against in connection with the underlying transaction; (iii) permit Bank (or its representatives) to inspect and audit any Property and Applicant’s books and records with respect thereto upon reasonable notice; and (iv) to the extent not provided to Bank under other agreements, upon request, furnish Bank with Applicant’s most recent year-end, quarterly and monthly (if any), financial statements (as audited) and such other information as Bank shall reasonably request regarding the financial condition, business or operations of Applicant. Further, the undersigned acknowledges and agrees to provide the Bank additional information, records, and documentation as requested by Bank, pursuant to the Bank’s programs enacted to comply with Section 326 of the USA Patriot Act, the applicable regulations promulgated thereunder, and the Bank’s Customer Identification Program and authorizes Bank to verify information as per the USA Patriot Act Regulation.

(f) Applicant acknowledges that this Agreement and each Credit is entered into (or will be entered into) for commercial purposes. To the extent that Applicant may now or hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any Credit, to claim for itself or its revenues or properties any immunity from the jurisdiction of any court or from legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the extent that in any such jurisdiction there may be attributed to the Applicant any such immunity (whether or not claimed), Applicant hereby irrevocably agrees not to claim, and hereby waives, such immunity in respect of its obligations under this Agreement or any Credit.

5. Representations and Warranties. Applicant hereby represents and warrants as of the date of this Agreement (and with each Instruction for the issuance of a Credit represents and warrants as of the date of the Instruction) that: (a) it has all necessary power and authority to enter into and perform this Agreement; (b) it has obtained all authorizations, consents and approvals required for it to enter into and perform this Agreement in accordance with its terms; (c) this Agreement constitutes the legal, valid and binding obligation of Applicant, enforceable against it in accordance with its terms; (d) the execution, delivery and performance of this Agreement by Applicant does not and will not contravene (i) its charter, by-laws or other organizational documents, (ii) any order or writ binding on or affecting Applicant or its properties, or (iii) any agreement or arrangement to which Applicant is a party or by which it or its properties may otherwise be bound, the contravention of which agreement or arrangement would have a material adverse effect on Applicant; (e) the financial statements most recently furnished to Bank by Applicant fairly present the financial condition of Applicant in accordance with generally accepted accounting principles, and there has been no material adverse change in Applicant’s business, condition (financial or otherwise) or results of operation since the date of Applicant’s most recent annual financial statements; (f) no information now or hereafter furnished by Applicant to Bank in connection with this Agreement or any Credit is or shall be materially false or misleading when furnished; (g) there is no pending or threatened action which may materially adversely affect its financial condition or business or which purports to affect the validity or enforceability of this Agreement, any Credit or any transaction related to any Credit; and (h) Applicant is acting for itself and for no other Person or entity in requesting issuance of each Credit.

6. Pledge and Assignment of Security. (a) As security for the payment and performance of all obligations and liabilities of Applicant to Bank in respect of any and all Credits issued hereunder (if any) and under this Agreement, whether matured or unmatured, absolute or contingent, now existing or hereafter incurred (“Obligations”), Applicant hereby grants to Bank a continuing lien and security interest in, and pledges and assigns to Bank all of Applicant’s present and future right, title and interest in, to and under all of the following property (whether now existing or hereafter created or acquired): (i) the balance of all deposit accounts and all securities accounts with any office of Bank wherever located, (“Deposit Accounts” and “Securities Accounts”, as the case may be), and any other claims of Applicant against Bank; (ii) all Property which has been or at any time shall be delivered to or otherwise come into the possession, custody or control of any office of Bank or any correspondent (which shall be deemed a collateral agent or a bailee of Bank for the purpose of perfecting a security interest in the Property) for any purpose, whether or not for the express purpose of being used by any such entity as collateral security or for safekeeping, custody, pledge, transmission or otherwise; (iii) all Property received or receivable by Bank or its correspondents under or in connection with each Credit; (iv) all Property received or receivable by Applicant in connection with the transaction underlying each Credit; (v) all present and future claims and rights of Applicant against any beneficiary of any Credit arising in connection with such Credit or the transaction underlying such Credit; and (vi) all products and proceeds of the foregoing (collectively, the “Collateral”).

6

(b) Applicant shall hold all payments of the Obligations and all proceeds of Collateral in trust for Bank. Bank shall be deemed to have possession, custody or control of all Collateral actually in transit to or set apart for it (or any of its agents, correspondents or others acting in its behalf), it being understood that the receipt at any time by Applicant (or any of its agents, correspondents, or others acting in its behalf), of Collateral of whatever nature, including cash, shall not be deemed a waiver of any of Bank’s rights or powers.

(c) If at any time there shall occur and be continuing (i) any Event of Default, (ii) any material adverse change in the condition (financial or otherwise), business, operations or prospects of Applicant or any Person that has guaranteed or provided credit support for all or part of the Obligations (“Guarantor”), (iii) any action for a temporary restraining order, preliminary or permanent injunction, beneficiary wrongful dishonor action or the issuance or commencement of any similar order, action or event in connection with any Credit or any Drawing Document or this Agreement, which order, action or event may apply, directly or indirectly, to Bank or which otherwise threatens to extend or increase Bank’s contingent liability beyond the time, amount or other limit provided in such Credit or this Agreement; or (iv) any other event or condition which provides a basis for Bank in good faith to deem itself insecure, then, Applicant shall, upon Bank’s demand, deliver to Bank, as additional security for the Obligations, cash in an amount required by Bank.

(d) Bank is authorized to file financing statements, naming Applicant as debtor and Bank as secured party, with respect to any or all of the Collateral hereunder. Bank is authorized to take any action necessary to protect its rights in the Collateral. Applicant will, at its own expense upon request by Bank from time to time, sign any other instrument or document (including any security agreement, or control agreement) and take any other action Bank may reasonably deem necessary or desirable to preserve, perfect, protect or maintain the Collateral and the priority of Bank’s security interest therein and to realize upon Bank’s rights and remedies as a secured party. For the avoidance of doubt and not in limitation of the rights of Bank under Sections 9-104(a)(1), 9-106(a) and 8-106(e) of the Code as adopted by the State of New York, Applicant and Bank (acting as a bank with respect to all Deposit Accounts and as a securities intermediary with respect to all Securities Accounts) agree that Bank may direct disposition of the funds in any Deposit Account and may issue and follow its own entitlement orders with respect to any Securities Account, in either case without the consent of Applicant.

(e) To the extent Bank honors a presentation for which Bank remains unpaid, Bank may assert rights of Applicant and Applicant shall cooperate with Bank in its assertion of Applicant’s rights against the beneficiary, the beneficiary’s rights against Applicant and any other rights that Bank may have by subordination, subrogation, reimbursement, indemnity or assignment.

(f) If Bank shall agree to honor (accept) Drawing Documents under a Credit on a time draft or deferred payment basis, Applicant shall not take possession of the Drawing Documents or the underlying Property except for the purpose of loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with such Property in a manner preliminary to its sale or exchange. An Instruction to release any such Drawing Document or Property shall be deemed a representation by Applicant to Bank that Applicant seeks such release for one of said purposes. In each such case, Applicant immediately shall apply the sale proceeds of such Property to the Obligations relating to the applicable Credit.

7. Events of Default; Obligations Due; Remedies. (a) Each of the following shall be an “Event of Default” under this Agreement: (i) Applicant shall fail to pay any sum payable upon or in respect of any of the Obligations when due; (ii) Applicant shall fail to perform any agreement contained herein; (iii) Applicant or any Guarantor shall fail to pay any taxes when due and such taxes shall not be contested in good faith or the amount thereof reserved for in accordance with GAAP; (iv) there shall be commenced against Applicant or any Guarantor any proceeding for enforcement of a money judgment, which proceeding shall not have been stayed within ten (10) Business Days; (v) any statement made, or any information, report or Instruction furnished by or for Applicant to Bank contains any misstatement of a material fact or omits to state a material fact or any fact necessary to make any statement contained therein not materially misleading; (vi) the dissolution, termination or, if an individual, death of Applicant or a Guarantor; (vii) any indebtedness, obligation and/or liability of Applicant or a Guarantor to any Person, including but not limited to Bank, shall not be paid or performed when due or any event or condition shall occur that shall result in any indebtedness, obligation or liability becoming due prior to its scheduled maturity or settlement date or permits (with or without the giving of notice, the lapse of time or both) the holder of such indebtedness or obligee to cause such indebtedness, obligation or liability to become due, or to require the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity or settlement date; (viii) any Person shall contest the validity or enforceability of any guaranty supporting the Obligations; (ix) Applicant or any Guarantor shall become insolvent (however such insolvency may be evidenced or defined) or generally not be able to pay its debts as they become due, shall make a general assignment for the benefit of creditors, or shall suspend the transaction of its usual business or be expelled or suspended from any exchange, or if an application is made by any judgment creditor of Applicant or a Guarantor for any order directing Bank to pay over money or to deliver other property, or a petition in bankruptcy shall be filed by or against Applicant or a Guarantor or any proceeding shall be instituted by or against Applicant or a Guarantor for any relief under any bankruptcy or insolvency laws or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extensions or if any governmental authority or any court at the instance of any governmental authority shall take possession of any substantial part of the property of Applicant or any Guarantor or shall assume control over the affairs or operations of Applicant or any Guarantor, or if a receiver or

7

custodian shall be appointed for, or a writ or order of attachment or garnishment shall be issued or made against, any of the property or assets of Applicant or a Guarantor or Applicant or a Guarantor shall indicate that any of the foregoing has occurred or will occur; or (x) there shall occur in one or a series of transactions (A) the sale or transfer of, or the creation or assertion of a lien over, a substantial portion of the assets of Applicant or of any Guarantor, (B) any transaction or event which results in the reduction in shareholder’s equity (or partnership capital, net worth or similar equivalent term) of the Applicant or any Guarantor of 50% or more (measured against such equity as of the date hereof), (C) an acquisition, directly or indirectly, of the power to direct or cause the direction of the management or policies of Applicant (or any Guarantor), whether by means of contract, voting power or otherwise, or (D) the merger or consolidation of Applicant or any Guarantor.

(b) Upon an Event of Default, all of the Obligations shall be immediately due and payable without notice or demand (whether or not a drawing or claim had in fact been made or paid) and Bank may, in addition to all other rights and remedies it may have at law or in equity, (i) exercise any remedies of a secured party under applicable law, including under the Code, (ii) charge, debit and/or set-off against any general or special account of Applicant maintained at any office of Bank (whether matured or unmatured) for the amount of the Obligations, (iii) amend or terminate, or transfer drawing rights or cure one or more discrepancies under, any Credit, and/or (iv) make payment in satisfaction of the Obligations or hold all amounts, proceeds and Collateral as security for each Credit. Upon an Event of Default, Applicant shall assemble all Collateral and make it available to Bank at a place designated by Bank which is reasonably convenient to Bank and Applicant, and Bank shall be authorized to liquidate or sell immediately, without demand for payment, advertisement or notice to Applicant, all of which are hereby expressly waived (except such notice as is required by applicable law and cannot be waived, in which event such notice shall be deemed proper if mailed at least five Business Days before disposition or other action) any and all Collateral (whether received pursuant to paragraph 6(c) hereof or otherwise) at private sale or at public auction or at brokers’ board or upon any exchange or otherwise, at Bank’s option, in such parcels and at such time and at such place and at such price and upon such terms and conditions as Bank may deem proper, and to apply the net proceeds of such sale or sales, together with any balance of deposits and any sums credited by or due from Bank to Applicant in general account or otherwise, to the payment of any and all of the Obligations, all without prejudice to the rights of Bank against Applicant with respect to any and all amounts which may be or remain unpaid and if any such sale be at broker’s board or public auction or upon any exchange Bank may itself be a purchaser at such sale, free from any right of redemption, which Applicant hereby expressly waives and releases.

8. Continuing Rights and Obligations. Bank’s rights and liens hereunder shall continue unimpaired, and Applicant shall be and remain obligated in accordance with the terms and provisions hereof, notwithstanding the release and/or substitution of any Property which may be held as security hereunder at any time, or of any rights or interest therein. Applicant waives any defense whatsoever which might constitute a defense available to, or discharge of, a surety or a guarantor. If more than one Person signs this Agreement or an Application hereunder, each of them shall be jointly and severally liable hereunder and thereunder and all the terms and provisions regarding liabilities, obligations and Property of such Persons shall apply to any liabilities, obligations and Property of any and all of them.

9. Electronic Transmissions. Bank is authorized to accept and process any Application and any amendments, transfers, assignments of proceeds, Instructions, consents, waivers and all documents relating to the Credit or the Application which are sent to Bank by electronic transmission, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Applicant. Bank may, but shall not be obligated to, require authentication of such electronic transmission or that Bank receives original documents prior to acting on such electronic transmission. If it is a condition of the Credit that payment may be made upon receipt by Bank of an electronic transmission advising negotiation, Applicant hereby agrees to reimburse Bank on demand for the amount indicated in such electronic transmission advice, and further agrees to hold Bank harmless if the documents fail to arrive, or if, upon the arrival of the documents, Bank should determine that the documents do not comply with the terms and conditions of the Credit.

10. Jurisdiction; Waiver of Jury Trial. (a) Applicant submits to the nonexclusive jurisdiction of any state or federal court located in the Borough of Manhattan, City of New York, State of New York, for itself and its Property and agrees that any such court shall be a proper forum for any action or suit brought by Bank. Service of process in any legal action or proceeding arising out of or in connection with this Agreement, any Instruction or any Credit may be made upon Applicant by mailing a copy of the summons to Applicant either at the address set forth in the applicable Application or at Applicant’s last address appearing in Bank’s records. In addition, if Applicant is organized or incorporated in a jurisdiction outside the United States of America, Applicant designates the CT Corporation located at 111 8th Avenue, New York, New York 10011 as the true and lawful agent and attorney-in-fact of Applicant for receipt of the summons, writs and notices in connection with any such action or suit.

(b) No legal action or proceeding arising out of or in connection with this Agreement, any Instruction or any Credit may be brought by Applicant against Bank (i) except in a state or federal court located in the Borough of Manhattan, City of New York, State of New York and (ii) unless commenced within one (1) year after (X) the expiration date of the applicable Credit or (Y) the alleged breach shall have purportedly occurred, whichever is earlier.

8

(c) APPLICANT WAIVES (I) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING IN WHICH BANK AND APPLICANT ARE PARTIES (WHETHER OR NOT THE ONLY PARTIES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUCTION OR ANY CREDIT AND (II) THE RIGHT TO INTERPOSE ANY CLAIM, SETOFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION.

11. Applicable Law; Severability. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws. The UCP and the ISP are incorporated by reference into this Agreement and are evidence of Standard Letter of Credit Practice with respect to matters covered therein provided, however, that to the extent permitted by applicable law, this Agreement shall prevail in case of a conflict between this Agreement, the Uniform Commercial Code (the “Code”), and/or Standard Letter of Credit Practice and the UCP shall prevail in case of conflict between the UCP and the Code or other Standard Letter of Credit Practice if the Credit is a standby Credit governed by the UCP, and the ISP shall prevail in case of a conflict between the ISP and the Code and other Standard Letter of Credit Practice if the Credit is a standby Credit governed by the ISP. Any provisions of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, Applicant hereby waives any provision of law, which prohibits or renders unenforceable any provision of this Agreement.

12. No Third Party Benefits; Successor; Assignment; Integration; Delivery by Facsimile; Notices. This Agreement shall be binding upon and inure to the benefit of Bank and Applicant and their respective successors and permitted assigns. This Agreement shall not confer any right or benefit upon any Person other than the parties to this Agreement, the Indemnified Persons and their respective successors and permitted assigns. Bank may assign or sell participations in all or any part of any Credit or this Agreement to another entity and Bank may disseminate credit information relating to the Applicant in connection with any proposed participation. Applicant may not assign this Agreement without the prior written consent of Bank. This Agreement may be signed and delivered by facsimile transmission. Notices to Bank shall be sent to the address of Bank as set forth on the Credit and shall be delivered by hand, overnight courier or certified mail, return receipt requested. Notices to Applicant shall be sent to the address set forth below the signature line hereto. THIS AGREEMENT CONSTITUTES THE ENTIRE CONTRACT AND FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

13. Continuing Agreement. This Agreement is a continuing agreement and may not be terminated by Applicant except upon (i) thirty (30) days’ prior written notice of such termination by Applicant to Bank at the address of Bank set forth on the most recent Credit issued hereunder, (ii) payment of all Obligations and (iii) the expiration or cancellation of all Credits issued hereunder. Notwithstanding the foregoing sentence, if a Credit is issued in favor of a sovereign or commercial entity, which is to issue a guarantee or undertaking on Applicant’s behalf in connection therewith, or is issued as support for such a guarantee, the Applicant shall remain liable with respect to such Credit until Bank is fully released in writing by such entity.

14. Limitation of Interest and Other Charges. Applicant and Bank intend to conform strictly to the applicable usury laws, if any, now or hereafter in force with respect to this Agreement. To such end: the aggregate of all interest and other charges constituting interest under such applicable usury laws and contracted for, chargeable or receivable under this Agreement shall never exceed the maximum amount of interest, nor produce a rate in excess of the maximum contract rate of interest, that Bank is authorized to charge Applicant under such applicable usury laws.

15. MISCELLANEOUS.

Installments. If the Credit is issued subject to UCP 500 or 600, unless otherwise agreed, in the event that any installment of the Credit is not drawn within the period allowed for that installment, the Credit may continue to be available for any subsequent installments in the sole discretion of the Bank, notwithstanding Article 41 of UCP 500 or Article 32 of UCP 600.

Auto Extend Notice. If the Credit provides for automatic extension without amendment, Applicant agrees that it will notify Bank in writing at least sixty (60) days prior to the last day specified in the Credit by which Bank must give notice of nonextension as to whether or not it wishes the Credit to be extended. Any decision to extend or not extend the Credit shall be in Bank’s sole discretion and judgment. Applicant hereby acknowledges that in the event Bank notifies the beneficiary of the Credit that it has elected not to extend the Credit and the beneficiary draws on the Credit after receiving the notice of non-extension, Applicant acknowledges and agrees that Applicant shall have no claim or cause of action against Bank or defense against payment under the agreement for Bank’s discretionary decision to extend or not extend the Credit.

Pending Expiry Notice. If a Credit’s terms and conditions provide that Bank give beneficiary a notice of pending expiration, Applicant agrees that it will notify Bank in writing at least sixty (60) days prior to the last day specified in the Credit by which Bank must give such notice of the pending expiration date. In the event Applicant fails to so notify Bank and the Credit is extended, Applicant’s Obligations under this Agreement shall continue in effect and be binding on Applicant with regard to the Credit as so extended.

9

THE UNDERSIGNED HEREBY AGREES TO ALL THE TERMS AND CONDITIONS SET FORTH HEREIN, ALL OF WHICH HAVE BEEN READ AND UNDERSTOOD BY THE UNDERSIGNED.

(Applicant/Obligor)

(Authorized Signature/Title)

(Phone)

(Fax)

(Date)

Without limiting the terms above, you are authorized to debit our account no.

with JPMorgan Chase Bank, N.A. for the amount of each drawing and/or your commissions and charges.

THE FOLLOWING IS TO BE EXECUTED IF THE CREDIT IS TO BE ISSUED FOR THE ACCOUNT OF A PERSON OTHER THAN THE PERSON SIGNING ABOVE:

AUTHORIZATION AND AGREEMENT OF ADDITIONAL PARTY NAMED AS ACCOUNT PARTY

To: THE ISSUER OF THE CREDIT

We join in the above Agreement, naming us as Account Party, for the issuance of the Credit and, in consideration thereof, we irrevocably agree (i) that the above Applicant has sole right to give instructions and make agreements with respect to this Application, the Agreement, the Credit and the disposition of documents, and we have no right or claim against you, any of your affiliates or subsidiaries, or any correspondent in respect of any matter arising in connection with any of the foregoing and (ii) to be bound by the Agreement and all obligations of the Applicant thereunder as if we were a party thereto. The Applicant is authorized to assign or transfer to you all or any part of any security held by the Applicant for our obligations arising in connection with this transaction and, upon any such assignment or transfer, you shall be vested with all powers and rights in respect of the security transferred or assigned to you and you may enforce your rights under this Agreement against us or our Property in accordance with the terms hereof.

(Account Party)

(Authorized Signature/Title)

(Phone)

(Fax)

(Date)

10

CREDIT AGREEMENT

Exhibit E

[Form of] Notice of Conversion/Continuation

Reference is made to the Credit Agreement, dated as of January [—], 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement), by and among GLOBAL POWER EQUIPMENT GROUP INC. (the “Borrower”), and the other Credit Parties party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as Lead Arranger, Bookrunner and Administrative Agent, (in such capacity, the “Administrative Agent”), MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent, THE CIT GROUP/BUSINESS CREDIT INC., as Syndication Agent and Revolving Agent and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent. Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.

Pursuant to Section 3.02 of the Credit Agreement, the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

Revolving Loans

$[ , , ]	LIBOR Rate Loans to be continued with LIBOR Period of month(s)

$[ , , ]	Alternate Base Rate Loans to be converted to LIBOR Rate Loans with LIBOR Period of month(s)

$[ , , ]	LIBOR Rate Loans to be converted to Alternate Base Rate Loans

Term Loans

$[ , , ]	LIBOR Rate Loans to be continued with LIBOR Period of month(s)

$[ , , ]	Alternate Base Rate Loans to be converted to LIBOR Rate Loans with LIBOR Period of month(s)

$[ , , ]	LIBOR Rate Loans to be converted to Alternate Base Rate Loans

Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing that would constitute an Event of Default or a Default.

E-1

Date: [mm/dd/yy]	GLOBAL POWER EQUIPMENT GROUP INC.

By:
Title:

E-2

CREDIT AGREEMENT

Exhibit F-1

[Form of] Opinion of Counsel to the Borrower

January     , 2008

To:	The Administrative Agent and the Lenders each as defined in that certain Credit Agreement, dated as of January 22, 2008, among Global Power Equipment Group Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Company, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Syndication Agent, Morgan Stanley & Co. Incorporated, as Collateral Agent, The CIT Group/Business Credit Inc. as Revolving Agent and General Electric Capital Corporation as Documentation Agent (the “Credit Agreement”) and each of their respective successors, assigns and transferees.

Ladies and Gentlemen:

We have acted as special New York counsel to each of the Company, Deltak, L.L.C., a Delaware limited liability company (“Deltak”), Braden Manufacturing, L.L.C., a Delaware limited liability company (“Braden”), Global Power Professional Services, L.L.C., a Delaware limited liability company (“Professional Services”), Williams Industrial Services Group, L.L.C., a Delaware limited liability company (“Williams”), Braden Construction Services, Inc., a Delaware corporation (“Braden Construction” and, together with the Company, Deltak, Braden, Professional Services and Williams, the “Delaware Opinion Parties”), and Deltak Construction Services, Inc., a Wisconsin corporation (“Deltak Construction”), Williams Specialty Services, LLC, a Georgia limited liability company (“Specialty”), Williams Plant Services, LLC, a Georgia limited liability company (“Plant”), WSServices, LP, a California limited partnership (“WS”), Williams Industrial Services, LLC, a Georgia limited liability company (“WIS”, and, together with Deltak Construction, Specialty, Plant, WS and the Delaware Opinion Parties, the “Opinion Parties” and each an “Opinion Party”) in connection with the Credit Agreement. This opinion is furnished to you pursuant to Section 4.01(j)(i) of the Credit Agreement. Capitalized terms used in this opinion that are defined in the Credit Agreement are used herein as defined therein (but without regard to any amendment of any document entered into after the date hereof). References to the “New York UCC” are to the Uniform Commercial Code in effect on the date hereof in the State of New York, references to the “Delaware UCC” are to the Uniform Commercial Code in effect on the date hereof in the State of Delaware, and the New York UCC and Delaware UCC are collectively referred to as the “UCC”.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each document listed on Schedule A hereto (collectively, the “Documents” and, each a “Document”) and such other agreements, documents, certificates and other statements of government officials, authorized representatives of the Opinion Parties and such other documents and papers as we have deemed necessary as a basis for such opinion. For the purposes hereof, the documents listed in items 2 and 5 through 9 on Schedule A are referred to as the “Collateral Documents”, and the Documents listed in items 1 and 2 and 5 through 9 inclusive on Schedule A are collectively referred to as the “New York Documents”.

We have assumed the genuineness of all signatures, the authority of persons (other than the Delaware Opinion Parties) signing the Documents on behalf of the parties thereto, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed, for purposes of the opinions expressed herein, that (a) each party (other than the Delaware Opinion Parties) to each Document has the power and authority to enter into and perform its obligations under each Document, (b) each Document has been duly authorized, executed and delivered by each party (other than the Delaware Opinion Parties) to such Document, (c) in so far as may be necessary to establish mutuality of obligation, each Document constitutes the valid and binding obligation of each party (other than, in the case of the New York Documents, the Opinion Parties) thereto, enforceable against such party in accordance with its terms, (d) the execution, delivery and performance of the Documents by the parties thereto does not violate any laws or any agreement by which any party to such Documents is bound (except that this assumption is not made with respect to the Opinion Parties as to the Applicable Laws (as defined below)), and (e) there are no other arrangements between any of the parties to the Documents that modify or supersede any of the terms of the Documents (other than the letter agreement entered into between the Company and General Electric Capital Corporation as of the Closing Date).

We have also assumed that the construction and interpretation of the terms of, and the enforceability of, each such limited liability company agreement under Delaware contract law is the same as it would be under New York law in all respects material to legal conclusions expressed herein.

Based upon the foregoing, and subject to the conditions, assumptions and qualifications set forth herein, we are of the opinion that:

1. Each of the Delaware Opinion Parties is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the State of Delaware and has the requisite power to perform its obligations under each Document to which it is a party.

2. The execution, delivery and performance by each Delaware Opinion Party of the Documents to which it is party, and the granting of the security interest provided for in the Collateral Documents to which it is a party, have been duly authorized and approved by all necessary corporate or limited liability company, as applicable, action on the part of such Delaware Opinion Party, and the Documents have been duly executed and delivered by each such Delaware Opinion Party.

3. None of the execution, delivery or performance by any of the Opinion Parties of the Documents to which such Opinion Party is party, nor the granting of the security interest provided for in the Collateral Documents to which such Opinion Party is a party, contravenes any provision of (x) any New York State or Federal law, statute, rule or regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System) which in our experience are normally applicable to transactions of the type contemplated by the Documents or (y) in the case of the Delaware Opinion Parties only, the Delaware General Corporation Law (the “DGCL”) or the Delaware Limited Liability Company Act (the “DLLCA”), as applicable, (collectively, the laws referred to in clauses (x) and (y) above, the “Applicable Laws”).

4. The execution, delivery and performance by each Delaware Opinion Party of the Documents to which such Delaware Opinion Party is a party, and the granting of the security interest provided for in the Collateral Documents to which such Delaware Opinion Party is a party, does not and will not violate any provision of the certificate of incorporation, articles of organization, by-laws, certificate of formation or limited liability company agreement, as applicable, of such Delaware Opinion Party.

5. No order, consent, approval, license, authorization or validation of or filing, recording or registration with, or exemption by, any New York, Delaware or Federal governmental or public body or authority under any Applicable Law, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Opinion Party of any Document or the granting of any security interest provided for in the Collateral Documents to which it is a party or (ii) the legality, validity, binding effect or enforceability against any Opinion Party of any such Document, except as have been obtained or made on or prior to the date hereof and for such filings as may be required for the perfection of security interests granted pursuant to the Collateral Documents.

6. Each New York Document is the valid and binding obligation of each Opinion Party party thereto, enforceable against such Opinion Party in accordance with its respective terms.

7. Each of the Collateral Documents creates a valid security interest in favor of the Collateral Agent for the benefit of the Secured Parties, in that portion of the collateral described in such Collateral Document which is subject to Article 9 of the New York UCC (“Article 9 Collateral”), as security, to the extent set forth in such Collateral Document, for the payment and performance of the Obligations described in the Credit Agreement.

8. To the extent any of the Article 9 Collateral constitutes “certificated securities” (as defined in Article 8 of the New York UCC or the Delaware UCC) or “instruments” (as defined in Article 9 of the New York UCC or the Delaware UCC), the Agent

will have a perfected security interest in such certificated securities or instruments under the New York UCC, in favor of the Agent for the benefit of the Secured Parties upon delivery in the State of New York to the Agent (and for so long as such certificated securities or instruments are held in the State of New York by the Agent), for the benefit of the Secured Parties, of the certificates representing such certificated securities or instruments, in each case endorsed by an effective endorsement or accompanied by undated stock powers duly endorsed in blank. The portion of the Collateral consisting of limited liability interests in an Opinion Party are “general intangibles” as defined in the Delaware UCC and may be perfected by the filing of a financing statement in Delaware so long as the member that owns such interest is organized in Delaware.

9. We have reviewed the financing statements attached hereto as Exhibit A (the “Financing Statements”) which will be filed with the Secretary of State of the State of Delaware (the “Filing Office”) against the Delaware Opinion Parties party to the Collateral Documents and, upon the due filing of such Financing Statements in the Filing Office, the security interest created by each such Delaware Opinion Party pursuant to each such Collateral Document in the collateral described therein that is subject to Article 9 of the New York UCC will constitute a perfected security interest in such collateral to the extent that such collateral consists of the type of property in which a security interest may be perfected by filing a financing statement under Article 9 of the Delaware UCC and such security interest has attached.

10. Assuming the truth and accuracy of the factual representations of the Opinion Parties in the Collateral Documents we are aware of no additional actions to be taken in order to create and perfect a security interest in favor of the Collateral Agent for the benefit of the secured creditors under the respective Collateral Documents, to the extent that the Federal laws of the United States of America are applicable to the creation or perfection of such interest, in (a) those Trademarks (as defined in the Security Agreement and described in Schedule A of the Trademark Security Agreement) which have been registered by, or for which an application for registration has been filed with the United States Patent and Trademark Office (the “USPTO”), and (b) those Patents (as defined in the Security Agreement and described on Schedule A of the Patent Security Agreement) which have been issued by, or for which an application has been filed with the USPTO, such Trademarks and Patents upon proper recordation of the Trademark Security Agreement and the Patent Security Agreement (including the Schedules thereto) within three months of the date hereof in the USPTO. However, we express no opinion as to the sufficiency of the foregoing actions to create and perfect security interests in such Trademarks and Patents, to the extent Federal law is inapplicable to the creation or perfection of security interests therein. In addition, we express no opinion as to whether Federal law or the laws of the state in which the Filing Office is located govern the validity or perfection of such security interests.

11. No Opinion Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The opinions contained herein are subject to the following additional limitations, qualifications, exceptions and assumptions:

(a) Our opinions expressed in paragraph 6 herein are subject to (i) all applicable bankruptcy, insolvency, conservatorship, receivership, fraudulent transfer, moratorium and other laws affecting the enforcement of creditors’ rights generally and

(ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including, without limitation, (x) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (y) concepts of materiality, reasonableness, good faith and fair dealing.

(b) We wish to point out that there may be limitations upon the exercise of remedial or procedural provisions contained in the Documents, but we believe that such limitations do not (subject to the other qualifications set forth herein) make the rights and remedies provided in or contemplated by each Document inadequate for the practical realization of the principle rights and remedies afforded thereby.

(c) With regard to our opinion set forth in paragraph 6 hereof (i) such opinion is limited to the extent that a U.S. Federal court may not give effect to (x) the waiver of any objection to the laying of venue and of any claim of forum non conveniens, (y) the forum selection provisions contained in each Document and (z) the choice of New York law to govern the New York Documents, (ii) no opinion is being expressed with respect to the subject matter jurisdiction of any United States Federal court and (iii) no opinion is being expressed as to the effectiveness of (x) any waiver (whether or not stated as such) under any New York Document of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law, to the extent that such rights cannot be waived under applicable law and (y) any waivers or variations of rights of a debtor, including a guarantor, or duties of a secured party under provisions referred to in Sections 1-102 and 9-602 of the UCC to the extent prohibited thereunder.

(d) We express no opinion as to the enforceability of (i) any indemnification, exculpation or contribution provisions in the New York Documents to the extent the rights to indemnification or contribution provided for therein are violative of any law, rule or regulation or public policy relating thereto, (ii) any requirement in the New York Documents that the provisions thereof may only be waived or amended in writing, (iii) any provisions that limit assignment or constitute a waiver of illegality or of rights and duties which cannot, as a matter of law, be effectively waived, and (iv) any provisions in the nature of liquidated damages or providing for forfeiture or recovery of, or securing, amounts deemed penalties.

(e) We wish to point out that the laws of the State of New York generally impose an obligation of good faith and reasonableness in the performance and enforcement of contracts.

(f) Except for purposes of paragraph 4 above, we express no opinion as to the enforceability of the security interest under the Collateral Documents in any item of collateral subject to any restriction on or prohibition against transfer contained in or otherwise applicable to such item or any agreement, license, permit, security, instrument or document constituting, evidencing or relating to such item, except to the extent that any such restriction or prohibition is rendered ineffective pursuant to any of Sections 9-406 through 9-409, inclusive, of the UCC.

(g) Insofar as our opinion in paragraph 6 hereof relates to the choice of New York law to govern the New York Documents or the submission to the jurisdiction of the courts of the State of New York contained in the New York Documents, such opinion is limited to the laws of the State of New York and is rendered in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Law of N.Y. 1406 (codified as N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney (2001)) (the “Act”) and is subject to the qualifications that the enforceability of such choice of law provisions may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought as specified in the Act. The choice of New York law does not apply to the extent provided to the contrary in subsection two of Section 1-105 of the New York UCC, and the application of New York law, pursuant to the Act, to a transaction that has no contact or only insignificant contact with New York State may raise constitutional issues, although the federal courts have to date declined to rule on such issues.

(h) We express no opinion as to (1) federal or state securities laws or banking or regulations (other than to the extent provided in paragraph 6 above); (2) federal or state antitrust or unfair competition laws or regulations; (3) federal or state environmental laws or regulations; (4) federal or state tax laws or regulations; (5) federal or state public utility laws or regulations; (6) pension or employee benefit laws or regulations; (7) federal patent, copyright or trademark, state trademark, or other federal or state intellectual property laws or regulations (other than the creation and perfection of a security interest in patents, trademarks and copyrights under the UCC as set forth in paragraph 8, 9 and 10 above and under the Federal laws as set forth in paragraph 10 above); (8) federal or state health and safety laws or regulations; (9) federal or state labor laws or regulations; (10) federal or state laws, regulations or policies relating to national or local emergencies; (11) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (12) federal or state usury laws (other than New York usury laws); (13) ERISA; (14) the USA Patriot Act (Title III of Public L. 107-56) or other anti-money laundering laws and regulations; or (15) any other laws to the extent not customarily applicable to transactions of the type contemplated by the Documents.

(i) Our opinion with respect to good standing of the Delaware Opinion Parties set forth in paragraph 1 is based solely upon our review of certificates of good standing of recent date received from the Secretary of State of the State of Delaware and attached hereto as Exhibit B.

(j) We express no opinion as to the title of any Opinion Party to any property, (y) as to the validity or perfection of any security interest created under the Collateral Documents except as expressly provided in paragraphs 8 through 10 hereof or (z) the priority of any such security interest. We have assumed that each Delaware Opinion Party has rights in the portion of the collateral applicable to it and described in the Collateral Documents to which it is a party.

(k) In the case of a case commenced under the Bankruptcy Code after the date hereof and collateral acquired by the Opinion Parties after the date of the commencement of such a case, Section 552 of the Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.

(l) Our opinion with respect to any proceeds of collateral is subject to the limitations and requirements of Section 9-315 of the New York UCC.

(m) We express no opinion with respect to the effect of any provision of the New York Documents that is intended to establish any standard other than a standard set forth in the New York UCC as the measure of performance by any party thereto of such party’s obligations of good faith, due diligence, reasonableness or care or the fulfillment of the duties imposed on any secured party with respect to the maintenance, disposition or redemption of collateral, accounting for surplus proceeds of collateral or accepting collateral in discharge of liabilities.

(n) We express no opinion as to any security interest in securities or obligations issued by or claims against the United States government or any agency or instrumentality thereof except to the extent the UCC is applicable thereto.

(o) We further call to your attention that under the UCC, events occurring subsequent to the creation or perfection of a security interest subject to the UCC may affect such security interest or perfection, including, but not limited to factors of the type identified in Section 9-315 of the UCC with respect to proceeds; Sections 9-507 and 9-508 of the UCC with respect to the name and identity of the debtor; Section 9-339 of the UCC with respect to subordination agreements; Section 9-316 of the UCC with respect to changes in the governing law or the location of the debtor; and Sections 9-320, 9-330 and 9-331 of the UCC with respect to subsequent purchases of the collateral. In addition, actions taken by a secured party (e.g., releasing or assigning the security interest, delivery of possession of the collateral to the debtor or another person and voluntarily subordinating a security interest) may affect the validity, perfection or priority of a security interest. We assume that none of the Article 9 Collateral constitutes fixtures, timber to be cut, as-extracted collateral or a cooperative interest (as such terms are or may be defined in the UCC) and we express no opinion as to the creation or perfection of a security interest in commercial tort claims. We also call to your attention that under the UCC, with certain limited exceptions, the effectiveness of a financing statement will lapse five years after the date of filing thereof and the security interest therein will at that time become unperfected, unless a continuation statement is filed within six months prior to the end of such five-year period and within six months prior to the last day of each five year period thereafter.

(p) Our opinions in paragraphs 7, 8 and 9 hereof are limited to Articles 8 and 9 of the New York UCC (in the case of paragraphs 7, 8 and 9) or the Delaware UCC (in the case of paragraph 9 hereof), and therefore those opinion paragraphs do not address (i) laws of jurisdictions other than New York and Delaware, (ii) laws of Delaware other than Article 9 of the Delaware UCC, (iii) collateral of a type not subject to Article 9 of the

New York UCC or the Delaware UCC, as the case may be, and (iv) under Article 9 of the New York UCC or the Delaware UCC, what law governs perfection of the security interests granted in the collateral covered by this opinion letter. Our opinion set forth in paragraph 9 above, to the extent pertaining to matters governed by the Delaware UCC, is based solely on our review of Article 9 of the Uniform Commercial Code of such state as set forth in the Delaware UCC Annotated 2006-2007 Edition published by Lexis Publishing, and without regard to the case law decided under the Delaware UCC or any other judicial or administrative interpretations thereof.

The opinions expressed above are limited to questions arising under the DGCL, DLLCA, Article 9 of the Delaware UCC (in each case without regard to the case law decided thereunder or any other judicial or administrative interpretation thereof), Federal law of the United States and the law of the State of New York. Insofar as Delaware contract law is relevant to an opinion set forth herein, we have assumed that such law is substantially similar to the laws of the State of New York as set forth in the fourth paragraph of this opinion. This opinion does not cover the law of any jurisdiction other than that specified in the immediately preceding sentence (collectively, the “Other Jurisdictions”), nor did we review codifications of the laws of Other Jurisdictions, and specifically does not cover any aspects of any Delaware contracts law. Furthermore, we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring subsequent to the date of this letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting the Opinion Parties. We assume no responsibility to advise you of any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions herein. This opinion letter shall be interpreted in accordance with the customary practice of lawyers who regularly give and lawyers who on behalf of their clients regularly advise opinion recipients regarding opinions in transactions of this type.

This opinion is being delivered to you in connection with the transactions contemplated by the Documents and may not be relied on by you for any other purpose. This opinion may not be used or relied upon or published or communicated to any other person or entity for any purpose whatsoever without our prior written consent in each instance; provided that you may furnish copies of this opinion (but such recipients may not rely on this opinion) to your accountants and to bank auditors and examiners, in each case in connection with their audit and review activities, and to any person that becomes a Lender in accordance with the provisions of the Credit Agreement.

CREDIT AGREEMENT

Exhibit F-2

[Form of] Opinion of Counsel to the Borrower (Georgia)

January     , 2008

To:	The Administrative Agent and the Lenders each as defined in that certain Credit Agreement, dated as of January 18, 2008, among Global Power Equipment Group Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Company, the other Credit Parties from time to time thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Lead Arranger, Bookrunner and Administrative Agent, Morgan Stanley & Co. Incorporated, as Collateral Agent, The CIT Group/Business Credit Inc. as Syndication Agent and Revolving Agent, and General Electric Capital Corporation as Documentation Agent (the “Credit Agreement”) and each of their respective successors, assigns and transferees.

Ladies and Gentlemen:

I am special counsel for Williams Specialty Services, LLC, a Georgia limited liability company (“Specialty”), Williams Plant Services, LLC, a Georgia limited liability company (“Plant”), Williams Industrial Services, LLC, a Georgia limited liability company (“WIS” and, together with Specialty and Plant, the “Opinion Parties” and, each an “Opinion Party”) in connection with the execution and delivery of each document listed on Schedule A hereto (collectively, the “Documents” and, each a “Document”). This opinion is delivered to you pursuant to Section 4.01(j) of the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein (including Schedule A hereto) shall have the meanings set forth in the Credit Agreement.

In connection with this opinion, I have examined executed originals or copies certified to my satisfaction of each Document and such other agreements, documents, certificates and other statements of government officials and corporate officers of each Opinion Party, and such other documents and papers as I have deemed necessary or appropriate as a basis for this opinion. As to questions of fact relevant to this opinion, I have relied upon certificates of officers and representatives of each Opinion Party or of public officials and on the representations and warranties made by the Opinion Parties in the Documents to which they are a party.

In addition, I have assumed the genuineness of all signatures (other than as to the Opinion Parties), the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. I have also assumed, for purposes of the opinions expressed herein, that (x) each Document constitutes the valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms and (y) the execution, delivery and performance of the Documents by the Opinion Parties does not violate any laws.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. Each Opinion Party is a limited liability company validly existing and in good standing under the laws of the State of Georgia and has all requisite limited liability company power and authority, as applicable, to own its business and assets and to transact the business in which it is engaged.

2. Each Opinion Party has the limited liability company power and authority to enter into, and perform its obligations and to incur liabilities under, each of the Documents to which it is a party. The execution, delivery and performance by each Opinion Party of the Documents to which each is a party have been duly authorized and approved by all necessary limited liability company action on the part of such Opinion Party and have been duly executed and delivered by such Opinion Party. Each Opinion Party has duly executed and delivered each Document to which it is a party.

3. The execution, delivery and performance by each Opinion Party of the Documents to which each is a party will not violate any provision of the Organization Documents of the respective Opinion Party.

The opinions contained herein are subject to the following additional limitations, qualifications, exceptions and assumptions:

(a) I wish to point out that there may be limitations upon the exercise of remedial or procedural provisions contained in the Documents, but I believe that such limitations do not make the rights and remedies provided in or contemplated by each Document inadequate for the practical realization of the rights and remedies afforded thereby.

(b) My opinion with respect to good standing set forth in (i) paragraph 1 is based solely upon our review of certificates of good standing of recent date received from the Secretary of State of the State of Georgia.

The opinions expressed above are limited to questions arising under the Georgia Limited Liability Company Act, Code of Georgia § 14-11-100, and Federal law of the United States. This opinion does not cover the law of any jurisdiction other than that specified in the immediately preceding sentence (collectively, the “Other Jurisdictions”), nor did I review codifications of the laws of Other Jurisdictions. Furthermore, I express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring subsequent to the date of this letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting the Opinion Parties. I assume no responsibility to advise you of any such facts or circumstances of which I become aware, regardless of whether or not they affect the opinions herein.

* * *

This opinion may not be used or relied upon or published or communicated to any person or entity other than the addressees hereof for any purpose whatsoever without our prior written consent in each instance; provided that you may furnish copies of this opinion to your accountants and to bank auditors and examiners, in each case in connection with their audit and review activities.

CREDIT AGREEMENT

Exhibit G

[Form of] Monthly Officer’s Certificate

THE UNDERSIGNED HEREBY CERTIFIES SOLELY IN HIS CAPACITY AS AN AUTHORIZED OFFICER OF GLOBAL POWER EQUIPMENT GROUP INC. AS FOLLOWS:

1. I am the [Chief Financial Officer]/[Treasurer] of GLOBAL POWER EQUIPMENT GROUP INC.

2. I have reviewed the terms of that certain Credit Agreement, dated as of January [—], 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among GLOBAL POWER EQUIPMENT GROUP INC. (the “Borrower”), and the other Credit Parties party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as Lead Arranger, Bookrunner and Administrative Agent, (in such capacity, the “Administrative Agent”), MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent, THE CIT GROUP/BUSINESS CREDIT INC., as Syndication Agent and Revolving Agent and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent, and the other Loan Documents thereunder, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements. Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.

3. The financial statements for the Fiscal Month ended [mm/dd/yy] attached hereto as Annex I are prepared in accordance with GAAP and fairly present in all material respects the results of operations and financial condition of the Borrower and its Subsidiaries as of the dates of such financial statements subject to normal year end adjustments and the absence of footnotes.

4. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, an Event of Default or Default as of the date of such Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower and its Subsidiaries have taken, are taking, and propose to take with respect to each such condition or event.

G-1

The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Sections 6.01(a) and (b) of the Credit Agreement.

GLOBAL POWER EQUIPMENT GROUP INC.
as Borrower

By:
Title:

G-2

ANNEX I

Financial Statements

CREDIT AGREEMENT

Exhibit H

[Form of] Quarterly Compliance Certificate

THE UNDERSIGNED HEREBY CERTIFIES SOLELY IN HIS CAPACITY AS THE [CHIEF FINANCIAL OFFICER]/[CHIEF EXECUTIVE OFFICER]/[CONTROLLER] OF GLOBAL POWER EQUIPMENT GROUP INC. AS FOLLOWS:

1. I am the [Chief Financial Officer]/[Chief Executive Officer]/[Controller] of GLOBAL POWER EQUIPMENT GROUP INC.

2. I have reviewed the terms of that certain Credit Agreement, dated as of January [—], 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among GLOBAL POWER EQUIPMENT GROUP INC. (the “Borrower”), and the other Credit Parties party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as Lead Arranger, Bookrunner and Administrative Agent, (in such capacity, the “Administrative Agent”), MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent, THE CIT GROUP/BUSINESS CREDIT INC., as Syndication Agent and Revolving Agent and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent, and the other Loan Documents thereunder, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Annex I. Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.

3. Attached as Annex II is a calculation of compliance with Sections 2.02, 8.01(m), 8.02(c), (d)(i), (d)(iii), (i), (j), 8.03(e), (i), (j), (k), (l), 8.05(c), (d), (f), 9.01, 9.02 and 9.03 of the Credit Agreement including a reconciliation of the applicable items to the financial statements being delivered herewith. Except as set forth on Annex II hereto, Borrower is in compliance with the covenants contained in Sections 2.02, 8.01, 8.02, 8.03, 8.05, 9.01, 9.02 and 9.03 of the Credit Agreement.

4. Attached as Annex III hereto is a statement showing the balance of the Excluded Account, as of [mm/dd/yy], of $[            ]. The statement represents cash deposits of no more than $3,000,000 plus accrued and unpaid interest thereon.

The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 6.01(b) of the Credit Agreement.

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Title:

H-1

ANNEX I

Financial Statements

ANNEX II

Prepayments from Asset Dispositions (Section 2.02(a))

Net Cash Proceeds from applicable Asset Sales or Net Casualty/Condemnation Proceeds during this period:		$

Net Cash Proceeds from applicable Asset Sales or Net Casualty/Condemnation Proceeds from prior periods:		$

Less:	amount of Net Cash Proceeds that were the subject of a notice of reinvestment within five Business Days of the receipt thereof		______

Plus:	amount of Net Cash Proceeds from prior periods not reinvested within 270 days of the receipt thereof		______

	Prepayment Fee		______

Amount Required to be Prepaid:		$

Amount Prepaid:		$

In Compliance			Yes/No

Prepayments from Incurrence of Indebtedness (Section 2.02(b))

Cash proceeds from the issuance or incurrence of any Indebtedness:		$

Less:	cash proceeds from Permitted Indebtedness		______

Plus:	Prepayment Fee		______

Subtotal:		$

Amount Required to be Prepaid (equal to 100% of amount set forth above):		$

Amount Prepaid:		$

In Compliance			Yes/No

Prepayments from Equity Issuances (Section 2.02(c))

Net Cash Proceeds from any Equity Issuance:		$

Less:	Net Cash Proceeds from any Equity Issuance described in Section 4.01(t) of the Credit Agreement		______

Plus:	Prepayment Fee		______

Subtotal:		$

Amount Required to be Prepaid (equal to 50% of amount set forth above):		$

Amount Prepaid:		$

In Compliance			Yes/No

Liens (Section 8.01)

Lien in favor of Bank of America N.A. upon the Excluded Account:

Actual in the aggregate	$
Permitted in the aggregate		$3,000,000
In Compliance		Yes/No

Investments (Section 8.02)

Advances or loans to directors, officers and employees of any Credit Party in the ordinary course of business as presently conducted:

Actual in the aggregate	$
Permitted in the aggregate		$100,000
In Compliance		Yes/No

Investments by a Credit Party in and to any Foreign Subsidiary in the form of contributions to capital, loans, advances, guarantees or other forms of credit support:

Actual in the aggregate	$
Permitted in the aggregate		$250,000
In Compliance		Yes/No

Investments by Foreign Subsidiaries in and to any other Foreign Subsidiary:

Actual in the aggregate	$
Permitted in the aggregate		$1,000,000
In Compliance		Yes/No

Investments by Foreign Subsidiaries:

Actual in the aggregate	$
Permitted in the aggregate		$250,000
In Compliance		Yes/No

Investments consisting of the entry into joint venture agreements for unincorporated joint ventures by any Credit Party for the limited purpose of negotiating, signing and performing construction, engineering, procurement, construction management and similar services:

Actual in the aggregate	$
Permitted in the aggregate		$500,000
In Compliance		Yes/No

Indebtedness (Section 8.03)

Indebtedness of the Company and its Subsidiaries in respect of performance, surety or appeal bonds provided in the ordinary course of business or unsecured Indebtedness of the Company and its Subsidiaries in respect of performance or completion guarantees provided in the ordinary course of business:

Actual in the aggregate	$
Permitted in the aggregate		$60,000,000
In Compliance		Yes/No

Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness:

Actual in the aggregate	$
Permitted in the aggregate		$2,000,000
In Compliance		Yes/No

Indebtedness of Braden Europe under a revolving credit facility and a letter of credit facility:

Indebtedness outstanding at any one time	$
Permitted in the aggregate		$500,000
Outstanding under a letter of credit facility	$
Total of Indebtedness outstanding at any one time and under a letter of credit facility	$
Permitted in the aggregate	$
In Compliance		Yes/No

Indebtedness of Braden Shanghai:

Actual in the aggregate	$
Permitted in the aggregate		$2,000,000
In Compliance		Yes/No

Additional Indebtedness:

Actual in the aggregate	$
Permitted in the aggregate		$1,000,000
In Compliance		Yes/No

Dispositions (Section 8.05)

Dispositions of equipment or real property in the ordinary course of business:

Actual in the aggregate	$
Permitted in the aggregate		$500,000 per annum
In Compliance		Yes/No

Dispositions of Property of any Credit Party to another Credit Party and Dispositions by any Credit Party of equipment not used in the business of such Credit Party to a Foreign Subsidiary:

Actual in the aggregate	$
Permitted in the aggregate	$
In Compliance		Yes/No

Other Dispositions:

Actual in the aggregate	$
Permitted in the aggregate		$2,500,000
In Compliance		Yes/No

Total Leverage Ratio (Section 9.01)

Total Leverage Ratio is defined as the ratio of:

	Consolidated Total Debt on the date of determination	$

Minus:	the aggregate amount of Letter of Credit Obligations outstanding on such date		______

	cash of the Credit Parties deposited in accounts subject to Control Agreements on such date		______

	Cash Equivalents of the Credit Parties on such date		______

	To: Consolidated EBITDA for the four Fiscal Quarters most recently ended on such date	$

Total Leverage Ratio:

Required Total Leverage Ratio:

	In Compliance		Yes/No

Fixed Charge Coverage Ratio (Section 9.02)

Fixed Charge Coverage Ratio is defined as the ratio of:

	Consolidated EBITDA for the four consecutive Fiscal Quarters most recently ended	$

Minus:	Consolidated Capital Expenditures for such period		______

	provisions for Federal, state, local and foreign taxes of the Credit Parties for such period		______

	To: Consolidated Fixed Charges for such period	$

Fixed Charge Coverage Ratio:

Required Fixed Charge Coverage Ratio:

	In Compliance		Yes/No

Minimum Liquidity (Section 9.03)

Liquidity is defined as the sum of:

The amount available to be borrowed as Revolving Loans under Section 1.01(a) of the Credit Agreement		$

Plus:	Cash of the Credit Parties on deposit and subject to Control Agreements		______

	Cash Equivalents of the Credit Parties		______

Liquidity:

Required Minimum Liquidity:

In Compliance			Yes/No

ANNEX III

Statement of Excluded Account

CREDIT AGREEMENT

Exhibit I

[Form of] Assignment and Acceptance

This Assignment and Acceptance (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1. Assignor:	__________________________

2. Assignee:	__________________________

3. Borrower:	GLOBAL POWER EQUIPMENT GROUP INC.

4. Administrative Agent:	MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement, dated as of January [—], 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among GLOBAL POWER EQUIPMENT GROUP INC. (the “Borrower”), and the other Credit Parties party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as Lead Arranger, Bookrunner and Administrative Agent, (in such capacity, the “Administrative Agent”), MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent, THE CIT GROUP/BUSINESS CREDIT INC., as Syndication Agent and Revolving Agent and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent.

6. Assigned Interest:

Facility	Percentage Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans [1]

_________	_________	$	______________	$	______________	____________	%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7. Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

_______________________	_______________________
_______________________	_______________________
_______________________	_______________________
Attention:	Attention:
Telecopy:	Telecopy:

with a copy to:	with a copy to:
_______________________	_______________________
_______________________	_______________________
_______________________	_______________________
Attention:	Attention:
Telecopy:	Telecopy:

Wire Instructions:	Wire Instructions:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Title:

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Payments.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal,

interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.[2]

General Provisions.

This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[2]

Or, if agreed among Administrative Agent, Assignor and Assignee: “From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the effective Date or with respect to the making of this assignment directly between themselves.”

CREDIT AGREEMENT

Exhibit J

Perfection Certificate

PERFECTION CERTIFICATE

January     , 2008

Reference is hereby made to the Credit Agreement, dated as of January [    ], 2008 (as it may be amended, restated, modified, supplemented or extended from time to time, including all schedules thereto, or otherwise modified, the “Credit Agreement”), by and among Global Power Equipment Group Inc., certain Subsidiaries of the Company identified on the signature pages thereof, as borrowers, the other Credit Parties thereto from time to time, as Guarantors, the Lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as lead arranger, bookrunner and administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent for the Secured Parties, and The CIT Group/Business Credit Inc., as syndication agent and revolving agent for the Revolving Lenders. Capitalized terms used but not defined shall have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means the Credit Parties.

The undersigned hereby certify to the Administrative Agent as follows:

1. Names. (a) The name of each Company and each of its Subsidiaries together with its organization identification number, if any, the Federal Taxpayer Identification Number of each Company, if any, and the jurisdiction of formation of each Company are set forth on Schedule 1(a).

(b) Except as set forth in Schedule 1(b), no Company has changed its name or jurisdiction of organization or acquired all or any portion of another person or business at any time since December 6, 2006.

2. Current Locations. (a) The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto.

(b) Set forth in Schedule 2(b) are all locations where each Company maintains material books or records relating to any Collateral.

(c) Set forth in Schedule 2(c) hereto are all other locations not identified above where each Company maintains Collateral consisting of inventory or equipment.

(d) Set forth in Schedule 2(d) hereto are the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession of Collateral consisting of instruments, chattel paper, inventory or equipment.

3. UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the description of the Collateral, attached as Schedule 3 relating to the Security Agreement or any Mortgage are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 4 hereof.

4. Schedule of Filings. Attached hereto as Schedule 4 is a schedule of appropriate filing offices for the financing statements attached hereto as Schedule 3. No other filings or actions are required to perfect the security interests in the Collateral.

5. Real Property. Attached hereto as Schedule 5(a) is a list of all real property owned or leased by each Company that constitutes Real Property Assets, noting Mortgaged Property as of the Closing Date and filing offices for Mortgages as of the Closing Date. Except as described on Schedule 5(b) attached hereto, no Company has entered into any Leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 5(a) and no Company has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions.

6. Termination Statements. Attached hereto as Schedule 6(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 6(b) hereto with respect to each Lien described therein.

7. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 7(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interests of each Company and its Subsidiaries and the record and beneficial owners of the stock, partnership interests, membership interests or other equity interests. Set forth on Schedule 7(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made.

8. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 8 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, and all other notes, instruments, chattel paper or other evidence of indebtedness, including all intercompany notes between or among any two or more Companies.

9. Intellectual Property. (a) Attached hereto as Schedule 9(a) is a schedule setting forth all of each Company’s Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Security Agreement) registered with the United States Patent and Trademark Office, and all other Patents, Patent Licenses, Trademarks and Trademark Licenses, including the name of the registered owner and the registration number of each Patent, Patent License, Trademark and Trademark License owned by each Company. Attached hereto as Schedule 9(b) is a schedule setting forth all of each Company’s United States Copyrights and Copyright Licenses (each as defined in the Security Agreement), and all other Copyrights and Copyright Licenses, including the name of the registered owner and the registration number of each Copyright or Copyright License owned by each Company.

(a) Attached hereto as Schedule 9(c) in proper form for filing with the United States Patent and Trademark Office, United States Copyright Office and the Canadian Intellectual Property Office are the filings necessary to perfect the security interests in the Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth on Schedule 9(a) and Schedule 9(b), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Interest Agreement, as applicable.

10. Commercial Tort Claims. Attached hereto as Schedule 10 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) asserted by each Company, including a brief description thereof.

11. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 11 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the UCC) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

12. Letter-of-Credit Rights. Attached hereto as Schedule 12 is a true and correct list of all letters of credit issued and outstanding in favor of each Company, as beneficiary thereunder.

13. Material Contracts. Attached hereto as Schedule 13 is a true and correct list of all Material Contracts in which each Company has any right or interest.

14. Organizational Charts. Set forth on Schedule 14 is an organizational chart of each Company and its Subsidiaries.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first set forth above.

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Name:
Title:

CREDIT AGREEMENT

Exhibit K-1

[Form of] Hedging Agreement Provider Joinder Agreement

HEDGING AGREEMENT PROVIDER JOINDER AGREEMENT, dated as of [            , 200_] (this “Agreement”), to the Security and Pledge Agreement dated as of January [—], 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) between MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent (in such capacity, the “Collateral Agent”), GLOBAL POWER EQUIPMENT GROUP INC. (the “Borrower”), the Lenders (as defined in the Credit Agreement) and the Hedging Agreement Providers (as hereinafter defined) and the other Grantors specified therein.

RECITALS:

WHEREAS, the Borrower has entered into the Credit Agreement, dated as of January [—], 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, and the other Credit Parties party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as Lead Arranger, Bookrunner and Administrative Agent, (in such capacity, the “Administrative Agent”), MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent, THE CIT GROUP/BUSINESS CREDIT INC., as Syndication Agent and Revolving Agent and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent;

WHEREAS, the Borrower may from time to time enter, or may from time to time have entered, into one or more Hedging Agreements (collectively, “Hedging Agreements”) with one or more Lenders or their Affiliates (in such capacity, the “Hedging Agreement Providers”);

WHEREAS, to induce the Lenders to enter into the Credit Agreement and the Hedging Agreement Providers to enter into the Hedging Agreements, each of the Credit Parties have granted security interests in its assets under the Security Agreement;

WHEREAS, each of the Hedging Agreement Providers signatory hereto desires to designate and appoint the Collateral Agent to act as its agent and representative;

WHEREAS, capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

NOW, THEREFORE, in consideration of the agreements and covenants herein contained, the parties hereto agree as follows:

Section 1. Acknowledgment. Each of the Hedging Agreement Providers signatory hereto hereby acknowledges, agrees and confirms that, by its execution of this Agreement, each such Hedging Agreement Providers will be deemed to be a party to the Security Agreement and, with respect to the obligations of the Credit Parties under the Security Agreement, shall be a secured party for all purposes of the Security Agreement and shall have all of the rights and obligations of a secured party thereunder as if it had executed the Security

K-1-1

Agreement. Each of the Hedging Agreement Providers signatory hereto hereby ratifies, as of the date hereof, and agrees to be bound by all of the terms, provisions and conditions contained in the Security Agreement.

Section 2. Appointment. (a) Each of the Hedging Agreement Providers signatory hereto, by its acceptance of the benefits of this Agreement and of the Security Agreement, hereby designates and appoints the Collateral Agent as its agent and representative to act as specified in the Security Agreement and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and of the Security Agreement and any other instruments and agreements referred to herein and therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof or thereof and such other powers as are reasonably incidental thereto.

(b) The Collateral Agent, for itself and its successors, hereby accepts its appointment as agent and representative of each of the Hedging Agreement Providers signatory hereto hereunder and under the Security Agreement upon and subject to the terms and conditions hereof and thereof.

Section 3. Notice. Each of the Hedging Agreement Providers signatory hereto hereby designates the address indicated below its signature hereto as its address for notices and other communications under the Security Agreement (unless and until a Hedging Agreement Provider shall have designated in writing to the Collateral Agent another address or telex, telecopy or other number).

Section 4. Miscellaneous. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same contract.

Section 5. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

K-1-2

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

[Name of Hedging Agreement Provider]

By:
Name:
Title:

[Address]

[Name of Hedging Agreement Provider]

By:
Name:
Title:

[Address]

[Name of Hedging Agreement Provider]

By:
Name:
Title:

[Address]

Agreed to and Acknowledged by:

MORGAN STANLEY & CO. INCORPORATED,
as Collateral Agent

By:
Name:
Title:

K-1-3

CREDIT AGREEMENT

Exhibit K-2

[Form of] Guarantor Joinder Agreement

GUARANTOR JOINDER AGREEMENT (this “Agreement”), dated as of             , 20    , is by and between                     , a                      (the “Joining Guarantor”) and MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as administrative agent and MORGAN STANLEY & CO. INCORPORATED, in its capacity as collateral agent (together the “Agents” and individually each an “Agent”) under the Credit Agreement, dated as of January [—], 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among GLOBAL POWER EQUIPMENT GROUP INC., (the “Borrower”), and the other Credit Parties party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as Lead Arranger, Bookrunner and Administrative Agent, (in such capacity, the “Administrative Agent”), MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent, THE CIT GROUP/BUSINESS CREDIT INC., as Syndication Agent and Revolving Agent and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent. Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.

RECITALS:

WHEREAS, the Joining Guarantor is required to become a Guarantor pursuant to Section 7.14 of the Credit Agreement.

NOW, THEREFORE, in consideration of the agreements and covenants herein contained, the parties hereto agree as follows:

Section 1. The Joining Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Joining Guarantor will be deemed to be a party to the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it has executed the Credit Agreement and the other Loan Documents, as applicable. The Joining Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement and in the Loans Documents applicable to a Guarantor as a Credit Party, including without limitation (a) all of the representations and warranties of the Credit Parties set forth in Article V of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles VI, VII, VIII and IX of the Credit Agreement.

Section 2. The Joining Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Joining Guarantor will be deemed to be a party to the Security and Pledge Agreement dated as of January [—], 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) between the Borrower and certain of its Subsidiaries in favor of MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent (in such capacity, the “Collateral Agent”) and the other

K-2-1

Grantors specified therein, and a “Guarantor” for all purposes of the Security Agreement and the other Loan Documents, and shall have all of the obligations of a Guarantor thereunder as if it has executed the Security Agreement and the other Loan Documents, as applicable. The Joining Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this Section 2, the Joining Guarantor hereby grants to the Agents, for the benefit of the Lenders, a continuing security interest in, and a right of set off against any and all right, title and interest of the Joining Guarantor in and to the Collateral (as such term is defined in Section 2.1 of the Security Agreement) of the Joining Guarantor.

Section 3. The Joining Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and the Security Agreement and the schedules and exhibits relating thereto. The schedules to the Credit Agreement and the Security Agreement are amended to provide the information shown on the attached Schedule A.

Section 4. The Joining Guarantor agrees that at any time and from time to time, upon the written request of either of the Agents, it will execute and deliver such further documents and do such further acts and things as the requesting Agent may reasonably request in order to effect the purposes of this Certificate.

Section 5. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same contract.

Section 6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

K-2-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

[Name of Joining Guarantor]

By:
Name:
Title:

[Address]

Agreed to and Acknowledged by:

MORGAN STANLEY SENIOR FUNDING, INC. as Administrative Agent

By:
Name:
Title:

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By:
Name:
Title:

K-2-3

CREDIT AGREEMENT

Exhibit L

[Form of] Security and Pledge Agreement

SECURITY AND PLEDGE AGREEMENT

made by

GLOBAL POWER EQUIPMENT GROUP INC.

and certain of its Subsidiaries in favor of

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

Dated as of January     , 2008

i

5.8.	Commercial Tort Claims .	26
5.9.	Bailee Letters	26

SECTION 6.	REMEDIAL PROVISIONS	27

6.1.	Certain Matters Relating to Accounts	27
6.2.	Communications with Obligors; Grantors Remain Liable	27
6.3.	Pledged Equity Interests	28
6.4.	Control Agreements	28
6.5.	Application of Proceeds	28
6.6.	Code and Other Remedies	29
6.7.	Grant of License to Use Intellectual Property	31
6.8.	Deficiency	31

SECTION 7.	THE COLLATERAL AGENT	31

7.1.	Collateral Agent’s Appointment as Attorney-in-Fact, etc	31
7.2.	Duty of Collateral Agent	33
7.3.	Execution of Financing Statements and Mortgages	33
7.4.	Authority of Collateral Agent	33
7.5.	Appointment of Co-Collateral Agents	34

SECTION 8.	CONTINUING SECURITY INTEREST; TRANSFER OF LOANS; TERMINATION AND RELEASES	34

8.1.	Continuing Security Interest	34
8.2.	Termination of Security Interest	34
8.3.	Reinstatement	35

SECTION 9.	MISCELLANEOUS	35

9.1.	Amendments in Writing	35
9.2.	Notices	35
9.3.	No Waiver by Course of Conduct; Cumulative Remedies	35
9.4.	Enforcement Expenses; Indemnification	35
9.5.	Successors and Assigns	36
9.6.	Set-Off	36
9.7.	Counterparts	36
9.8.	Severability	37
9.9.	Section Headings	37
9.10.	Integration	37
9.11.	APPLICABLE LAW	37
9.12.	Submission to Jurisdiction; Waivers	37
9.13.	Acknowledgments	38
9.14.	Additional Grantors	38
9.15.	WAIVEROFJURYTRIAL	38

ii

SCHEDULES

Schedule A	Pledged Equity Interests
Schedule TS-1	Trade Secrets
Schedule 4.3	Organization
Schedule 4.4(a)	Location of Inventory and Equipment
Schedule 4.5(b)	Accounts
Schedule 4.7	Intellectual Property
Schedule 4.8	Letters of Credit
Schedule 4.9	Commercial Tort Claims
Schedule 4. 10	Material Contracts

iii

This SECURITY AND PLEDGE AGREEMENT dated as of January     , 2008 (as it may be amended, restated, modified, supplemented or extended from time to time, including all schedules hereto, or otherwise modified, this “Agreement”), by and among GLOBAL POWER EQUIPMENT GROUP INC., a corporation formed under the laws of Delaware (the “Company” or the “Borrower”) (together with any other person that may become a party hereto as provided herein the “Grantors”) and MORGAN STANLEY & CO. INCORPORATED, a corporation formed under the laws of Delaware, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, if any, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the credit agreement, dated as of January 22, 2008, by and among the Borrower, the other Credit Parties signatory thereto from time to time, as Guarantors, the Lenders party hereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., a corporation formed under the laws of Delaware, as lead arranger and bookrunner (in such capacity, the “Lead Arranger”) and as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Administrative Agent”), the Collateral Agent, THE CIT GROUP/BUSINESS CREDIT, INC. a corporation formed under the laws of Delaware, as syndication agent (in such capacity, the “Syndication Agent”) and as revolving agent for the Revolving Lenders (in such capacity, together with its successors and assigns, if any, the “Revolving Agent”) and GENERAL ELECTRIC CAPITAL CORPORATION, a corporation formed under the laws of Delaware, as documentation agent (the “Credit Agreement”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each Grantor other than the Borrower is a direct or indirect subsidiary of the Borrower;

WHEREAS, on December 21, 2007, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the First Amended Joint Chapter 11 Plan of Reorganization for Global Power Equipment Group Inc. and its Affiliated Debtors (the “Plan of Reorganization”);

WHEREAS, pursuant to the Confirmation Order, the Borrower and certain of its Subsidiaries will exit from the Chapter 11 Cases and all claims and liabilities against the Borrower that arose prior to the date of the Confirmation Order will be satisfied, discharged and released in full, except as set forth therein or in the Plan of Reorganization;

WHEREAS, in accordance with the Confirmation Order, the Borrower has requested that the Lenders make available to them the Commitments, on the terms and conditions set forth herein, to, among other things, pay in full all obligations under the Post-Petition Loan Agreement, fund payments required under the Plan of Reorganization and fund working capital requirements and other general corporate purposes of the Borrower;

WHEREAS, the Administrative Agent and the Lenders are willing to make the Loans to the Borrower upon the terms and conditions set forth in the Credit Agreement;

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS

1.1.	Definitions.

(a) Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used but not defined herein have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Account” means an “account” as defined in Article 9 of the UCC and any other right to payment of license fees, royalties, milestone payments or other amounts for goods, technology, Intellectual Property or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance or satisfaction of milestones. References herein to Accounts shall include any Collateral securing such Account.

“Account Debtor” means each Person who is obligated on an Account, Chattel Paper or General Intangible related thereto.

“Administrative Agent” has the meaning assigned to such term in the preamble.

“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 5.5(k).

“Agents” means, collectively, the Collateral Agent and the Administrative Agent.

“Agreement” means this Security Agreement and Pledge Agreement, together with all Schedules hereto, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Bailee Letter” means a letter in form and substance reasonably satisfactory to the Administrative Agent and executed by any Person (other than a Credit Party) that is in possession of Inventory on behalf of a Credit Party pursuant to which such Person acknowledges, among other things, the Collateral Agent’s Lien, for the benefit of the Lenders, with respect to such Inventory.

“Borrower” has the meaning assigned to such term in the preamble.

“Chattel Paper” means “chattel paper” as defined in Article 9 of the UCC, including “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

2

“Collateral” has the meaning assigned to such term in Section 2.1.

“Collateral Account” means any collateral account established by the Collateral Agent as provided in Section 6.1.

“Collateral Account Funds” means each of the following: all funds (including all trust monies), investments (including all cash equivalents) credited to, or purchased with funds from, any Collateral Account and all certificates and instruments from time to time representing or evidencing such investments; all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of any Grantor in substitution for, or in addition to, any or all of the Collateral; and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the items constituting Collateral.

“Collateral Agent” has the meaning assigned to such term in the preamble.

“Commercial Tort Claims” means all “commercial tort claims” as defined in Article 9 of the UCC, including all commercial tort claims listed on Schedule 4.9 (as such schedule may be amended or supplemented from time to time).

“Commodity Accounts” (a) means all “commodity accounts” as defined in Article 9 of the UCC and (b) includes all of the accounts listed on Schedule 4.5(b) under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time).

“Commodity Contract” means all “commodity contracts” as defined in Article 9 of the UCC.

“Commodity Intermediary” means “commodity intermediary” as defined in Article 9 of the UCC.

“Contracts” means all contracts, licenses, sublicenses, co-existence agreements, covenants not to sue, consents to use, and any other agreements and arrangements between any Grantor and any other person or by which such Grantor or any property or asset of such Grantor is subject (in each case, whether written, implied or oral, or third party or intercompany) as the same may be amended, assigned, extended, restated, supplemented, replaced or otherwise modified from time to time including (a) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of any Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (c) all rights of any Grantor to damages arising thereunder and (d) all rights of any Grantor to terminate and to perform and compel performance of, such Contracts and to exercise all remedies thereunder.

“Control Agreements” means each of the Deposit Account Control Agreement(s) and the Securities Account Control Agreement(s).

3

“Copyright Licenses” means any Contract, providing directly or indirectly for the grant of any right in, to or under any Copyright, including any of the foregoing listed on Schedule 4.7 hereto.

“Copyrights” means (a) all current and future copyrights, copyrightable works and mask works arising under the laws of the United States, any other country, or union of countries, or any political subdivision of any of the foregoing (including without limitation; customer lists, software, source code, databases and other compilations of information), whether registered or unregistered and whether published or unpublished (including those listed on Schedule 4.7 hereto), all registrations and recordings thereof, and all applications in connection therewith, all extensions, reversions, restorations and renewals thereof and all rights corresponding thereto throughout the world, including all registrations, recordings and applications in the United States Copyright Office, and (b) all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Copyright Security Interest Agreement” means a copyright security interest agreement in form and substance reasonably satisfactory to the Agents.

“Credit Agreement” has the meaning assigned to such term in the preamble.

“Deposit Accounts” (a) means all “deposit accounts” as defined in Article 9 of the UCC and (b) includes all of the accounts listed on Schedule 4.5(b) under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time), in each case, with all funds held therein and all certificates or instruments representing any of the foregoing.

“Deposit Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Agents, the Grantor and the depository institution where such Deposit Account is maintained, establishing the Collateral Agent’s control within the meaning of Section 9-104 of the UCC with respect to any Deposit Account.

“Documents” means all “documents” as defined in Article 9 of the UCC.

“Dollars” or “$” each means lawful money of the United States of America.

“Electronic Chattel Paper” means all “electronic chattel paper” as defined in Article 9 of the UCC.

“Equipment” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to equipment (including, without limitation, “equipment” as such term is defined in Article 9 of the UCC), data processing equipment, computers, machinery, machine tools, appliances, motors, furniture, furnishings, fixtures, vehicles, tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, and all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

4

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, whether preferred or common and whether voting or nonvoting, and securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust units or interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Excluded Asset” means the “Deltak Plan Assets”, the “Deltak Avoidance Actions” and the “Deltak Warranty Claim” as each of those terms is defined in the Plan of Reorganization.

“Fixtures” means all “fixtures” as defined in Article 9 of the UCC.

“General Intangibles” means all “general intangibles” as such term is defined in Section 9-102(a)(42) of the UCC and, in any event, including with respect to any Grantor, all rights of such Grantor to receive any tax refunds, indemnification rights and other rights to payment, all Hedging Agreements and all Contracts and all licenses, permits, concessions, franchises and authorizations issued by Governmental Authorities to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property or asset of such Grantor is subject, as the same may from time to time be amended, supplemented, replaced or otherwise modified.

“Goods” (a) means all “goods” as defined in Article 9 of the UCC and (b) includes all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

“Grantors” has the meaning assigned to such term in the preamble.

“Grantor Obligations” means with respect to any Grantor, all obligations and liabilities of such Grantor whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured which may arise by contract, operation of law or otherwise under or in connection with this Agreement or any other Loan Document to which such Grantor is a party and includes the guaranty of the Obligations under the Loan Documents.

“Instruments” means all “instruments” as defined in Article 9 of the UCC.

“Insurance” means (a) all insurance policies covering any or all of the Collateral and (b) any key man life insurance policies.

5

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property now or hereafter existing whether arising under United States, multinational or foreign laws or otherwise, including without limitation the (a) Trademarks; (b) Patents; (c) Trade Secrets; (d) Copyrights; and (e) all rights to sue at law or in equity for any past, present and future infringement, dilution, impairment, misappropriation or other violation of any of the foregoing (including the right to sue for any injury to goodwill), including the right to receive all income, distributions, proceeds, royalties, damages and other payments now or hereafter due or payable with respect to any and all of the foregoing.

“Intellectual Property Licenses” means the Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses.

“Intellectual Property Security Agreements” means the Trademark Security Agreement, the Patent Security Agreement and the Copyright Security Agreement.

“Inventory” means all “inventory” as defined in Article 9 of the UCC.

“Investment Property” means (a) all “investment property” as such term is defined in Section 9- 102(a)(49) of the UCC including all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts, (b) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (c) whether or not otherwise constituting “investment property” as so defined, all Pledged Equity Interests and Pledged Debt Securities.

“Lease” means any lease, tenancy, subtenancy, license, franchise, concession or other use or occupancy agreement, whether written or oral, and any and all extensions, renewals or other modifications thereof, including all oil, gas and other minerals leases, surface leases or easements, subleases, licenses, concessions, operating rights or other agreements (written or verbal, now or hereafter in effect) which grant a possessory interest in and to, or the right to explore, use, lease, license, possess, produce, process, store or transport oil, gas, coal or other minerals from, operate from, or otherwise enjoy, any property or any interest therein, together with all amendments, modifications, extensions and renewals thereof (and “landlord” means the landlord, sublandlord, lessor, sublessor, franchisor or other grantor of a right of use or occupancy under a Lease and any guarantor of its obligations thereunder; and “tenant” means the tenant, subtenant, lessee, sublessee, licensee, franchisee, concessionaire or other occupant under a Lease and any guarantor of its obligations thereunder).

“Lenders” has the meaning assigned to such term in the preamble.

“Letter of Credit” means “letter of credit” as defined in Article 9 of the UCC.

“Letter of Credit Right” means “letter-of-credit right” as defined in Article 9 of the UCC.

6

“Money” means “money” as defined in the UCC.

“Organizational Documents” means, with respect to any person, (a) in the case of any corporation, the certificate or articles of incorporation and by-laws (or similar documents) of such person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such person and (e) in any other case, the functional equivalent of the foregoing.

“Patent License” means all Contracts providing for the grant of any right to, directly or indirectly, manufacture, use, import, export, distribute, offer for sale or sell any invention covered in whole or in part by a Patent, including any of the foregoing listed in Schedule 4.7.

“Patents” means all current and future inventions and discoveries (whether patentable or not) and letters of patent of the United States, any other country, union of countries or any political subdivision of any of the foregoing, and all reissues and extensions, divisions, renewals, continuations and continuations-in-part thereof, all amendments and supplements thereto, all improvements thereon, all invention disclosures, registrations and any and all applications for any of the foregoing including any of the foregoing listed in Schedule 4.7.

“Patent Security Agreement” means a patent security agreement in form and substance reasonably satisfactory to the Agents.

“Payment Intangible” means “payment intangible” as defined in Article 9 of the UCC.

“Plan of Reorganization” has the meaning assigned to such term in the preamble.

“Pledged Collateral” has the meaning assigned to such term in Section 3.1.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.1.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.1.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC of Collateral and, in any event, shall include all dividends or other income from the Investment Property and Intellectual Property constituting Collateral, collections thereon or distributions or payments with respect thereto.

7

“Real Estate” means all real property, whether owned or leased, of a Grantor, and all ownership, leasehold or other possessory or use rights therein, including without limitation the Leases and Real Estate Assets set forth on Schedule 5.01(o) to the Credit Agreement.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Secured Parties” means each of the Administrative Agent, the Collateral Agent, the Lenders and the Hedging Agreement Providers.

“Securities Account” means (a) all “securities accounts” as defined in Article 8 of the UCC, and (b) shall include the securities accounts listed on Schedule 4.5(b) hereto, together, in each case, with all funds held therein and all certificates or instruments representing any of the foregoing.

“Securities Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Agents, the Grantor and the financial intermediary where such Securities Account is maintained, establishing the Collateral Agent’s control within the meaning of Section 9-106 of the UCC with respect to any Securities Account.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Collateral” means Collateral that are Securities.

“Security” means “security” as defined in Article 9 of the UCC.

“Tangible Chattel Paper” means “tangible chatter paper” as defined in Article 9 of the UCC.

“Trademark License” means any Contract providing directly or indirectly for the grant of any right in, to or under any Trademark, including any of the foregoing referred to in Schedule 4.7 hereto.

“Trademarks” means all current and future United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade dress, service marks, certification marks, collective marks, logos, all other indicators of the source of goods or services, designs and general intangibles of a like nature, whether registered or unregistered and all common law rights related thereto, all registrations, recordings and applications for any of the foregoing including, but not limited to, the registrations and applications referred to in Schedule 4.7 (as such schedule may be amended or supplemented from time to time), all extensions or renewals of any of the foregoing all of the goodwill of the business connected with the use of and symbolized by the foregoing.

8

“Trademark Security Agreement” means a trademark security agreement in form and substance reasonably satisfactory to the Agents.

“Trade Secret License” means any Contract, providing directly or indirectly for the grant of any right in, to or under any Trade Secret, including any of the foregoing listed in Schedule TS-1 hereto.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information, technology and know-how including drawings, formulae, schematics, designs, plans, processes, supplier lists, business plans, business methods and prototypes now or hereafter owned or used in the business of an entity throughout the world (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret.

“UCC” means the Uniform Commercial Code enacted in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Uncertificated Security” means “uncertificated security” as defined in Article 9 of the UCC.

1.2. Other Definitions: Interpretation. All capitalized terms used herein (including in the preamble, the recitals and Section 1.1) and not otherwise defined have the meanings ascribed to them in the Credit Agreement, or, if not defined therein, in the UCC. References to “Sections” and “Schedules” are references to Sections and Schedules, as the case may be, of this Agreement unless otherwise expressly provided. The words “hereof’, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any of the terms defined herein may be used in either the singular or the plural. The terms “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations or the Grantor Obligations means the unconditional, final and irrevocable payment in full, in immediately available funds, of all of the Obligations or the Grantor Obligations, as the case may be, in each case, unless otherwise specified, other than indemnification and other contingent obligations not then due and payable. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. All references to the Lenders herein shall, where appropriate, include any Agent and any Lender. The word “license” shall include “sublicense” and vice versa, and the same shall be true for corresponding terms such as licensor, licensee, sub licensor, sublicense, and related noun and verb forms. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.

9

SECTION 2. GRANT OF SECURITY INTEREST IN REAL AND PERSONAL PROPERTY;

CONTINUING LIABILITY UNDER COLLATERAL

2.1. Collateral. (a) Each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien and security interest in all of the assets and all real and personal property (whether tangible or intangible) of such Grantor, including all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) and observance of all Grantor Obligations and all other Obligations under the Loan Documents:

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all Collateral Accounts and all Collateral Account Funds;

(iv)	all Commercial Tort Claims;

(v)	all Contracts;

(vi)	all Deposit Accounts;

(vii)	all Documents;

(viii)	all Equipment;

(ix)	all Fixtures;

(x)	all General Intangibles;

(xi)	all Goods;

(xii)	all Instruments;

(xiii)	all Insurance;

(xiv)	all Intellectual Property and Intellectual Property Licenses;

(xv)	all Inventory

(xvi)	all Investment Property;

(xvii)	all Letters of Credit and Letter of Credit Rights;

(xviii)	all Money;

10

(xix) all Pledged Collateral as set forth in Section 3;

(xx) all Real Estate;

(xxi) all Securities;

(xxii) all Securities Accounts;

(xxiii) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time pertain to or evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(xxiv) all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing; and

(xxv) to the extent not otherwise included, all other personal property, whether tangible or intangible, of such Grantor and all Proceeds, products, accessions, rents, issues and profits of any and all of the foregoing and all collateral security, supporting obligations and guarantees given by any person with respect to any of the foregoing;

provided that no security interest or Lien shall be granted in any Excluded Asset or any United States intent-to-use trademark or service mark application until an amendment to allege use or statement of use has been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d) and accepted by the United States Patent and Trademark Office, upon which such application shall automatically be subject to the security interest granted herein and deemed to be included in the Collateral.

(b) In addition, to secure the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) and observance of the Grantor Obligations and all other Obligations under the Loan Documents and in order to induce the Collateral Agent and the Secured Parties as aforesaid, each Grantor hereby grants to the Collateral Agent, for itself and the benefit of the Secured Parties, a right of setoff against the property of such Grantor held by the Collateral Agent or any Secured Party, consisting of property described above in Section 2.1(a) now or hereafter in the possession or custody of or in transit to the Collateral Agent or any Secured Party, for the account of such Grantor, or as to which such Grantor may have any right or power.

2.2. Liability. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under and in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including any Accounts and any Contracts to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other

11

document related hereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to any Accounts or any Contracts and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the Contracts and agreements included in the Collateral, including any agreements relating to any Accounts and any Contracts.

2.3. Authorization. Each Grantor also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof Each Grantor further authorizes the Collateral Agent to file with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office or any similar office in any other country, union of countries or any political subdivision of any of the foregoing), any Intellectual Property Security Agreements, this Agreement and such other documents as may be reasonably necessary or advisable for the purpose of effecting, perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Grantor and naming any Grantor or the Grantors as debtors, grantors, or assignors, as applicable, and the Collateral Agent as secured party, grantee, or assignee, as applicable.

SECTION 3. PLEDGE OF EQUITY INTERESTS;

DEBT SECURITIES; CHATTEL PAPER; INSTRUMENTS

3.1. Pledge. Each Grantor, as security for the payment or performance, as the case may be, in full of all of its Grantor Obligations hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under:

(a) (i) the Equity Interests owned by it as of the Closing Date and listed opposite the name of such Grantor on Schedule A, (ii) all of the Equity Interests obtained in the future by a Grantor of each Person that becomes a direct or indirect Domestic Subsidiary of such Grantor, and all of the Equity Interests obtained in the future by a Grantor up to 100% of the nonvoting and 66% of the voting Equity Interests of each Person that becomes a direct or indirect Foreign Subsidiary of such Grantor and which is classified as a “controlled foreign corporation” under Section 957 of the Internal Revenue Code of 1986, as amended, and (iii) the certificates representing all such Equity Interests (collectively, the “Pledged Equity Interests”),

(b) (i) the debt securities owned by it as of the Closing Date and listed opposite the name of such Grantor on Schedule A, (ii) any debt securities in the future issued to such Grantor and (iii) the promissory notes and any other instruments evidencing such debt securities, in each case including but not limited to debt securities owned by a Grantor and issued by another Grantor or a Subsidiary of a Grantor (collectively, the “Pledged Debt Securities”),

(c) subject to Section 3.6, all payments of principal or interest, dividends, cash, Chattel Paper, Instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above,

12

(d) subject to Section 3.6, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above, and

(e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) being collectively referred to as the “Pledged Collateral”).

3.2. Delivery of the Pledged Securities.

(a) On the Closing Date each Grantor will deliver to the Collateral Agent all Pledged Securities, Chattel Paper and Instruments then owned by it. Each Grantor agrees promptly (but in any event within twenty days after receipt thereof by such Grantor) to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities acquired by it after the Closing Date.

(b) Each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by any Person other than a Grantor (or any Subsidiary thereof) in principal amount in excess of $1,000,000 that is evidenced by a duly executed promissory note to be pledged and delivered to the Collateral Agent pursuant to the terms hereof

(c) Upon the delivery thereof to the Collateral Agent by any Grantor, (i) any Securities Collateral shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Collateral Agent and (ii) all other property comprising part of the Securities Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor. Each delivery of Securities Collateral shall be accompanied by a schedule describing the securities included therein, which schedule shall be attached hereto as part of Schedule A and made a part hereof, provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Securities Collateral. Each schedule so delivered shall supplement any prior schedules so delivered.

(d) If any Pledged Collateral is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall (i) cause the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Uncertificated Security in form and substance reasonably satisfactory to the Agents, and (ii) if necessary to perfect a security interest in such Uncertificated Security, cause such pledge to be recorded on the equity holder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Uncertificated Security under the terms hereof

3.3. Representations. Warranties and Covenants Related to Equity Interests. The Grantors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule A correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests and includes (i) all of the Equity Interests of each Person that is a direct

13

Domestic Subsidiary of such Grantor, and all of the Equity Interests up to 100% of the nonvoting and 66% of the voting Equity Interests of each Person that that is a Foreign Subsidiary of such Grantor and (ii) all of the debt securities and promissory notes held by each Grantor. No such Equity Interests are subject to prohibitions on assignment or encumbrance or to agreements that require or purport to require consent of or notice to any party in connection with the grant of a security interest thereon (including the exercise of remedies by the Collateral Agent with respect thereto) except for such consents that have been obtained and such notices have been given or Permitted Liens.

(b) In the case of Pledged Equity Interests and Pledged Debt Securities issued by any Grantor, such Pledged Equity Interests and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with, or transactions permitted by, the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Equity Interests indicated on Schedule A as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens created by this Agreement, Liens expressly permitted by the Credit Agreement and transfers made in compliance with the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by this Agreement, Liens expressly permitted by the Credit Agreement and transfers made in compliance with the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement), however arising, of all persons whomsoever.

(d) In the case of Pledged Collateral issued by any Grantor, except for restrictions and limitations imposed by the Loan Documents or securities laws generally, such Pledged Collateral is and will continue to be freely transferable and assignable, and none of such Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, voting trust, charter or by-law provisions or contractual restriction that prohibits the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder.

(e) Each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby contemplated.

(f) No consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to ensure the validity of the pledge of any Pledged Collateral issued by any Grantor effected hereby (other than such as have been obtained and are in full force and effect).

14

(g) By virtue of the execution and delivery by the Grantors of this Agreement, when any Collateral is delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected first priority Lien upon and security interest in such Collateral (subject only to Permitted Liens) as security for the payment and performance of the Grantor Obligations.

(h) If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Pledged Equity Interests in any issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Equity Interests, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same to the Collateral Agent in the exact form received, duly endorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power or similar instrument of transfer covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the respective Grantor’s Grantor Obligations. Any sums paid upon or in respect of the Pledged Equity Interests upon the liquidation or dissolution of any issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the respective Grantor’s Grantor Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Equity Interests or any property shall be distributed upon or with respect to the Pledged Equity Interests pursuant to the recapitalization or reclassification of the capital of any issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the respective Grantor’s Grantor Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Equity Interests shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the respective Grantor’s Grantor Obligations.

(i) In the case of each Grantor which is an issuer, such issuer agrees that (i) it shall be bound by the terms of this Agreement relating to the Pledged Equity Interests issued by it and shall comply with such terms insofar as such terms are applicable to it, and (ii) it shall notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 3.3(h) with respect to the Pledged Equity Interests issued by it. In addition, each Grantor which is either an issuer or an owner of any Pledged Equity Interest hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Collateral Agent and to the transfer of any Pledged Equity Interest to the Collateral Agent or its nominee following the occurrence and during the continuance of an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner, member or shareholder of the issuer of the related Pledged Equity Interest.

15

3.4. Certification of Limited Liability Company and Limited Partnership Interests. To the extent permitted by applicable laws save where any Grantor would suffer materially adverse consequences, each interest in any limited liability company or limited partnership, in each case controlled by any Grantor and pledged hereunder shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the UCC and shall be governed by Article 8 of the UCC.

3.5. Registration in Nominee Name Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, the name of its nominee (as pledgee or as subagent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. To the extent not prohibited by applicable law or contract, each Grantor will promptly give to the Collateral Agent copies of any material notices or other material communications received by it with respect to Pledged Collateral registered in the name of such Grantor. Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

3.6. Voting Rights Dividends and Interest.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Grantors that their rights under this Section 3.6 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents, provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) To the extent that the Collateral Agent is the registered owner thereof, the Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above (including for the purpose of reinstating any such rights and powers after the cure or waiver of any Event of Default).

(iii) Each Grantor shall be entitled to receive and retain any and all cash dividends, interest, principal and other cash distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in

16

accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws, provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a) of this Section 3.6, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.6 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.6 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 6.5. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.6 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, but after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph 3.6 of this Section 3.6, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.6 and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.6 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d) Any notice given by the Collateral Agent to the Grantors suspending their rights under paragraph 3.6 of this Section 3.6 (i) may be given by telephone if confirmed in writing within a reasonable time, (ii) may be given to one or more of the Grantors at the same or

17

different times and (iii) may suspend all or any portion of the rights of the Grantors under paragraph (a)(i), (a)(ii) or (a)(iii) (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Secured Parties that:

4.1. Representations in Credit Agreement. In the case of each Grantor, the representations and warranties set forth in the Credit Agreement as they relate to such Grantor or to the Loan Documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct, in all material respects, as of the date hereof except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of them as if they were fully set forth herein.

4.2. Title No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens or claims, including, without limitation, Liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as grantor under a security agreement entered into by another Person, except for Permitted Liens.

4.3. Name; Jurisdiction of Organization. etc. On the date hereof, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or, if different, its principal place of business are specified on Schedule 4.3 hereto. Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as specified on Schedule 4.3, no such Grantor has changed its name, jurisdiction of organization, chief executive office or, if different, its principal place of business or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past year and has not within the last four months become bound (whether as a result of merger or otherwise) as a grantor under a security agreement entered into by another person, which has not heretofore been (or on the date hereof will be) terminated, other than Liens expressly permitted under the Credit Agreement.

18

4.4. Inventory and Equipment. Any Inventory now or hereafter produced by any Grantor included in the Collateral has been and will be produced in material compliance with the requirements of all Applicable Laws and regulations, including the Fair Labor Standards Act, as amended.

4.5. Certain Investment Property and Deposit Accounts.

(a) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property and Deposit Accounts pledged by it hereunder, free of any and all Liens, except Permitted Liens.

(b) As of the date hereof, no Grantor has any Deposit Account, Securities Account or Commodity Account other than the accounts listed in Schedule 4.5(b).

4.6. Intentionally Omitted.

4.7. Intellectual Property.

(a) Schedule 4.7 sets forth a true, complete and correct list of (i) all Registered Intellectual Property , all material unregistered Trademarks and all material unregistered Copyrights in each case which are owned or exclusively licensed by a Grantor on the date hereof(indicating for each Registered item the registration or application number and the applicable filing jurisdiction); and (ii) all Intellectual Property Licenses. Except as set forth in Schedule 4.7, the applicable Grantor is the exclusive owner of the entire right, title and interest in and to, or has the right to use pursuant to a valid and enforceable Intellectual Property License, all Intellectual Property used in the conduct of its business as currently conducted, free and clear of any Liens other than Permitted Liens.

(b) Except as set forth in Schedule 4.7, on the date hereof, all Intellectual Property owned by a Grantor is subsisting, unexpired and has not been abandoned and to such Grantor’s knowledge, valid and enforceable and, to such Grantor’s knowledge, all material Intellectual Property licensed to a Grantor, is valid, enforceable, subsisting and unexpired and has not been abandoned. To such Grantor’s knowledge, neither the operation of such Grantor’s business as currently conducted nor the use of any Intellectual Property in connection therewith by any Grantor conflicts with, infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property rights of any other person.

(c) Except as set forth in Schedule 4.7 hereto, on the date hereof (i) none of the Intellectual Property used by a Grantor in the conduct of its business is the subject of any Intellectual Property License pursuant to which a Grantor is the licensor and (ii) there are no other Contracts which grant a Grantor the right to use any Intellectual Property.

(d) Except as set forth in Schedule 4.7, (i) no claim has been asserted or threatened against any of the Grantors that the use of any Intellectual Property by any Grantor does or may conflict with, infringe upon, misappropriate, dilute, misuse or otherwise violate the Intellectual Property rights of any other party; and (ii) no Grantor has received any demand, claim, notice, or inquiry from any Person in respect of the Intellectual Property used by such Grantor in the conduct of its business as currently conducted which challenges, threatens to

19

challenge or inquires as to whether there is any basis to challenge the validity or enforceability of, or the ownership by any such Grantor in, or the right of any Grantor to use, any such Intellectual Property, and no Grantor knows of any basis for any of the same;

(e) Except as set forth in Schedule 4.7, no holding, decision, decree, award, injunction, order or judgment has been rendered by any Governmental Authority or arbitrator in the United States or outside the United States which would limit or cancel the validity or enforceability of any Intellectual Property owned by a Grantor, or to such Grantor’s knowledge, any Intellectual Property licensed to a Grantor. Such Grantor is not aware of any unauthorized uses of any item included in the material Intellectual Property used in the conduct of its business as currently conducted that could reasonably be expected to lead to such item becoming invalid or unenforceable.

(f) Except as set forth in Schedule 4.7, no action, litigation, arbitration, opposition, cancellation, action, investigation or proceeding or proceeding is pending or to each Grantor’s knowledge, threatened against any of the Grantors on the date hereof (i) seeking to limit, cancel or question the ownership, registerability, use, validity or enforceability of any Intellectual Property used in the conduct of their businesses as currently conducted or any interest therein of any Grantor, (ii) alleging that any Intellectual Property owned or used by, services provided by, processes used by, or products manufactured or sold by such Grantor infringe, dilute, misappropriate or violate any patent, trademark, copyright, or any other intellectual property right of any other person, (iii) alleging that any Intellectual Property is being licensed or sublicensed in violation of any Intellectual Property or any other right of any other person, or (iv) which, if adversely determined, would have a Material Adverse Effect or would materially detract from the value of any Intellectual Property used by any Grantor in the conduct of its business as currently conducted.

(g) Except as set forth in Schedule 4.7, to such Grantor’s knowledge, no person is engaging in any activity that conflicts with, infringes upon, misappropriates, dilutes, misuses, otherwise violates or is otherwise engaged in any unauthorized use of, any Intellectual Property owned or licensed by a Grantor or upon the rights of such Grantor therein. Such Grantor has not granted any release, covenant not to sue, non-assertion assurance, or other right to any person with respect to any part of its Intellectual Property, other than as set forth in Schedule 4.7. The consummation of the transactions contemplated by this Agreement will not result in the termination, cancellation, abandonment, modification, limitation or impairment of any of a Grantor’s right in or to any material Intellectual Property owned or licensed by a Grantor.

(h) Except as set forth in Schedule 4.7, with respect to each material Intellectual Property License: (i) such license is valid and binding in full force and effect; (ii) such license will not cease to be valid, binding and in full force and effect on terms substantially the same as those currently in effect as a result of the rights and interests granted herein or in the Credit Agreement (including the enforcement of remedies), nor will the grant of such rights and interests constitute a breach or default under such license that would give the licensor or licensee a right to terminate or adversely modify the terms of such license; (iii) no party to any such license has given a Grantor notice of a material breach or default under any such license, which breach or default has not been cured, or of its intention to terminate or cancel any such license or

20

convert such license to a non-exclusive license or convert such license to run directly to a sublicensee; and (iv) such Grantor is not in material breach or default and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under any Intellectual Property License.

(i) No employee, independent contractor or agent of a Grantor or any Grantor’s predecessor in interest has failed to assign his or her rights (if any) in any Intellectual Property to Grantor or Grantor’s Predecessor (including right in to and under any patents, inventions and discoveries). To such Grantor’s knowledge, (i) none of the Trade Secrets owned by such Grantor have been used, divulged, disclosed or appropriated to the detriment of such Grantor; (ii) no employee, independent contractor or agent of such Grantor has misappropriated any Trade Secrets of any other person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (iii) no employee, independent contractor or agent of such Grantor is in material breach or default of any agreement relating to the protection, ownership, development, use or transfer of any Intellectual Property owned or licensed by a Grantor.

(j) Each Grantor has timely made all necessary filings, payments and recordations to protect its interest in the material Registered Intellectual Property, including in the United States, recordations of all its interest in the United States Patent and Trademark Office and the United States Copyright Office.

4.8. Letters of Credit and Letter of Credit Rights. No Grantor is a beneficiary or assignee under any Letter of Credit other than the Letters of Credit described on Schedule 4.8.

4.9. Intentionally Omitted.

4.10. Contracts. Schedule 4.10 sets forth all of the Material Contracts in which a Grantor has any right or interest.

(a) Except as set forth on Schedule 4.10 and subject to the provisions of Section 5.6(c) below, no such Material Contract prohibits assignment or encumbrance by such Grantor or requires or purports to require consent of, or notice to, any party (other than such Grantor) to any such Material Contract in connection with the execution, delivery and performance of this Agreement, including the exercise of remedies by the Collateral Agent with respect to such Material Contract, except for such consents that have been obtained and such notices that have been given which the Grantor believes, in its reasonable judgment, is usual and customary in transactions of such type.

(b) Each Material Contract is in full force and effect and constitutes a valid and legally enforceable obligation of each other party thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

21

(c) Neither a Grantor nor, to the Grantor’s knowledge, any of the other parties to the Material Contracts is in default in the performance or observance of any of the material terms thereof

(d) No amount payable to a Grantor under or in connection with any Material Contract is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Collateral Agent or constitutes Electronic Chattel Paper that is not under the Control of the Collateral Agent.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Obligations and Grantor Obligations shall have been paid in full, and all Commitments under the Credit Agreement shall have expired or been terminated:

5.1. Covenants in Credit Agreement. Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken by it or not taken by it, as the case may be, pursuant to the Credit Agreement, so that no Default or Event of Default is caused by its failure to take such action or to refrain from taking such action.

5.2. Payment of Obligations. At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not expressly permitted pursuant to the Credit Agreement, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization, provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

5.3. Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain each of the security interests created by this Agreement as a perfected security interest having at least the priority described in the Credit Agreement and shall defend such security interest against the claims and demands of all persons whomsoever.

(b) Such Grantor shall furnish to the Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Collateral Agent may request, in writing, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of

22

obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (i) the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property constituting Collateral and any other relevant Collateral, taking such actions necessary to enable the Collateral Agent to obtain control within the meaning of Section 8-106 of the UCC with respect thereto.

5.4. Notices. Such Grantor shall advise the Collateral Agent promptly, in reasonable detail, of:

(a) any Lien (other than any Permitted Lien) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b) of the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the value of the Collateral.

5.5. Intellectual Property.

(a) Each Grantor (either itself or through its licensees or Affiliates) shall (i) consistent with reasonable business judgment continue to use each Trademark that is Intellectual Property in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain, consistent with reasonable business judgment, the quality of products and services offered under each Trademark and take all commercially reasonable steps to ensure that all licensed users of such Trademark maintain quality standards as established by such Grantor, (iii) use reasonable efforts to use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the benefit of the Secured Parties, shall be entitled to obtain a perfected security interest in such mark pursuant to this Agreement and the Trademark Security Agreement, and (v) consistent with reasonable business judgment not (and shall use commercially reasonable efforts to not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark would be reasonably likely to become invalidated or impaired in any material way.

(b) Consistent with reasonable business judgment each Grantor (either itself or through its licensees or Affiliates) shall not do any act, or omit to do any act, whereby any Patent owned by a Grantor would be reasonably likely to become forfeited, abandoned or dedicated to the public.

(c) Consistent with reasonable business judgment each Grantor (either itself or through licensees or Affiliates) (i) will employ each Copyright owned by a Grantor and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of such Copyrights owned by a Grantor would be reasonably likely to become invalidated or otherwise impaired. Such Grantor shall not (either itself or through licensees) do any act which would be reasonably likely to cause any portion of the Copyrights owned by a Grantor to fall into the public domain.

23

(d) Each Grantor (either itself or through its licensees or Affiliates) agrees that it shall not knowingly do any act that uses any Intellectual Property to infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any other person

(e) Each Grantor shall use, and use commercially reasonable efforts to cause its licensees to use, proper statutory notice in connection with the use of the Intellectual Property owned by such Grantor.

(f) Each Grantor shall notify the Collateral Agent if it knows that any application or registration included in the Intellectual Property owned or licensed by a Grantor has become or is reasonably likely to become, forfeited, abandoned or dedicated to the public, or of any adverse determination of any Governmental Authority (including the institution of or any adverse determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding any Grantor’s ownership of or right to use, or the validity of, any such Intellectual Property or such Grantor’s right to register the same, to own and maintain the same or use the same.

(g) Promptly upon a Grantor’s acquisition or creation of any copyrightable work, patentable invention or, trademark, such Grantor shall apply for registration thereof with the United States Copyright Office, the United States Patent and Trademark Office and any other appropriate office unless with respect to copyrightable works and patentable inventions, such registration is, in accordance with commercially reasonable business judgment not appropriate. Whenever a Grantor, either by itself or through any agent, employee, licensee or designee, shall (i) file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country, union of countries or any political subdivision thereof (ii) with regard to any intent-to-use trademark or service mark, when an amendment to allege use or statement of use has been filed under 15 U.S.C. § 105 1(c) or 15 U.S.C. § 105 1(d) and accepted by the United States Patent and Trademark Office; or (iii) acquires or develops any Intellectual Property, such Grantor shall report such filing to the Collateral Agent within ten (10) days after such filing occurs. Upon request of the Collateral Agent, each Grantor shall within five (5) days of such request, execute and deliver, and have timely recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to effect, evidence, perfect or otherwise put on public record the Secured Parties’ security interest in any Copyright, Patent, Trademark or other Intellectual Property of such Grantor and in the case of a Trademark, the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(h) Each Grantor shall take all reasonably necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country, union of countries or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property owned by a Grantor including the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue, and renewal

24

applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(i) Each Grantor shall not, without the prior written consent of the Collateral Agent, discontinue use of or otherwise abandon any of its Intellectual Property, unless such Grantor shall have determined in accordance with commercially reasonable business judgment that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Grantor’s business and that the loss thereof could not reasonably be expected to have a Material Adverse Effect and, in any such case, such Grantor shall have given prompt notice of any such abandonment to the Collateral Agent in accordance herewith.

(j) In the event that any Grantor becomes aware that any Intellectual Property owned or exclusively licensed by a Grantor has been infringed, misappropriated, diluted or otherwise violated in any material respect by another party, such Grantor shall promptly notify the Collateral Agent and take such actions and cause its Affiliates to take such actions, as such Grantor shall reasonably deem appropriate under the circumstances or, subject to the terms of the Intellectual Property Licenses, as the Collateral Agent may reasonably request, to protect, maintain, enforce and preserve the full value of such Intellectual Property.

(k) Each Grantor agrees that, with regard to any intent-to-use trademark or service mark; when an amendment to allege use or statement of use has been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d) and accepted by the United States Patent and Trademark Office, and should it obtain an ownership interest in or license to use any item of Intellectual Property which is not owned by or licensed to any Grantor as of the date hereof (the “After-Acquired Intellectual Property”), (i) the provisions of Section 2 shall automatically apply thereto, (ii) any such After-Acquired Intellectual Property, and in the case of Trademarks, the goodwill of the business connected therewith or symbolized thereby, shall automatically become part of the Intellectual Property or Intellectual Property Licenses as applicable, and (iii) it shall give prompt (and, in any event within ten (10) days after such Grantor acquires such ownership interest or learns of such license, as applicable) written notice thereof to the Collateral Agent in accordance herewith in accordance with the terms herein.

(l) Each Grantor agrees to execute a Copyright Security Agreement, Patent Security Agreement or Trademark Security Agreement, as applicable, with respect to both its Intellectual Property and its After-Acquired Intellectual Property (in each case, that are owned or exclusively licensed by a Grantor and are registered or filed with a Governmental Authority) in order to record the security interest granted herein to the Collateral Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office, and any other applicable Governmental Authority.

(m) Each Grantor shall take all reasonably necessary steps to protect the secrecy of all material Trade Secrets.

(n) Each Grantor shall use commercially reasonably efforts to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property or any portion thereof In connection with such collections, each Grantor may take

25

(and, at the Collateral Agent’s reasonable direction, shall take) such action as such Grantor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default, to notify, or require such Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

5.6. Contracts.

(a) Each Grantor shall perform and comply with all its material obligations under the Material Contracts.

(b) Each Grantor shall deliver to the Collateral Agent a copy of each default notice or demand due to breach received by it relating in any way to any Material Contract and shall, concurrently with the delivery of each Quarterly Compliance Certificate, promptly provide the Administrative Agent with an updated Schedule 4. 10 to the Credit Agreement and deliver to the Collateral Agent a copy of such new Material Contract.

(c) Each Grantor agrees that it shall use all commercially reasonable efforts to not permit to become effective in any document creating any Material Contract, a provision that would prohibit the creation or perfection of, or exercise of remedies in connection with, a Lien on such Contract in favor of the of the Collateral Agent for the ratable benefit of the Secured Parties unless such Grantor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

5.7. Letter of Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit in an aggregate principal amount exceeding $5,000,000 now or hereafter issued in favor of such Grantor, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Grantor shall use commercially reasonable efforts, and pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, to either (a) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit or (b) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

5.8. Commercial Tort Claims. Each Grantor shall advise the Collateral Agent promptly of any material Commercial Tort Claim held by such Grantor and shall promptly execute a supplement to this Agreement in form and substance reasonably satisfactory to the Collateral Agent to grant a security interest in such Commercial Tort Claim to the Collateral Agent for the benefit of the Secured Parties.

5.9. Bailee Letters. If requested by Collateral Agent, each Grantor shall use its commercially reasonable efforts to obtain a Bailee Letter from all bailees who from time to time have possession of Collateral on anything other than a temporary basis.

26

SECTION 6. REMEDIAL PROVISIONS

6.1. Certain Matters Relating to Accounts.

(a) If required by the Collateral Agent at any time after the occurrence and during the continuance of a Default or an Event of Default, any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within one Business Day) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At the Collateral Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts that are included in the Collateral, including all customer agreements and invoices.

(c) If an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall forthwith upon receipt by such Grantor be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all of the respective Grantor’s Grantor Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.2. Communications with Obligors: Grantors Remain Liable.

(a) The Collateral Agent may, at any time after the occurrence and during the continuance of a Default or Event of Default, notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Account or Contract of the security interest of the Collateral Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Collateral Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Accounts and/or Contracts directly to the Collateral Agent.

(b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability

27

under any Account (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3. Pledged Equity Interests.

(a) If a an Event of Default shall occur and be continuing, the Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property constituting Collateral to its name or the name of its nominee or agent. In addition, the Collateral Agent shall have the right at any time that an Event of Default is continuing, to exchange any certificates or instruments representing any Investment Property constituting Collateral for certificates or instruments of smaller or larger denominations. In order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time request and each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth herein at any time an Event of Default is continuing.

(b) Each Grantor hereby authorizes and instructs each issuer of any Pledged Equity Interests pledged by such Grantor hereunder, and each issuer of Pledged Securities that is a Grantor hereunder hereby agrees, to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property constituting Collateral, including Pledged Equity Interests, directly to the Collateral Agent.

6.4. Control Agreements. If an Event of Default shall occur and be continuing, the Collateral Agent shall be entitled to issue entitlement orders, notices of control or similar notices under the Control Agreements to the extent of the Grantor’s interests therein. The Collateral Agent agrees not to issue any such notices unless and until an Event of Default has occurred and is continuing.

6.5. Application of Proceeds. If an Event of Default shall occur and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.6) constituting Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, whether or not held in any Collateral Account, in payment of the respective Grantor’s Grantor Obligations in accordance with Section 1.09 of the Credit Agreement.

28

6.6. Code and Other Remedies.

(a) If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted in this Agreement and in any other Loan Document, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived to the extent permitted by applicable law), may in such circumstances forthwith enter upon the premises of such Grantor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving such Grantor or any other Person notice and opportunity for a hearing on the Collateral Agent’s claim or action and may collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released to the extent permitted by applicable law. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor further acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent (i) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other

29

Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 6.6(a) is to provide non- exhaustive indications of what actions or omissions by the Collateral Agent would not be commercially unreasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.6(a). Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall have the right to the extent permitted by applicable law to enter onto the property where any Collateral is located and take possession thereof with or without judicial process.

(b) The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or the rights of the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements in accordance with the terms of the Credit Agreement, to the payment in whole or in part of the Obligations and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9-615(a) of the UCC, need the Collateral Agent account for the surplus, if any, to the respective Grantor. If the Collateral Agent sells any of the Collateral upon credit, the respective Grantor will be credited only with payments actually made by the purchaser and received by the Collateral Agent and applied to Indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the respective Grantor shall be credited with Proceeds of the subsequent sale if, and as when received. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder, except to the extent that such claims, damages and demands are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from primarily the gross negligence, willful misconduct or bad faith of such Secured Party.

30

6.7. Grant of License to Use Intellectual Property. Solely for the purpose of enabling, and to the extent reasonably necessary to enable the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, a nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors), subject, in the case of Trademarks, to sufficient rights of quality control and inspection in favor of such Grantor, to use any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof The use of such license by the Collateral Agent may be exercised, at the sole discretion of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default.

6.8. Deficiency. Each Grantor shall remain liable for any deficiency if the Proceeds of any sale or other disposition of the Collateral are insufficient to pay its Grantor Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency in accordance with the terms of the Credit Agreement.

SECTION 7. THE COLLATERAL AGENT

7.1. Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence, protect, perfect, maintain and preserve the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

31

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

The Collateral Agent agrees that, except as provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement and promptly give notice to such Grantor of such action.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable at the Interest Rate payable when a Default or Event of Default has occurred and is continuing under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand and if not paid, shall be included in Participating Lender Expenses under the Credit Agreement.

32

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2. Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in- fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from their own gross negligence, bad faith or willful misconduct.

7.3. Execution of Financing Statements and Mortgages. Each Grantor acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, each Grantor authorizes the Collateral Agent to file or record financing or continuation statements, and amendments thereto, mortgages and other filing or recording documents or instruments with respect to the Collateral, without the signature of such Grantor, in such form and in such offices as the Collateral Agent determines appropriate to perfect or maintain the perfection of the security interests of the Collateral Agent under this Agreement. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security Documents or as “all assets” or “all personal property,” whether now owned or hereafter existing or acquired or such other description as the Collateral Agent, in its sole judgment, determines is necessary or advisable. If permitted by applicable law, a photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction where so permitted.

7.4. Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto

33

as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5. Appointment of Co-Collateral Agents. At any time or from time to time, in order to comply with any Requirement of Law, the Collateral Agent may appoint (after consulting with the Borrower) another bank or trust company or one of more other persons, either to act as co-agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Collateral Agent, include provisions for indemnification and similar protections of such co-agent or separate agent).

SECTION 8. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS;

TERMINATION AND RELEASES

8.1. Continuing Security Interest.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Grantor Obligations, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns for the benefit and on behalf of the Secured Parties. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full in cash of all Grantor Obligations, the security interest granted hereby shall terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Collateral Agent shall, at Grantors’ expense, reasonably promptly upon request by Grantor, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence the termination of such security interests and liens.

8.2. Termination of Security Interest.

If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of such Grantor, a Grantor Subsidiary shall be released from its obligations hereunder in the event that all the Capital Stock or substantially all of the assets of such Grantor Subsidiary shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement (including by way of merger or consolidation). In the event that any Subsidiary is released from its obligations hereunder pursuant to this Article 8, any Mortgage granted by such Subsidiary to the Collateral Agent shall also be released.

34

8.3. Reinstatement. Notwithstanding anything to the contrary contained herein, this Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Grantor Obligations or any other Obligations under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Grantor Obligations all other Obligations under the Loan Documents shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 9. MISCELLANEOUS

9.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Grantor and the Collateral Agent, subject to any Lender consents required under the Credit Agreement; provided that any provision of this Agreement imposing obligations on any Grantor may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent.

9.2. Notices. All notices, requests and demands to or upon the Collateral Agent shall be addressed to it at the address specified in the Credit Agreement and as to any Grantor hereunder shall be addressed to it at the address of the Borrower specified in the Credit Agreement.

9.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument entered into in accordance with the requirements of the Credit Agreement), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4. Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay or reimburse each Secured Party for all its out-of-pocket costs and expenses incurred in enforcing or preserving any rights under this Agreement and the other Loan Documents, including the out-of-pocket fees and disbursements of counsel to the Secured Parties and of counsel to the Collateral Agent, in each case, in accordance with the terms of, and subject to, the Credit Agreement.

35

(b) Each Grantor agrees to pay, and to hold each Secured Party harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor agrees to pay, and to hold each Secured Party harmless from, any and all Participating Lender Expenses under the Credit Agreement.

(d) The agreements in this Section 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that, except as expressly permitted by the terms of the Credit Agreement, no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, and any attempted assignment without such consent shall be null and void.

9.6. Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off, appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.

9.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

36

9.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof

9.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents. In the event that a provision of this Agreement is in direct conflict with a similar provision of the Credit Agreement and the two provisions cannot be reconciled, the term in the Credit Agreement shall govern.

9.11. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE PERFECTION OF ANY SECURITY INTEREST HEREUNDER, OR ANY REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE PURSUANT TO MANDATORY CHOICE OF LAW RULES GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN NEW YORK.

9.12. Submission to Jurisdiction: Waivers. Each party hereto irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York in the borough of Manhattan, County of New York or of the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower, on behalf of itself and each Grantor, hereby irrevocably accepts in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower, for itself and on behalf of each Grantor, further irrevocably consents to the service of process out of any of the aforementioned courts and in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices set forth in the Credit Agreement, such service to become effective five (5) days after such mailing. Nothing herein shall affect the right of the Lenders or the Agents to service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any Grantor in any other jurisdiction. The Borrower, for itself and on behalf of each Grantor, hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the jurisdiction or laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

37

9.13. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties; and

(d) it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Collateral Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

9.14. Additional Grantors. (a) Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Counterparty Agreement in form and substance reasonably satisfactory to the Agents.

9.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Signature Page Follows]

38

IN WITNESS WHEREOF, each of the undersigned has caused this Security and Pledge Agreement to be duly executed and delivered as of the date first written above.

GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation, as Borrower

By:
Name:
Title:

DELTAK CONSTRUCTION SERVICES, INC., a Wisconsin corporation, as a Grantor

By:
Name:
Title:

DELTAK, L.L.C., A Delaware limited liability company, as a Grantor

By:
Name:
Title:

BRADEN MANUFACTURING, L.L.C., A Delaware limited liability company, as a Grantor

By:
Name:
Title:

BRADEN CONSTRUCTION SERVICES, INC., A Delaware corporation, as a Grantor

By:
Name:
Title:

[Signature Page to Security and Pledge Agreement]

GLOBAL POWER PROFESSIONAL SERVICES, L.LC., A Delaware limited liability company, as a Grantor

By:
Name:
Title:

WILLIAMS INDUSTRIAL SERVICES GROUP, L.LC., a Delaware limited liability company, as a Grantor

By:
Name:
Title:

WILLIAMS PLANT SERVICES, LLC, a Georgia limited liability company, as a Grantor

By:
Name:
Title:

WSSERVICES, LP, a California limited partnership, as a Grantor

By:
Name:
Title:

WILLIAMS SPECIALTY SERVICES, LLC, a Georgia limited liability company, as a Grantor

By:
Name:
Title:

WILLIAMS INDUSTRIAL SERVICES,
LLC, a Georgia limited liability company, as a
Grantor

By:
Name:
Title:

[Signature Page to Security and Pledge Agreement]

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By:
Name:
Title:

[Signature Page to Security and Pledge Agreement]

CREDIT AGREEMENT

Exhibit M

[Form of] Global Inter-Company Note

CREDIT AGREEMENT

EXHIBIT M

FORM OF GLOBAL INTERCOMPANY NOTE

This Note, and the obligations of each Person set forth on Schedule A hereto, in its capacity as Payor (collectively, the “Payor”) hereunder, shall be subordinate and junior in right of payment to all Senior Indebtedness (as defined in Section 1.07 of Annex A hereto) on the terms and conditions set forth in Annex A hereto, which Annex A is herein incorporated by reference and made a part hereof as if set forth herein in its entirety. Annex A shall not be amended, modified or supplemented without the written consent of the Required Lenders (as defined in the Credit Agreement referred to below).

New York, New York

January     , 2008

FOR VALUE RECEIVED, each Person set forth on Schedule A hereto from time to time, in its capacity as Payor (individually or collectively, as the context may require, a “Payor”), hereby promises to pay on demand to the order of each other Person set forth on Schedule A hereto or its assigns (individually or collectively, as the context may require, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as the applicable Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by the applicable Payee to the applicable Payor; provided that such amounts shall not exceed the applicable amounts set forth in Section 8.02(d) of the Credit Agreement.

The applicable Payor also promises to pay interest on the unpaid principal amount hereof in like money at said location from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by the applicable Payor and the applicable Payee.

Upon the earlier to occur of (x) the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the applicable Payor or (y) any exercise of remedies (including the termination of the Total Commitment) pursuant to Section 11 of the Credit Agreement referred to below, the unpaid principal amount of all loans and advances evidenced by this Note hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note, in each case subject to the subordination provisions set forth above and in Annex A hereto.

This Note is the Global Intercompany Note referred to in the Credit Agreement (as amended, restated, modified, and/or supplemented, extended or renewed from time to time, the “Credit Agreement”), dated as of January 18, 2008 among Global Power Equipment Group Inc., (the “Borrower”) as Borrower, certain subsidiaries of the Borrower as Guarantor, the lenders from time to time party thereto (the “Lenders”), The CIT Group/Business Credit Inc., as Syndication Agent, General Electric Capital Corporation, as Documentation Agent, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Morgan Stanley & Co. Incorporated as collateral agent (in such capacity, the “Collateral Agent”) and is subject to the terms thereof, and shall be pledged by the applicable Payee pursuant to the Pledge Agreement (as defined in the Credit Agreement). The applicable Payor hereby acknowledges and agrees that the Pledgee (as defined in the Pledge Agreement) may, pursuant to the Pledge Agreement as in effect from time to time, exercise all rights provided therein with respect to this Note].

Exhibit M

The applicable Payee shall record all loans and advances made by it to the applicable Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

The applicable Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Any Subsidiary (as defined in the Credit Agreement) of the Borrower that wishes to become, or is required pursuant to the terms of the Credit Agreement to become, a party to this Note after the date hereof shall become a Payor or Payee, as applicable, hereunder by executing a counterpart hereof or a joinder agreement (which joinder agreement is in form and substance satisfactory to the Collateral Agent) and delivering same to the Collateral Agent. Each party to this Note on the date hereof agrees that any such Subsidiary shall, at the time it becomes a Payor or Payee pursuant to the foregoing provisions, be treated as if it were an original party hereto.

Exhibit M

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Global Power Equipment Group Inc.

By:
Name:
Title:

Global Power Professional Services, L.L.C.

By:
Name:
Title:

Braden Manufacturing, L.L.C.

By:
Name:
Title:

Braden Construction Services, Inc.

By:
Name:
Title:

Exhibit M

Deltak Construction Services, Inc.

By:
Name:
Title:

Deltak, L.L.C.

By:
Name:
Title:

Williams Industrial Services Group, L.L.C.

By:
Name:
Title:

Williams Industrial Services, LLC

By:
Name:
Title:

Exhibit M

Williams Specialty Services, LLC

By:
Name:
Title:

Williams Plant Services, LLC

By:
Name:
Title:

WSServices, LP

By:
Name:
Title:

Braden Manufacturing. SA de CV

By:
Name:
Title:

Exhibit M

Braden-Europe BV

By:
Name:
Title:

Braden Power Equipment (Shanghai) Co., Ltd.

By:
Name:
Title: